    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1997



                                                      REGISTRATION NO. 333-11383

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1

                                  ON FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           CITYSCAPE FINANCIAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                     DELAWARE                                          11-2994671
          (STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)


                                565 TAXTER ROAD
                         ELMSFORD, NEW YORK 10523-5200
                                 (914) 592-6677
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            JONAH L. GOLDSTEIN, ESQ.
                                GENERAL COUNSEL
                           CITYSCAPE FINANCIAL CORP.
                                565 TAXTER ROAD
                         ELMSFORD, NEW YORK 10523-5200
                                 (914) 592-6677
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------


                                   COPIES TO:



             SEAN P. GRIFFITHS, ESQ.                            DAVID J. JOHNSON, JR., ESQ.
           GIBSON, DUNN & CRUTCHER LLP                            ANDREWS & KURTH, L.L.P.
                 200 PARK AVENUE                                  601 S. FIGUEROA STREET
            NEW YORK, NEW YORK 10166                           LOS ANGELES, CALIFORNIA 90017
                 (212) 351-4000                                       (213) 896-3100
           (FACSIMILE) (212) 351-4035                           (FACSIMILE) (213) 896-3137


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.


    If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]



    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box: [X]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering.  [ ]   __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ]   __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE



------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF
SECURITIES REGISTERED                      AMOUNT TO BE   PROPOSED MAXIMUM PROPOSED MAXIMUM    ADDITIONAL
                                            REGISTERED     OFFERING PRICE     AGGREGATE        AMOUNT OF
                                                            PER UNIT(1)        OFFERING       REGISTRATION
                                                                               PRICE(1)          FEE(2)
------------------------------------------------------------------------------------------------------------
6% Convertible Subordinated
  Debentures............................   $79,380,000          100%         $79,380,000         $1,145
------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...........   3,024,000(3)         N/A              N/A              N/A
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (i) of Regulation C under the Securities Act of 1933.


(2) Upon the initial filing of this registration statement on September 4, 1996, a filing fee of $26,069 was paid based upon the then proposed maximum aggregate offering price of $75,600,000.


(3) Represents the maximum number of shares of Common Stock presently issuable upon conversion of the Debentures being registered hereunder at a conversion price of $26.25 per share. If issued, such shares of Common Stock will be issued for no additional consideration and, therefore, no registration fee will be required.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION


                                JANUARY 30, 1997



                                  $79,380,000

 LOGO
                     6% CONVERTIBLE SUBORDINATED DEBENTURES

                                DUE MAY 1, 2006
                    (INTEREST PAYABLE MAY 1 AND NOVEMBER 1)

                                      AND

                        3,024,000 SHARES OF COMMON STOCK

                            ------------------------


     This Prospectus relates to the public offering from time to time by certain selling security holders (the "Selling Security Holders") of up to $79,380,000 (the "Offered Debentures") aggregate principal amount of 6% Convertible Subordinated Debentures due May 1, 2006 (the "Debentures") of Cityscape Financial Corp., a Delaware corporation (the "Company"), and the shares of common stock, par value $0.01 per share, of the Company (the "Common Stock" and, together with the Debentures, the "Securities") that are issuable upon conversion of the Debentures. The Debentures are convertible into a maximum of 3,024,000 shares of Common Stock at a conversion price of $26.25 per share, subject to adjustment in certain circumstances, at any time prior to redemption or maturity. See "Description of Debentures." The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "CTYS." The closing price of the Common Stock as reported on Nasdaq on January 29, 1997 was $28.88 per share. See "Description of Capital Stock."


     Interest on the Debentures is payable semi-annually in arrears on each May 1 and November 1, commencing November 1, 1996, and the Debentures will mature on May 1, 2006, unless previously redeemed. See "Description of Debentures."

     The Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after May 15, 1999, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In the event of a Change of Control (as defined herein), each holder of the Debentures will have the right to cause the Company to repurchase the Debentures, in whole but not in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the repurchase date. See "Description of Debentures -- Redemption" and "-- Change of Control."


     The Debentures are general unsecured obligations of the Company, subordinated to all existing and future Senior Indebtedness (as defined herein), which at December 31, 1996 aggregated $252.7 million. See "Description of Debentures."


     THE DEBENTURES AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION REVIEWED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The Company will not receive any proceeds from this offering. The aggregate proceeds to the Selling Security Holders from the sale of the Securities will be the offering price of the Securities sold, less applicable agents' commissions and underwriters' discounts, if any. The Company will pay all expenses incident to the preparation and filing of this registration statement for the Securities under federal and state securities laws. The Selling Security Holders may sell the Securities from time to time on terms to be determined at the time of sale, either directly or through agents designated from time to time or dealers or underwriters designated from time to time. To the extent required, the principal amount of Offered Debentures or the number of shares of Common Stock to be sold, the offering price thereof, the name of each Selling Security Holder and each agent, dealer and underwriter, if any, and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."


     There has been no public market for the Debentures prior to the offering hereby.


     SEE "RISK FACTORS" BEGINNING ON PAGE 10 HEREOF FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES.

                            ------------------------


                THE DATE OF THIS PROSPECTUS IS JANUARY   , 1997

                             AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (referred to herein, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information relating to the Securities and to the Company, reference is made to the Registration Statement.


     The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1025, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding the Company at (http://www.sec.gov).


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The following documents have been filed with the Commission and are hereby incorporated by reference:



          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (as amended on November 4, 1996 and January 30, 1997).



          2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 (as amended on September 27, 1996, November 19, 1996 and January 30, 1997) and September 30, 1996 (as amended on January 30, 1997).



          3. The Company's Current Reports on Form 8-K, filed on March 14, 1996, April 9, 1996, May 2, 1996, May 3, 1996 (as amended on September 27, 1996 and January 30, 1997), and June 28, 1996 (as amended on August 28, 1996, September 11, 1996, September 27, 1996 and January 30, 1997).



          4. The Company's description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on December 1, 1995.



     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the Registration Statement of which this Prospectus forms a part and prior to the termination of the offering of the Securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to the Company's Secretary at 565 Taxter Road, Elmsford, New York 10523.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Cityscape Financial Corp., a Delaware corporation ("Cityscape" or the "Company"), is a consumer finance company engaged in the business of originating, purchasing, selling and servicing mortgage loans secured primarily by one- to four-family residences. The Company originates and purchases loans in the US through its subsidiary Cityscape Corp., a New York corporation ("CSC"), using a network of independent mortgage brokers and loan correspondents, and in the United Kingdom (excluding Northern Ireland, the "UK") through its indirect subsidiary City Mortgage Corporation Limited also using a network of independent mortgage brokers. The majority of the Company's loans are made to owners of single family residences who use the loan proceeds for such purposes as debt consolidation, financing of home improvements and educational expenditures. The Company focuses on lending to individuals who have impaired or unsubstantiated credit histories and/or unverifiable income and require or seek a high degree of personalized service and prompt response to their loan applications. As a result, the Company's customers generally are not averse to paying the higher interest rates that the Company charges for its loan programs as compared to the interest rates charged by conventional mortgage sources. Because its customers generally borrow for reasons other than the purchase of homes, the Company believes that it is not as dependent as traditional mortgage bankers on general levels of home sales and refinancing activity.


     In the US, the Company originates and purchases loans principally through two channels: (i) originations through an extensive network of independent mortgage brokers utilizing the Company's New York headquarters and four regional processing offices located in California, Georgia, Illinois and Virginia; and
(ii) purchases on a flow basis through its Wholesale Loan Acquisition Program from selected financial institutions and mortgage bankers known as loan correspondents. The Company originates loans through a network of independent mortgage brokers in 42 states and the District of Columbia, with its highest producing broker accounting for 1.6% of the total US origination and purchase volume for the nine months ended September 30, 1996. The Company strives to process each loan application received from mortgage brokers as quickly as possible in accordance with the Company's loan application approval procedures. Accordingly, most loan applications receive preliminary decisions within 24 hours of receipt and most accepted applications are funded within 15-25 days thereafter. Loans purchased on a flow basis in the Wholesale Loan Acquisition Program are originated by loan correspondents in accordance with the Company's underwriting guidelines and purchased as complete loan packages. The highest producing loan correspondent in the Wholesale Loan Acquisition Program accounted for 8.4% of the total US origination and purchase volume for the nine months ended September 30, 1996.



     As the Company has expanded the channels through which it originates and purchases loans, it has also broadened the types of loans it offers. The Company offers a wide range of loan products in the US, including fixed and adjustable rate residential mortgage loans for refinancing, educational, home improvement and debt consolidation purposes, fixed and adjustable rate purchase money mortgage loans and mortgage loans on small multi-family and mixed-use properties (collectively, "Core Products"). The Company also offers conventional home improvement loans, jumbo loans, Sav*-A-Loans(R) (loans to homeowners with little or no equity in their property but who possess a favorable credit profile and debt-to-income ratio) and, to a lesser extent, Title I home improvement loans partially insured by the US Department of Housing and Urban Development (collectively, "Specialty Products"). For 1995 and the first nine months of 1996, the average principal balances of the Company's loans in the US were $69,551 and $64,132, respectively, the weighted average interest rate on such loans were 11.9% and 11.8%, respectively, and the weighted average initial loan-to-value ratios on the Core Products were 66.4% and 72.1%, respectively.

     In May 1995, the Company commenced its UK operations with the formation of City Mortgage Corporation Limited ("CSC-UK"), an English corporation that originates, sells and services loans in England, Scotland and Wales. The UK market for the type of loans the Company produces is highly fragmented and, for a variety of reasons, underserved by conventional lenders as compared to the US market. In the UK, the Company originates loans through a network of independent mortgage brokers and, to a lesser extent, through direct marketing to occupants of government-owned residential properties. The Company has entered into contracts with 45 of its UK brokers, including several of its highest producing brokers, which grant the Company a right of first refusal on all loan applications that meet specified underwriting criteria. To further increase its loan origination volume and market share in the UK, the Company also recently acquired J&J Securities Limited ("J&J") and Heritable Group Limited ("Heritable"), two UK-based mortgage bankers (referred to respectively as the "J&J Acquisition" and the "Heritable Acquisition"). The J&J Acquisition has provided the Company with greater strength in the second lien loan market, additional experienced management personnel and a greater share of the fragmented UK market through additional broker relationships and the expansion of product offerings. J&J's loans are generally second lien mortgage loans with lower loan-to-value ratios, higher interest rates, smaller principal loan balances and higher delinquency experience than the loans traditionally originated by CSC-UK. The Heritable Acquisition represents an expansion of new product types offered to a higher credit quality borrower and that are complementary to the Company's other UK business. Heritable's loans are generally second lien mortgage loans with higher loan-to-value ratios, lower interest rates, smaller principal loan balances and lower delinquency experience than the loans traditionally originated by CSC-UK. For 1995 and the first nine months of 1996, the average principal balances of the Company's loans in the UK were $43,120 and $16,240, respectively, the weighted average initial loan-to-value ratios on such loans were 49.0% and 52.3%, respectively, and the weighted average interest rates on such loans were 16.4% and 16.7%, respectively. Data for the first nine months of 1996 reflect the loans acquired in the J&J Acquisition and the Heritable Acquisition.


     The Company sells its loans primarily in the secondary market through securitizations in order to maximize profitability and reduce its exposure to fluctuations in interest rates. To a lesser extent, the Company sells its loans through whole loan sales to achieve greater liquidity. Through 1994, the Company sold virtually all of its loan production on a whole loan sale basis in private placements to a variety of institutional purchasers. Since 1995, however, the Company has sold a substantial portion of its loan production in securitizations. The Company completed its first US securitization in March 1995 and its first UK securitization in March 1996. Each of the Company's US securitizations has been credit-enhanced by insurance provided by a monoline insurance company to receive ratings of "Aaa" from Moody's Investor Services, Inc. and "AAA" from Standard & Poor's Ratings Group. The Company funds its originations and purchases through warehouse lines of credit and a standby facility in the US and purchase and sale facilities in the US and the UK into which it sells the loans it originates and purchases prior to their securitization. The Company intends to continue to sell loans primarily through securitizations and, subject to market conditions, through whole loan sales.


     The Company retains the servicing rights to substantially all loans it originates or purchases. Loan servicing involves the collection of payments due under a loan, the monitoring of the loan, the remitting of payments to the holder of the loan, the furnishing of reports to such holder and the enforcement of the lender's rights, including attempting to recover delinquencies and instituting loan foreclosures. As of September 30, 1996, the Company was servicing an aggregate of $1.2 billion of US loans, including $54.6 million of loans as master servicer and $18.2 million as contract servicer, and an aggregate of $411.1 million of UK loans. At December 31, 1995 and September 30, 1996, the Company's ratios of delinquent loans (one or more payments 30 or more days past due) to loans serviced by dollar amount were 3.9% and 7.8%, respectively, on its US loan portfolio and 8.6% and 16.3%, respectively, on its UK loan portfolio. The Company has not experienced material loan losses in part because its loan portfolio has been characterized by relatively low initial loan-to-value ratios. Because the Company only expanded into the business of loan servicing in the US during the last two years and in the UK in May 1995, the Company's loan portfolios are relatively unseasoned. The Company believes that over time its delinquency and loan loss experience will increase as its loan portfolio matures. The Company has reserved for loan losses in amounts which it believes to be adequate to cover potential losses for the credit risks it retains on the loans in its servicing portfolio. Management believes that the business of loan servicing provides an additional and profitable revenue stream and one that is less cyclical than the business of originating and purchasing loans.


     The Company's business strategy includes (i) geographic expansion throughout the US, (ii) growth through selected acquisitions, (iii) further development and expansion of its UK operations, (iv) introduction and expansion of new products, (v) expansion of its Wholesale Loan Acquisition Program, (vi) maximization of independent mortgage broker relationships and (vii) maintenance of underwriting standards and infrastructure to continue to service its increasing loan portfolio effectively.



                                  THE OFFERING



     The following summary of certain terms of the Debentures is not complete and is qualified by all of the terms contained in the Debentures and in the Indenture (as defined herein). For a more detailed description of the terms of the Securities, see "Description of Debentures" and "Description of Capital Stock."



Securities Offered.........  $79,380,000 aggregate principal amount of 6%
                             Convertible Debentures due 2006.



Maturity Date..............  May 1, 2006.



Coupon.....................  6% per annum, payable semi-annually in arrears on each May 1 and November 1.



Conversion Rights..........  The Debentures are convertible prior to redemption or maturity, at the holder's option, into shares of Common Stock at a conversion price of $26.25 per share (equivalent to approximately 38 shares of Common Stock for each $1,000 principal amount of Debentures).


Use of Proceeds............  The Company will not receive any proceeds from the sale of the Securities offered hereby.


Ranking....................  The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and other liabilities of the Company's subsidiaries.



Change of Control..........  Each holder will have the option to cause the
                             Company to purchase its Debentures, in whole but not in part, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon through the date of repurchase, following a Change of Control (as defined herein). There can be no assurance that the Company will be able to repurchase the Debentures upon a Change of Control. See "Description of Debentures -- Change of Control."



Optional Redemption........  The Debentures may be redeemed, at the option of the Company, in whole or in part, at any time on or after May 15, 1999 at the following redemption prices (expressed as percentages of the principal amount), in each case together with accrued and unpaid interest to the date fixed for redemption:

                                                 IF REDEEMED
                                                  DURING THE
                                               PERIOD BEGINNING                 REDEMPTION PRICE
                                              -----------------                 ----------------
                                May 15, 1999..................................     103%
                                May 1, 2000...................................     102%
                                May 1, 2001...................................     101%
                                May 1, 2002 and thereafter....................     100%



                             The Debentures may also be redeemed at the option of the Company, in whole but not in part, at a redemption price of 100% of their principal amount plus accrued and unpaid interest through the date of such redemption upon the occurrence of certain changes in the law, rules, regulations or rulings in the US, as a result of which the Company would be required to pay Additional Amounts (as defined herein).



Mandatory Redemption.......  Except to the extent necessary to avoid certain reporting requirements with regard to United States Aliens, the Company is not required to make any mandatory redemption or annual sinking fund payments.



Payment of Additional
  Amounts..................  The Company will pay to any United States Alien
                             Additional Amounts in respect of or on account of any present or future tax, assessment or governmental charge imposed upon the occurrence of certain changes in the law, rules, regulations or rulings related to US federal income tax.



Restriction on
Consolidation, Merger or
  Sale of Assets...........  The Company may not consolidate with, merge into or transfer all or substantially all of its assets to another person unless (i) such person assumes all the obligations the Company under the Debentures and the Indenture, (ii) no Default or Event of Default shall have occurred and be continuing or shall occur after giving pro forma effect to such transaction and (iii) such person is a US corporation.



Listing....................  The Debentures are listed on the Luxembourg Stock
                             Exchange and certain of the Debentures are designated for trading on the Private Offering, Resales and Trading through Automatic Linkages System of the National Association of Securities Dealers, Inc. ("PORTAL"). The Common Stock is traded on Nasdaq under the symbol "CTYS."


                                  RISK FACTORS

     See "Risk Factors" for a description of certain factors that should be considered carefully in evaluating an investment in the Securities offered hereby.


     Except as otherwise noted, all information in this Prospectus reflects the 100% stock dividends paid in September 1995 and in July 1996. Except as otherwise specified, all information in this Prospectus regarding outstanding shares excludes 1,998,279 shares of Common Stock reserved for issuance upon exercise of outstanding options, including 138,000 shares under the Company's 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan"), and 1,850,200 shares under the Company's 1995 Stock Option Plan (the "Stock Option Plan") and 10,079 shares under the Company's 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") (the Directors Plan, the Stock Option Plan and the Stock Purchase Plan are collectively referred to as the "Plans"). See "Description of Capital Stock." Unless otherwise specified, all references in this Prospectus to "$" are to United States dollars and all references to "L" are to British Pounds Sterling. Unless otherwise specified, translation of amounts from British Pounds Sterling to United States dollars has been made in this Prospectus using exchange rates at the end of the period for which the relevant statements are prepared for balance sheet items and the weighted average exchange rates for the relevant period for statement of operation items, each based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). At January 29, 1997, the Noon Buying Rate was L1.00 = $1.62.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The summary consolidated financial and other data set forth below should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," including the discussion of the restatements of the Company's financial statements for the quarter ended June 30, 1996, appearing elsewhere in this Prospectus.



                                                                                             COMPANY
                                                                  --------------------------------------------------------------
                                               CSC(1)
                                     --------------------------                                          NINE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                      YEAR ENDED DECEMBER 31,     ------------------------------   -----------------------------
                                     --------------------------                        PRO FORMA                       PRO FORMA
                                      1991      1992      1993    1994(2)    1995       1995(3)     1995      1996      1996(4)
                                     ------    ------    ------   -------   -------    ---------   -------   -------   ---------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Gain on sale of loans............. $  792    $1,005    $2,088   $ 5,691   $38,198     $38,198    $23,772   $98,637   $ 98,637
  Mortgage origination
    income..........................  1,389     1,251     1,455     2,551     2,963       2,963      2,220     2,659      2,659
  Interest income...................    718       612       536     1,900     6,706      13,837      3,670    16,981     19,893
  Servicing income..................     --        --        --       414       777         777        309     2,401      2,901
  Earnings from partnership
    interest........................     --        --        --       391       482         482        750       260        260
  Other.............................    317       131       378       227       385       5,194        121     4,563      5,689
                                     ------    ------    ------   -------   -------     -------    -------   --------
    Total revenues..................  3,216     2,999     4,457    11,174    49,511      61,451     30,842   125,501    130,039
                                     ------    ------    ------   -------   -------     -------    -------   --------
Costs and expenses:
  Salaries and employee benefits....  1,276     1,188     1,939     4,280    12,165      17,983      7,910    25,288     28,744
  Other costs and expenses..........  1,737     1,718     2,195     5,041    14,581      32,604      8,430    40,607     47,908
                                     ------    ------    ------   -------   -------     -------    -------   --------
    Total expenses..................  3,013     2,906     4,134     9,321    26,746      50,587     16,340    65,895     76,652
                                     ------    ------    ------   -------   -------     -------    -------   --------
Earnings before minority interest,
  income taxes and extraordinary
  item..............................    203        93       323     1,853    22,765      10,864     14,502    59,606     53,387
  Minority interest.................     --        --        --        --     2,379          --      2,379        --         --
                                     ------    ------    ------   -------   -------     -------    -------   --------
Earnings before income taxes and
  extraordinary item................    203        93       323     1,853    20,386      10,864     12,123    59,606     53,387
Provision for income taxes..........      5         3         8     1,450(5)   8,515      3,009      4,910    24,792     21,726
                                     ------    ------    ------   -------   -------     -------    -------   --------
Earnings before extraordinary
  item..............................    198        90       315       403    11,871       7,855      7,213    34,814     31,661
Extraordinary item..................     --        --        --        --      (296)(6)     (296)       --        --         --
                                     ------    ------    ------   -------   -------     -------    -------   --------
Net earnings........................ $  198    $   90    $  315   $   403   $11,575     $ 7,559    $ 7,213   $34,814   $ 31,661
                                     ======    ======    ======   =======   =======     =======    =======   ========
Earnings per share before
  extraordinary item................ $ 0.01    $ 0.01    $ 0.02   $  0.02   $  0.50     $  0.30    $  0.32   $  1.14   $   1.02
Extraordinary item (per share)......     --        --        --        --     (0.01)(6)    (0.01)       --        --         --
                                     ------    ------    ------   -------   -------     -------    -------   --------
Earnings per share:
    Primary......................... $ 0.01    $ 0.01    $ 0.02   $  0.02   $  0.49     $  0.29    $  0.32   $  1.14   $   1.02
                                     ======    ======    ======   =======   =======     =======    =======   ========
    Fully diluted...................    N/A       N/A       N/A       N/A       N/A         N/A        N/A   $  1.11   $   0.99
                                     ======    ======    ======   =======   =======     =======    =======   ========
    Weighted average shares
      outstanding:
      Primary....................... 20,000    20,000    20,000    20,560    23,838      25,985     22,417    30,431     31,078
                                     ======    ======    ======   =======   =======     =======    =======   ========
      Fully diluted.................    N/A       N/A       N/A       N/A       N/A         N/A        N/A    33,424     34,071
                                     ======    ======    ======   =======   =======     =======    =======   ========
    Supplemental earnings
      per share.....................                                                    $  0.29(7)
                                                                                        =======
    Supplemental weighted average
      shares outstanding............                                                     27,396(8)
                                                                                        =======

                                                                                         COMPANY
                                                                            ---------------------------------
                                                                            AT DECEMBER 31,     AT SEPTEMBER
                                                                                 1995             30, 1996
                                                                            ---------------     -------------
BALANCE SHEET DATA:
  Total assets............................................................     $ 152,519          $ 550,129
  Mortgage servicing receivables..........................................        24,561            166,922
  Trading securities(9)...................................................        15,571             79,487
  Goodwill and other intangibles..........................................        19,258             47,921
  Total debt(10)..........................................................        75,673            322,533
  Total liabilities.......................................................        95,420            437,106
  Total stockholders' equity..............................................        57,099            113,023



                                                                                 COMPANY
                                        CSC (1)               ----------------------------------------------
                             -----------------------------
                                                              YEAR ENDED DECEMBER       NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,               31,                 SEPTEMBER 30,
                             -----------------------------    --------------------    ----------------------
                              1991       1992       1993      1994(2)       1995        1995       1996(11)
                             -------    -------    -------    --------    --------    --------    ----------
OPERATING STATISTICS:
  Loan originations and
    purchases:
    US...................... $37,820    $43,353    $77,586    $154,410    $417,864    $271,662    $  925,750
    UK......................      --         --         --          --      41,395      21,349       378,808
                             -------    -------    -------    --------    --------    --------    ----------
  Total loan originations
    and purchases........... $37,820    $43,353    $77,586    $154,410    $459,259    $293,011    $1,304,558
                             =======    =======    =======    ========    ========    ========    ==========
  Average principal balance
    per loan originated and
    purchased:
    US......................     $50        $56        $74         $77         $70         $69           $64
    UK......................      --         --         --          --          43          45            16
  Weighted average initial
    loan-to-value ratio:
    US(12)..................      --         --         --        59.7%       66.4%       64.8%         72.1%
    UK......................      --         --         --          --        49.0        46.4          52.3
  Loan sales:
    US...................... $40,305    $40,975    $61,293    $138,041    $358,997    $232,504    $  898,380
    UK......................      --         --         --          --      41,395      21,349       337,527
                             -------    -------    -------    --------    --------    --------    ----------
  Total loan sales.......... $40,305    $40,975    $61,293    $138,041    $400,392    $253,853    $1,235,907
                             =======    =======    =======    ========    ========    ========    ==========
  Loans serviced:
    US(13)..................      --         --         --    $ 56,340    $386,720    $240,775    $1,206,092
    UK......................      --         --         --          --      40,299      21,271       411,053
                             -------    -------    -------    --------    --------    --------    ----------
  Total loans serviced......      --         --         --    $ 56,340    $427,019    $262,046    $1,617,145
                             =======    =======    =======    ========    ========    ========    ==========
  Loans 30+ days past due as
    a percentage of serviced
    portfolio:
    US(14)..................      --         --         --         3.4%        3.9%        4.4%          7.8%
    UK(15)..................      --         --         --          --         8.5         8.3          16.3
  Charge-offs:
    US(14)..................      --         --         --          --         $52         $52           $32
    UK(15)..................      --         --         --          --          --          --            --


---------------

 (1) The historical financial data presented have been derived exclusively from the financial statements of CSC, which was acquired by the Company on April 27, 1994.

 (2) Gives effect to the Company's purchase of the capital stock of CSC as if such purchase occurred on January 1, 1994. On April 27, 1994, the Company acquired all of the capital stock of CSC in an acquisition in which the shareholders of CSC acquired beneficial ownership of approximately 92% of the Company's Common Stock (the "CSC Acquisition"). The CSC Acquisition was accounted for as a reverse acquisition for financial reporting purposes with CSC being deemed to have acquired a 100% interest in the Company as of the date of the acquisition. From the date of its formation in 1988 through the date of the CSC Acquisition, the Company's activities were limited to (i) the sale of initial shares in connection with its organization, (ii) a registered public offering of securities and (iii) the pursuit of a combination, by merger or acquisition. The Company presently has no business operations other than those incidental to its ownership of all the capital stock of CSC.

 (3) Gives pro forma effect to (i) the Company's purchase of the 50% of the capital stock of CSC-UK which was not previously owned by the Company (the "UK Acquisition") as if such transaction had occurred on May 2, 1995, the date CSC-UK commenced operations, and (ii) the J&J Acquisition and the Heritable Acquisition as if such transactions had occurred on January 1, 1995. See "Unaudited Pro Forma Consolidated Financial Statements" and Notes thereto.

 (4) Gives pro forma effect to the J&J Acquisition and the Heritable Acquisition as if such transactions had occurred on January 1, 1995. See "Unaudited Pro Forma Consolidated Financial Statements" and Notes thereto.

 (5) Includes a one-time charge of $680,000 related to the change in tax status in 1994 from an "S" corporation to a "C" corporation.

 (6) Represents a loss, net of taxes, related to the early extinguishment of subordinated debentures in December 1995.

 (7) Gives effect to the application of a portion of the net proceeds of the Company's December 1995 public offering to repay outstanding debt at the time of such offering as if such application occurred on January 1, 1995, resulting in a net increase of $464,000 in net earnings due to a reduction in interest expense.


 (8) Gives effect to the inclusion of 1,411,200 shares of Common Stock at $8.37 per share net to the Company to repay the outstanding debt as discussed in
     Note 7 above.



 (9) Represents the interest-only and residual mortgage securities that the Company receives upon loan sales through securitizations in the US.



(10) Includes short-term borrowings due under a warehouse facility and a US standby facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



(11) Includes UK loan originations and purchases of $51.9 million and $190.5 million, average principal balance per UK loan originated and purchased of $9,382 and $14,705, UK loan sales of $47.5 million and $153.7 million, UK loans serviced of $51.9 million and $190.5 million and loans 30 or more days past due as a percentage of UK serviced portfolio of 4.7% and 5.7%, due to loans acquired as a result of the J&J Acquisition and the Heritable Acquisition, respectively.



(12) Excludes the Company's Specialty Products.



(13) Includes master servicing and contract servicing operations by the Company. See "Business -- Loans -- Loan Servicing and Collections -- US."



(14) Because the Company has expanded into the business of loan servicing in the US only during the last two years, the Company's US loans serviced portfolio is relatively unseasoned. The Company believes that over time its delinquency and loan loss experience will increase as its loan portfolio matures.



(15) The Company has been servicing loans in the UK only since May 1995. Accordingly, the UK loans serviced portfolio is unseasoned. Excluding the loan portfolios acquired as a result of the J&J Acquisition and the Heritable Acquisition, the UK delinquency ratio would have been 16.8% at September 30, 1996.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be carefully considered before making an investment in the Securities offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

SUBORDINATION


     The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness and are effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. Neither the Indenture nor the Debentures limit the ability of the Company to incur additional Senior Indebtedness or other indebtedness by the Company or its subsidiaries. At December 31, 1996, Senior Indebtedness of the Company and its subsidiaries aggregated $252.7 million. The Indenture and the Debentures do not contain any financial covenants or similar restrictions respecting the Company or its subsidiaries and, therefore, the holders of the Debentures have no protection (other than rights upon Events of Default as described in "Description of Debentures") from adverse changes in the Company's financial condition. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness had been paid in full. See "Description of Debentures -- Subordination."


     The Company conducts substantially all of its operations through its subsidiaries. Accordingly, the Company's ability to meet its cash obligations is dependent upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national or state governments and contractual provisions. Neither the Indenture nor the Debentures limit the ability of the Company's subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any subsidiary upon liquidation of the subsidiary (and thus the ability of holders of the Debentures to benefit indirectly from such assets) are generally subject to the prior claims of creditors of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claims would still be subject to any security interests of other creditors of such subsidiary. Therefore, the Debentures are effectively subordinated to creditors of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have claims.


NEGATIVE CASH FLOWS



     As a result of its increased volume of loan originations and purchases and its growing use of securitizations, the Company has operated since March 1995, and expects to continue to operate, on a negative cash flow basis. Prior to 1995, the Company sold loans primarily through whole loan sales which generate immediate cash flow on the date of sale. The recognition of gain on sale of loans through securitizations has a negative impact on the cash flow of the Company because significant costs are incurred upon closing of the transactions giving rise to such gain and the Company is required to pay income taxes on the gain on sale in the period recognized, although the Company does not receive the cash representing the gain until later periods as the related loans are repaid or otherwise collected.



     The Company's principal cash requirements include the funding of loan originations and purchases, payment of interest expenses, funding the overcollateralization requirements for securitizations, operating expenses, income taxes and capital expenditures. The Company uses its cash flow from whole loan sales, loans sold through securitizations, capital markets offerings, pre-funding mechanisms through securitizations, loan origination fees, processing fees, net interest income and borrowings under its credit or warehouse facilities to meet its working capital and other needs. For the year ended December 31, 1995 and the nine months ended

September 30, 1996, the Company operated on a negative cash flow basis using $75.5 million and $111.3 million, respectively, more in operations than was generated, due primarily to the Company's sale of loans through securitizations. Also contributing to the Company's negative cash flow is the increasing percentage of its loan volume derived through the Wholesale Loan Acquisition Program and bulk purchases, which have a greater negative impact on cash flows than loan volume derived from independent mortgage brokers.



AVAILABILITY OF FUNDING SOURCES


     The Company funds substantially all of the loans which it originates and purchases through borrowings under a warehouse facility secured by pledges of its loans, loan purchase facilities under which the Company retains the rights to repurchase loans sold, lines of credit secured by the residual and interest-only interests in securitizations, a secured term loan and internally generated funds. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans either through securitizations or whole loan sales. Any failure to renew or obtain adequate funding under these credit or warehouse facilities, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's operations. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities or sell loans earlier than is optimal, which would have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of financing sources and the prevailing conditions in the financial markets. The Company anticipates that it will need to raise additional cash within the next several months through the issuance of additional debt or equity securities or additional bank borrowings or a combination thereof. The Company has no commitments for additional debt, equity or bank financings and there can be no assurance that any sources will be available to the Company at any given time or as to the favorability of the terms on which such sources may be available.



DEPENDENCE ON FUNDING SOURCE



     The Company funds substantially all of its loan origination and purchase volume and working capital requirements in the US and the UK through loan sales pursuant to mortgage loan purchase agreements that include working capital facilities with Greenwich Capital Markets, Inc. (referred to herein, including its affiliates, as "Greenwich"). The US facility (the "US Greenwich Facility") is provided through Greenwich's affiliate, Greenwich Capital Financial Products, Inc., and the UK facility (the "UK Greenwich Facility") is provided through its affiliate, Greenwich International, Ltd. With certain exceptions, the Company is required to sell all of its loans to Greenwich. The Company and/or Greenwich will then resell these loans through securitizations or whole loan sales. These provisions of the US Greenwich Facility and the UK Greenwich Facility may prevent the Company from taking advantage of other more favorable financing sources that may become available to the Company. Additionally, the Company expects to derive a substantial portion of its working capital through the mortgage loan purchase agreements. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby adversely affecting the Company's results of operations and financial condition. CSC-UK has agreed to pay a fee to Greenwich in connection with the UK Greenwich Facility in the aggregate amount of $38.0 million in the form of two notes that bear interest at a rate of 6.2%, $13.0 million of which was paid in December 1996 and $25.0 million of which is payable on December 15, 1997. The Company is amortizing this fee over the 20-year life of the facility. If the facility were to be terminated prior to its scheduled expiration in 2015, the Company would have to write-off the fee earlier than anticipated, resulting in a charge to earnings in the period of such write-off of the unamortized amount of the fee at that time, which would have an adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Additionally, the agreement governing the UK Greenwich Facility prohibits the payment of dividends by CSC-UK to the Company prior to the repayment of all outstanding balances under the working capital facility of the UK Greenwich Facility.


DEPENDENCE ON SECURITIZATIONS


     Since March 1995, the Company has pooled and sold through securitizations an increasing percentage of the loans which it originates or purchases. The Company derives a significant portion of its income by recognizing gains upon the sale of loans through securitizations due to the fair value of the interest-only and residual certificates in the US, the fair value of excess mortgage servicing receivables recognized through UK securitizations and on sales into the US and UK purchase facilities. In determining excess mortgage servicing receivables recognized through UK securitizations, the Company excludes normal servicing and other ancillary fees and includes any prepayment interest due. In loan sales through US securitizations, the Company sells loans that it has originated or purchased to a real estate mortgage investment conduit ("REMIC") trust for a cash purchase price and interests in such REMIC trust consisting of interest-only regular interests and the residual interest which are represented by the interest-only and residual certificates. The cash purchase price is raised through an offering by the REMIC trust of pass-through certificates representing regular interests in the REMIC trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the principal balance, while the Company recognizes as current revenue the fair value of the interest-only and residual certificates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Considerations."


     Adverse changes in the US or UK securitization market for home equity and home improvement loans could impair the Company's ability to originate, purchase and sell loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's results of operations and financial condition. Furthermore, the Company's quarterly operating results can fluctuate significantly as a result of the timing and level of securitizations. If securitizations do not close when expected, the Company's results of operations may be adversely affected for that period.


     In addition, in order to gain access to the securitization market, the Company has relied on credit enhancements provided by monoline insurance carriers to guarantee outstanding senior interests in the related REMIC trusts to enable it to obtain an "AAA/Aaa" rating for such interests. The cost of such credit enhancement results in a reduction in the gain on sale of loans sold in such securitization. The Company has not attempted to structure a mortgage loan pool for sale through a securitization based solely on the internal credit enhancements of the pool or the Company's credit. Any substantial reductions in the size or availability of the securitization market for the Company's loans, or the unwillingness of insurance companies to guarantee the senior interests in the Company's loan pools, could have a material adverse effect on the Company's results of operations and financial condition.



     The documents governing the Company's securitizations require the Company to build over-collateralization levels through retention of excess servicing distributions and application thereof to reduce the principal balances of the senior interests issued by the related trust or to create reserve funds. This application causes the aggregate principal amount of the loans and cash in the related pool to exceed the aggregate principal balance of the outstanding investor certificates. Such excess amounts serve as credit enhancement for the related trust and therefore fund losses realized on loans held by such trust. The Company continues to be subject to the risks of default and foreclosure following the sale of loans through securitizations to the extent excess servicing distributions are required to be retained or applied to reduce principal from time to time. Such retained amounts are pre-determined by the entity issuing the guarantee of the related senior interests and are a condition to obtaining an "AAA/Aaa" rating thereon. In addition, such retention diverts cash which would otherwise flow to the Company through its retained interest in the transaction represented by the interest-only and residual certificates and excess mortgage servicing receivables the Company receives upon loan sales through securitizations, thereby slowing the flow of cash to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In connection with the Company's pre-funding commitments in its securitization transactions, investors deposit in cash a pre-funded amount into the related trust to purchase loans the Company commits to sell on a forward basis. This pre-funded amount is invested pending subsequent transfers of loans to the trusts in short term obligations which pay a lower interest rate than the interest rate the trust is obligated to pay the certificate investors on the outstanding balance of the pre-funded amount. The Company is required to deposit at the closing of the related transaction an amount sufficient to make up the difference between these rates. The portion of the deposit that is not recovered by the Company is recorded as an expense of the securitization transaction which results in a reduction in the gain on sale of the loans sold in such securitization. If the Company were unable to make such deposits, it would be unable to access the pre-funding mechanism that allows it to sell relatively greater volume through each securitization, which could result in an adverse effect upon the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS



     On January 1, 1997, the Company adopted the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. SFAS No. 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is generally effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. SFAS No. 125 will require the Company to allocate the total cost of mortgage loans sold to the mortgage loans sold (servicing released), retained certificates and servicing rights based on their relative values. The pronouncement also will require the Company to provide additional disclosure about the retained certificates in its securitizations and to account for these assets at fair value in accordance with SFAS No. 115. There can be no assurance that such adoption will not reduce the Company's gain on sale of loans in the future or otherwise adversely affect the Company's results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Considerations."


INTEREST-ONLY AND RESIDUAL CERTIFICATES AND MORTGAGE SERVICING RECEIVABLES


     The Company sells over 90% of the loans that it originates or purchases through securitizations or into loan purchase facilities with servicing retained. The Company derives a substantial portion of its income by recording a gain on sale when loans are sold in such a manner. In the case of a US securitization, the Company receives as an investment the interest-only and residual certificates the Company receives as a result of such securitization. In the case of a UK securitization, or the sale of loans into a loan purchase facility, the Company retains a mortgage servicing receivable. In addition, since it adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" in October 1995, the Company also recognizes as an asset the capitalized value of mortgage servicing rights (including normal servicing and other ancillary fees) as a mortgage servicing receivable. The Company calculates the value of its interest-only and residual certificates and mortgage servicing receivables based upon their fair values. The fair value of these assets is determined based on various economic factors, including loan types, balances, interest rates, dates of origination, terms and geographic locations. The Company also uses other available information such as reports on prepayment rates, interest rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review. The Company estimates the expected cash flows that it will receive over the life of a portfolio of loans. These expected cash flows constitute the excess of the interest rate payable by the obligors of loans over the interest rate passed through to the purchasers of the related securities, less applicable recurring fees and credit losses. The Company discounts the expected cash flows at a discount rate that it believes is consistent with the required risk-adjusted rate of return to an independent third party purchaser of the interest-only and residual certificates or mortgage servicing receivables. As of September 30, 1996, the Company's balance sheet reflected the fair value of interest-only and residual certificates and mortgage servicing receivables of $79.5 million and $166.9 million, respectively.

     Realization of the value of these interest-only and residual certificates and mortgage servicing receivables in cash is subject to the prepayment and loss characteristics of the underlying loans and to the timing and ultimate realization of the stream of cash flows associated with such loans. If actual experience differs from the assumptions used in the determination of the asset value, future cash flows and earnings could be negatively impacted and the Company could be required to write down the value of its interest-only and residual certificates and mortgage servicing receivables. In addition, if prevailing interest rates rose, the required discount rate might also rise, resulting in impairment of the value of the interest-only and residual certificates and mortgage servicing receivables. The Company believes that there is no active market for the sale of its interest-only and residual certificates or its mortgage servicing receivables. No assurance can be given that these assets could be sold at their stated value on the balance sheet, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


POSSIBLE TERMINATION OF SERVICING RIGHTS



     The pooling and servicing agreements relating to the Company's securitization transactions contain provisions with respect to the maximum permitted loan delinquency rates and loan default rates, which, if exceeded, would allow the termination of the Company's right to service the related loans. At September 30, 1996, the default rates on the pool of loans sold in the March 1995 securitization transaction exceeded the permitted limit set forth in the related pooling and servicing agreement. Accordingly, this condition could result in the termination of the Company's servicing rights with respect to that pool of loans by the trustee or the insurance company providing credit enhancement for that transaction. For the nine months ended September 30, 1996, the revenues to the Company from mortgage servicing rights on this pool of loans were approximately $1.0 million. Although neither the insurance company nor the trustee has indicated its intention to terminate the Company's servicing rights and the Company has no current expectation that they will do so, no assurance can be given that one or both of such parties will not exercise its right to terminate. In the event of such termination, there would be an adverse effect on the valuation of the Company's mortgage servicing income. Delinquency and loss rates also affect the assumptions used by the Company in computing excess servicing gain and could affect the Company's ability to effect securitizations in the capital markets.


ECONOMIC CONDITIONS

General


     The Company's business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on borrowers who are unable or unwilling to obtain mortgage financing from conventional mortgage sources, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those currently experienced in the conventional mortgage lending industry. Any sustained period of such increased delinquencies, foreclosures or losses could adversely affect the pricing of the Company's loan sales whether through securitizations or whole loan sales.


     Loans made to borrowers who are unable or unwilling to obtain mortgage financing from conventional mortgage sources may entail a higher risk of delinquency and higher losses than loans made to borrowers who utilize conventional mortgage sources. While the Company believes that the underwriting criteria and collection methods it employs enable it to mitigate the higher risks inherent in loans made to these borrowers, no assurance can be given that such criteria or methods will afford adequate protection against such risks. In the event that pools of loans sold and serviced by the Company experience higher delinquencies, foreclosures or losses than anticipated, the Company's results of operations or financial condition could be adversely affected. Because the Company has only expanded into the business of loan servicing during the last two years, the Company's US serviced portfolio is relatively unseasoned. Accordingly, the Company has experienced and expects to continue to experience an increase in total US delinquencies as a percentage of the US serviced portfolio. The Company has also experienced an increase in delinquency rates in connection with its UK serviced portfolio. Further, J&J's historical delinquency experience has been higher than that of CSC-UK, totaling 43.8% at September 30, 1996.


     The Company is exposed to the risk of loan delinquencies and defaults upon the closing of the loan. After a loan has been originated or purchased by the Company, the loan is held as part of a portfolio of loans subject to sale either through a securitization or on a whole loan basis. During the period a loan is so held, the Company is at risk for loan delinquencies and defaults. Following the sale of the loan through a securitization, the Company's direct risk with respect to loan delinquency or default on such loan is limited to those circumstances in which it is required to repurchase such loan due to a breach of a representation or warranty in connection with the securitization. This risk also exists for loans sold on a whole loan basis. On loans sold through securitizations, the Company is also at risk of loan delinquency or default from a first payment default and thereafter to the extent that losses are paid out of a reserve account, or reduce the over-collateralization to the extent that funds are available, and will result in a reduction in the value of the interest-only and residual certificates and mortgage servicing receivables held by the Company. See "-- Contingent Risks" and "Business -- Loans -- Loan Sales."

Interest Rates


     Profitability may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of borrowings. The profitability of the Company is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. A substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate and purchase loans and could reduce the gain on sale recognized by the Company when loans are sold through securitizations. A significant decline in interest rates could decrease the size of the Company's loan servicing portfolio by increasing the level of loan prepayments. Additionally, to the extent servicing spread has been capitalized on the books of the Company or the Company holds interest-only and residual certificates received upon loan sales through securitizations, higher than anticipated rates of loan prepayments or losses could require the Company to write down the value of such servicing spread or the fair value of such interest-only and residual certificates, adversely impacting earnings. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on loans held pending sale and the interest paid by the Company for funds borrowed under the Company's warehouse facility. In addition, inverse or flattened interest yield curves could have an adverse impact on the profitability of the Company because the loans pooled and sold by the Company generally have long-term rates, while the senior interests in the related REMIC trusts are priced on the basis of intermediate rates in the US. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Considerations."


RECENT EXPANSION AND PRODUCT EXTENSION

     Since January 1, 1994, the Company has originated and purchased a significantly greater number of loans than it had in previous years. In light of this growth, the historical performance of the Company's earnings may be of limited relevance in predicting future performance. Any credit or other problems associated with the larger number of loans originated and purchased in the recent past will not become apparent until sometime in the future.


     The Company's significant growth and expansion have placed substantial new and increased pressures on the Company's personnel and systems. In order to support the growth of its business, the Company has added a significant number of new operating procedures, facilities and personnel. There can be no assurance that the addition of these new operating procedures and personnel will be sufficient to enable the Company to meet its growing operating needs. Failure by the Company to manage its growth effectively, or to sustain its historical levels of performance in credit analysis and transaction structuring with respect to the increased loan origination and purchase volume, could have a material adverse effect on the Company's results of operations and financial condition.

     In addition, the Company has recently expanded its product offerings to include conventional home improvement loans (commencing May 1996), "Sav*-A-Loans(R)" (commencing May 1996), adjustable rate loans (commencing October 1996), loans for occupants of government-owned residential properties in the UK (commencing November 1996), conventional loans (commencing first quarter
1997) and, to a lesser extent, Title I loans (commencing December 1995), with which the Company has relatively little experience. The Sav*-A-Loan(R) product, for example, is offered to homeowners with little or no equity in their property but who possess a favorable credit profile and debt-to-income ratio. The Company has incurred certain expenses in connection with the development of these new product offerings. No assurance can be given that the Company will be able to develop these new product offerings successfully, or that the Company's extension of its product offerings will not have a material adverse effect on the Company's results of operations and financial condition. See
"Business -- Loans -- Loan Originations and Purchases."



ABILITY OF THE COMPANY TO IMPLEMENT ITS GROWTH STRATEGY



     The Company's growth strategy is dependent upon its ability to increase its loan origination and purchase volume while maintaining its customary origination fees, interest rate spreads and underwriting criteria with respect to such increased loan origination and purchase volume. Implementation of this strategy will depend in large part on the Company's ability to: (i) expand its broker network in markets with a sufficient concentration of borrowers meeting the Company's underwriting criteria; (ii) obtain adequate financing on favorable terms; (iii) securitize loans profitably in the secondary market on a regular basis; (iv) hire, train and retain skilled employees; and (v) continue to expand in the face of increasing competition from other mortgage lenders. The Company's failure with respect to any or all of these factors could impair its ability to successfully implement its growth strategy which could have a material adverse effect on the Company's results of operations and financial condition. The Company will also incur start-up costs in connection with entering new markets including costs associated with establishing new regional infrastructures. Such additional costs could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company's results of operations will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from past, current and future growth and expansion and there can be no assurance that any expansion will be profitable or that it will not adversely affect the Company's results of operations.


RISKS RELATED TO ACQUISITIONS


     In September 1995, the Company acquired the remaining 50% of CSC-UK not then owned by the Company in exchange for 3.6 million shares of Common Stock. In April 1996, CSC-UK acquired all of the outstanding capital stock of J&J in exchange for L15.3 million ($23.3 million based on the Noon Buying Rate on the date of such acquisition) and 548,000 shares of Common Stock valued at $9.8 million. J&J's business is substantially similar to that of CSC-UK but with a primary focus of making loans generally secured by second liens. In June 1996, CSC-UK acquired all of the outstanding capital stock of Heritable in exchange for L41.8 million ($64.1 million based on the Noon Buying Rate on the date of such acquisition) and 99,362 shares of Common Stock valued at $2.5 million. Heritable's business differs from that of CSC-UK in that its loans are made primarily to borrowers with higher quality credit characteristics, are generally secured by second liens and generally have higher loan-to-value ratios and lower interest rates than those made by CSC-UK. See "The Company."



     An important part of the Company's growth strategy is the acquisition of consumer finance companies that complement or supplement the Company's existing business in the US and in the UK, such as J&J and Heritable. Any acquisition involves inherent uncertainties and risks, such as the effect on the acquired business of integration into the Company, the availability of management resources to oversee the operations of the acquired business, the risks of entering markets in which the Company has no or limited direct prior experience, operating in different geographical locations with different competitive conditions, different demographic characteristics and different corporate cultures and the potential loss of key employees of the acquired company. Integrating acquired products and operations requires a significant amount of the Company's management's time and skill and may place significant demands on the Company's operations and financial resources. Although an acquired business may have enjoyed profitability and growth prior to the acquisition, there can be no assurance that such profitability or growth would continue thereafter. There can be no assurance that the Company will be able to locate appropriate acquisition candidates, that any identified candidates will be acquired or that acquired operations will be effectively integrated or prove profitable. There can be no assurance that the financing necessary to complete such acquisitions can be obtained by the Company on favorable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business -- Business Strategy."



     In addition, in connection with its recent acquisitions of CSC-UK, J&J and Heritable, the Company recognized $19.7 million, $5.2 million and $25.4 million, respectively, of goodwill. The Company may also recognize significant amounts of goodwill in connection with future acquisitions. The Company is amortizing goodwill recognized in its recent acquisitions over ten years, and the relatively large amortization charge recognized in each such year may significantly reduce earnings recorded in such period. In addition, in the event that the Company determines that the carrying value of goodwill is impaired, it would write down such carrying value which would result in a charge to earnings in the period such determination is made. Any such charge could have a material adverse effect on the Company's financial results. In connection with its recent acquisitions, the Company accounted for as a cost of acquisition restructuring charges in the aggregate amount of $5.0 million for items including charges for terminated leases and severance payments, and may have to make similar provisions with respect to future acquisitions. In the event that the actual charges exceed the provisions made by the Company, they will have an adverse effect on the Company's results of operations due to increased goodwill amortization relating to the acquisitions. See "The Company."



     Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses of additional goodwill and other intangible assets, which could materially affect the Company's results of operations or financial condition.



EXPANSION IN THE UK


General


     Since the Company commenced operations in the UK in May 1995, the Company's UK operations have become an increasingly important contributor to the Company's overall operating results. For the three months ended September 30, 1996, 12.6% of the Company's total loan origination and purchase volume (as compared to 10.0% for the prior year's period) and 41.6% of the Company's net income (as compared to 23.7% for the prior year's period) were attributable to the Company's UK operations.


     The Company's operations in the UK market are subject to most of the same risks faced by the Company's US operations as well as the additional risks customarily associated with US corporations conducting foreign activities, including fluctuations in foreign currency exchange rates. To the extent that unfavorable fluctuations in foreign currency exchange rates occur, the Company's results of operations will be adversely affected. Although the Company is exploring possible programs for hedging this risk, the Company is not aware of any such program currently available that is suited to the Company's risk. There can be no assurance that the Company will adopt a program to hedge this risk. Additional risks in the UK include fluctuations in foreign currency controls, expropriation, nationalization and other economic, tax and regulatory policies of the UK government as well as the laws and policies of the US affecting foreign trade and investment.

Business Prospects


     The Company believes that the market in the UK for borrowers who are unable or unwilling to obtain mortgage financing from conventional mortgage sources at competitive rates, if at all, is underserved as a result of regulatory policies imposed on banks and building societies ("Conventional UK Lenders") in the late 1980s. Currently many of such borrowers obtain mortgage financing through independent mortgage brokers predominantly funded by private investors. Since commencing operations in the UK, all of the Company's UK loan originations have been derived from mortgage brokers (with the exception of the loan portfolios purchased as a result of the J&J Acquisition and the Heritable Acquisition). Approximately 60.5% and 42.1% of such loans were originated through three mortgage brokers in 1995 and in the nine months ended

September 30, 1996, respectively. Although the Company believes that its products and services will attract a consistent flow of loan origination volume from independent mortgage brokers, there can be no assurance the Company will be able to obtain similar levels of loan origination volume from brokers in the future. Further, there can be no assurance that the Company, due to competition or other factors, will be able to obtain similar terms and pricing for such loan originations. In particular, the Company has agreed to pay increased commissions to brokers on loans originated in connection with right of first refusal agreements. As a result of the Heritable Acquisition, the Company has also begun to participate in the market for loans to borrowers with higher quality credit characteristics, which loans generally have higher loan-to-value ratios and lower interest rates than those originated by CSC-UK and J&J. See
"Business -- Loans -- UK Originations."


Regulation


     The Company's mortgage banking business in the UK is subject to regulations promulgated under the United Kingdom Consumer Credit Act 1974 (the "CCA") applicable to loans made to individuals or partnerships with principal balances of L15,000 or less. Loans with principal balances in excess of L15,000 are not currently regulated within the UK. The government has announced its intention to bring before Parliament regulations that would increase this amount. The CCA and regulations promulgated thereunder, among other things, impose licensing obligations on CSC-UK and its subsidiaries, set down certain requirements relating to the form, content, legibility, execution and delivery to the borrower of loan documents, restrict communication with the borrower prior to completion of a transaction, require information and notice of enforcement to be given to the borrower, require a one-month deferment with any calculations of prepayment interest under the Rule of 78s method, require rebates to the borrower on early settlement and create a cause of action for "extortionate credit bargain." A license is required to service loans in the UK irrespective of the size of the loan. Failure to comply with the requirements of these rules and regulations can result in the revocation or suspension of the license to do business and render the mortgage unenforceable in the absence of a court order.



     Although the Company believes that CSC-UK has systems and procedures to facilitate compliance with the requirements under the CCA and is in compliance in all material respects with applicable laws and regulations, there can be no assurance that more restrictive laws and regulations will not be adopted in the future that could make compliance more difficult or expensive. Approximately 38.2% (as a percentage of aggregate principal balances) of the Company's UK loans were subject to the CCA and the regulations promulgated thereunder at September 30, 1996. Of this 38.2%, 9.5% were loans originated by CSC-UK, 20.9% by J&J and 69.6% by Heritable. By way of example, if regulations were enacted to increase the regulated amount to L25,000, an additional 33.7% of the Company's UK loans at September 30, 1996 would have been regulated. The Company cannot predict the likelihood of the enactment of these regulations or the extent of such increase or any other change to the CCA. This announced regulation or other future regulation, if enacted, could limit the Company's ability to impose fees and charges and could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Regulation -- UK."



     Under the terms of some of the Company's UK loans, the amount due in the case of prepayment is based on the amount of interest that has been "earned" and calculated in accordance with the "Rule of 78s" method. Using this method, the prepayment of a loan will often result in the Company receiving substantially more than such loan's original principal balance. No assurance can be given that regulatory developments in the UK, including a change in the political party whose members constitute a majority of Parliament as a result of spring 1997 elections, will not result in a significant reduction or the elimination of prepayments calculated in accordance with the Rule of 78s, or otherwise. Such future regulations could have a material adverse effect on the Company's results of operations. See "Business -- UK Overview."


Secondary Market


     Since March 1996, CSC-UK has pooled and sold through securitizations an increasing percentage of the loans which it originates. Although the Company believes that a UK secondary market exists for the type of mortgage loans it originates in the UK, the UK secondary market for such loans is less developed than the US secondary market for such loans. The Company believes that its March 1996 sale was the first publicly offered, London Stock Exchange listed securitization of loans of the type originated by the Company sold in the UK secondary market in several years. No assurances can be given that CSC-UK will be successful in structuring, marketing and completing loan securitizations in the UK in the future or that a viable market for whole loan sales will continue. Failure to securitize or sell mortgage loans in the UK would have a material adverse effect on CSC-UK's, and therefore the Company's, results of operations and financial condition. See "Business -- Loans -- Loan
Sales -- Securitizations."


Mortgage Servicing Receivables

     Due to the relatively brief period the Company has operated in the UK, the Company has limited data on which to base certain of the assumptions necessary to determine the gain on sale recognized when the Company sells UK loans through securitizations. A component of such gain on sale, which is capitalized on the Company's balance sheet as mortgage servicing receivables, results from two attributes of the Company's UK loans that are not shared by the Company's US loans. Unlike the Company's US loans, certain UK loans have significant prepayment penalties and/or provide the borrower with an opportunity to pay a reduced, or "concessionary" rate to the extent the borrower pays the loan when due. To the extent that actual prepayments occur at a slower rate than assumed on UK loans, the Company may realize lower prepayment penalties, or realize the penalties at a later time, than assumed at the time the gain on sale was originally determined resulting in impairment to mortgage servicing receivables. If more borrowers than were initially assumed earned the opportunity to pay the reduced "concessionary rate," the Company will realize a lower than expected yield on such borrowers' loans also resulting in impairment to mortgage servicing receivables. Although the Company believes that its assumptions with respect to UK prepayments and borrowers who will be eligible to pay the "concessionary rate" are reasonable, no assurance can be given that actual results will not differ substantially. In addition, no assurance can be given that the regulatory environment will not adversely change or competitors entering the UK market will not offer to borrowers better prepayment and interest terms than those currently offered by the Company. Either of such developments could impair the Company's mortgage servicing receivables and would have a negative impact on the Company's financial condition and results of operations.


     Mortgage servicing receivables may also be impaired as a result of certain adjustments in interest rates affecting UK loans. The interest rates on the majority of the Company's UK loans may be adjusted upward by the Company based upon a UK base borrowing rate. The Company's UK loans have generally been less sensitive to fluctuations in interest rates than is typically the case for US adjustable rate loans. The Company's UK securitizations and loan sales into the UK Greenwich Facility have variable pass-through rates based on LIBOR, requiring an increase in the rate upon a specified increase in LIBOR. To the extent that the Company's UK loan interest rates are not adjusted upward in a timely manner in response to increases in the variable pass-through rate relating to the securitization, mortgage servicing receivables will be impaired. In addition, if such interest rates are adjusted upward and borrowers are unable to make the resulting higher payments, the Company's UK loans may experience greater delinquencies and losses which could cause the mortgage servicing receivables to be impaired. See "-- Interest-Only and Residual Certificates and Mortgage Servicing Receivables," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- General -- UK Overview."


CONTINGENT RISKS

     Although the Company sells substantially all loans which it originates and purchases on a nonrecourse basis, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. In addition, documents governing the Company's securitizations require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties made by the Company at the time of sale. When borrowers are delinquent in making monthly payments on loans included in a REMIC trust, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from the succeeding month's collections. See "Business -- Loans -- Loan Sales."


     In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's consolidated results of operations or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and financial condition.

GEOGRAPHIC CONCENTRATION OF US OPERATIONS


     Approximately 19% of the Company's US loan origination and purchase volume for the nine months ended September 30, 1996 was derived from the State of New York. Although the Company is licensed or registered in 42 states and the District of Columbia and intends to continue to expand into other markets, it is expected that the State of New York will continue to provide a substantial portion of its loan origination and purchase activity. Consequently, the Company's results of operations and financial condition are affected by general trends in the New York economy and its residential real estate market. Should a downturn occur in the New York economy or its residential real estate market, the Company's equity position or portfolio performance relating to existing New York loans would be adversely affected. In particular, the economy and the residential real estate market in and around New York City, where a significant portion of the Company's New York loans have been originated, has historically been affected by fluctuations in the financial markets. See
"Business -- Loans -- Geographic Distribution of US Loans."


COMPETITION


     As a consumer finance company specializing in mortgage loans, the Company faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers, finance companies and, additionally in the UK, building societies and new market entrants who are affiliated with some of the Company's US competitors. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Company. Furthermore, certain large national finance companies and conforming mortgage originators in the US have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. In addition, certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Company, targeting customers similar to those of the Company. The entrance of these competitors into the Company's market could have a material adverse effect on the Company's financial condition and results of operations.



     The UK market for the type of loans the Company originates is highly fragmented and, for a variety of reasons, underserved by conventional lenders as compared to the US market. The Company anticipates that it will face additional competition in the UK in the future which will likely have a negative impact on the average gain on sale realized upon the sale of UK loans and could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Sales."


     Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors that have "locked in" low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans. During economic slowdowns or recessions, the Company's borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors. The current level of gains realized by the Company and its competitors on the sale of the type of loans they originate and purchase is attracting additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales. During 1996, the Company experienced an increase in the weighted average loan-to-value ratio on its Core Products and in the premiums it paid under its Wholesale Loan Acquisition Program to its correspondents, and experienced a slower rate of growth in originations from its mortgage brokers. Furthermore, as the Company expands into the market of borrowers with higher quality credit and loan products that require more significant capital, the Company will face additional competition with the possible effect of lowering gains realized by the Company.


     The Company depends largely on independent mortgage brokers and financial institutions and other mortgage bankers for its originations and purchases of new loans. The Company's competitors also seek to establish relationships with the Company's independent mortgage brokers and financial institutions and other mortgage bankers. In addition, the Company expects the volume of wholesale loans purchased by the Company to increase and the relative proportion of wholesale loans to total loans originated and purchased by the Company to expand. The Company's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.


US LEGISLATIVE AND REGULATORY RISKS


     Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company.

     The Company's US business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended ("ECOA"), the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of, and examinations by, the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive. See "-- Expansion in the UK -- Regulation" and "Business -- Regulation."

POSSIBLE ENVIRONMENTAL LIABILITIES

US


     In the course of its business, the Company has acquired, and may acquire in the future, properties securing loans which are in default. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability which, under such laws, has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not the facility is owned or operated by such person. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property. See "Business -- Environmental Matters -- US."


UK


     "Owners" or "occupiers" of contaminated land in the UK are potentially liable under UK environmental laws. Such persons can be required to clean up affected land, cease polluting activities, obtain licenses in respect of waste management, reimburse for cleanup costs of land and controlled waters and pay fines for non-compliance with relevant laws and regulations. A lender may be deemed to be an "owner" upon enforcement of its interest in the mortgaged property following default by the borrower and depending on the method of enforcement employed. The Environment Act 1995 requires local authorities to inspect and identify contaminated land in their jurisdiction. See
"Business -- Environmental Matters -- UK."


     No assurance can be given in either the US or the UK that any prior owner or tenant of a property did not create any material environmental condition not known to the Company, that future laws, ordinances or regulations will not impose any material environmental liability, or that a material environmental condition does not otherwise exist as to any one or more of the properties now owned or acquired in the future by the Company, any of which could result in a material adverse effect on the Company's results of operations and financial condition.

POSSIBLE VOLATILITY OF STOCK PRICE


     The market price of the Common Stock may experience fluctuations that are unrelated to the operating performance of the Company. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the consumer finance industry such as, among other things, interest rate movements, loss and delinquency rates and the Company's access to and the overall performance of the securitization market. In addition, the Company's operating income on a quarterly basis is significantly dependent upon the successful completion of the Company's loan sales in the market, and the inability of the Company to complete significant loan sale transactions in a particular quarter may have a material adverse impact on the Company's results of operations for that quarter and could, therefore, negatively impact the price of the Common Stock. It is likely that the market price of the Debentures, including the Offered Debentures, will be affected by the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."



COMMON STOCK ELIGIBLE FOR FUTURE SALE



     As of December 31, 1996, 29,649,133 shares of Common Stock were outstanding. Of these shares, 7,229,817 shares of Common Stock are available for resale in the public market without restriction or further registration under the Securities Act, except for shares held by affiliates of the Company, which shares are subject to the resale limitations of Rule 144 promulgated under the Securities Act. 22,419,316 of the shares of

Common Stock outstanding are deemed to be "restricted securities" as the term is defined in Rule 144, all of which are eligible for sale in the public market in compliance with Rule 144.



     In addition, the Company has granted registration rights with respect to 4,140,000 shares of Common Stock currently outstanding and, as of December 31, 1996, had granted options to purchase up to 2,044,000 shares of Common Stock, of which 1,988,200 were outstanding, 54,800 had been exercised and 1,000 had expired. The Company also has issued $143.8 million of Debentures (of which $79.4 million are offered hereby) convertible at any time into shares of Common Stock, currently at a conversion price of $26.25 per share, subject to adjustment.



     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares of Common Stock for future sale would have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could have an adverse effect on the prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."


DEPENDENCE ON KEY PERSONNEL


     The Company's growth and development to date have been largely dependent upon the services of Robert Grosser, Chairman of the Board, Chief Executive Officer and President of the Company, and Robert C. Patent, Vice Chairman of the Board and Executive Vice President of the Company. Although the Company has been able to hire and retain other qualified and experienced management personnel, the loss of Mr. Grosser's or Mr. Patent's services for any reason could have a material adverse effect on the Company. The Company has entered into employment agreements with Messrs. Grosser and Patent and maintains key man life insurance in the amount of $2.0 million on Mr. Grosser. See "Management -- Executive Compensation -- Employment Agreements."


     In the UK, David A. Steene, the Managing Director of CSC-UK, has played an important role in the development of CSC-UK and the loss of his services could have a material adverse effect on CSC-UK and therefore on the Company. CSC-UK has entered into an employment agreement with Mr. Steene. See
"Management -- Executive Compensation -- Employment Agreements" and "Certain Transactions -- CSC-UK Transactions."

CONTROL BY CERTAIN STOCKHOLDERS


     As of January 7, 1997, certain members of the Company's senior management and Board of Directors beneficially owned an aggregate of 58.2% of the outstanding shares of Common Stock. Such persons, if they were to act in concert, have majority control of the Company, with the ability to approve certain fundamental corporate transactions (including mergers, consolidations and sales of assets) and to elect all members of the Board of Directors without further vote of the minority stockholders. See "Security Ownership of Certain Beneficial Owners and Management."


ABSENCE OF DIVIDENDS


     The Company has not paid any cash dividends on its Common Stock since its inception and does not currently anticipate paying dividends on its Common Stock in the foreseeable future. In addition, certain agreements to which the Company is a party restrict the Company's ability to pay dividends on its Common Stock. The Company conducts substantially all of its operations through its subsidiaries. Accordingly, the Company's ability to pay dividends is also dependent upon the ability of its subsidiaries to make cash distributions to the Company. The payment of dividends to the Company by its subsidiaries is and will continue to be restricted by or subject to, among other limitations, applicable provisions of laws of national or state governments, contractual provisions, the earnings of such subsidiaries and various business considerations. See "Price Range of Common Stock and Dividend Policy."


ABSENCE OF PUBLIC MARKET FOR DEBENTURES

     The Debentures have no established trading market. The Company has not listed and does not intend to list the Debentures on any national securities exchange or to seek the admission thereof to trading on Nasdaq.

Prior to the offering of the Offered Debentures, certain of the Debentures were designated for trading on PORTAL. However, there can be no assurance that an active trading market for the Debentures has developed or will develop or, if such market develops, that it will be maintained. Moreover, insofar as the Debentures other than the Offered Debentures must be transferred pursuant to an exemption under the Securities Act, any trading market for the Debentures may not be viewed as fungible and if a trading market for the Debentures does develop, such Debentures could trade at a substantial discount from the price at which purchasers acquire them, the face amount or the liquidation preference, as applicable, and liquidity may be limited. If such a market does not develop, holders may be unable to resell the Debentures for an extended period of time, if at all. Future trading prices of the Debentures will depend on many factors, including, among others, prevailing interest rates, the Company's operating results, and the market for similar securities which is subject to various pressures. See "Description of Debentures."

                                  THE COMPANY

     The Company is a consumer finance company engaged in the business of originating, purchasing, selling and servicing mortgage loans secured primarily by one- to four-family residences. The majority of the Company's loans are made to owners of single family residences who use the loan proceeds for such purposes as debt consolidation and financing of home improvements and educational expenditures, among others.

     The Company was incorporated under the laws of the State of Delaware in December 1988. CSC, the Company's principal operating subsidiary, was incorporated under the laws of the State of New York in March 1985. In January 1994, CSC acquired Astrum Funding Corp. ("Astrum") which had operated as a mortgage banker in 11 states. In April 1994, the Company acquired all of the capital stock of CSC in an acquisition in which the shareholders of CSC acquired beneficial ownership of approximately 92% of the Company's common stock. In connection with the CSC Acquisition, the Company changed its name to Cityscape Financial Corp.

     In May 1995, the Company and three principals of a privately held UK-based mortgage banker formed CSC-UK, a company organized under English law. CSC-UK operates in the UK, and lends to individuals who are unable or unwilling to obtain mortgage financing from conventional mortgage sources such as banks and building societies ("Conventional UK Lenders") primarily because of impaired or unsubstantiated credit histories and/or unverifiable income. In September 1995, the Company acquired the 50% interest in CSC-UK not then owned by the Company through the issuance to the three other shareholders of an aggregate of 3.6 million shares of Common Stock valued at $21.6 million.


     In April 1996, CSC-UK acquired all of the outstanding capital stock of J&J, a London-based mortgage banker in exchange for L15.3 million ($23.3 million based on the Noon Buying Rate on the date of such acquisition) in cash and 548,000 shares of Common Stock valued at $9.8 million based upon the closing price of the Common Stock on the date of such acquisition less a discount for restrictions on the resale of such stock. J&J provides primarily second lien mortgage loans to UK borrowers who, similar to the Company's UK borrowers, are unable or unwilling to obtain mortgage financing from Conventional UK Lenders. Pursuant to the J&J Acquisition, the Company acquired assets with a fair value of $52.6 million, consisting primarily of mortgage loans of $51.9 million, and assumed liabilities with a fair value of $46.5 million. Additional fair market value of $21.8 million, representing the value of the mortgage servicing receivables, was assigned to the net assets acquired. The J&J Acquisition resulted in the recognition of $5.2 million of goodwill, which is being amortized using the straight-line method over a life of ten years.



     In June 1996, CSC-UK acquired all of the outstanding capital stock of Heritable, a mortgage banker based in Reading, England in exchange for L41.8 million ($64.1 million based on the Noon Buying Rate on the date of such acquisition) in cash and 99,362 shares of Common Stock valued at $2.5 million based upon the closing price of the Common Stock on the date of such acquisition. Heritable provides mortgage loans to borrowers that generally have higher quality credit profiles than the Company's typical UK borrowers. Pursuant to the Heritable Acquisition, the Company acquired assets with a fair value of $194.8 million, consisting primarily of mortgage loans of $190.5 million, and assumed liabilities with a fair value of $182.8 million. Additional fair market value of $29.2 million, representing the value of the mortgage servicing receivables, was assigned to the net assets acquired. The Heritable Acquisition resulted in the recognition of $25.4 million of goodwill, which is being amortized using the straight-line method over a life of ten years.



     The Company also owns an equity interest in IMC Mortgage Company, a Delaware corporation (including its predecessor Industry Mortgage Company, L.P., "IMC"). IMC originates, purchases, sells and services mortgage loans that are secured primarily by one- to four-family residences. Pursuant to a contractual agreement with IMC, the Company is obligated to offer to sell an average of $1.0 million of loans per month to IMC at market prices. The Company entered into an agreement with IMC whereby, in return for the payment of a fee, such monthly obligation was eliminated. For the year ended December 31, 1995 and the nine months ended September 30, 1996, IMC contributed approximately $480,000 and $260,000, respectively, to the Company's pre-tax income. IMC completed a public offering of its common stock in June 1996. As a result of this offering, the Company's interest in IMC is no longer accounted for under the equity method of accounting whereby the Company recognized its relative portion of the partnership earnings as revenues, but rather as a available-for-sale securities in accordance with SFAS No. 115. Available-for-sale securities are reported on the statement of financial condition at fair market value with any corresponding change in value reported as an unrealized gain or loss (if assessed to be temporary) as an element of stockholders' equity after giving effect for taxes.

     The Company's principal executive office and mailing address is 565 Taxter Road, Elmsford, New York 10523-5200 and its telephone number is (914) 592-6677.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities offered by the Selling Security Holders hereunder.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock began to trade on Nasdaq on December 20, 1995 under the symbol "CTYS." From April 29, 1994 until December 19, 1995, the Company's Common Stock was listed on the National Quotation Bureau, Inc. OTC Bulletin Board (the "Pink Sheets") under the symbol "CTYS." A public trading market for the Company's Common Stock began in the fourth quarter of 1994 with quotes commencing on December 1, 1994. Prior to trading on Nasdaq, there had been only limited trading in the Common Stock. As a result, prices reported for the Common Stock prior to December 20, 1995 reflect the relative lack of liquidity and may not be reliable indicators of market value.


     The following table sets forth the range of high and low bid prices per share for the Common Stock for the periods indicated as reported in the Pink Sheets through December 19, 1995 (reflecting inter-dealer prices, without retail mark-up, mark-down or commission which may not represent actual transactions), and the range of high and low bid prices per share as reported by Nasdaq from December 20, 1995 and reflects the 100% stock dividends paid by the Company in September 1995 and July 1996.



                                                                          HIGH       LOW
                                                                         ------     ------
    Year ended December 31, 1994:
      Fourth quarter (from December 1, 1994)...........................  $ 0.91     $ 0.81
    Year ended December 31, 1995:
      First quarter....................................................    1.38       0.91
      Second quarter...................................................    3.00       1.38
      Third quarter....................................................    7.75       2.75
      Fourth quarter (through December, 19, 1995)......................   13.00       7.50
      Fourth quarter (from December 20, 1995)..........................   10.75       9.63
    Year ended December 31, 1996:
      First quarter....................................................   17.75       9.88
      Second quarter...................................................   25.63      18.88
      Third quarter....................................................   36.00      24.75
      Fourth quarter...................................................   29.50      19.00
    Year ended December 31, 1997:
      First quarter (through January 29, 1997).........................   31.50      25.50



     As of December 31, 1996, there were 267 stockholders of record of the Company's Common Stock. On January 29, 1997, the closing price per share for the Common Stock on Nasdaq was $28.88.


     The Company has never paid any cash dividends on its Common Stock. The Company intends to retain all of its future earnings to finance its operations and does not anticipate paying cash dividends in the foreseeable future. Any decision made by the Company's Board of Directors to declare dividends in the future will depend upon the Company's future earnings, capital requirements, financial condition and other factors deemed relevant by the Company's Board of Directors. In addition, certain agreements to which the Company is a party restrict the Company's ability to pay dividends on common equity. The Company conducts substantially all of its operations through its subsidiaries. Accordingly, the Company's ability to pay dividends is also dependent upon the ability of its subsidiaries to make cash distributions to the Company. The payment of dividends to the Company by its subsidiaries is and will continue to be restricted by or subject to, among other limitations, applicable provisions of laws of national or state governments, contractual provisions, the earnings of such subsidiaries and various business considerations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company at September 30, 1996. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto.



                                                                                      AT
                                                                              SEPTEMBER 30, 1996
                                                                              ------------------
                                                                                (IN THOUSANDS)
Short-term debt:
  Warehouse financing facilities............................................       $102,817
  Other short-term debt.....................................................         11,661
                                                                                   --------
          Total short-term debt.............................................       $114,478
                                                                                   ========
Long-term debt:
  Standby financing facility................................................       $  7,966
  Notes and loans payable...................................................         68,000
  Convertible Subordinated Debentures.......................................        143,750
                                                                                   --------
          Total long-term debt..............................................        219,716
                                                                                   --------
Stockholders' equity:
  Preferred Stock, $.01 par value; 5,000,000 shares authorized; no shares
     outstanding............................................................             --
  Common Stock, $.01 par value; 50,000,000 shares authorized; 29,639,452
     shares issued and outstanding..........................................            296
  Additional paid-in capital................................................         57,564
  Foreign currency translation adjustment...................................            276
  Unrealized gain on available-for-sale securities, net of taxes............          8,095
  Retained earnings.........................................................         46,792
                                                                                   --------
          Total stockholders' equity........................................        113,023
                                                                                   --------
          Total capitalization..............................................       $332,739
                                                                                   ========

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The unaudited pro forma consolidated financial data set forth below for the year ended December 31, 1995 illustrate the estimated effects of (i) the UK Acquisition as if such acquisition had occurred on May 2, 1995, the date CSC-UK commenced operations, (ii) the J&J Acquisition (including the sale of $47.5 million of loans acquired as a result of such acquisition and the corresponding reduction of debt of $32.4 million from the proceeds of such sale) as if such acquisition had occurred as of January 1, 1995 and (iii) the Heritable Acquisition (including the sale of $153.7 million of loans acquired as a result of such acquisition and the corresponding reduction of debt of $153.7 million from the proceeds of such sale) as if such acquisition had occurred as of January 1, 1995. The unaudited pro forma consolidated financial data have been prepared using the purchase method of accounting, whereby the total costs of the UK Acquisition, the J&J Acquisition and the Heritable Acquisition will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the UK Acquisition, J&J Acquisition and the Heritable Acquisition, respectively. The unaudited pro forma consolidated financial data do not purport to represent what the results of operations or financial position of the Company would have actually been if the UK Acquisition, the J&J Acquisition and the Heritable Acquisition had in fact occurred on such dates or to project the results of operations or financial position of the Company for any future date or period. The historical financial data set forth below for the Company and Heritable for the year ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company and of Heritable. The historical financial data set forth below for J&J for the 12 months ended December 31, 1995 have been derived from the unaudited financial statements of J&J and have been prepared on the same basis as J&J's audited financial statements and include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the results of operations for such period. The unaudited pro forma consolidated financial data and the historical financial data should be read together with the consolidated financial statements of the Company, J&J and Heritable and related Notes included elsewhere in this Prospectus.



                                                          HISTORICAL
                                           ----------------------------------------
                                                                 ACQUISITIONS
                                             COMPANY       ------------------------      PRO FORMA
                                           AS REPORTED     J&J(1)      HERITABLE(2)     ADJUSTMENTS     PRO FORMA
                                           -----------     -------     ------------     -----------     ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
  Gain on sale of loans..................    $38,198       $    --       $     --        $      --       $38,198
  Mortgage origination income............      2,963            --             --               --         2,963
  Interest income........................      6,706        13,344         25,842          (32,055)(3)    13,837
  Servicing income.......................        777            --             --               --           777
  Earnings from partnership interest.....        482            --             --               --           482
  Other..................................        385           279          4,530               --         5,194
                                              ------        ------         ------          -------        ------
         Total revenues..................     49,511        13,623         30,372          (32,055)       61,451
                                              ------        ------         ------          -------        ------
EXPENSES
  Salaries and employee benefits.........     12,165         1,801          4,017               --        17,983
  Interest expense.......................      4,610         3,790         12,278          (13,513)(4)     7,165
  Selling expenses.......................      2,895            --          4,456               --         7,351
  Other operating expenses...............      6,581         4,678          2,455               --        13,714
  Amortization of goodwill...............        494            --             --            3,880(5)      4,374
                                              ------        ------         ------          -------        ------
         Total expenses..................     26,745        10,269         23,206           (9,633)       50,587
                                              ------        ------         ------          -------        ------
  Earnings before minority interest,
    income taxes and extraordinary
    item.................................     22,766         3,354          7,166          (22,422)       10,864
  Minority interest......................      2,379            --             --           (2,379)(6)        --
                                              ------        ------         ------          -------        ------
  Earnings before income taxes and
    extraordinary item...................     20,387         3,354          7,166          (20,043)       10,864
  Provision for income taxes.............      8,515           454          2,358           (8,318)(7)     3,009
                                              ------        ------         ------          -------        ------
  Earnings before extraordinary item.....     11,872         2,900          4,808          (11,725)        7,855
  Extraordinary item.....................       (296)           --             --               --          (296)
                                              ------        ------         ------          -------        ------
Net earnings.............................    $11,576       $ 2,900       $  4,808        $ (11,725)      $ 7,559
                                              ======        ======         ======          =======        ======
Earnings per share before extraordinary
  item...................................    $  0.50           N/A            N/A              N/A       $  0.30
Extraordinary item (per share)...........      (0.01)          N/A            N/A              N/A         (0.01)
                                              ------        ------         ------          -------        ------
Primary earnings per share...............    $  0.49           N/A            N/A              N/A       $  0.29
                                              ======        ======         ======          =======        ======
Weighted average shares outstanding......     23,838           N/A            N/A            2,147(8)     25,985
                                              ======        ======         ======          =======        ======
Supplemental earnings per share(9).......                                                                $  0.29
                                                                                                          ======
Supplemental weighted average shares
  outstanding(10)........................                                                                 27,396
                                                                                                          ======

Notes to Unaudited Pro Forma Financial Statements for the year ended December 31, 1995


 (1) Reflects J&J historical operating results for the 12 months ended December 31, 1995 excluding a $19.4 million extraordinary gain related to the early extinguishment of debt in November 1995. In April 1996, the Company acquired all of the outstanding stock of J&J in exchange for L15.3 million ($23.3 million based on the Noon Buying Rate on the date of such acquisition) in cash and 548,000 shares of the Company's Common Stock valued at $9.8 million based on the closing price of the Common Stock on the date of such acquisition less a discount for restriction on the resale of such stock. The J&J Acquisition was accounted for as a purchase transaction. The Company acquired assets with a fair value of $52.6 million consisting primarily of mortgage loans held for sale of $51.9 million and assumed liabilities with a fair value of $46.5 million. Additional fair market value of $21.8 million, representing the value of the mortgage servicing receivables, was assigned to the net assets acquired. The J&J Acquisition resulted in the recognition of $5.2 million of goodwill which is being amortized using the straight-line method over a life of ten years.



 (2) Reflects Heritable historical operating results for the 12 months ended December 31, 1995. In June 1996, the Company acquired all of the outstanding stock of Heritable in exchange for L41.8 million ($64.1 million based on the Noon Buying Rate on the date of such acquisition) in cash and 99,362 shares of the Company's Common Stock valued at $2.5 million based on the closing price of the Common Stock on the date of such acquisition. The Heritable Acquisition was accounted for as a purchase transaction. The Company acquired assets with a fair value of $194.8 million consisting primarily of mortgage loans held for sale of $190.5 million and assumed liabilities with a fair value of $182.8 million. Additional fair market value of $29.2 million, representing the value of the mortgage servicing receivables, was assigned to the net assets acquired. The Heritable Acquisition resulted in the recognition of $25.4 million of goodwill which is being amortized using the straight-line method over a life of ten years.



 (3) Represents the reduction of interest income resulting from the sale of mortgage loans held for sale of $47.5 million for J&J and $153.7 million for Heritable on January 1, 1995 as follows:



                                                       HISTORICAL     ACCRETED
                                                        INTEREST      DISCOUNT     ADJUSTMENT
                                                       ----------     --------     ----------
                                                                   (IN THOUSANDS)
        J&J..........................................   $ 13,344       $2,189       $(11,155)
        Heritable....................................     25,842        3,179        (22,663)
        Heritable interest on unsold loans...........                                  1,763
                                                                                    --------
        Adjustment...................................                               $(32,055)
                                                                                    ========



      "Accreted Discount" represents the increase in value for the period of the mortgage servicing receivables which were recorded as a result of such acquisitions at a discounted present value.



 (4) Represents the reduction of interest expense resulting from the application of the cash proceeds from the sale of mortgage loans held for sale of $47.5 million for J&J and $153.7 million for Heritable to pay down existing debt on January 1, 1995 as follows:



                                                        J&J       HERITABLE      TOTAL
                                                      -------     ---------     --------
                                                                (IN THOUSANDS)
        Debt paid down..............................  $32,400     $ 153,700     $186,100
        Weighted average interest rate..............      8.5%          7.0%         7.3%
                                                      -------      --------     --------
        Interest reduction..........................  $ 2,754     $  10,759     $ 13,513
                                                      =======      ========     ========

 (5) Reflects increased goodwill amortization related to the J&J Acquisition and the Heritable Acquisition as if such acquisitions had occurred on January 1, 1995 and the UK Acquisition as if such acquisition had occurred on May 2, 1995. The increased goodwill amortization for each acquisition is as follows:



                                                                 (IN THOUSANDS)
                CSC-UK.........................................      $  820
                J&J............................................         520
                Heritable......................................       2,540
                                                                    -------
                          Total................................      $3,880
                                                                 ===========



 (6) Reflects the elimination of the 50% equity earnings from CSC-UK for the period prior to the UK Acquisition (May 2, 1995 to September 29, 1995).



 (7) Reflects the tax impact recorded at a 41.5% effective tax rate.



 (8) Reflects the 3.6 million shares of Common Stock issued in the UK Acquisition as if such shares were issued and outstanding for the entire period from May 2, 1995 through December 31, 1995, and the 548,000 and 99,362 shares of Common Stock issued in connection with the J&J Acquisition and the Heritable Acquisition, respectively, as if such shares were issued and outstanding for the entire year ended December 31, 1995.



 (9) Gives effect to the application of a portion of the net proceeds of the December 1995 public offering to repay outstanding debt at the time of such offering as if such application occurred on January 1, 1995, resulting in a net increase of $464,000 in net earnings due to a reduction in interest expense.



(10) Gives effect to the inclusion of 1,411,200 shares of Common Stock at $8.37 per share net to the Company to repay the outstanding debt as discussed in
     Note 9 above.

     The unaudited pro forma consolidated financial data set forth below for the nine months ended September 30, 1996 illustrate the estimated effects of (i) the J&J Acquisition (including the sale of $47.5 million of loans acquired as a result of such acquisition and the corresponding reduction of debt of $32.4 million from the proceeds of such sale) as if such acquisition had occurred as of January 1, 1995 and (ii) the Heritable Acquisition (including the sale of $153.7 million of loans acquired as a result of such acquisition and the corresponding reduction of debt of $153.7 million from the proceeds of such sale) as if such acquisition had occurred as of January 1, 1995. The results of operations of J&J and Heritable are included in the Company's historical results from April 23, 1996 and June 14, 1996, respectively, the dates of their respective acquisitions. The unaudited pro forma consolidated financial data have been prepared using the purchase method of accounting, whereby the total costs of the J&J Acquisition and the Heritable Acquisition will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the J&J Acquisition and the Heritable Acquisition, respectively. The unaudited pro forma consolidated financial data do not purport to represent what the results of operations or financial position of the Company would have actually been if the J&J Acquisition and the Heritable Acquisition had in fact occurred on such date or to project the results of operations or financial position of the Company for any future date or period. The historical financial data set forth below for the Company for the nine months ended September 30, 1996 and for J&J and Heritable for the period beginning January 1, 1996 through the respective dates of their acquisition by the Company have been derived from the unaudited consolidated financial statements of the Company, J&J and Heritable and have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the results of operations for such period. The unaudited pro forma consolidated financial data and the historical financial data should be read together with the consolidated financial statements of the Company, J&J and Heritable and related Notes included elsewhere in this Prospectus.



                                                 HISTORICAL
                                    ------------------------------------
                                                       ACQUISITIONS
                                    COMPANY AS    ----------------------      PRO FORMA
                                     REPORTED      J&J(1)      HERITABLE(2)  ADJUSTMENTS      PRO FORMA
                                    ----------    --------     ---------     -----------      ---------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
  Gain on sale of loans...........   $ 98,637     $     --     $      --      $      --       $  98,637
  Mortgage origination income.....      2,659           --            --             --           2,659
  Interest income.................     16,981        6,978        12,264        (16,330) (3)     19,893
  Servicing income................      2,401           --           500             --           2,901
  Earnings from partnership
     interest.....................        260           --            --             --             260
  Other...........................      4,563          229           897             --           5,689
                                     --------     --------      --------       --------        --------
          Total revenues..........    125,501        7,207        13,661        (16,330)        130,039
                                     --------     --------      --------       --------        --------
EXPENSES
  Salaries and employee
     benefits.....................     25,288        1,216         2,240             --          28,744
  Interest expense................     11,912        1,194         5,477         (5,716)(4)      12,867
  Selling expenses................     13,717           --           888             --          14,605
  Other operating expenses........     12,504        2,804         1,345             --          16,653
  Amortization of goodwill........      2,474           --            --          1,309(5)        3,783
                                     --------     --------      --------       --------        --------
          Total expenses..........     65,895        5,214         9,950         (4,407)         76,652
                                     --------     --------      --------       --------        --------
  Earnings before income taxes....     59,606        1,993         3,711        (11,923)         53,387
  Provision for income taxes......     24,792          717         1,165         (4,948)(6)      21,726
                                     --------     --------      --------       --------        --------
Net earnings......................   $ 34,814     $  1,276     $   2,546      $  (6,975)      $  31,661
                                     ========     ========      ========       ========        ========
Earnings per share:
  Primary.........................   $   1.14          N/A           N/A            N/A       $    1.02
                                     ========     ========      ========       ========        ========
  Fully diluted...................   $   1.11          N/A           N/A            N/A       $    0.99
                                     ========     ========      ========       ========        ========
Weighted average shares
  outstanding:
  Primary.........................     30,431          N/A           N/A            647(7)       31,078
                                     ========     ========      ========       ========        ========
  Fully diluted...................     33,424          N/A           N/A            647(7)       34,071
                                     ========     ========      ========       ========        ========

Notes to Unaudited Pro Forma Financial Statements for the nine months ended September 30, 1996



(1) Reflects J&J historical operating results for the period ended April 23, 1996. In April 1996, the Company acquired all of the outstanding stock of J&J in exchange for L15.3 million ($23.3 million based on the Noon Buying Rate on the date of such acquisition) in cash and 548,000 shares of the Company's Common Stock valued at $9.8 million based on the closing price of the Common Stock on the date of such acquisition less a discount for restrictions on the resale of such stock. The J&J Acquisition was accounted for as a purchase transaction. The Company acquired assets with a fair value of $52.6 million, consisting primarily of mortgage loans held for sale of $51.9 million, and assumed liabilities with a fair value of $46.5 million. Additional fair market value of $21.8 million, representing the value of the mortgage servicing receivables, was assigned to the net assets acquired. The J&J Acquisition resulted in the recognition of $5.2 million of goodwill which is being amortized using the straight-line method over a life of ten years.



(2) Reflects Heritable historical operating results for the period ended June 14, 1996. In June 1996, the Company acquired all of the outstanding stock of Heritable for L41.8 million ($64.1 million based on the Noon Buying Rate on the date of such acquisition) in cash and 99,362 shares of the Company's Common Stock valued at $2.5 million based on the closing price of the Common Stock on the date of such acquisition. The Heritable Acquisition was accounted for as a purchase transaction. The Company acquired assets with a fair value of $194.8 million, consisting primarily of mortgage loans held for sale of $190.5 million, and assumed liabilities with a fair value of $182.8 million. Additional fair market value of $29.2 million, representing the value of the mortgage servicing receivables, was assigned to the net assets acquired. The Heritable Acquisition resulted in the recognition of $25.4 million of goodwill which is being amortized using the straight-line method over a life of ten years.



(3) Represents the reduction of interest income resulting from the sale of mortgage loans held for sale of $47.5 million for J&J and $153.7 million for Heritable on January 1, 1995 as follows:



                                                           HISTORICAL     ACCRETED
                                                            INTEREST      DISCOUNT     ADJUSTMENTS
                                                           ----------     --------     ----------
                                                                       (IN THOUSANDS)
    J&J..................................................   $  6,978       $  678       $ (6,300)
    Heritable............................................     12,264        1,437        (10,827)
    Heritable interest on unsold loans...................                                    797
                                                                                         -------
    Adjustment...........................................                               $(16,330)
                                                                                         =======



     "Accreted Discount" represents the increase in value for the period of the mortgage servicing receivables which were recorded as a result of such acquisitions at a discounted present value.



(4) Represents the reduction of interest expense resulting from the application of the cash proceeds from the sale of mortgage loans held for sale of $47.5 million for J&J and $153.7 million for Heritable to pay down existing debt on January 1, 1995 as follows:



                                                            J&J       HERITABLE      TOTAL
                                                          -------     ---------     --------
                                                                    (IN THOUSANDS)
    Debt paid down......................................  $32,400     $ 153,700     $186,100
    Weighted average interest...........................      8.5%          7.0%
    Number of days......................................      113           165
                                                          -------      --------     --------
    Interest reduction..................................  $   852     $   4,864     $  5,716
                                                          =======      ========     ========



(5) Reflects increased goodwill amortization related to the J&J Acquisition and the Heritable Acquisition as if such acquisitions had occurred on January 1, 1995 as follows:



                                                                 (IN THOUSANDS)
                J&J............................................      $  161
                Heritable......................................       1,148
                                                                     ------
                Total..........................................      $1,309
                                                                     ======



(6) Reflects the tax impact of the pro forma adjustments recorded at a 41.5% effective tax rate.



(7) Reflects the pro forma impact of the 548,000 and 99,362 shares of Common Stock issued in connection with the J&J Acquisition and the Heritable Acquisition, respectively, as if such shares were issued and outstanding for the entire period ended September 30, 1996.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


     The selected consolidated financial data set forth below as of December 31, 1991, 1992 and 1993 and for the years then ended have been derived from the consolidated financial statements of CSC that have been audited by Shane Yurman & Company. The selected consolidated financial data set forth below as of December 31, 1994 and 1995 and for the years then ended and for the nine months ended September 30, 1995 have been derived from the consolidated financial statements of the Company that have been audited by KPMG Peat Marwick LLP whose report thereon insofar as it relates to the financial statements of CSC-UK as of and for the year ended December 31, 1995 is based upon the report of BDO Stoy Hayward. The historical financial data set forth below as of and for the nine months ended September 30, 1996 have been derived from the unaudited consolidated financial statements of the Company that have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and results of operations for such period. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. The Company's consolidated financial statements for the nine months ended September 30, 1996 reflect restatements made to the second quarter financial statements. The following data should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.



                                                                                                COMPANY
                                                      CSC(1)                  --------------------------------------------
                                          -------------------------------
                                                                                  YEAR ENDED           NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            DECEMBER 31,            SEPTEMBER 30,
                                          -------------------------------     -------------------     --------------------
                                           1991        1992        1993       1994(2)      1995        1995         1996
                                          -------     -------     -------     -------     -------     -------     --------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Gain on sale of loans...............  $   792     $ 1,005     $ 2,088     $ 5,691     $38,198     $23,772     $ 98,637
    Net mortgage origination income.....    1,389       1,251       1,455       2,551       2,963       2,220        2,659
    Interest income.....................      718         612         536       1,900       6,706       3,670       16,981
    Servicing income....................       --          --          --         414         777         300        2,401
    Earnings from partnership
      interest..........................       --          --          --         391         482         750          260
    Other...............................      317         131         378         227         385         121        4,563
                                          -------     -------     -------     -------     -------     -------     --------
         Total revenues.................    3,216       2,999       4,457      11,174      49,511      30,842      125,501
  Costs and expenses:
    Salaries and benefits...............    1,276       1,188       1,939       4,280      12,165       7,910       25,288
    Other costs and expenses............    1,737       1,718       2,195       5,041      14,581       8,430       40,607
                                          -------     -------     -------     -------     -------     -------     --------
         Total costs and expenses.......    3,013       2,906       4,134       9,321      26,746      16,340       65,895
  Earnings before minority interest,
    income taxes and extraordinary
    item................................      203          93         323       1,853      22,765      14,502       59,606
  Minority interest.....................       --          --          --          --       2,379       2,379           --
                                          -------     -------     -------     -------     -------     -------     --------
  Earnings before income taxes and
    extraordinary item..................      203          93         323       1,853      20,386      12,123       59,606
  Income taxes..........................        5           3           8       1,450(3)    8,515       4,910       24,792
                                          -------     -------     -------     -------     -------     -------     --------
  Earnings before extraordinary item....      198          90         315         403      11,871       7,213       34,814
  Extraordinary item....................       --          --          --          --        (296)(4)      --           --
                                          -------     -------     -------     -------     -------     -------     --------
  Net earnings..........................  $   198     $    90     $   315     $   403     $11,575     $ 7,213     $ 34,814
                                          =======     =======     =======     =======     =======     =======     ========
  Earnings per share before
    extraordinary item..................  $  0.01     $  0.01     $  0.02     $  0.02     $  0.50     $  0.32     $   1.14
  Extraordinary item....................       --          --          --          --       (0.01)(4)      --           --
                                          -------     -------     -------     -------     -------     -------     --------
  Earnings per share:
    Primary.............................  $  0.01     $  0.01     $  0.02     $  0.02     $  0.49     $  0.32     $   1.14
                                          =======     =======     =======     =======     =======     =======     ========
    Fully diluted.......................      N/A         N/A         N/A         N/A         N/A         N/A     $   1.11
                                          =======     =======     =======     =======     =======     =======     ========
  Weighted average number of shares
    outstanding:
    Primary.............................   20,000      20,000      20,000      20,560      23,838      22,417       30,431
                                          =======     =======     =======     =======     =======     =======     ========
    Fully diluted.......................      N/A         N/A         N/A         N/A         N/A         N/A       33,424
                                          =======     =======     =======     =======     =======     =======     ========

                                                              CSC(1)                               COMPANY
                                                  ------------------------------    --------------------------------------
                                                           DECEMBER 31,                 DECEMBER 31,
                                                  ------------------------------    ---------------------    SEPTEMBER 30,
                                                   1991       1992        1993        1994        1995           1996
                                                  -------    -------    --------    --------    ---------    -------------
                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets..................................  $ 6,904    $ 8,609    $ 13,605    $ 21,816    $ 152,519     $   550,129
  Mortgage servicing receivables................       --         --          --          --       24,561         166,922
  Trading securities(5).........................       --         --          --          --       15,571          79,487
  Goodwill and other intangibles................       --         --          --          --       19,258          47,921
  Total debt(6).................................    4,645      6,310      10,165      16,100       75,673         322,533
  Total liabilities.............................    4,948      6,563      11,207      18,030       95,420         437,106
  Total stockholders' equity....................    1,956      2,046       2,398       3,177       57,099         113,023



                                                                                               COMPANY
                                                  CSC(1)                  -------------------------------------------------
                                      -------------------------------
                                                                               YEAR ENDED              NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,             DECEMBER 31,               SEPTEMBER 30,
                                      -------------------------------     ---------------------     -----------------------
                                       1991        1992        1993       1994(2)        1995         1995        1996(7)
                                      -------     -------     -------     --------     --------     --------     ----------
                                                                     (DOLLARS IN THOUSANDS)
OPERATING STATISTICS:
  Loan originations and purchases:
    US:
      Core Products.................  $37,820     $43,353     $77,586     $154,410     $417,864     $271,662     $  847,209
      Specialty Products............       --          --          --           --           --           --         78,541
                                      -------     -------     -------     --------     --------     --------     ----------
           Total US.................  $37,820     $43,353     $77,586     $154,410     $417,864     $271,662     $  925,750
    UK..............................       --          --          --           --       41,395       21,349        378,808
                                      -------     -------     -------     --------     --------     --------     ----------
    Total loan originations and       $37,820     $43,353     $77,586     $154,410     $459,259     $293,011     $1,304,558
      purchases.....................
                                      ========    ========    ========    =========    =========    =========    ==========
Average principal balance per loan
  originated and purchased:
  US................................      $50         $56         $74          $77          $70          $69            $64
  UK................................       --          --          --           --           43           45             16
Weighted average initial
  loan-to-value ratio:
  US(8).............................       --          --          --         59.7%        66.4%        64.8%          72.1%
  UK................................       --          --          --           --         49.0         46.4           52.3
Loan sales:
  US................................  $40,305     $40,975     $61,293     $138,041     $358,997     $232,504     $  898,380
  UK................................       --          --          --           --       41,395       21,349        337,527
                                      -------     -------     -------     --------     --------     --------     ----------
    Total loan sales................  $40,305     $40,975     $61,293     $138,041     $400,392     $253,853     $1,235,907
                                      ========    ========    ========    =========    =========    =========    ==========
Loans serviced:
  US(9).............................       --          --          --     $ 56,340     $386,720     $240,775     $1,206,092
  UK................................       --          --          --           --       40,299       21,271        411,053
                                      -------     -------     -------     --------     --------     --------     ----------
    Total loans serviced............       --          --          --     $ 56,340     $427,019     $262,046     $1,617,145
                                      ========    ========    ========    =========    =========    =========    ==========
Loans 30+ days past due as a
  percentage of serviced portfolio:
  US(10)............................       --          --          --          3.4%         3.9%         4.4%           7.8%
  UK(11)............................       --          --          --           --          8.5           --           16.3
Charge-offs:
  US(10)............................       --          --          --           --          $52          $52            $32
  UK(11)............................       --          --          --           --           --           --             --


---------------
 (1) The historical financial data presented have been derived exclusively from the financial statements of CSC, which was acquired by the Company on April 27, 1994.

 (2) Gives effect to the Company's purchase of the capital stock of CSC as if such purchase occurred on January 1, 1994. On April 27, 1994, the Company acquired all of the capital stock of CSC in an acquisition in which the shareholders of CSC acquired beneficial ownership of approximately 92% of the Company's Common Stock. The

      CSC Acquisition was accounted for as a reverse acquisition for financial reporting purposes with CSC being deemed to have acquired a 100% interest in the Company as of the date of the acquisition. From the date of its formation in 1988 through the date of the CSC Acquisition, the Company's activities were limited to (i) the sale of initial shares in connection with its organization, (ii) a registered public offering of securities and
      (iii) the pursuit of a combination, by merger or acquisition. The Company presently has no business operations other than those incidental to its ownership of all the capital stock of CSC.

 (3) Includes a one-time charge of $680,000 related to the change in tax status in 1994 from an "S" corporation to a "C" corporation.

 (4) Represents a loss, net of taxes, related to the early extinguishment of subordinated debentures in December 1995.


 (5) Represents the interest-only and residual mortgage securities that the Company receives upon loan sales through securitizations in the US.



 (6) Includes short-term borrowings due under a warehouse facility and a US standby facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



 (7) Includes UK loan originations and purchases of $51.9 million and $190.5 million, average principal balance per UK loan originated and purchased of $9,382 and $14,705, UK loan sales of $47.5 million and $153.7 million, UK loans serviced of $51.9 million and $190.5 million, and loans 30 or more days past due as a percentage of UK serviced portfolio of 4.7% and 5.7%, due to the loans acquired as a result of the J&J Acquisition and the Heritable Acquisition, respectively.



 (8)  Excludes the Company's Specialty Products.



 (9) Includes master servicing and contract servicing operations by the Company. See "Business -- Loans -- Loan Servicing and Collections -- US."



 (10) Because the Company has expanded into the business of loan servicing in the US only during the last two years, the Company's US loans serviced portfolio is relatively unseasoned. The Company believes that over time its delinquency and loan loss experience will increase as its loan portfolio matures.



 (11) The Company has been servicing loans in the UK only since May 1995. Accordingly, the UK loans serviced portfolio is unseasoned. Excluding the portfolios acquired as a result of the J&J Acquisition and the Heritable Acquisition, the UK delinquency ratio would have been 16.8% at September 30, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company for the nine months ended September 30, 1995 and 1996 and the Consolidated Financial Statements of the Company and accompanying Notes for the years ended December 31, 1993, 1994 and 1995. The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.


GENERAL


Restatements



     On September 26, 1996, the Company announced that it had determined that certain adjustments should be made to the Company's previously issued financial statements for the quarter ended June 30, 1996, to reflect a change in the accounting treatment with respect to the valuation of assets acquired as a result of the recent acquisitions of J&J and Heritable. The effect of this accounting change resulted in the Company eliminating $50.9 million in revenues and approximately $6.3 million of expenses originally recorded in connection with the acquisitions and a reduction in reported earnings of $26.5 million, or $0.78 per fully diluted share. Additionally, as a result of this accounting change the goodwill initially recorded in connection with such acquisitions was reduced from $60.5 million to $10.6 million resulting in a reduction of goodwill amortization of approximately $496,000 from the previously reported figure for the second quarter. The Staff of the Commission has requested additional information from the Company in connection with the accounting related to the J&J Acquisition and the Heritable Acquisition. The Company is supplying such requested information.



     On November 19, 1996, the Company announced that it had determined that certain additional adjustments relating to the J&J Acquisition and the Heritable Acquisition should be made to the financial statements for the quarter ended June 30, 1996. These adjustments reflect a change in the accounting treatment with respect to the $5.0 million of restructuring charges and the $17.3 million of deferred taxes recorded as a result of such acquisitions. The effect of these adjustments resulted in the Company increasing the goodwill as initially restated in September from $10.6 million to $30.6 million reflecting the reclassification, as costs of the acquisitions, of (i) the restructuring charges, previously recorded as an expense, and (ii) the offset to the tax liability incurred as part of the purchase accounting adjustments which had been previously recorded as a deferred tax asset. This increase in goodwill resulted in an increase of amortization expense as previously reported in the second quarter of 1996 of $170,692 and will result in a $502,150 per quarter increase in amortization expense through the first quarter of 2006. As a result of these adjustments, second quarter net earnings increased by $2.8 million or $0.08 per fully diluted share, from $8.3 million or $0.27 per fully diluted share, to $11.1 million or $0.35 per fully diluted share. For the six months ended June 30, 1996, net earnings increased from the previously reported $17.6 million or $0.58 per fully diluted share to $20.4 million or $0.66 per fully diluted share. Further, as a result of these adjustments, there was increased goodwill amortization recorded during the third quarter of 1996 which resulted in a $502,150 decrease in previously announced net earnings of $0.02 per fully diluted share from $14.9 million or $0.45 per fully diluted share to $14.4 million or $0.43 per fully diluted share. For the nine months ended September 30, 1996, net earnings increased $2.3 million to $34.8 million or $1.11 per fully diluted share from the previously announced results of $32.5 million or $1.04 per fully diluted share.



Overview



     The Company is a consumer finance company engaged in the business of originating, purchasing, selling and servicing mortgage loans secured primarily by one- to four-family residences. The Company primarily generates income from gain on sale of loans sold through securitizations, gains recognized from premiums on loans sold through whole loan sales to institutional purchasers, interest earned on loans held for sale, excess mortgage servicing receivables, origination fees received as part of the loan application process and fees earned on loans serviced. Gain on sale of loans includes gain on securitization representing the fair value of the interest-only and residual certificates that the Company receives upon the sale of loans through securitizations in the US which are reflected as trading securities and the value of mortgage servicing receivables that it recognizes through UK securitizations. Included in gain on sale of loans is the present value of the differential between the interest rate payable by an obligor on a loan over the interest rate passed through to the purchaser acquiring an interest in such loan, less applicable recurring fees, including the costs of credit enhancements and trustee fees and, in the case of CSC-UK loans sold prior to January 1, 1996, a third party investment bank's significant participation in the cash flows associated with such loans. Gain on sale of loans constituted approximately 50.9% of total revenues in 1994, 77.2% of total revenues in 1995 and 78.6% of total revenues in the nine months ended September 30, 1996. The Company completed its first US securitization in the first quarter of 1995 and its first UK securitization in the first quarter of 1996. The Company anticipates that it will continue to sell a substantial portion of its loans through securitizations and into loan purchase facilities, with the balance sold in whole loan sales to institutional purchasers.


Recent Growth


     The Company has experienced significant growth in the past few years, particularly since January 1, 1994. Management believes that this growth is primarily attributable to: (i) the Company's geographic expansion program pursuant to which the Company expanded its operations from five states as of December 31, 1993 to 40 states as of September 30, 1996; (ii) the development of a loan servicing capability; (iii) the commencement of the Company's Wholesale Loan Acquisition Program in 1994; (iv) the Company's increased access to funding; (v) the formation in May 1995 of CSC-UK and its access to financing through a loan purchase facility for the origination, sale and servicing of mortgage loans in the UK; and (vi) the recent acquisitions of J&J and Heritable in the UK.


     Although there can be no assurance that the Company will be able to sustain its historical growth rate, management believes that the Company will continue to grow significantly over the next 12 months. Any future growth of the Company will be limited by, among other things, the Company's need for continued funding sources, dependence on securitizations, value of interest-only and residual certificates and mortgage servicing receivables, sensitivity to economic slowdown and fluctuation in interest rates, the effects of the Company's recent expansion, contingent risks on loans, concentration of US operations, competition and legislative and regulatory risks.

Loan Originations and Purchases


     The Company increased its US loan originations and purchases in 1995 to $417.9 million from $154.4 million in 1994, representing an annual growth rate of 170.7% over the 12 month period. The Company's US loan originations and purchases for the nine months ended September 30, 1996 were $925.8 million. The average principal balance of the Company's US loans for the nine months ended September 30, 1996 was $64,132. The Company's UK loan originations and purchases for the nine months ended September 30, 1996 were $378.8 million, including loan portfolios of $51.9 million and $190.5 million acquired as a result of the J&J Acquisition and the Heritable Acquisition, respectively. The average principal balance of the Company's UK loans for the nine months ended September 30, 1996 was $16,240, a decrease of $26,880 from the average principal balance of the Company's UK loans for the year ended December 31, 1995 of $43,120 primarily due to the inclusion of the loans acquired in connection with the J&J Acquisition ($51.9 million of loans at an average principal balance of $9,382) and the Heritable Acquisition ($190.5 million of loans at an average principal balance of $14,705).

                         LOAN ORIGINATION AND PURCHASES


                                                          US                               UK
                              CSC(1)      ----------------------------------   ---------------------------
                           ------------                         FOR THE NINE                  FOR THE NINE
                           FOR THE YEAR   FOR THE YEAR ENDED    MONTHS ENDED       FROM       MONTHS ENDED
                              ENDED          DECEMBER 31,        SEPTEMBER     FORMATION TO    SEPTEMBER
                           DECEMBER 31,   -------------------       30,        DECEMBER 31,       30,
                               1993         1994       1995         1996           1995           1996
                           ------------   --------   --------   ------------   ------------   ------------
                                                       (DOLLARS IN THOUSANDS)
Loan originations and
  purchases:
  Core Products:
     Independent mortgage
       brokers............   $ 77,586     $149,724   $291,907     $311,625       $ 41,395       $135,627
     Wholesale Loan
       Acquisition
       Program............         --        4,686    125,957      406,521             --             --
                              -------     --------   --------     --------        -------       --------
       Total Core
          Products........     77,586      154,410    417,864      718,146         41,395        135,627
  Specialty Products......         --           --         --       78,541             --             --
                              -------     --------   --------     --------        -------       --------
  Bulk purchases..........         --           --         --      129,063             --        243,181(2)
                              -------     --------   --------     --------        -------       --------
     Total originations
       and purchases......   $ 77,586     $154,410   $417,864     $925,750       $ 41,395       $378,808
                              =======     ========   ========     ========        =======       ========
Weighted average interest
  rate(3).................       10.7%        11.1%      11.9%        11.8%          16.4%          16.7%
Weighted average initial
  loan-to-value
  ratio(4)................       52.5         59.7       66.4         72.1           49.0           52.3
Percentage of loans
  secured by first
  mortgages...............       64.0         87.0       89.0         92.8           92.0           71.9


---------------
(1) Represents historical information of CSC prior to its acquisition by the Company.


(2) Includes $51.9 million of loans acquired as a result of the J&J Acquisition, 75.0% of which were secured by second mortgages, with a weighted average interest rate of 27.5% and a weighted average initial loan-to-value ratio of 45.6%, and includes $190.5 million of loans acquired as a result of the Heritable Acquisition, 82.0% of which were secured by second mortgages, with a weighted average interest rate of 14.5% and a weighted average initial loan-to-value ratio of 52.5%.



(3) The UK weighted average interest rate represents the weighted average blended rate. The weighted average flat rates were 17.4% and 17.1% and the weighted average concessionary rates were 10.6% and 10.2% as of December 31, 1995 and September 30, 1996, respectively.



(4) Excludes the Company's Specialty Products. The loan-to-value ratio of a loan secured by a first mortgage is determined by dividing the amount of the loan by the appraised value of the mortgaged property at origination. The loan-to-value ratio of a loan secured by a second mortgage is determined by taking the sum of the loans secured by the first and second mortgages and dividing by the appraised value of the mortgaged property at origination.


Loan Sales


     The Company sells, without recourse, virtually all of the loans it originates or purchases in loan sales through securitizations, into the US and UK loan purchase facilities and in whole loan sales. See "Business -- Loan Sales." During 1995 and the first nine months of 1996, the Company sold $400.4 million and $1.2 billion of loans, respectively, of which $105.8 million and $77.2 million were sold in whole loan sales, respectively. Gains on the sale of loans through securitizations and into loan purchase facilities were $33.2 million and $96.6 million, or 67.1% and 77.0% of the Company's total revenues in 1995 and the nine months ended September 30, 1996, respectively. Gains on whole loan sales represented 10.2% and 1.6% of the Company's total revenues in 1995 and the nine months ended September 30, 1996, respectively.



     During 1995 and the first nine months of 1996, loan sales included $359.0 million and $898.4 million of US loan sales, respectively, and $41.4 million and $337.5 million of UK loan sales, respectively. During 1995 and the nine months ended September 30, 1996, gains on US loan sales totaled $26.3 million (7.3% weighted average gain) and $49.8 million (5.5% weighted average gain), respectively, and gains on UK loan sales totaled $11.9 million (28.7% weighted average gain) and $48.8 million (35.8% weighted average gain excluding the $201.2 million of loans sold that were acquired as a result of the J&J and Heritable Acquisitions), respectively.



     The higher weighted average gain on UK loan sales as compared to US loan sales was primarily a result of the higher average blended interest rate on UK loan originations (16.7% for UK loan originations as compared to 11.8% for US loan originations for the nine months ended September 30, 1996), greater prepayment penalties in the UK and pass-through rates to investors in the Company's UK securitizations that are similar to the pass-through rates on certificates issued in the Company's US securitizations for the period. The blended interest rate on UK loans is an assumed rate based upon the weighted average flat rate of 16.39% and a weighted average concessionary rate of 10.92% for the nine months ended September 30, 1996. Under the terms of some of the Company's loans in the UK, the amount due in the case of a prepayment is based upon the amount of interest that has been "earned" and calculated in accordance with the "Rule of 78s" method with a one- to six-month deferment (i.e., for purposes of calculating the amount of interest that has been earned, the redemption date is set at one to six months after the date of actual redemption by the borrower). In a hypothetical L35,000 loan, the prepayments after the 18th, 120th and 180th months calculated using a six-month deferment would require the borrower to pay L45,872 or 31.1% more than the original principal balance (or L41,080 or 17.4% more than the original principal balance if the prepayment were calculated using a one-month deferment), L54,651 or 56.1% more than the original principal balance (L48,869 or 39.6% more than the original principal balance if the prepayment were calculated using a one-month deferment) and L51,440 or 47.0% more than the original principal balance (L32,277 or 7.8% less than the original principal balance if the prepayment were calculated using a one-month deferment), respectively.



     The Company has used, and may use in the future, pre-funding mechanisms in certain of its securitizations both as a relatively inexpensive borrowing source, as well as to hedge its interest rate exposure. In a typical Company securitization transaction with a pre-funding account, the investors purchase certificates with a higher aggregate principal balance than that of the mortgage loans transferred to the securitization trust on the closing date (such increment, the "Pre-funded Amount"). During the period up to 90 days after the closing date (the "Pre-funding Period"), the Company sells mortgage loans to the trust which in turn pays for them with the Pre-funded Amount.


     The pre-funding mechanism effectively permits the Company during the Pre-funding Period to borrow from the certificate investors an amount equal to the Pre-funded Amount and pay the investors an interest rate equal to the certificate rate which is a rate lower than that at which the Company can borrow from its other funding sources. Furthermore, the Company fixes at the certificate rate the pricing at which it can sell an amount (equal to the Pre-funded Amount) of its mortgage loans, thereby insulating the Company during the Pre-funding Period from risks associated with interest rate movements (that would ultimately impact the pass-through rate on securities issued in a securitization) to which it would be exposed if it were forced to hold the mortgage loans during such period.

Loan Servicing


     Prior to 1994, the Company typically sold loans with servicing rights released. In 1995 and the first nine months of 1996, however, the Company retained the servicing or master servicing rights for approximately 74.2% and 96.2%, respectively, of the loans it sold. As of September 30, 1996, the Company was servicing 18,938 US loans with an aggregate principal balance of $1.2 billion, including $54.6 million of loans as master servicer and $18.2 million serviced by the Company as contract servicer, representing a 211.9% increase over an aggregate principal balance of $386.7 million serviced as of December 31, 1995. Revenue generated from loan servicing amounted to 1.6% and 1.9% of total revenues for 1995 and the first nine months of 1996, respectively. Management believes that the business of loan servicing provides an additional and profitable revenue stream and one that is less cyclical than the business of loan origination and purchasing.


     The following table provides data on delinquency experience and real estate owned ("REO") properties for the Company's US serviced portfolio (excluding loan balances under contract servicing or master servicing agreements). Because the Company has only expanded into the business of loan servicing during the last two years, the Company's US serviced portfolio is relatively unseasoned. Accordingly, the Company has experienced and expects to continue to experience an increase in total US delinquencies as a percentage of the US serviced portfolio. No assurances, however, can be given as to the Company's future delinquency experience.


                                                  AS OF DECEMBER 31,
                                     ---------------------------------------------   AS OF SEPTEMBER 30,
                                             1994                    1995                      1996
                                     ---------------------   ---------------------   ------------------------
                                      DOLLARS      % OF       DOLLARS      % OF                       % OF
                                        IN       SERVICED       IN       SERVICED    DOLLARS IN     SERVICED
                                     THOUSANDS   PORTFOLIO   THOUSANDS   PORTFOLIO   THOUSANDS      PORTFOLIO
                                     ---------   ---------   ---------   ---------   ----------     ---------
US serviced portfolio..............   $23,904      100.0%    $ 311,649     100.0%    $1,133,340       100.0%
                                      -------      -----      --------     -----     ----------       -----
  30-59 days delinquent............        --         --         5,479       1.8         41,729         3.7
  60-89 days delinquent............       142        0.6         1,580       0.5         16,180         1.4
  90 days or more delinquent.......       679        2.8         4,968       1.6         30,175         2.7
                                      -------      -----      --------     -----     ----------       -----
Total US delinquencies.............   $   821        3.4%    $  12,027       3.9%    $   88,084         7.8%
                                      -------      -----      --------     -----     ----------       -----
US REO property....................   $   130        0.5%    $     141        --     $      377          --



     The Company has been servicing loans in the UK since the inception of CSC-UK in May 1995. As of September 30, 1996, CSC-UK was servicing UK loans with an aggregate principal balance of $411.1 million.



     The following table provides data on delinquency experience for the Company's UK serviced portfolio. The Company does not have any REO properties in the UK. Because the Company has only serviced loans in the UK for a short period of time, the Company's UK serviced portfolio is unseasoned. No assurance can be given that delinquencies as a percentage of the UK serviced portfolio as of September 30, 1996 will be indicative of delinquency experience in the future.



                                                AS OF DECEMBER 31, 1995       AS OF SEPTEMBER 30, 1996(1)
                                              ---------------------------     ---------------------------
                                               DOLLARS                         DOLLARS
                                                 IN         % OF SERVICED        IN         % OF SERVICED
                                              THOUSANDS       PORTFOLIO       THOUSANDS       PORTFOLIO
                                              ---------     -------------     ---------     -------------
UK serviced portfolio.....................     $40,299          100.0%        $ 411,053         100.0%
                                               -------          -----           -------         -----
  30-59 days delinquent...................       1,087            2.7            20,952           5.1
  60-89 days delinquent...................         423            1.1            10,173           2.5
  90 days or more delinquent..............       1,926            4.8            30,917           8.7
                                               -------          -----           -------         -----
     Total UK delinquencies...............     $ 3,436            8.6%        $  67,042          16.3%
                                               -------          -----           -------         -----


---------------

(1) Includes the J&J serviced portfolio of $44.2 million with total delinquencies of $19.4 million or 43.9%, of which $3.8 million or 8.5% was 30-59 days delinquent, $2.6 million or 6.0% was 60-89 days delinquent and $13.0 million or 29.4% was 90 days or more delinquent. Includes the Heritable serviced portfolio of $222.2 million with total delinquencies of $23.3 million or 10.5%, of which $9.7 million or 4.4% was 30-59 days delinquent, $3.1 million or 1.4% was 60-89 days delinquent and $10.5 million or 4.7% was 90 days or more delinquent. Excluding the portfolios acquired as a result of the J&J Acquisition and the Heritable Acquisition, the UK delinquency ratio would have been 16.8% at September 30, 1996.


RESULTS OF OPERATIONS


Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995



     Total revenues increased $94.7 million or 307.5% to $125.5 million for the nine months ended September 30, 1996 from $30.8 million for the comparable period in 1995. This increase was due primarily to higher gain on sale of loans resulting from the combined US and UK increased loan origination and purchase volume and volume of loans sold compared to the prior period and increased interest income resulting from higher average balances of loans held for sale, as well as increased discount accretion recognized on higher average balances of mortgage servicing receivables.



     Gain on sale of loans increased $74.8 million or 314.3% to $98.6 million for the nine months ended September 30, 1996 from $23.8 million for the comparable period in 1995. This increase was due primarily to CSC-UK's gain on sale of loans of $48.8 million representing a 35.8% gain on the $136.4 million of loan sales during the 1996 period compared to gain on sale of loans of $6.2 million representing a 29.1% gain on the $21.3 million of loan sales during the comparable period in 1995. The higher average gain on sale for the nine months ended September 30, 1996 was due primarily to the termination of the previous UK purchase facility pursuant to which Greenwich retained a significant participation in such gain. Additionally, the increase was due to the increased volume of US loan sales at lower average gains ($898.4 million of loan sales at a weighted average gain of 5.5% ($49.8 million) in the 1996 period as compared to $232.5 million of loan sales at a weighted average gain of 7.6% ($17.6 million) in the 1995 period). The lower average gain on sale of loans recognized during the nine months ended September 30, 1996 was due primarily to the lower average margins from bulk purchases which began during the second quarter of 1996, lower margins from correspondent wholesale loans, as well as lower margins from changes in interest rates during the second quarter of 1996.



     Mortgage origination income increased $439,018 or 19.8% to $2.7 million for the nine months ended September 30, 1996 from $2.2 million for the comparable period in 1995. This increase was due primarily to (i) the increase in US loan origination and purchase volume to $925.8 million for the nine months ended September 30, 1996 from $271.7 million for the comparable period in 1995 and
(ii) the increase in UK loan origination and purchase volume to $377.0 million for the nine months ended September 30, 1996 from $21.3 million for the comparable period in 1995. It is anticipated that the Company's domestic origination fees as a percentage of loans originated will continue to decrease in the future. Mortgage origination income as a percentage of revenues decreased to 2.1% for the 1996 period from 7.2% for the comparable period in 1995.



     Interest income increased $13.3 million or 359.5% to $17.0 million for the nine months ended September 30, 1996 from $3.7 million for the comparable period in 1995. This increase was due primarily to the increased balance of loans held for sale during the 1996 period resulting from the increased loan origination and purchase volume in excess of loans sold during the period, as well as interest income resulting from the accretion of the discount recorded on mortgage servicing receivables.



     Servicing income increased $2.1 million or 675.9% to $2.4 million for the nine months ended September 30, 1996 from $309,500 for the comparable period in 1995. This increased income was due primarily to an increase in the average balances of US loans serviced to $661.4 million for the nine months ended September 30, 1996 from $139.1 million for the nine months ended September 30, 1995 and the increase in the average balances of UK loans serviced to $212.3 million for the 1996 period from $13.4 million for the 1995 period.



     Earnings from partnership interest decreased $489,621 or 65.3% to $260,000 for the nine months ended September 30, 1996 from $749,621 for the nine months ended September 30, 1995. This decrease was due primarily to lower earnings recognized from the equity interest in IMC during the nine months ended September 30, 1996. In June 1996, IMC converted from partnership to corporate form and effected a public offering of its common stock. As a result of the offering, the Company's interest in IMC is no longer accounted for under the equity method of accounting, whereby the Company recognized its relative portion of the partnership's earnings as revenues, but rather as available-for-sale securities in accordance with SFAS No. 115.



     Total expenses increased $49.6 million or 304.3% to $65.9 million for the nine months ended September 30, 1996 from $16.3 million for the comparable period in 1995. This increase was due primarily to increased salaries, selling expenses and operating expenses related to increased loan origination and purchase volume during the 1996 period. Total expenses as a percentage of total revenues decreased to 52.5% for the nine months ended September 30, 1996 from 52.9% for the comparable period in 1995. During the nine months ended September 30, 1996, amortization of goodwill related to the UK Acquisition, the J&J Acquisition and the Heritable Acquisition totaled $2.5 million.



     Salaries and employee benefits increased $17.4 million or 220.3% to $25.3 million for the nine months ended September 30, 1996 from $7.9 million for the comparable period in 1995. This increase was due primarily to increased staffing levels to 526 US employees at September 30, 1996 compared to 220 US employees for the comparable period in 1995 and the increased staffing levels associated with the UK operations (278 UK employees at September 30, 1996 compared to 54 UK employees for the comparable period in 1995) resulting from the growth in loan origination and purchase volume and geographic expansion, increased loans serviced, as well as the J&J Acquisition and the Heritable Acquisition.

     Interest expense increased $9.1 million or 325.0%, to $11.9 million for the nine months ended September 30, 1996 from $2.8 million for the comparable period in 1995. This increase was due primarily to the interest costs associated with the $143.8 million of Convertible Debentures issued during the second quarter of 1996, as well as an increased balance of loans held pending sale during the nine months ended September 30, 1996 resulting from the increased loan origination and purchase volume during the period.



     Other expenses increased $20.5 million or 359.6% to $26.2 million for the nine months ended September 30, 1996 from $5.7 million for the comparable period in 1995. This increase was due primarily to increased selling costs of $12.4 million or 953.8% to $13.7 million for the nine months ended September 30, 1996 from $1.3 million for the comparable period in 1995 as a result of increased selling and commission costs for UK loan originations and increased professional fees, travel and entertainment and occupancy costs incurred to support the increased loan origination and purchase volume.



     Net earnings increased $27.6 million or 383.3% to $34.8 million for the nine months ended September 30, 1996 from $7.2 million for the comparable period in 1995. This growth in net earnings was due primarily to increased revenues resulting from an increase in US and UK loan origination and purchase volume and volume of loans sold during the nine months ended September 30, 1996 as the Company expanded its geographic base to 40 states and the District of Columbia and further penetrated existing markets.


Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Total revenues increased $38.3 million or 342.0% to $49.5 million in 1995 from $11.2 million in 1994. This increase was primarily the combined result of higher gains on sale of loans resulting from the increased loan origination and purchase volume and volume of loans sold compared to the prior period, the inclusion of the operating results of CSC-UK, not in existence during 1994, an increase in net mortgage origination income due to an increased loan origination volume and an increase in servicing income.


     Gain on sale of loans increased $32.5 million or 570.2% to $38.2 million for the year ended December 31, 1995 from $5.7 million in 1994. This increase was a result of (i) the increased volume of US whole loan sales as well as higher average premiums earned on US whole loan sales during 1995 ($209.0 million of US whole loan sales at a 5.7% ($12.0 million) weighted average premium as compared to a weighted average premium of 4.1% ($5.7 million) on $138.0 million of whole loan sales during 1994), (ii) the inclusion of CSC-UK's gain on loan sales of $11.9 million for the period from its formation to December 31, 1995 representing a 28.7% premium on the $41.4 million of UK loan sales during this period and (iii) the initiation of loan sales through securitizations in 1995. The Company completed loan securitizations in March, August and December 1995, generating gain on securitization of $14.3 million (representing the fair value of the interest-only and residual certificates of $15.6 million, less $1.3 million of costs associated with the transactions), or a weighted average gain on securitization of 9.5% on the Company's participation in the $235.0 million of loans sold through securitizations, excluding pre-funding.


     Net mortgage origination income increased $411,765 or 15.8% to $3.0 million in 1995 from $2.6 million in 1994. This increase was a result of the increase in US loan origination and purchase volume to $417.9 million in 1995 from $154.4 million in 1994, partially offset by lower average origination fees earned.

     Interest income increased $4.8 million or 252.6% to $6.7 million in 1995 from $1.9 million in 1994. This increase was due primarily to the increased balance of loans held for sale during the year resulting from the increased loan origination and purchase volume in excess of loans sold during the period.

     Servicing income increased $362,893 or 87.6% to $777,066 in 1995 from $414,173 in 1994. This increased income was due primarily to an increase in the average balances of loans serviced to $140.3 million in 1995 from $23.4 million in 1994.


     Earnings from partnership interest increased $90,789 or 23.2% to $481,789 in 1995 from $391,000 in 1994 as a result of the inclusion of the equity interest of IMC. For the year ended December 31, 1995, IMC recorded revenues of approximately $19.7 million comprised primarily of $15.1 million from gain on sale of loans.


     Total expenses increased $17.4 million or 187.1% to $26.7 million in 1995 from $9.3 million in 1994. This increase was a result of increased salaries, selling expenses and operating expenses related to increased loan origination and purchase volume during 1995, as well as inclusion of the operating results of CSC-UK, as compared to 1994. Total expenses as a percentage of total revenues decreased to 54.0% for 1995 from 83.4% in 1994. During 1995, amortization of goodwill totaled $493,794, related to the UK Acquisition. In future periods, total expenses will be impacted by $2.0 million of amortization expense on an annualized basis related to the goodwill recorded in connection with the UK Acquisition.

     Salaries and benefits increased $7.9 million or 183.7% to $12.2 million in 1995 from $4.3 million in 1994. This increase was primarily due to increased US staffing levels to 264 employees at December 31, 1995 from 114 employees at December 31, 1994 in connection with the Company's growth in loan origination and purchase volume and geographic expansion, as well as an increase in loans serviced.

     Interest expenses increased $3.0 million or 187.5% to $4.6 million in 1995 from $1.6 million in 1994. The increase was attributable to the interest costs associated with a larger balance of loans held pending sale during 1995 resulting from the increased loan origination and purchase volume during the year.

     Other expenses increased $6.0 million or 171.4% to $9.5 million in 1995 from $3.5 million in 1994. This increase was primarily a result of increased selling costs of $2.3 million or 392.3% to $2.9 million in 1995 from $588,029 in 1994, increased professional fees of $796,343 or 106.9% to $1.5 million in 1995 from $745,105 in 1994 and increased other operating costs of $2.9 million or 131.8% to $5.1 million in 1995 from $2.2 million in 1994 incurred to support the $304.8 million increase in loan origination and purchase volume.

     Minority interest was $2.4 million for 1995. There was no minority interest for the comparable period in 1994. The minority interest was recognized during 1995 due to the inclusion of the consolidated operating results of CSC-UK, although CSC-UK was only 50% owned by the Company prior to September 30, 1995.

     Earnings before extraordinary item increased $11.5 million or 2,850.3% to $11.9 million in 1995 from $403,459 in 1994. This growth was due primarily to increased revenues resulting from an increase in loan origination and purchase volume and volume of loans sold during 1995 as the Company expanded its geographic base to 31 states and the District of Columbia and further penetrated existing markets. Additionally, the inclusion of CSC-UK's earnings, since its formation in May 1995, contributed $5.2 million, after taxes, to net income during 1995.

     An extraordinary loss of $295,943, net of taxes, was recorded due to early extinguishment of subordinated debentures in December 1995. The Company recognized as a loss the unamortized portion of the discount which was initially recorded as a result of the detachable warrants received by the lender in connection with the debt. After giving effect to the extraordinary loss, net earnings increased $11.2 million or 2,800.0% to $11.6 million in 1995 from $403,459 in 1994.

Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     Total revenues increased $6.7 million or 148.9% to $11.2 million in 1994 from $4.5 million in 1993. This increase was due to a combination of increased gains on loans sold, increased net mortgage origination income resulting from the increased loan origination and purchase volume and volume of loans sold compared to the prior period, as well as the addition of income from servicing loans from outside portfolios.

     Gain on sale of loans, all of which was derived from premium on whole loan sales, increased $3.6 million or 171.4% to $5.7 million in 1994 from $2.1 million in 1993. This increase was due primarily to the volume of loans sold during 1994 of approximately $138.0 million as compared to approximately $61.3 million in 1993, an increase of 125.1%. The average premium earned on loan sales was approximately 4.1% in 1994 as compared to 3.4% in 1993.

     Net mortgage origination income increased $1.1 million or 73.3% to $2.6 million in 1994 from $1.5 million in 1993. This increase was a result of the increase in loan origination and purchase volume to $154.4 million in 1994 from $77.6 million in 1993, partially offset by lower average origination fees earned.

     Interest income increased $1.4 million or 254.6% to $1.9 million in 1994 from $535,812 in 1993. This increase was due primarily to the increased balance of loans held for sale during the year resulting from the increased loan origination and purchase volume in excess of loans sold during the period.

     Servicing income increased to $414,173 in 1994 as a result of the January 1994 acquisition of Astrum. At December 31, 1994, the Company serviced $56.3 million of loan balances comprised of 401 loans. Prior to the Astrum acquisition, the Company did not provide loan servicing.


     Earnings from partnership interest was $391,000 in 1994 due to the inclusion of results of the operations of IMC which commenced operations in 1994. The Company did not have any earnings from partnership interest in 1993. For the year ended December 31, 1994, IMC recorded revenues of approximately $11.8 million and net income of $4.7 million. Partnership revenues were primarily comprised of $8.1 million from gain on sale of loans and $2.0 million from net interest margin.


     Total expenses increased $5.2 million or 126.8% to $9.3 million in 1994 from $4.1 million in 1993 as additional selling expenses were incurred and new employees were added to develop and manage the increased loan origination volume and loan servicing volume. Total expenses as a percentage of total revenues decreased to 83.4% during 1994 from 92.7% during 1993.

     Salaries and benefits increased $2.4 million or 126.3% to $4.3 million in 1994 from $1.9 million in 1993. This was the result of increased staffing levels to 114 employees at December 31, 1994 from 35 employees at December 31, 1993 and related costs in connection with the Company's growth in loan origination and purchase volume to $154.4 million in 1994 from $77.6 million in 1993 and expansion into 17 states and the District of Columbia by December 31, 1994 from five states at December 31, 1993.

     Interest expense increased $887,681 or 131.4% to $1.6 million in 1994 from $675,747 in 1993. This increase was attributable to the interest costs associated with a larger balance of loans held pending sale during 1994 resulting from the increased loan origination and purchase volume during the year.

     Other expenses increased $2.0 million or 133.3% to $3.5 million in 1994 from $1.5 million in 1993. This increase was primarily a result of increased selling costs of $242,592 or 70.2% to $588,029 in 1994 from $345,437 in 1993;
increased professional fees of $479,370 or 180.4% to $745,105 in 1994 from $265,735 in 1993; and increased other operating costs of $1.2 million or 131.1% to $2.1 million in 1994 from $908,654 in 1993 incurred to support the increased loan origination and purchase volume. As a percentage of total revenues, however, other expenses remained relatively constant, decreasing slightly to 31.1% in 1994 from 34.0% in 1993.

     Net income increased $88,256 or 28.0% to $403,459 in 1994 from $315,203 in
1993. Excluding a one-time charge of $680,000 related to the change in tax status in 1994 from an "S" corporation to a "C" corporation, however, 1994 net income increased 249.0% from 1993 to $1.1 million. Earnings before taxes increased $1.6 million or 487.9% to $1.9 million in 1994 from $323,203 for 1993. This growth was due primarily to increased revenues resulting from an increase in loan origination and purchase volume and the volume of loans sold during 1994 as the Company expanded its geographic base and further penetrated existing markets.

FINANCIAL CONDITION


September 30, 1996 Compared to December 31, 1995



     Cash and cash equivalents increased $1.1 million or 30.6% to $4.7 million at September 30, 1996 from $3.6 million at December 31, 1995.



     Prepaid commitment fees were recorded as an asset at March 31, 1996 as a result of the UK Greenwich Facility entered into by CSC-UK and Greenwich International Ltd., a subsidiary of Greenwich Capital Markets, Inc. (referred to herein, including any subsidiaries as "Greenwich") in March 1996, to be amortized over the 20-year life of the UK Greenwich Facility. The unamortized balance at September 30, 1996 was $36.5 million. There was no corresponding asset at December 31, 1995.



     Available-for-sale securities in the amount of $14.0 million were recorded as an asset at September 30, 1996 as a result of the Company's equity interest in IMC. Prior to June 1996, the Company had recorded a 9.1% limited partnership interest in IMC. At December 31, 1995, the Company's investment in partnerships was $758,315 and was recorded as other assets. In June 1996, IMC converted into corporate form and effected a public offering of common stock. As a result of the offering, the Company's interest in IMC is no longer accounted for under the equity method of accounting, whereby the Company recognized its relative portion of the partnership earnings as revenues, but rather as available-for-sale securities in accordance with SFAS No. 115. Available-for-sale securities are reported on the Company's statement of financial condition at fair market value with any corresponding change in value reported as an unrealized gain or loss (if assessed to be temporary) as an element of stockholders' equity after giving effect for taxes.



     Mortgage servicing receivables increased $142.3 million or 578.5% to $166.9 million at September 30, 1996 from $24.6 million at December 31, 1995. This increase was due primarily to the $50.9 million of mortgage servicing receivables recorded as a result of the J&J Acquisition and the Heritable Acquisition and the $107.5 million recognized as a result of the increase of loan sales primarily in the UK with servicing retained, partially offset by amortization expenses.



     Trading securities, which consist of interest-only and residual certificates, increased $63.9 million or 409.6% to $79.5 million at September 30, 1996 from $15.6 million at December 31, 1995. This increase was due to the $758.1 million of US securitizations completed during the first nine months of 1996.



     Mortgage loans held for sale, net increased $59.8 million or 80.9% to $133.7 million at September 30, 1996 from $73.9 million at December 31, 1995. This increase was due primarily to the volume of US loans originated exceeding loan sale volume in the first nine months of 1996 and loans acquired as part of the Heritable Acquisition which were not yet sold.



     Mortgage loans held for investment, net increased $4.4 million or 440.0% to $5.4 million at September 30, 1996 from $1.0 million at December 31, 1995. This increase was due primarily to the Company's increased loan origination and purchase volume and the inclusion of $2.8 million of mortgages held for investment by CSC-UK. As a percentage of total assets, mortgage loans held for investment increased to 1.0% at September 30, 1996 from 0.7% at December 31, 1995.



     Goodwill and other intangibles, net of amortization, increased $28.6 million or 148.2% to $47.9 million at September 30, 1996 from $19.3 million at December 31, 1995. This increase was due primarily to the goodwill recorded in connection with the J&J Acquisition and Heritable Acquisition of $5.2 million and $25.4 million, respectively, offset by $2.5 million of amortization during the period.



     Other assets increased $40.7 million or 635.9% to $47.1 million at September 30, 1996 from $6.4 million at December 31, 1995. This increase was due primarily to the inclusion at September 30, 1996 of subwarehouse loan receivables of $19.6 million, deferred costs of $4.4 million related to the issuance of the Debentures, CSC-UK receivables related to loan sales to Greenwich of approximately $12.4 million and other assets of CSC-UK of $3.6 million.



     Warehouse financing facilities outstanding increased $27.9 million or 37.2% to $102.8 million at September 30, 1996 from $74.9 million at December 31, 1995. This increase was due primarily to the increased origination and purchase volume in excess of the volume of loans sold as reflected in the increase in mortgages held for sale, net.



     Accounts payable and other liabilities increased $37.0 million or 225.6% to $53.4 million at September 30, 1996 from $16.4 million at December 31, 1995. This increase was due primarily to the inclusion of CSC-UK and increased escrow balances associated with the increased loan servicing portfolio.



     Allowance for losses increased $13.5 million or 642.9% to $15.6 million at September 30, 1996 from $2.1 million at December 31, 1995. This increase was due primarily to increased loans sold in the UK with servicing rights retained.



     Notes and loans payable totaled $68.0 million at September 30, 1996 representing the $38.0 million note payable recorded in connection with the UK Greenwich Facility and the $30.0 million term loan with The First National Bank of Boston ("Bank of Boston").



     Stockholders' equity increased $55.9 million or 97.9% to $113.0 million at September 30, 1996 from $57.1 million at December 31, 1995. This increase was due primarily to net earnings of $34.8 million for the nine months ended September 30, 1996 and stock issued in connection with the J&J Acquisition and

Heritable Acquisition totaling $12.3 million, in addition to an $8.1 million unrealized gain on available-for-sale securities, net of taxes and a foreign currency translation adjustment of $275,750.


December 31, 1995 Compared to December 31, 1994

     Cash and cash equivalents increased $2.7 million or 293.7% to $3.6 million at December 31, 1995 from $919,291 at December 31, 1994 primarily as a result of excess proceeds from the December 1995 common stock offering.

     Mortgage servicing receivables of $22.1 million were recorded as an asset at December 31, 1995 as a result of the initiation of loan sales with servicing retained partially offset by amortization expenses. There was no corresponding asset at December 31, 1994 due to the fact that prior to January 1995 the Company did not sell loans with servicing retained.


     Trading securities, which consist of interest-only and residual certificates, of $15.6 million were recorded as an asset at December 31, 1995 as a result of the initiation of loan sales through securitizations. There was no corresponding asset at December 31, 1994 due to the fact that prior to March 1995 the Company did not sell loans through securitizations.


     Mortgage loans held for sale increased $57.5 million or 344.3% to $74.2 million at December 31, 1995 from $16.7 million at December 31, 1994 due primarily to increased loan origination and purchase volume in excess of loan sale volume during the first nine months of 1995 as the Company expanded geographically into new states as well as increased its origination and purchase efforts in states in which the Company has an existing market presence.

     Mortgage loans held for investment, net increased $507,621 or 98.3% to $1.0 million at December 31, 1995 from $516,583 at December 31, 1994. This increase was a result of the Company's increased loan origination and purchase volume. As a percentage of total assets, mortgage loans held for investment decreased to 0.7% at December 31, 1995 from 2.4% at December 31, 1994.

     Goodwill and other intangibles, net of amortization of $19.3 million were recorded as an asset at December 31, 1995 as a result of the UK Acquisition. Prior to 1995, the Company did not recognize any goodwill or other intangible assets.

     Warehouse financing facilities outstanding increased $60.2 million or 409.5% to $74.9 million at December 31, 1995 from $14.7 million at December 31, 1994 primarily as a result of increased loan origination and purchase volume in excess of the volume of loans sold as reflected in the increase in mortgages held for sale, net.

     Accounts payable and other liabilities increased $15.7 million or 2,235.8% to $16.4 million at December 31, 1995 from $702,214 at December 31, 1994. This was primarily the result of the UK Acquisition and increased escrow balances associated with the increased loan servicing portfolio.

     Stockholders' equity increased $53.9 million or 1,684.4% to $57.1 million at December 31, 1995 from $3.2 million at December 31, 1994 primarily as a result of net income of $11.6 million for the year, the $21.6 million of Common Stock issued in the UK Acquisition and the $20.7 million from the December 1995 common stock offering.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's business requires substantial cash to support its operating activities. The Company's principal cash requirements include the funding of loan originations and purchases, payment of interest expenses, funding the overcollateralization requirements for securitizations, operating expenses, income taxes and capital expenditures. The Company uses its cash flow from whole loan sales, loans sold through securitizations, capital markets offerings, pre-funding mechanisms through securitizations, loan origination fees, processing fees, net interest income and borrowings under its warehouse facility, US purchase facilities, standby facilities and UK purchase facility to meet its working capital needs and to fund acquisitions such as the J&J Acquisition and the Heritable Acquisition.

     Adequate credit facilities and other sources of funding, including the ability of the Company to sell loans, are essential to the continuation of the Company's ability to originate and purchase loans. As a result of increased loan originations and purchases and its growing securitization program, the Company has operated, and expects to continue to operate, on a negative cash flow basis. During fiscal 1993, 1994 and 1995 and the nine months ended September 30, 1996, the Company used operating cash of approximately $3.7 million, $5.3 million, $75.5 million and $111.3 million, respectively. Additionally, during the same periods, the Company used $924,177, $503,663, $2.0 million and $98.7 million, respectively in investing activities primarily to fund the J&J Acquisition and the Heritable Acquisition in the 1996 period. The Company's sale of loans through securitizations has resulted in a gain on sale of loans through securitizations recognized by the Company. The recognition of this gain on sale has a negative impact on the cash flow of the Company because significant costs are incurred upon closing of the transactions giving rise to such gain and the Company is required to pay income taxes on the gain on sale in the period recognized, although the Company does not receive the cash representing the gain until later periods as the related loans are repaid or otherwise collected. During the same periods, the Company received cash from financing activities of $4.4 million, $6.7 million, $80.2 million and $211.1 million, respectively.



     The Company is required to comply with various operating and financial covenants as defined in the agreements described below, including maintaining an adjusted leverage ratio of senior debt to adjusted tangible net worth of less than 10:1, an adjusted tangible net worth greater than $50.0 million and a collateral coverage ratio of 1.2:1. In addition, CSC-UK may not pay dividends to the Company. The continued availability of funds provided to the Company under these agreements is subject to the Company's continued compliance with these covenants.



     The Company's business requires continual access to short- and long-term sources of debt and equity capital. While management believes that it will be able to refinance or otherwise repay its debt in the normal course of business, there can be no assurance that existing lines of credit can be extended or refinanced or that funds generated from operations will be sufficient to satisfy such obligations.



     The Company's cash requirements may be significantly influenced by possible acquisitions or strategic alliances, although there are no present agreements with respect to any significant acquisitions or strategic alliances.



     The Company anticipates that it will need to raise additional cash within the next several months through the issuance of additional debt or equity securities or additional bank borrowings or a combination thereof. The Company has no commitments for additional debt, equity or bank financings and there can be no assurance that any sources will be available to the Company at any given time or as to the favorability of the terms on which such sources may be available.


Credit Facilities


     Warehouse Facility. The Company borrows funds on a short-term basis to support the accumulation of loans prior to sale. These short-term borrowings are made under a warehouse line of credit with a group of banks for which CoreStates serves as agent (the "Warehouse Facility"). Pursuant to the Warehouse Facility, the Company has available a secured revolving credit line of $72.0 million to finance the Company's origination or purchase of loans, pending sale to investors or for holding certain loans in its own portfolio (the "Revolving Credit Line"). The Revolving Credit Line is settled on a revolving basis in conjunction with ongoing loan sales and bears interest at a variable rate based on the prime and LIBOR rates (7.46% at September 30, 1996) based on (i) 25 basis points over the higher of either the prime rate or the federal funds rate plus 50 basis points, or (ii) LIBOR (A) divided by the result of one minus the stated maximum rate at which reserves are required to be maintained by Federal Reserve System member banks, (B) plus 175 basis points, as periodically elected by the Company. The outstanding balance of this portion of the Warehouse Facility was $71.8 million at September 30, 1996. The Revolving Credit Line extend through June 1997.



     The Warehouse Facility also permits the Company to use up to 20.0% of the Revolving Credit Line to provide subwarehouse lines of credit to certain loan correspondents from whom the Company purchases loans. In July 1995, the Company began lending funds on a short-term basis to assist in the funding of loans originated by certain of the Company's loan correspondents. Each borrowing under these subwarehouse credit lines has a term of not more than 30 days. The Company requires personal guarantees of the credit line from the principals of the related loan correspondents. At September 30, 1996, the aggregate balance of loans outstanding under this program was $19.6 million (included self-funded loans), with applications pending for additional $12.7 million of loans.



     The Company also has a loan and security agreement with CoreStates whereby CoreStates agrees to lend the Company up to $10.0 million to fund loan originations and purchases. Borrowings under the agreement bear interest at the prime rate plus 25 basis points (8.50% at September 30, 1996) and are due upon demand. The agreement terminates on June 30, 1997. The outstanding balance under the loan and security agreement was $9.9 million at September 30, 1996.



     US Purchase Facilities and Standby Facilities. The Company has a $50.0 million loan purchase agreement (the "US Purchase Facility") with ContiTrade whereby the Company originates and then sells loans to ContiTrade and retains the right to repurchase loans at a future date for whole loan sales to institutional investors or for sales through securitizations. This agreement extends through June 1999. The aggregate principal balance of loans sold to and retained by ContiTrade at September 30, 1996 under the US Purchase Facility was $3.7 million. The Company also has a standby financing arrangement with ContiTrade (the "Conti Standby Facility") whereby ContiTrade provides the Company up to $10.0 million line of credit which is secured by the interest-only and residual certificates the Company receives upon loan sales through securitizations. As of September 30, 1996, the Company had $2.0 million available under the Conti Standby Facility. The Conti Standby Facility bears interest at a variable rate based on LIBOR plus 200 basis points (7.4% at September 30, 1996) and the agreement extends through June 1999. In October 1996, the Company entered into a $5.0 million unsecured revolving credit facility with the Bank of Boston (the "Bank of Boston Facility"). The Bank of Boston Facility bears interest at a variable rate based on the Bank of Boston Base Rate plus 50 basis points (8.75% at December 31, 1996). Advances under the Bank of Boston Facility are due on October 24, 1997. As of December 31, 1996, the outstanding balance of the unsecured revolving credit facility was $5.0 million.



     In June 1996, the Company entered into a purchase and sale agreement with Greenwich, effective as of February 2, 1996, with respect to mortgage loans originated or purchased by the Company in the US. Pursuant to the US Greenwich Facility, the Company sells loans to Greenwich for subsequent inclusion in securitizations. In addition, the Company is advanced amounts based on a percentage of the principal balance of the loans sold to Greenwich. Advanced amounts outstanding under this facility bear interest at a rate of LIBOR plus 175 basis points (7.19% at September 30, 1996). The US Greenwich Facility expires on the earlier to occur of $1.0 billion in loans sold by Greenwich out of the facility or February 2, 1998. The Company had approximately $142.3 million available under the US Greenwich Facility at September 30, 1996. The Company retains servicing on all loans sold into the US Greenwich Facility.



     The Company has a $150.0 million Senior Secured Facility with a group of lenders for which CIBC serves as agent. The Senior Secured Facility terminates on October 30, 1998, and carries an initial interest rate of 11.0%, increasing 0.5% on the first day of each quarter commencing July 1, 1997 up to a maximum of 15.0%. Pursuant to the Senior Secured Facility, the Company paid a 1.0% commitment fee and is required to pay (i) a 1.0% funding fee on the amount of each borrowing, (ii) extension fees of 1.0% on June 30, 1997 and 0.5% on the last day of each fiscal quarter thereafter on the amount outstanding on such dates and (iii) commitment cancellation and prepayment fees of 1.0% of the amount cancelled or prepaid if terminated on or before July 1, 1997, 2.0% of the amount cancelled or prepaid if terminated after July 1, 1997 but on or before April 1, 1998 and 3.0% of the amount cancelled or prepaid if terminated thereafter. As of January 29, 1997, the outstanding balance under the Senior Secured Facility was $115.0 million, of which $30.0 million was used to repay an outstanding note with the Bank of Boston and $13.0 million was used to repay an outstanding note with Greenwich.


     UK Purchase Facility. In March 1996, CSC-UK entered into a mortgage loan purchase agreement with Greenwich effective as of January 1, 1996 that includes a working capital facility with respect to the funding of variable rate, residential mortgage loans originated or purchased by CSC-UK in the UK and terminated a previous facility with Greenwich. Pursuant to the UK Greenwich Facility and with certain exceptions, CSC-UK sells all of the loans it originates to Greenwich which must buy such loans. CSC-UK and/or Greenwich will subsequently resell these loans through whole loan sales or securitizations. The UK Greenwich Facility includes a working capital facility pursuant to which CSC-UK is advanced amounts based on a percentage of the principal balance of loans originated or purchased by CSC-UK and sold to Greenwich, which advance may not exceed L10.0 million in the aggregate outstanding at any time. Outstanding amounts under this working capital facility bear interest at a rate of LIBOR plus 255 basis points (8.46% at September 30, 1996). This agreement expires as to the working capital facility on December 31, 2000 and as to the purchase facility on December 31, 2015. Both CSC-UK and Greenwich are prohibited from entering into substantially similar transactions with other parties. CSC-UK agreed to pay a fee to Greenwich in connection with the UK Greenwich Facility in the aggregate amount of $38.0 million evidenced by two notes bearing interest at a rate of 6.2%, $13.0 million of which was paid in December 1996 and $25.0 million of which is payable on December 15, 1997. Such fee is amortized over the life of the UK Greenwich Facility. The outstanding balance under the working capital facility portion of the UK Greenwich Facility was L9.9 million ($15.5 million) at September 30, 1996.


Loan Sales


     Whole Loan Sales. Historically, whole loan sales have been an important capital resource for the Company. The Company disposes of loans through whole loan sales when management believes that the Company is able to achieve a greater return through whole loan sales than through a securitization. In 1994, 1995 and the nine months ended September 30, 1996, the Company sold $138.0 million, $105.8 million and $77.2 million in whole loan sales, respectively, accounting for 100%, 24.8% and 6.2% of all loan sales in the respective periods. Loans are generally sold in portfolios. Upon the sale of a loan portfolio, the Company generally receives a "premium," representing a cash payment in excess of the par value of the loans (par value representing the unpaid balance of the loan amount given to the borrower) or in a few instances a "yield differential" whereby the Company receives a portion of the interest paid by the borrower for the life of the loan. Premiums on US whole loan sales represented 50.9%, 10.2% and 1.6% of the Company's total revenues in 1994, 1995 and the nine months ended September 30, 1996, respectively.



     Securitization Program. The Company's ability to sell loans in the secondary market through securitizations has been its most important capital resource since March 1995. The Company applies net proceeds from securitizations to repay credit facilities, thereby making its credit facilities available for further loan purchases and originations. Through September 30, 1996, the Company had securitized approximately $1.0 billion of loans.



     In these securitizations, the Company purchased credit enhancements to the senior interest in the related REMIC trusts in the form of insurance policies provided by insurance companies. The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the REMIC trusts require either (i) the establishment of a reserve that may be funded with an initial cash deposit by the Company or (ii) the overcollateralization of the REMIC trust intended to result in receipts and collections on the loans that exceed the amounts required to be distributed to holders of senior interests. To the extent that borrowers default on the payment of principal or interest on the loans, losses will be paid out of the reserve account or will reduce the overcollateralization to the extent that funds are available and may result in a reduction in the fair value of the interest-only and residual certificates or the value of the excess mortgage servicing receivables held by the Company. If payment defaults exceed the amount in the reserve account or the amount of overcollateralization, as applicable, the insurance policy maintained by the Company will pay any further losses experienced by holders of the senior interests in the related REMIC trust.



     In connection with its securitizations, the Company continually seeks to improve its structures to reduce upfront costs and to maximize excess cash flow available to the Company. The Company may consider alternative securitization structures, including senior/subordinated tranches, and alternative forms of credit enhancement, such as letters of credit and surety bonds. The structure of each securitized sale of loans will depend on market conditions, costs of securitization and the availability of credit enhancement options to the Company.

     The Company has used, and may use in the future, pre-funding mechanisms in certain of its securitizations both as a relatively inexpensive borrowing source, as well as to hedge its interest rate exposure. See "-- General -- Loan Sales."


Convertible Debentures


     In May 1996, the Company issued $143.8 million of 6% Convertible Subordinated Debentures due 2006 (of which $79.4 million are offered hereby) convertible at any time into shares of Common Stock, currently at a conversion price of $26.25 per share, subject to adjustment. The terms of the indenture governing the Debentures do not limit the incurrence of additional indebtedness by the Company, nor do they limit the Company's ability to make payments such as dividends.


ACCOUNTING CONSIDERATIONS


     The Company derives a significant portion of its income by recognizing gains upon the sale of loans through securitizations based on the fair value of the interest-only and residual certificates that the Company receives upon the sale of loans through securitizations in the US and the value of excess mortgage servicing receivables recognized through UK securitizations and on sales into loan purchase facilities. In loan sales through US securitizations, the Company sells loans that it has originated or purchased to a REMIC trust for a cash purchase price and interests in such REMIC trust consisting of interest-only regular interests and the residual interest which are represented by the interest-only and residual certificates. The cash purchase price is raised through an offering by the REMIC trust of pass-through certificates representing regular interests in the REMIC trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the principal balance, while the Company recognizes as current revenue the fair value of the interest-only and residual certificates.



     In the case of a UK securitization, or the sale of loans into a purchase facility, the Company recognizes as a gain the value of the excess mortgage servicing receivable retained. In addition, since it adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" in October 1995, the Company also recognizes as an asset the capitalized value of mortgage servicing rights (including normal servicing and other ancillary fees) as a mortgage servicing receivable. The fair value of these assets is determined based on various economic factors, including loan types, sizes, interest rates, dates of origination, terms and geographic locations. The Company also uses other available information such as reports on prepayment rates, interest rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review. The Company estimates the expected cash flows that it will receive over the life of a portfolio of loans. These expected cash flows constitute the excess of the interest rate payable by the obligors of loans over the interest rate passed through to the purchaser, less applicable recurring fees and credit losses. The Company discounts the expected cash flows at a discount rate that it believes is consistent with the required risk-adjusted rate of return to an independent third party purchaser of the interest-only and residual certificates or mortgage servicing receivables. As of September 30, 1996, the Company's balance sheet reflected the fair value of interest-only and residual certificates and mortgage servicing receivables of $79.5 million and $166.9 million, respectively.


     Realization of the value of these interest-only and residual certificates and mortgage servicing receivables in cash is subject to the prepayment and loss characteristics of the underlying loans and to the timing and ultimate realization of the stream of cash flows associated with such loans. If actual experience differs from the assumptions used in the determination of the asset value, future cash flows and earnings could be negatively impacted and the Company could be required to write down the value of its interest-only and residual certificates and mortgage servicing receivables. In addition, if prevailing interest rates rose, the required discount rate might also rise, resulting in impairment of the value of the interest-only and residual certificates and mortgage servicing receivables.


     In the fourth quarter of 1995, the Company adopted SFAS No. 122 which the FASB issued in May 1995. SFAS No. 122 applies prospectively in fiscal years beginning after December 15, 1995 (with early application encouraged), to transactions in which a mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as servicing rights, including those purchased before the adoption of such statement. This statement requires that a mortgage banking enterprise recognize rights to service mortgage loans for others as separate assets, regardless of how those servicing rights are acquired, and that a mortgage banking enterprise assess its capitalized servicing rights for impairment based on the fair value of the underlying servicing rights. The Company recognizes these rights and classifies them as mortgage servicing receivables. For the purpose of evaluating and measuring impairment of capitalized mortgage servicing receivables, the Company must categorize those mortgage servicing receivables based on one or more of the predominant risk characteristics of the underlying loans. The Company has determined the predominant risk characteristics to be interest rate risk and prepayment risk. Impairment shall be recognized through a valuation allowance for an individual category. The amount of impairment recognized shall be the amount by which the capitalized mortgage servicing receivables for a category exceed their fair value. Subsequent to the initial measurement of impairment, the Company shall adjust the valuation allowance to reflect changes in the measurement of impairment. Fair value in excess of the amount capitalized as mortgage servicing receivables (net of amortization), however, shall not be recognized. As a result of its adoption of SFAS No. 122 during the fourth quarter of 1995, the Company recognized net additional mortgage servicing receivables of approximately $460,000 during 1995.



     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 encourages the adoption of a new fair value-based accounting method for employee stock-based compensation plans and applies to all arrangements whereby an employee receives stock or other equity instruments of an employer based on the price of an employer's stock. Those arrangements include restricted stock options and stock appreciation rights. SFAS No. 123 also permits the retention of the Company's current method of accounting for these plans under Accounting Principles Board Opinion No. 25. The Company will continue its current method of accounting for stock-based compensation and therefore, pro forma disclosures in footnotes will be provided on an annual basis. The adoption of SFAS No. 123 had no impact on the Company's results of operations or its financial condition.



     On January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. SFAS No. 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is generally effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. SFAS No. 125 will require the Company to allocate the total cost of mortgage loans sold to the mortgage loans sold (servicing released), retained certificates and servicing rights based on their relative values. The pronouncement also will require the Company to provide additional disclosure about the retained certificates in its securitizations and to account for these assets at fair value in accordance with SFAS No. 115. There can be no assurance that such adoption will not reduce the Company's gain on sale of loans in the future or otherwise adversely affect the Company's results of operations or financial condition.

                                    BUSINESS

GENERAL


     The Company is a consumer finance company engaged in the business of originating, purchasing, selling and servicing mortgage loans secured primarily by one- to four-family residences. The majority of the Company's loans are made to owners of single family residences who use the loan proceeds for such purposes as debt consolidation and financing of home improvements and educational expenditures, among others. Through its wholly-owned subsidiary CSC, the Company is licensed or registered to do business in 42 states and the District of Columbia. Through its indirect wholly-owned subsidiary CSC-UK, the Company originates, sells and services mortgage loans in England, Scotland and Wales.


US Overview

     In the US, the Company focuses on lending to individuals who are unable or unwilling to obtain mortgage financing from conventional mortgage sources such as thrift institutions and commercial banks. These conventional lending sources, as compared to the Company, generally impose stringent and inflexible loan underwriting guidelines and require a longer period of time to approve and fund loans. The Company's customers are individuals who often have impaired or unsubstantiated credit histories and/or unverifiable income (for example, because they are self-employed) and require or seek a high degree of personalized service and prompt response to their loan applications. As a result, the Company's customers generally are not averse to paying the higher interest rates that the Company charges for its loan programs as compared to the interest rates charged by conventional lending sources. Because its customers generally borrow for reasons other than the purchase of homes, the Company believes that it is not as dependent as traditional mortgage bankers on general levels of home sales and refinancing activity. In addition, the Company has a Wholesale Loan Acquisition Program whereby it purchases loans on a wholesale basis, on both a flow and bulk basis, from selected financial institutions and mortgage bankers.


     In the US, the Company originates and purchases loans principally through two channels: (i) originations through an extensive network of independent mortgage brokers utilizing the Company's New York headquarters and four regional processing offices located in California, Georgia, Illinois and Virginia; and
(ii) purchases on a flow basis through its Wholesale Loan Acquisition Program from selected financial institutions and mortgage bankers known as loan correspondents. The Company originates loans through a network of independent mortgage brokers, with its highest producing broker accounting for 1.6% of the total US origination and purchase volume for the nine months ended September 30, 1996. The Company strives to process each loan application received from mortgage brokers as quickly as possible in accordance with the Company's loan application approval procedures. Accordingly, most loan applications receive preliminary decisions within 24 hours of receipt and are funded within 15-25 days thereafter. Loans purchased on a flow basis in the Wholesale Loan Acquisition Program are originated by loan correspondents in accordance with the Company's underwriting guidelines and the Company purchases such loans in the form of complete loan packages. In some cases, the Company provides its loan correspondents with subwarehousing arrangements to facilitate the funding of mortgage loans. The highest producing loan correspondent in the Wholesale Loan Acquisition Program accounted for 8.4% of the total US origination and purchase volume for the nine months ended September 30, 1996. In June 1996, the Company first participated in the secondary market for loans offered on a bulk basis by loan correspondents. From time to time, the Company may make bulk purchases if it believes it has the excess underwriting, servicing and management capabilities in place, as well as the necessary access to capital, to review and purchase bulk loans competitively in this market segment.



     As the Company expands the channels through which it originates and purchases loans, it has also broadened the types of loans it offers. The Company offers a wide range of loan products in the US, including fixed rate residential mortgage loans for refinancing, educational, home improvement and debt consolidation purposes, fixed and adjustable rate purchase money mortgage loans and mortgage loans on small multi-family and mixed-use properties. The Company has recently begun offering adjustable rate mortgage loans, jumbo loans and "Sav*-A-Loan(R)" mortgage loans which are loans generally made to homeowners who may have little or no equity in their property but who possess a favorable credit profile and debt-to-income ratio and who often use the proceeds from such loans to repay outstanding indebtedness as well as to make home improvements. The Company also purchases conventional home improvement loans, generally secured by second mortgages, and also originates and purchases loans partially insured by the Federal Housing Administration (the "FHA"), an agency of the US Department of Housing and Urban Development ("HUD"), pursuant to the Title I credit insurance program of the National Housing Act of 1934. The Company's Title I loans must be used by the borrower for property improvements that protect or improve the basic livability or utility of the property. The Title I loan program is a coinsurance program. The Company initially is at risk for 10% of the principal balance of each Title I loan. The FHA will insure the remaining 90% of the principal balance of each loan, subject to certain limits. The Company expects that an increasing percentage of its loan origination and purchase volume in the future will consist of conventional home improvement loans and Title I loans.

     The Company retains the servicing rights to substantially all loans it originates or purchases. Loan servicing involves the collection of payments due under a loan, the monitoring of the loan, the remitting of payments to the holder of the loan, the furnishing of reports to such holder and the enforcement of the lender's rights, including attempting to recover delinquencies and instituting loan foreclosures.


     The Company sells its US loan production primarily through securitizations and, to a lesser extent, through whole loan sales. Through 1994, the Company sold virtually all of its loan production in private placements to a variety of institutional purchasers. In 1995 and the first nine months of 1996, however, the Company sold a substantial portion of its loan production in securitizations. The Company funds its originations and purchases through warehouse lines of credit in the US and purchase and sale facilities in the US and the UK. The Company sells the loans it originates and purchases into the purchase and sale facilities prior to their securitization and recognizes a gain on sale of the loans at the time of such sale. The Company also sold $209.0 million and $77.2 million of its US loan production in whole loan sales to institutional investors in 1995 and the first nine months of 1996, respectively.


UK Overview

     The Company commenced its UK operations in May 1995 with the formation of CSC-UK. In the UK market, the Company has focused on lending to individuals who are generally unable to obtain mortgage financing from Conventional UK Lenders because of impaired or unsubstantiated credit histories and/or unverifiable income, or who otherwise choose not to seek financing from such conventional lenders. The UK market is highly fragmented and underserved by conventional lenders as compared to the US market. The lack of participation of Conventional UK Lenders in this market is primarily a result of economic difficulties experienced in the UK in the late 1980s which, in conjunction with poor underwriting practices, resulted in unacceptable losses for Conventional UK Lenders who made loans to these borrowers during that period. As a result of these losses and the negative effect on home prices that resulted from significant reduction in the deductibility of mortgage interest for UK personal income tax purposes (enacted in 1988), the regulatory authorities responsible for overseeing Conventional UK Lenders imposed higher capital adequacy ratios on Conventional UK Lenders as a condition to making loans to borrowers with impaired or unsubstantiated credit histories and/or unverifiable income irrespective of the actual income levels or the home equity of these borrowers. Given the lack of participation by Conventional UK Lenders, the Company believes that these borrowers currently obtain mortgage financing through a number of small mortgage banking institutions, if at all.


     The Company originates loans in the UK through a network of independent mortgage brokers and, to a lesser extent, through direct marketing to occupants of government-owned residential properties in the UK. The Company has entered into contracts with 45 of its UK brokers, including several of its highest producing brokers, which grant the Company a right of first refusal on all loan applications that meet specified underwriting criteria. To further increase its loan origination volume and market share in the UK, the Company also recently acquired J&J and Heritable, two previously unaffiliated UK-based mortgage bankers. The J&J Acquisition provides the Company with greater strength in the second lien loan market, experienced management personnel necessary for the continuance of its expansion in the UK and a greater share of the fragmented UK market through additional broker relationships and the expansion of offered products. The

Heritable Acquisition represents an expansion to a higher credit quality borrower and new product types complementary to the Company's other UK business, using more traditional underwriting guidelines.

     Although the Company's operations in the UK are generally similar to its US operations, there are certain distinctions, primarily related to loan payment and prepayment terms.

     Except for certain loans subject to regulations promulgated under the United Kingdom Consumer Credit Act 1974 (the "CCA"), the Company's UK loans are calculated by using a standard rate of interest (the "Standard Rate"), and may provide the opportunity for a borrower to make a reduced, or "concessionary" payment (the "Concessionary Rate") to the extent that the borrower pays his loan when due and is current on previous loan payments. With regard to prepayment terms, if a UK borrower redeems his loan in full prior to the maturity date (whether voluntarily or through a default), the equivalent of an early payment fee is incurred as a result of the borrower's contractual obligation to pay a stated amount of interest for the credit extended. The total principal and interest due over the full term of the loan is calculated and then the borrower is provided a rebate for the unexpired portion of the loan term, resulting in the equivalent of an early payment fee.


     The Company calculates the amount of interest payable on a mortgage loan over its stated term to maturity by using a "flat" rate of interest on its original loan balance assuming no amortization of the loan. The cost of credit is determined by multiplying the Standard Rate times the original principal amount of the loan times the original stated term of the loan. To determine the UK borrower's monthly payment, the total cost of credit, adjusting for fees and charges, is added to the original principal amount of the loan and divided by the number of months represented in the loan term. This payment results in an effective annual percentage rate (the "APR") that is greater than the APR on a loan originated in the US.


     For purposes of allocating loan payments between principal and interest, the amount of a payment that is deemed to be allocable to the repayment of principal will be determined on an actuarial basis assuming that the loan has an interest rate that is equal to the APR on the loan, calculated using the applicable Concessionary Rate. For example, a hypothetical loan of L35,000 written with a Concessionary Rate of 9.9% and an original term to stated maturity of 20 years would have a monthly payment of L434.58 and an APR of 13.97% assuming all payments were made when due. In order to determine the principal portion of each monthly payment under the Concessionary Rate of the hypothetical L35,000 loan described above, the loan is amortized using its Concessionary Rate APR.


     Under the terms of some of the Company's loans in the UK, the amount due in the case of a prepayment is based upon the amount of interest, at the Standard Rate, that has been "earned" and calculated in accordance with the "Rule of 78s" method with a one- to six-month deferment (i.e., for purposes of calculating the amount of interest that has been earned, the redemption date is set at one to six months after the date of actual redemption by the borrower). Prepayments of the Company's regulated loans are calculated using a one-month deferment, except where the term of the loan is five years or less, in which case a two-month deferment is used. This generally results in lower prepayment penalties as compared to the Company's unregulated UK loans, which typically use a six-month deferment. In the hypothetical L35,000 loan described above, the prepayments after the 18th, 120th and 180th months calculated using a six-month deferment would require the borrower to pay L45,872, or 31.1% more than the original principal balance (L41,080 or 17.4% more than the original principal balance if the prepayment were calculated using a one-month deferment), L54, 651 or 56.1% mort than the original principal balance (L48,869 or 39.6% more than the original principal balance if the prepayment were calculated using a one-month deferment) and L51,440 or 47.0% more than the original principal balance (L32,277 or 7.8% less than the original principal balance if the prepayment were calculated using a one-month deferment), respectively.



     The Company anticipates selling UK loans through securitizations and, to a lesser extent, through whole loan sales to maximize its revenues and provide greater flexibility in managing its cash requirements. Prior to each such sale, the Company sells UK loans upon origination to Greenwich pursuant to the terms of the UK Greenwich Facility. The Company completed UK loan sales through securitizations of L32.0 million ($49.6 million) L64.5 million ($102.0 million) and L116.3 million ($189.2 million), respectively, in March, October and November 1996.

BUSINESS STRATEGY


     The Company's business strategy is to continue its focus on lending to borrowers who are unable or unwilling to obtain mortgage financing from conventional mortgage sources. In the US, the Company originates loans through an extensive network of independent mortgage brokers and purchases loans under its Wholesale Loan Acquisition Program on a flow basis from selected financial institutions and mortgage bankers. In the UK, the Company originates loans principally through a network of independent mortgage brokers. The Company's goal is to continue to increase its loan origination and purchase volume by pursuing the strategies discussed below.


Geographic Expansion in the US


     The Company intends to expand its independent mortgage broker network and Wholesale Loan Acquisition Program in the US on a nationwide basis. The Company currently has an extensive independent broker network covering 42 states and the District of Columbia utilizing the Company's New York headquarters and four regional processing centers located in California, Georgia, Illinois and Virginia and it purchases loans from selected financial institutions and mortgage bankers. The Company's expansion strategy involves (i) identifying areas with demographic statistics that are comparable to existing markets where the Company has been successful in originating and purchasing loans, (ii) understanding the area's regulatory requirements and tailoring the Company's loan programs to comply with such requirements, (iii) searching for and retaining business development representatives for that area who have (or have the ability to develop) contacts with the independent mortgage brokers originating loans in that area and (iv) marketing to the independent mortgage brokers through the business development representatives in order to generate loan originations.


Growth through Selected Acquisitions

     The Company intends to continue to expand its existing operations through the acquisition of complementary consumer finance businesses in order to enhance revenue and market share as well as to capitalize on the Company's existing systems, financial resources and experienced personnel. In furtherance of this strategy, the Company recently acquired J&J and Heritable. The J&J Acquisition provides the Company with greater strength in the second lien loan market, experienced management personnel and a greater share of the fragmented UK market through additional broker relationships and the expansion of product offerings. The Heritable Acquisition represents an expansion to a higher credit quality borrower and new product types complementary to the Company's other UK business.

Further Development and Expansion of UK Operations

     In the UK, the Company seeks to target an underserved segment of the home equity market by lending to borrowers who are unable to obtain mortgage financing from conventional mortgage sources because of impaired or unsubstantiated credit histories and/or unverifiable income or who choose not to seek financing from such conventional lenders. Given the lack of participation by Conventional UK Lenders in this market segment, the Company believes that these borrowers currently obtain mortgage financing through a number of small, privately held mortgage bankers, if at all.


     Since the formation of CSC-UK in May 1995, the Company has been actively marketing its products and services to mortgage brokers in the UK. In order to increase purchase volume from its UK brokers, the Company has entered into contracts with 45 of its brokers, including several of its highest producing brokers, which grant the Company a right of first refusal on all loan applications that meet specified underwriting criteria. The Company has proprietary on-line software used by many of its brokers to expedite the loan application process and has adopted in the UK its US underwriting procedures in implementing standardized appraisal guidelines and employing underwriting and processing staff to provide prompt, efficient and reliable service to the UK broker community. The Company also intends to broaden the range of loan products it offers in the UK in order to increase the base of brokers it serves. For example, the Company has begun direct marketing of a new loan product designed for occupants of government-owned residential properties in the UK.

Expansion of Wholesale Operations



     The Company seeks to increase significantly its wholesale purchases of loans from selected financial institutions and mortgage bankers under its Wholesale Loan Acquisition Program. The Company offers a wide range of products and services, as well as quick response times, to meet the needs of the participants in its Wholesale Loan Acquisition Program. In addition, the Company offers subwarehousing arrangements to selected mortgage bankers to facilitate the funding of mortgage loans.


Maximization of Independent Mortgage Broker Relationships


     The Company seeks to maximize its loan origination capability from its network of independent mortgage brokers by offering a variety of innovative products and providing consistent underwriting and prompt and efficient service at competitive prices. The Company offers over 20 loan products to its independent mortgage brokers to meet the needs of the diverse borrower market. The Company targets brokers with a smaller volume of loans, a segment of the mortgage market the Company believes has typically been underserved by traditional sources, and attempts to retain and grow these relationships by providing quality and reliable products and services as well as consistent underwriting and substantial funding sources. The Company processes and underwrites loans for its brokers, generally making preliminary decisions within 24 hours of receipt of an application and funding within 15-25 days thereafter. The Company believes that it can achieve further penetration of its existing independent mortgage broker network without incurring significant concentration risks. In the UK, the Company has entered into contracts with 45 of its brokers, including several of its highest producing brokers, which grant the Company a right of first refusal on all loan applications that meet specified underwriting criteria. In addition, the Company has proprietary on-line software used by many of its brokers to expedite the loan application process.


Maintenance of Underwriting Standards and Infrastructure

     As the Company expands its product offerings and increases its loan origination and purchase volume, it intends to continue to apply its underwriting standards and quality control procedures in connection with the loans it originates, purchases and services. The Company strives to develop software and purchase hardware that monitor the Company's loan portfolio in order to service the portfolio effectively. The Company has recently upgraded its computer system to provide additional capacity to accommodate the increased loan origination and purchase volume and to provide greater flexibility in monitoring the various types of loan products the Company offers. The Company continues to expand its facilities, retain experienced personnel and monitor loan payments carefully in order to maintain service levels as it grows its loan origination and purchase volume.

Introduction and Expansion of New Products


     The Company frequently reviews its loan offerings and introduces new loan products to attempt to meet the needs of its customers. The Company also evaluates products or programs that it believes enhance revenue by leveraging the Company's existing systems and personnel. In furtherance of this strategy, in December 1995 the Company expanded loan production volume to include Title I home improvement loans, in May 1996 the Company expanded loan production volume to include conventional home improvement loans and in the first quarter of 1997 the Company anticipates expanding loan production volume to include conventional loans. The Company also offers adjustable rate mortgage loans, jumbo loans and "Sav*-A-Loans(R)" (loans to homeowners with little or no equity in their property but who possess a favorable credit profile and debt-to-income ratio and who often use the proceeds from such loans to repay outstanding indebtedness as well as make home improvements). In addition, the Heritable Acquisition has provided the Company with expanded loan product offerings to UK borrowers with higher quality credit than the Company's typical UK borrowers.


LOANS

Overview

     The Company's consumer finance activities primarily consist of originating, purchasing, selling and servicing mortgage loans. The vast majority of these loans are traditional home equity loans secured by first mortgages on one- to four-family residences. The balance are loans secured by junior mortgages on one- to four-family residences, loans secured by first mortgages on small multi-family residences and mixed-use properties, "Sav*-A-Loans(R)," conventional home improvement loans and, to a lesser extent, Title I home improvement loans. Once a loan application has been received, the underwriting process completed and the loan funded or purchased, the Company typically will package the loans in a portfolio and sell the portfolio, either through a securitization or directly on a whole loan basis to institutional purchasers. The Company retains the right to service substantially all of the loan origination and purchase volume that it sells. The Company also acts as a contract loan servicer for other financial institutions.

Loan Originations and Purchases


     The Company is licensed or registered to originate or purchase loans in 42 states and the District of Columbia through a network of independent mortgage brokers and through its eight US branch offices. In addition, the Company purchases loans on a wholesale basis from selected financial institutions and mortgage bankers and, more recently, in bulk from other originators. In the UK, the Company also originates loans through a network of independent mortgage brokers. The Company believes that its strategy of originating loans through independent mortgage brokers and purchasing loans in the US through wholesale acquisitions and in bulk is efficient as it allows the Company, with only nine offices, to maintain lower overhead expenses than competing companies utilizing a more extensive branch office system.

                  CHANNELS OF LOAN ORIGINATIONS AND PURCHASES


                                                            US
                                            -----------------------------------                UK
                                CSC(1)                                            ----------------------------
                             ------------       YEAR ENDED         NINE MONTHS     FORMATION      NINE MONTHS
                              YEAR ENDED       DECEMBER 31,           ENDED         THROUGH          ENDED
                             DECEMBER 31,   -------------------   SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,
                                 1993         1994       1995         1996            1995           1996
                             ------------   --------   --------   -------------   ------------   -------------
                                                          (DOLLARS IN THOUSANDS)
Independent Mortgage
  Brokers:
  Principal balance........    $ 77,586     $149,724   $291,907     $ 390,166       $ 41,395       $ 135,627
  Number of loans..........       1,052        1,947      4,161         6,296            960           4,799
  Average principal balance
     per loan..............    $   73.8     $   76.9   $   70.2     $    62.0       $   43.1       $    28.3
Wholesale Loan Acquisition
  Program:
  Principal balance........          --     $  4,686   $125,957     $ 406,521             --              --
  Number of loans..........          --           60      1,847         5,880             --              --
  Average principal balance
     per loan..............          --     $   78.1   $   68.2     $    69.1             --              --
Bulk Purchases(2):
  Principal balance........          --           --         --     $ 129,063             --       $ 243,181
  Number of loans..........          --           --         --         2,259             --          18,527
  Average principal balance
     per loan..............          --           --         --     $    57.1             --       $    13.1
Total Loan Originations and
  Purchases:
  Principal balance........    $ 77,586     $154,410   $417,864     $ 925,750       $ 41,395       $ 378,808
  Number of loans..........       1,052        2,007      6,008        14,435            960          23,326
  Average principal balance
     per loan..............    $   73.8     $   76.9   $   69.6     $    64.1       $   43.1       $    16.3


---------------

(1) Represents historical information of CSC prior to its acquisition by the Company.


(2) For the nine months ended September 30, 1996 in the UK, represents the loan portfolios purchased as a result of the J&J Acquisition and the Heritable Acquisition.



     Independent Mortgage Brokers. A significant portion of the Company's US loan origination and purchase volume is currently derived from independent mortgage brokers. During 1995 and the first nine months of 1996, $291.9 million or 69.9% and $390.2 million or 42.1%, respectively, of the Company's loan originations and purchases were sourced through the independent mortgage broker network. All independent mortgage brokers submitting loan applications to the Company must be registered or licensed as required by the jurisdiction in which they operate. The Company believes that not only are independent mortgage brokers the most efficient way to reach borrowers, but also that the use of these brokers minimizes the Company's staffing requirements and marketing expenses.



     The Company receives credit application packages from mortgage brokers. As independent mortgage brokers may submit loan applications to several prospective lenders simultaneously, the Company strives to provide a quick response to the loan application (in most instances a preliminary response is given on the same day that the application is received). In addition, the Company emphasizes personal service to both the broker and loan applicant by having consultants and loan processors follow the loan application through the application and closing process. Because the Company's independent mortgage brokers collect fees from the borrower and are not compensated by the Company, the Company believes that consistent underwriting, quick response times and personal service are critical to successfully originating loans through independent mortgage brokers. During 1995 and the first nine months of 1996, the single highest producing independent mortgage broker accounted for 6.4% and 1.6%, respectively, of the Company's US loan originations and purchases, and the ten highest producing independent mortgage brokers accounted for 21.0% and 6.7%, respectively, of the Company's US loan originations and purchases. The Company periodically reviews the performance of the loans produced by each independent broker and any pattern of higher than expected delinquency or documentation deficiencies will result in the elimination of that broker from the Company's approved list.



     Wholesale Loan Acquisition Program. In addition to originating loans through its network of independent mortgage brokers, the Company purchases US loans on a flow basis through its Wholesale Loan Acquisition Program. These loan purchases are in the form of complete loan packages originated by loan correspondents. Commenced in 1994, the Wholesale Loan Acquisition Program accounted for $4.7 million (3.0%), $126.0 million (30.1%) and $406.5 million (43.9%) of the Company's total US loan origination and purchase volume for 1994, 1995 and the nine months ended September 30, 1996, respectively. The Company anticipates that this program will account for substantially more of the Company's total loan origination and purchase volume in the future.



     The Company purchases loans on a flow basis under the Wholesale Loan Acquisition Program. The correspondent follows the Company's underwriting guidelines and lends to the borrower in accordance with these guidelines. After the correspondent has made the loan, the Company purchases the loan from the correspondent. Loan correspondents must be registered or licensed as required by the jurisdiction in which they operate and must be approved by the Company. Prior to approving a financial institution or mortgage banker as a loan correspondent, the Company performs an extensive investigation of, among other things, the proposed loan correspondent's licensing or registration and the performance of its previously originated loans. The investigation includes contacting the agency that licenses or registers such loan correspondent, as well as other purchasers of loans originated by it, and reviewing such loan correspondent's financial statements. Following approval, the Company requires each loan correspondent to enter into a purchase and sale agreement with customary representations and warranties regarding the loans sold to the Company. No single financial institution or other mortgage banker in the Wholesale Loan Acquisition Program accounted for more than 6.4% or 8.4% of the Company's US loan originations and purchases during 1995 or the nine months ended September 30, 1996, respectively.


     In order to facilitate its Wholesale Loan Acquisition Program, the Company offers a wide range of products and services designed to meet the needs of its loan correspondents including, in certain cases, a subwarehousing facility to assist in the funding of mortgage loans. Borrowings under the Company's subwarehousing lines have terms of not more than 30 days and require personal guarantees from the principals of the loan correspondents for such credit lines.


     Bulk Purchases. In June 1996, the Company first participated in the secondary market for loans offered on a bulk basis by other originators. The Company completed bulk purchases of $129.0 million in loans as of September 30, 1996. Bulk purchases accounted for 13.9% of the Company's total US loan origination and purchase volume for the nine months ended September 30, 1996.



     In the case of bulk purchases, loan correspondents originate numerous loans without seeking the Company's preapproval. The loans are packaged in a large portfolio and presented to the Company for review and possible purchase. The Company re-underwrites the loans in each package and purchases those loans that meet its underwriting standards. From time to time, the Company may make opportunistic bulk purchases if it believes it has the underwriting, management and servicing capabilities and capital resources necessary to compete effectively in this market.



     Geographic Distribution of US Loans. Although the Company is licensed or registered in 42 states and the District of Columbia, it has historically concentrated its business in the eastern seaboard states and the midwest. While this concentration has declined, New York and Illinois contributed 37.0% and 17.6%, respectively, of the Company's total US loan origination and purchase volume for the year ended December 31, 1995, and 18.7% and 10.0%, respectively, for the nine months ended September 30, 1996. The Company intends to expand its loan origination and purchase activities into new states, as well as within states it currently serves, through both independent mortgage brokers and its Wholesale Loan Acquisition Program. Typically, the Company begins to originate and purchase loans within a six-month period after receiving its license or becoming registered in a state. This allows the Company time to develop appropriate documentation and procedures for complying with local and state regulatory requirements, retain a business development representative for the market, implement through that business development representative a strategy designed to familiarize loan origination and purchase sources with the Company and its loan programs, as well as pre-qualify appraisers, title companies and closing attorneys. During 1995 and the nine months ended September 30, 1996, the Company received its license or became registered to conduct mortgage banking activities in 23 additional states.


                GEOGRAPHIC DISTRIBUTION OF US LOAN ORIGINATIONS
                                 AND PURCHASES


                                                                         COMPANY
                                           CSC(1)        ---------------------------------------
                                        ------------
                                                           YEAR ENDED
                                         YEAR ENDED       DECEMBER 31,           NINE MONTHS
                                        DECEMBER 31,     ---------------     ENDED SEPTEMBER 30,
                                            1993         1994      1995             1996
                                        ------------     -----     -----     -------------------
        States
          New York....................       89.7%        67.2%     37.0%            18.7%
          New Jersey..................        1.7          2.1       6.4             10.4
          Illinois....................        1.3         12.2      17.6             10.0
          Florida.....................         --           --       0.6              9.6
          Maryland....................         --          5.3       7.6              7.1
          Ohio........................         --           --       2.3              5.9
          Indiana.....................         --          5.0       4.1              5.8
          Michigan....................         --           --       1.1              5.4
          Georgia.....................         --           --       4.2              4.8
          Pennsylvania................         --          0.4       5.8              4.2
          Massachusetts...............         --          0.7       1.9              4.0
          South Carolina..............         --           --       1.7              2.2
          Virginia....................         --          1.7       2.5              1.8
          North Carolina..............         --           --       1.6              1.8
          Connecticut.................        7.3          4.5       1.4              1.7
          California..................         --           --        --              1.4
          Tennessee...................         --           --        --              1.0
          All other states............         --          0.9       4.2              4.2
                                            -----        -----     -----            -----
                  Total...............      100.0%       100.0%    100.0%           100.0%
                                            =====        =====     =====            =====


---------------

(1) Represents historical information of CSC prior to its acquisition by the Company.

     UK Originations. The Company currently originates all of its UK loans through independent mortgage brokers using methods similar to those used in the US to generate loan origination volume. Most loans to borrowers with impaired or unsubstantiated credit histories and/or unverifiable income, or who otherwise do not choose to use Conventional UK Lenders, are originated by independent mortgage brokers throughout the UK. Mortgage brokers fund their originated loans through private investors, selected financial institutions and, since the formation of CSC-UK, the Company.


     The Company is licensed to originate loans throughout England, Scotland and Wales. The Company will only originate loans through Company-approved independent mortgage brokers that are accredited and licensed under the CCA. Unlike in the US, the Company pays these brokers a commission on loans they originate through CSC-UK. Many of the Company's mortgage brokers in the UK, including the Company's 31 highest producing mortgage brokers, utilize the Company's proprietary on-line software to expedite the loan process. Although the Company has a large number of independent brokers who are approved to submit applications in the UK, 60.5% of CSC-UK's loan originations in 1995 and 42.1% in the first nine months of 1996 came from three mortgage brokers. Although the Company believes that its products and services will attract a consistent flow of loan origination volume from mortgage brokers, there can be no assurance the

Company will be able to obtain similar levels of loan origination volume from these three, or other, brokers in the future.


     The Company has expanded its broker relationships, and therefore its originations, in the UK through internal development, as well as through strategic acquisitions. In order to provide increased purchase volume, the Company has entered into contracts with several of its highest producing brokers which grant the Company a right of first refusal on all loan applications by the broker that meet specified underwriting criteria. The contracts generally have three-year terms and provide that the Company will pay the broker certain additional commissions upon the sale to the Company of specified volumes of qualifying loans. To date, the Company has entered into such right of first refusal contracts with 45 UK brokers. These brokers accounted for 70.0% and 74.2% of the Company's total UK loan origination volume in 1995 and the nine months ended September 30, 1996, respectively.



     The Company also recently expanded its originations sources in the UK through the J&J Acquisition and the Heritable Acquisition. J&J originates loans through a network of approved independent mortgage brokers, the majority of which specialize in lending to borrowers who generally have credit characteristics which would allow them to qualify for loans from Conventional UK Lenders. These mortgage brokers refer applicants with weaker credit characteristics to J&J. Traditionally, J&J's loans have been secured primarily by second mortgages. Loans made by J&J tend to have higher interest rates than the blended interest rates on loans made by CSC-UK. The weighted average interest rate on J&J's loan portfolio as of December 31, 1995 and September 30, 1996 was 23.2% and 23.1%, respectively , as compared to that of 16.4% and 16.7%, respectively, on CSC-UK's loan portfolio as of the same dates. J&J's loans are subject to prepayment penalties. In addition, certain of J&J's loans are also subject to the calculation of prepayments under the Rule of 78s method. Because the majority of J&J's loans are regulated, prepayments under the Rule of 78s method are therefore calculated with a one-month deferment, which generally results in lower prepayment penalties.



     The Company believes that the J&J Acquisition strengthens the Company's position in the UK market and expands its product base. J&J specializes in lending to customers who are very similar to those served by the Company and offers loan products used by borrowers for similar purposes. Pursuant to the J&J Acquisition, the Company expanded its mortgage broker network. J&J also originates several types of loans that the Company did not previously offer. The Company believes that the expansion of the mortgage broker network and loan products achieved through the J&J Acquisition will enable the Company to increase its share of the fragmented UK market. The J&J Acquisition also provides the Company with additional experienced management personnel for its continued expansion in the UK. The Company also believes that, with access to improved loan funding sources such as the UK Greenwich Facility, J&J will be able to increase its loan origination volume significantly.



     Heritable provides secured mortgage loans to individuals in the UK that generally have higher quality credit profiles than the Company's typical UK borrowers. Heritable originates, through a network of mortgage brokers, a wide range of mortgage loan products secured primarily by second mortgages on single family residences. The majority of Heritable's loans are made to owners of residences who use the proceeds for such purposes as debt consolidation, the financing of home improvements and educational purposes. Loans made by Heritable tend to have a lower interest rate than the blended interest rate on loans made by CSC-UK. The weighted average interest rate on Heritable's loan portfolio as of December 31, 1995 and September 30, 1996 was 14.8% and 14.4%, respectively, as compared to that of 16.4% and 16.7%, respectively, on CSC-UK's loan portfolio as of the same dates. Heritable's loans are subject to prepayment penalties and to the calculation of prepayments under the Rule of 78s method. Because the majority of Heritable's loans are regulated, prepayments under the Rule of 78s method are generally calculated with a one-month deferment which generally results in lower prepayment penalties.


     The Heritable Acquisition represents an expansion in borrower and product types complementary to the Company's other UK business. Heritable specializes in lending to customers with higher quality credit characteristics than those served by the Company but who use the loan proceeds for similar purposes. Heritable also originates several types of loans that the Company did not previously offer. Heritable's business uses more traditional underwriting guidelines and practices than those of CSC-UK, thereby expanding

CSC-UK's underwriting capability and, accordingly, the products CSC-UK is able to offer. The Company believes that the expansion of loan products achieved through the Heritable Acquisition will enable the Company to increase its share of the fragmented UK market. The Company also believes that, with access to improved loan funding sources such as the UK Greenwich Facility, Heritable will be able to increase significantly its loan origination volume.

     The following table highlights certain selected information relating to the origination and purchase of loans by the Company during the periods shown.

                        LOAN ORIGINATIONS AND PURCHASES


                                                               US
                                                  -----------------------------                UK
                                      CSC(1)                                      ----------------------------
                                   ------------    YEAR ENDED      NINE MONTHS     FORMATION      NINE MONTHS
                                    YEAR ENDED    DECEMBER 31,        ENDED         THROUGH          ENDED
                                   DECEMBER 31,   -------------   SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,
                                       1993       1994     1995       1996            1995          1996(2)
                                   ------------   ----     ----   -------------   ------------   -------------
Type of property securing loan:
  One- to four-family............      100.0%     98.3%    97.2%       96.3%         96.3%           95.9%
  Multi-family/Mixed-use.........        0.0       1.7      2.8         3.7            3.7             4.1
Type of mortgage securing loan:
  First mortgage.................       64.0      87.0     89.0        92.8           92.0            71.9
  Second mortgage................       36.0      13.0     11.0         7.2            8.0            28.1
Weighted average interest rate...       10.7      11.1     11.9        11.8           16.4            16.7
Weighted average initial loan-to-
  value ratio(3).................       52.5      59.7     66.4        72.1           49.0            52.3


---------------
(1) Represents historical information of CSC prior to its acquisition by the Company.


(2) Includes $51.9 million of loans acquired from J&J, 75.0% of which were secured by second mortgages, with a weighted average interest rate of 27.5% and a weighted average initial loan-to-value ratio of 46.2%, and includes $190.5 million of loans acquired from Heritable, 82.0% of which were secured by second mortgages, with a weighted average interest rate of 14.5% and a weighted average initial loan-to-value ratio of 52.5%.


(3) The loan-to-value ratio of a loan secured by a first mortgage is determined by dividing the amount of the loan by the appraised value of the mortgaged property at origination. The loan-to-value ratio of a loan secured by a second mortgage is determined by taking the sum of the loans secured by the first and second mortgages and dividing by the appraised value of the mortgaged property at origination.

Loan Underwriting -- US


     Underwriting Guidelines for One- to Four-Family Loans. The following is a description of the underwriting guidelines customarily and currently employed by the Company with respect to mortgage loans which it originates or purchases from others. The Company revises such guidelines from time to time in connection with changing economic and market conditions. These underwriting guidelines are applied consistently with respect to all of the Company's US one- to four-family loans, whether originated through mortgage brokers or purchased on a flow basis under the Wholesale Loan Acquisition Program.


     The Company's business consists primarily of originating, purchasing and servicing mortgage loans. The principal balance of the loans purchased or originated by the Company generally ranges from a minimum of $8,500 to a maximum of $450,000. Under the Company's current policy, the majority of the mortgage loans the Company acquires or originates (other than Sav*-A-Loans(R)) have loan-to-value ratios which do not exceed 85%, except that in some instances, on an exception basis, the Company may accept a loan with a loan-to-value ratio up to 91%.

     The Company specializes in mortgage loans that do not conform to the underwriting standards of FNMA or FHLMC and typically applied by banks and other primary lending institutions, particularly with regard to a prospective borrower's credit history. In analyzing loan applications, the Company analyzes both the borrower's credit and the value of the underlying property which will secure the loan, including the characteristics of the underlying first lien, if any.

     The Company considers factors pertaining to the borrower's current employment, stability of employment and income, financial resources, and analysis of credit, reflecting not only the ability to pay, but also the willingness to repay contractual obligations. The property's age, condition, location, value and continued marketability are additional factors considered in each risk analysis.

     The Company's underwriting standards are designed to provide a program for all qualified applicants in an amount and for a period of time consistent with their ability to repay. All of the Company's underwriting determinations are made without regard to sex, marital status, race, color, religion, age or national origin. Each application is evaluated on its individual merits, applying the guidelines set forth below, to ensure that each application is considered on an equitable basis.


     The Company originates mortgage loans with different credit characteristics depending on the credit profiles of individual borrowers. Except for "Balloon Loans" (i.e., mortgage loans that provide on the date of origination for scheduled monthly payments in level amounts substantially lower than the amount of the final scheduled payment), the mortgage loans originated by the Company generally have amortization schedules ranging from 15 years to 30 years and require monthly payments which are due as of a scheduled day of each month which is fixed at the time of origination. Balloon Loans generally provide for scheduled amortization over 30 years with a due date and a balloon payment at the end of the fifteenth year. The collateral securing loans acquired or originated by the Company are generally one- to four-family residences, including condominiums, manufactured housing and townhomes and such properties may or may not be occupied by the owner. It is the Company's policy not to accept mobile or commercial properties (other than mixed-use properties) or unimproved land as collateral. However, the Company will accept small multi-family properties which consist of more than four residential units.


     The Company's mortgage loan program includes: (i) a full documentation program and (ii) a non-income verification program. Under the full documentation program, the borrower's total monthly debt obligations (which include principal and interest on the new loan and all other mortgages, loans, charge accounts and scheduled indebtedness) generally cannot exceed 50% of the borrower's monthly gross income. Loans to borrowers who are salaried employees must be supported by current employment information in addition to employment history which information is generally verified based on written confirmation from employers, one or more pay-stubs, recent W-2 tax forms, recent tax returns or telephone confirmation from the employer. For the Company's non-income verification program, proof of employment or self-employment is required.

     The Company requires that a full appraisal of the property used as collateral for any loan that it acquires or originates be performed in connection with the origination of the loan. All appraisals are performed by third party, fee-based appraisers and generally conform to current FNMA/FHLMC secondary market requirements for residential property appraisals. Each such appraisal generally includes, among other things, an inspection of the exterior and interior of the subject property and, where available, data from sales within the preceding 12 months of similar properties within the same general location as the subject property.

     A credit report by an independent, nationally recognized credit reporting agency reflecting the applicant's complete credit history is also required. The credit report typically contains information reflecting delinquencies, repossessions, judgments, foreclosures, bankruptcies and similar instances of adverse credit that can be discovered by a search of public records. An applicant's recent credit performance weighs heavily in the evaluation of risk by the Company. The credit report is used to evaluate the borrower's record and must be current at the time of application. A lack of credit history will not necessarily preclude a loan if the borrower has sufficient equity in the property. Slow payments on the borrower's credit report must be satisfactorily explained and will normally reduce the amount of the loan for which the applicant can be approved.

     The Company requires title insurance coverage issued by an approved ALTA title insurance company on all property securing mortgage loans it originates or purchases. The Company and its assignees are generally named as the insured. Title insurance policies indicate the lien position of the mortgage loan and protect the Company against loss if the title or lien position is not as indicated. The applicant is also required to secure hazard and, in certain instances, flood insurance in an amount sufficient to cover the lesser of (i) the new loan and any senior mortgage and (ii) an amount sufficient to cover replacement costs of the mortgaged property.

     The Company has established classifications with respect to the credit profiles of loans based on certain of the borrower's characteristics. Each loan applicant is placed into one of four letter ratings ("A" through "D," with subratings within those categories), depending upon a number of factors including the applicant's credit history, based on credit bureau reports and employment status. Terms of loans made by the Company, as well as the maximum loan-to-value ratio and debt service to income coverage (calculated by dividing fixed monthly debt payments by gross monthly income), vary depending upon the classification of the borrower. Borrowers with lower credit ratings generally pay higher interest rates and loan origination fees.


     The following table sets forth certain information with respect to loan applicants for one- to four-family loans based on the Company's internal borrower classification, along with weighted average coupons, during the year ended December 31, 1995 and the nine months ended September 30, 1996.



                    ONE- TO FOUR-FAMILY US LOAN ORIGINATIONS



                                          FOR THE YEAR ENDED                 FOR THE NINE MONTHS ENDED
                                          DECEMBER 31, 1995                      SEPTEMBER 30, 1996
                                  ----------------------------------     ----------------------------------
         THE COMPANY'S               TOTAL                  WEIGHTED        TOTAL                  WEIGHTED
            BORROWER              (DOLLARS IN     % OF      AVERAGE      (DOLLARS IN     % OF      AVERAGE
         CLASSIFICATION            MILLIONS)      TOTAL      COUPON       MILLIONS)      TOTAL      COUPON
--------------------------------  -----------     -----     --------     -----------     -----     --------
"A" Risk........................    $ 181.2        44.6%      11.2%        $ 401.7        49.4%      11.1%
"B" Risk........................      152.0        37.4       12.0           304.9        37.5       11.9
"C" Risk........................       46.0        11.3       13.2            59.8         7.4       12.6
"D" Risk........................       27.1         6.7       14.2            46.8         5.1       14.7
                                     ------       -----       ----          ------       -----       ----
     Total......................    $ 406.3       100.0%      11.9%        $ 813.2       100.0%      11.7%
                                     ======       =====       ====          ======       =====       ====



     The criteria currently used by the Company in classifying loan applicants for one- to four-family loans can be generalized as follows:



          "A" Risk. Under the "A" risk category, a loan applicant must have generally repaid installment or revolving debt according to its terms.



     - Existing mortgage loans: required to be current at the time the application is submitted, with a maximum of one (or two on a case-by-case basis) 30-day late payment(s) within the last 12 months being acceptable.



     - Non-mortgage credit: minor derogatory items are allowed, but a letter of explanation is required; any recent open collection accounts or open charge-offs, judgments or liens would generally disqualify a loan applicant from this category.



     - Bankruptcy filings: must have been discharged more than four years prior to closing with credit re-established.



     - Maximum loan-to-value ratio: up to 80% (or 90% on an exception basis) is permitted for a loan secured by an owner-occupied one-to-four family residence; 75% (or up to 80% on an exception basis) for a loan secured by an owner-occupied condominium; and 70% (or up to 80% on an exception basis) for a loan secured by a non-owner occupied one- to four-family residence.



     - Debt service-to-income ratio: generally 45% or less.



          "B" Risk. Under the "B" risk category, a loan applicant must have generally repaid installment or revolving debt according to its terms.



     - Existing mortgage loans: required to be current at the time the application is submitted, with a maximum of three (or four on a case-by-case basis) 30-day late payments within the last 12 months being acceptable.

     - Non-mortgage credit: some prior defaults may have occurred, but major credit paid or installment debt paid as agreed may offset some delinquency; any open charge-offs, judgments or liens would generally disqualify a loan applicant from this category.



     - Bankruptcy filings: must have been discharged more than two years prior to closing with credit re-established.



     - Maximum loan-to-value ratio: up to 80% (or 90% on an exception basis) is permitted for a loan secured by an owner-occupied one- to four-family residence; and 70% (or 80% on an exception basis) for a loan secured by a non-owner-occupied one- to four-family residence.



     - Debt service-to-income ratio: generally 50% or less (45% or less for 90% loan-to-value ratios).



          "C" Risk. Under the "C" risk category, a loan applicant may have experienced significant credit problems in the past.



     - Existing mortgage loans: must be brought current from loan proceeds; applicant is allowed a maximum of five 30-day late payments and two 60-day late payment within the last 12 months.



     - Non-mortgage credit: significant prior delinquencies may have occurred, but major credit paid or installment debt as agreed may offset some delinquency; all delinquent credit must be current or paid off.



     - Bankruptcy filings: must have been discharged, and a minimum one year of re-established credit is required.



     - Maximum loan-to-value ratio: up to 75% (or 80% on an exception basis for first time liens only) is permitted for a loan secured by an owner-occupied one- to four-family residence; 65% for a loan secured by an owner-occupied condominium; and 70% for a non-owner-occupied one- to four-family residence.



     - Debt service-to-income ratio: generally 50% or less.



          "D" Risk. Under the "D" risk category a loan applicant may have experienced significant credit problems in the past.



     - Existing mortgage loans: must be brought current from loan proceeds and no more than 150 days delinquent at closing; an explanation for such delinquency is required.



     - Non-mortgage credit: significant prior defaults may have occurred, but the applicant must be able to demonstrate regularity in payment of some credit obligations; all charge-offs, judgments, liens or collection accounts must be paid off.



     - Bankruptcy filings: open Chapter 13 bankruptcies will be considered with evidence that the plan is being paid according to terms; outstanding balance must be paid in full and discharged from loan proceeds.



     - Maximum loan-to-value ratio: up to 70% is permitted for a loan secured by an owner-occupied one- to four-family residence; 60% for a loan secured by an owner-occupied condominium; and 65% for a non-owner-occupied one-to four-family residence.



     - Debt service-to-income ratio: generally 50% or less.



     Exceptions. As described above, the Company uses the foregoing categories and characteristics only as guidelines. On a case-by-case basis, the Company may determine that the prospective mortgagor warrants a risk category upgrade, a debt service-to-income ratio exception, a pricing exception, a loan-to-value exception or an exception from certain requirements of a particular risk category (collectively called an "Upgrade" or an "Exception"). An Upgrade or Exception may generally be allowed if the application reflects certain compensating factors, among others: low loan-to-value ratio; pride of ownership; stable employment or length of occupancy at the applicant's current residence. An Upgrade or Exception may also be allowed if the applicant places a down payment in escrow equal to at least 20% of the purchase price of the mortgaged property, or if the new loan reduces the applicant's monthly aggregate debt load. Accordingly, the Company may classify in a more favorable risk category certain mortgage loans that, in the absence of such compensating factors, would satisfy only the criteria of a less favorable risk category.

     Underwriting Guidelines for Multi-Family and Mixed-Use Properties. The Company originates mortgage loans secured by residential properties consisting of more than four units as well as mortgage loans secured by mixed-use properties. A potential mortgagor of such a property must have established credit and any excessive judgment liens or bankruptcies generally would disqualify the application. If a potential mortgagor is attempting to obtain a mortgage on a multi-family or mixed-use property with two to six units, then such multi-family or mixed-use property should have net income at least equal to debt service. If a potential mortgagor is attempting to obtain a mortgage on a multi-family or mixed-use property with seven units or more, then such multi-family or mixed-use property should have net income of at least 120% of debt service. The maximum loan-to-value ratio the Company allows for a mixed-use property is usually no greater than 65%. The Company requires a Phase I Environmental Report for mortgage loans secured by properties with seven or more units and may require a Phase I Report on other property depending on the use or prior use of the subject property or the contents of the related appraisal report.


     Underwriting Guidelines for Conventional Home Improvement Loans and Title I Loans. Borrowers of home improvement loans partially insured by the FHA under Title I are evaluated primarily based upon the ratio of their total monthly debt obligations to monthly gross income, which, by Company policy, generally cannot exceed 45% (however, monthly debt-to-income ratios up to 50% are accepted by HUD), rather than the loan-to-value ratio on the underlying property. All Title I loans require a title search. The borrower must have at least a one-half interest in the property and furnish the Company with a detailed description of the improvements to be financed. In accordance with government requirements, the home improvements financed by Title I loans are inspected within six months of their funding date.

     Specified loan underwriting requirements must be satisfied prior to loan approval and disbursement of funds. For secured Title I loans, the lender must verify that the borrower has at least a one-half interest in the mortgaged property. Additionally, the Company requires that all owners in fee simple have signed the lien instrument. In addition, the loan file must contain the promissory note, lien instrument and other documents required by regulation. The borrower's current paying habits and previous credit history must be ascertained by obtaining a consumer credit report and by other credit investigation. For Title I loans, a two-year written verification of income and employment is also required, whereas conventional home improvement loans require only oral confirmation of the two-year income and employment history plus the applicant's latest pay stub. This may include review of any one of the following: (i) recent payroll stubs (year-to-date plus current); (ii) verification of employment forms; (iii) signed tax returns (self-employed); (iv) financial statements (self-employed); or (v) W-2 forms.

     Conventional home improvement loans are underwritten in the same manner as Title I loans except that the loan proceeds may be used for projects that do not qualify for Title I loans, the amount of the loan may exceed applicable FHA limits and the loan maturity may be longer than applicable FHA limits (however, the Company does not currently anticipate underwriting such loans with stated maturities in excess of the applicable FHA limits). Conventional home improvement loans and contracts are not insured by the FHA. For conventional home improvement loans, the borrower must have a 100% interest in the property and the borrower's loan-to-debt ratio cannot exceed 50% without the approval of the Company's senior management. In addition, for conventional home improvement loans, no appraisal is required for certain high credit quality borrowers.

     The loan proceeds from Title I loans are disbursed directly to the borrower. The loan proceeds from conventional home improvement loans are disbursed directly to the borrower or directly to the dealer on behalf of the borrower. Costs incurred by the mortgagor for loan origination, including origination points, legal and title fees, are often included in the amount financed. Under Title I, the discount fee, if any, must be paid outside of closing.


     Underwriting Guidelines for Sav*-A-Loans(R). The Company's "Sav*-A-Loan(R)" program is designed for homeowners who may have little or no equity in their property, but who possess good to excellent credit histories and provable income, who use the proceeds for home improvements or debt consolidation. Under the "Sav*-A-Loan(R)" program, the Company obtains credit information from two sources and generally does not permit the ratio of total monthly debt obligations to monthly gross income to exceed 45%. The borrower must generally fall within one of the two highest credit classifications established by the Company. The principal amount of the "Sav*-A-Loans(R)" purchased or originated by the Company generally ranges from a minimum of $10,000 to a maximum of $75,000, with interest rates generally ranging from 13.0% to 16.0%. Under current policy, the majority of the mortgage loans the Company acquires or originates have loan-to-value ratios which do not exceed 125%. The loan may be secured by a first, second or third lien on the related property. The property must be a completed and owner-occupied one- or two-family property and must have been occupied for at least six months.



     Underwriting Guidelines for Jumbo Loans. The principal amount of the jumbo loans originated by the Company generally range from a minimum of $500,000 to a maximum of $3.5 million, with adjustable interest rates based on LIBOR. Jumbo loans on second homes or investment properties may not exceed $2.0 million. The Company currently requires that the borrower have post-closing liquidity of at least 20% of the jumbo loan amount (net of any cash proceeds from the jumbo loan if it is a refinancing of a prior mortgage which includes a cash payment to the borrower).


     A borrower's total monthly debt obligations (which include principal and interest on the new loan and all other mortgages, loans, charge accounts and scheduled indebtedness) generally cannot exceed 60% of the borrower's monthly gross income. Loans to borrowers who are salaried employees must be supported by current employment information in addition to employment history. A financial statement prepared by an accountant must be submitted by a borrower who is self-employed. Copies of three years signed federal tax returns are required from all jumbo loan applicants.

     The Company requires that two full appraisals of the property used as collateral for any jumbo loan that it originates be performed in connection with the origination of the loan. At least one appraisal must be performed by a third party appraiser selected by the Company. Each such appraisal generally includes, among other things, an inspection of the exterior and interior of the subject property and, where available, data from sales within the preceding 12 months of similar properties within the same general location as the subject property.

     A credit report with information from three independent, nationally recognized credit reporting agencies reflecting the applicant's complete credit history is required. Each credit report typically contains information reflecting delinquencies, repossessions, judgments, foreclosures, bankruptcies and similar instances of adverse credit that can be discovered by a search of public records. An applicant's recent credit performance weighs heavily in the evaluation of risk by the Company. The credit report is used to evaluate the borrower's record and must be current at the time of application. Slow payments on the borrower's credit report must be satisfactorily explained and will normally reduce the amount of the loan for which the applicant can be approved.


Loan Underwriting -- UK



     In the UK, the Company has implemented an underwriting process to assist mortgage brokers in the loan screening process which is similar to that of the Company's US operations. Independent mortgage brokers generally submit applications to the Company at CSC-UK's offices by facsimile transmission or via the Company's proprietary on-line loan application software. The Company's on-line computer software enables brokers to receive loan pricing information and expedites the loan application and underwriting process. Upon receipt of either a simple fact sheet or a completed application form, an initial assessment is made based on the loan applicant's income, credit history and loan-to-value information. If pre-approved, a loan offer and mortgage documents are produced the same day and are sent to the broker and the loan applicant. Through September 30, 1996, the Company's experience has been that less than 30% of approved loans are ultimately funded by the Company upon completion of the underwriting process. Loans typically are rejected by the Company, in part, for objective reasons such as the appraised value of the underlying property being lower than the value stated in the application or inadequate borrower income and, in part, for subjective reasons based on management's past experience. In addition, in some cases the borrower chooses not to complete the loan.


     The Company has implemented policies in the UK that it believes will minimize losses on its UK loans in the event the Company has to foreclose on the underlying property including requiring conservative loan-to-value ratios and full disclosure to borrowers. Specifically, the Company has a range of loan-to-value levels based on the borrower's credit position and ability to pay. On its standard mortgage product, the Company does not lend at loan-to-value levels in excess of 65% (75% in the case of loan for less than L50,000), in order to provide significant collateral coverage for home value deflation and/or disposal expenses before any losses are incurred. Exceptions to this rule are made upon individual evaluation of applications.


     As part of the underwriting process, each loan application requires an appraisal of the collateral property prior to loan approval. Generally, the Company supplies its mortgage brokers with a pre-approved list of appraisers that are professionally licensed. In the case of loans originated by Heritable, the collateral property is evaluated using assessed valuation indices coupled with a drive-by. If the indices and the drive-by produce valuations which differ by more than 10%, Heritable engages an appraiser directly to appraise the property. Appraisers are required to use standardized appraisal forms developed by the Company which solicit information such as fair market value of the property, internal and external conditions of the property, comparable property sales and local demand for such property, among others. All appraisals must be dated no more than three months prior to closing.

     The Company also requires a title search to be conducted on all properties securing loans prior to loan approval. Registered title deeds are maintained by a UK governmental agency and are inspected by outside counsel, all of whom are required to carry compulsory professional negligence insurance. Such registered documents verify ownership of the collateral property, reveal any pending prior third party interests requiring correction before closing and create priority periods during which no intervening liens may be filed. The documents registered with the UK governmental agency serve as conclusive evidence of ownership, therefore eliminating the need for title insurance.

     Although UK law does not require extensive disclosure to borrowers, the Company has adopted a policy to provide each loan applicant with detailed information about the prospective loan. The Company generally supplies the loan applicant at the time of application with a Customer Care Booklet (or, in the case of regulated loans, a customer care statement contained in the loan documentation) that highlights, among other things, (i) the loan's relatively high Standard Rate, (ii) the Concessionary Rate, if applicable, (iii) the fact that the amount due in the case of a prepayment is calculated under the Rule of 78s method, (iv) the independence of the mortgage broker in the entire loan review process and (v) the fact that failure to make payments on the loan may result in the borrower losing his or her home. The borrower's signature on the Customer Care Booklet (or a written acknowledgment that the customer care statement has been read and understood) is a requirement of the loan application process. Additionally, the Company offers all borrowers the opportunity to rescind the loan for a period of up to one week after funding.

     Upon completion of the underwriting process, the closing of the loan is scheduled with a Company-approved closing attorney or agent. The closing attorney or agent is responsible for completing the loan closing transaction in accordance with applicable law and the Company's operating procedures.

Loan Sales


     The Company sells its loan origination and purchase volume primarily through securitizations and sales into loan purchase facilities and, to a lesser extent, through whole loan sales. By employing this strategy, the Company is better able to manage its cash flow, diversify its exposure to the potential volatility of the capital markets and maximize the revenues associated with the gain on sale of loans given market conditions existing at the time of disposition. During 1994, 1995 and the first nine months of 1996, the Company sold $138.0 million, $359.0 million and $898.4 million of loans, representing 89.4%, 85.9% and 97.0% of total US originations and purchases during these periods, respectively. In addition, the Company sold $41.4 million and $337.5 million of UK loans, representing 100% and 89.1%, respectively, of its total UK loan originations and purchases, including the loan portfolios acquired as a result of the J&J Acquisition and the Heritable Acquisition during 1995 and the first nine months of 1996.



     Securitizations. During 1995 and the nine months ended September 30, 1996, the Company sold $235.0 million and $664.7 million, respectively, of its US loan origination and purchase volume in securitizations. In loan sales through securitizations, the Company sells loans that it has originated or purchased to a REMIC trust for a cash purchase price and interests in such REMIC trust consisting of interest-only regular interests and the residual interest which are represented by the interest-only and residual certificates. The Company retains no interest in the loans sold into such REMIC trust other than its interest as a holder of the interest-only and residual certificates issued by such REMIC trust. The cash purchase price is raised through an offering by the REMIC trust of pass-through certificates representing regular interests in the REMIC trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the principal balance, while the Company recognizes as current revenue the fair value of the interest-only and residual certificates. An interest-only certificate represents an interest in a REMIC trust with fixed terms that unconditionally entitles the holder to receive interest payments that are either fixed or derived from a formula. A residual certificate represents the interest in the REMIC trust which has no principal amount and does not unconditionally entitle the holder to receive payments. A holder of the residual certificate is entitled only to the remainder, if any, of the interest cash flow from the mortgage loans sold to the REMIC trust after payment of all other interests in such trust and as such bears the greatest degree of risk regarding the performance of such mortgage loans. Securitizations take the form of pass-through certificates which represent undivided beneficial ownership interests in a portfolio consisting of Company-originated or purchased loans that the Company has sold to a trust. The Company, if it remains as servicer of the loan portfolio, remits the principal and part of the interest payments on such loans to the trust which in turn passes them to investors in the pass-through certificates. A portion of the Company's US securitizations have also included the payment of pre-funded amounts. In March 1995, the Company completed in a private placement its first loan sale through the securitization of a portfolio of $50.0 million of principal amount of loans secured by one- to four-family residences.


     The Company recognizes as current revenue the fair value of the interest-only and residual certificates. Fair value is determined based on various economic factors, including loan type, balance, interest rate, date of origination, term and geographic location. The Company also uses other available information such as reports on prepayment rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review. The Company estimates the expected cash flows that it will receive over the life of a portfolio of loans. These expected cash flows constitute the excess of the interest rate payable by the obligors of loans over the interest rate paid on the related securities, less applicable fees and credit loans. The Company discounts the expected cash flows at a discount rate which it believes to be consistent with the required risk-adjusted rate of return to an independent third party purchaser of the interest-only and residual certificates.


     Loans originated by the Company in the UK are immediately sold to Greenwich. The loans are then pooled by CSC-UK and/or Greenwich for future sale either through securitizations or whole loan sales. The Company completed its first UK loan sale through a public securitization of L32.0 million ($49.6 million) in March 1996. Prior to acquisition by the Company, J&J and Heritable held all of their loans for investment. Following the respective acquisitions, the Company sold, with servicing retained, $47.5 million of J&J's loan portfolio and $153.7 million of Heritable's loan portfolio pursuant to the terms of the UK Greenwich Facility. In the case of a UK securitization, or the sale of loans into a loan purchase facility, the Company records a mortgage servicing receivable. The Company calculates the value of its mortgage servicing receivables in much the same manner as it does the value of its interest-only and residual certificates.


     In a securitization, the Company purchases credit enhancements to the senior interest in the related REMIC trusts in the form of insurance policies provided by insurance companies. The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the REMIC trusts require either (i) the establishment of a reserve that may be funded with an initial cash deposit by the Company or (ii) the over-collateralization of the REMIC trust intended to result in receipts and collections on the loans that exceed the amounts required to be distributed to holders of senior interests. To the extent that borrowers default on the payment of principal or interest on the loans, losses will be paid out of the reserve account or will reduce the over-collateralization to the extent that funds are available and will result in a reduction in the value of the interest-only and residual certificates held by the Company. If payment defaults exceed the amount in the reserve account or the amount of over-collateralization, as applicable, the insurance policy maintained by the Company will pay any further losses experienced by holders of the senior interests in the related REMIC trust.

     The Company may be required either to repurchase or to replace loans which do not conform to the representations and warranties made by the Company in the pooling and servicing agreements entered into when the portfolios of loans are sold through a securitization.


     Loan sales through securitizations and sales into loan purchase facilities accounted for 86.9% ($332.0 million) and 98.0% ($96.6 million) of the Company's total (US and UK) gain on sale of loans for 1995 and the nine months ended September 30, 1996, respectively.



     Whole Loan Sales. Whole loan sales represented all of the Company's US loan sales during 1994, and with the initiation of the sale of loans through securitizations, declined to 24.8% and 8.6%, respectively, of all US loan sales in the year ended December 31, 1995 and the nine months ended September 30, 1996. The Company disposes of loans through whole loan sales when management believes that the Company is able to achieve a greater return through whole loan sales than through a securitization. Loans are generally sold in portfolios. Upon the sale of a loan portfolio, the Company generally receives a "premium," representing a cash payment in excess of the par value of the loans (par value representing the unpaid balance of the loan amount given to the borrower) or in a few instances a "yield differential" whereby the Company receives a portion of the interest paid by the borrower for the life of the loan. Premiums on US whole loan sales represented 50.9%, 10.2% and 2.6%, respectively, of the Company's total revenues in 1994, 1995 and the nine months ended September 30, 1996.



     During 1994, ContiTrade, Bank of Boston and NationsCredit Commercial Corp. were the principal institutional purchasers of the Company's whole loan sales, accounting for 30.1%, 21.6% and 10.5%, respectively, of all loans sold by the Company. During 1995, these three institutions accounted for 17.3%, 15.6% and 11.4%, respectively, of all US loans sold by the Company. For the nine months ended September 30, 1996, these three institutions accounted for 2.5%, 4.7% and 0%, respectively, of all US loans sold by the Company, while 81.7% of the Company's US loans were sold to Greenwich during that period.



     The Company has sold substantially all of its US loan origination and purchase volume to various institutional purchasers on a non-recourse basis with customary representations and warranties covering loans sold. The Company, therefore, may be required to repurchase loans pursuant to its representations and warranties and may have to return a portion of the premium earned if a loan is prepaid during a limited period of time after sale, usually six months and not greater than one year. The Company typically repurchases a loan if a default occurs within the first month following the date the loan was originated or if the loan documentation is alleged to contain misrepresentations made by the borrower. During 1994, the Company repurchased one loan for $95,550 and gave premium rebates totaling $72,393. In 1995, the Company repurchased seven loans for $623,300 and gave premium rebates totaling $247,651. In the first nine months of 1996, the Company repurchased 42 loans for $1.9 million and gave premium rebates totaling $92,908.



     For 1994, 1995 and the first nine months of 1996, premiums from whole loan sales accounted for 100% ($5.7 million), 19.0% ($5.0 million) and 2.0% ($2.0 million), respectively, of the Company's total US gain on sale of loans.


Loan Servicing and Collections -- US

     In conjunction with the purchase of Astrum in January 1994, the Company expanded into the business of loan servicing. Loan servicing is the collection of payments due under a loan, the monitoring of the loan, the remitting of payments to the holder of the loan, furnishing reports to such holder and the enforcement of such holder's rights, including attempting to recover delinquencies and instituting loan foreclosures. The Company currently services its own loans and acts as a master servicer on loans serviced by others as well as contract servicer on loans that are held by other institutions. Under a contract servicing arrangement, the Company is responsible for servicing loan portfolios held by other institutions for a fee. Under a master servicing arrangement, another servicer is responsible for borrower contact while the Company is responsible for monitoring that servicer's performance and assisting in actual loan collection if necessary.

     Management believes that the business of loan servicing provides an additional and profitable revenue stream and one that is less cyclical than the business of loan origination and purchasing. The Company intends to increase its loan servicing operations by negotiating for the retention of servicing rights on a greater percentage of the loan origination and purchase volume it sells in order to diversify and stabilize its revenue stream. To illustrate this strategy, the Company retained the servicing rights to 74.2% of the $359.0 million in US loans it sold during 1995 and 96.2% of the $898.4 million in US loans it sold during the first nine months of 1996.



     As of September 30, 1996, the Company was servicing 18,938 US loans representing an aggregate of $1.2 billion, including $54.6 million of loans as master servicer for other servicers, $18.2 million as contract servicer of loans held by third parties and the balance as servicer of loans originated or purchased by the Company. Revenue generated from loan servicing amounted to 1.6% and 1.9% of total revenues for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. The Company anticipates that loan servicing will contribute a larger portion of total revenues in future periods.



     In August 1996, the Company converted its loan servicing computer operations to CPI/Alltel ("CPI"), a service bureau located in Jacksonville, Florida. CPI's system allows the Company to service adjustable rate loans and to begin offering escrow services to borrowers, whereby a borrower deposits monthly payments of certain tax and insurance expenses. The Company then makes full payment of the applicable expenses from the amounts deposited in escrow by the borrower. In addition, CPI's system offers a more sophisticated and comprehensive reporting package. The new computer system is expected to help facilitate the growth of the Company's servicing operations.



     The Company utilizes loan servicing software which enables it to implement servicing and collection procedures and to provide a series of adaptable custom designed reports including a trial balance, a remittance report, a paid-off report and a delinquency report. The CPI system provides additional capacity for the Company's increased loan origination and purchase volume and provides greater flexibility in monitoring the various types of loan product the Company offers. Company collectors have computer access to telephone numbers, payment histories, loan information and all past collection notes. In the first quarter of 1997, the Company will implement a "predictive dialer" program, whereby delinquent accounts will automatically be telephoned and the call transferred immediately to the next available collector whose computer will simultaneously provide the relevant information on the account. Following a start-up period, the Company believes that this program will improve the efficiency of the Company's collectors.



     In November 1996, the Company began subcontracting the servicing of its loans more than ten but less than 30 days delinquent which allows the Company's collectors to focus on its more seriously delinquent accounts. Account information is transmitted by the Company to the subcontractor and the subcontractor places calls to delinquent accounts on a daily basis.


     The Company has a specific policy which sets forth actions to be taken at various stages of delinquency beginning on the tenth and extending to the ninetieth day after the payment due date. Between 90-105 days of delinquency, the Company decides whether to foreclose or to take other action. All collection activity, including the date collection letters were sent and detailed notes on the substance of each collection telephone call, is entered into a permanent collection history for each account. Additional guidance with the collection process is derived through the Loan Performance Monitoring Committee, a group comprised of members of the Company's senior management.

     The CPI system tracks and maintains homeowners' insurance information. Expiration reports are generated weekly listing all policies scheduled to expire within 30 days. When policies lapse, a letter is issued advising the borrower of the lapse and that the Company will obtain force placed insurance at the borrower's expense. The Company also has an insurance policy in place that provides coverage automatically for the Company in the event that the Company fails to obtain force placed insurance.

     The Company funds and closes loans throughout the month. Most of the Company's loans require a first payment 30 days after funding. Accordingly, the Company's servicing portfolio consists of loans with payments due at varying times each month. This system alleviates the cyclical highs and lows that some servicing companies experience as a result of heavily concentrated due dates.

     The Company believes that its collections policy identifies payment problems sufficiently early to permit the Company to address collection problems quickly and to preserve equity in a pre-foreclosure property. The Company believes that these policies, combined with the experience level of the Company's independent appraisers, reduce the incidence of charge-offs of a first mortgage loan or a second mortgage loan. Notwithstanding the above, there are occasions when charge-offs will be necessary.


     The following table provides data on delinquency experience and REO properties for the Company's US serviced portfolio (excluding loan balances under contract servicing or master servicing agreements).


                                                AS OF DECEMBER 31,
                                 ------------------------------------------------
                                          1994                      1995             AS OF SEPTEMBER 30, 1996
                                 ----------------------    ----------------------    ------------------------
                                  DOLLARS       % OF        DOLLARS       % OF                        % OF
                                    IN        SERVICED        IN        SERVICED     DOLLARS IN     SERVICED
                                 THOUSANDS    PORTFOLIO    THOUSANDS    PORTFOLIO    THOUSANDS      PORTFOLIO
                                 ---------    ---------    ---------    ---------    ----------     ---------
US serviced portfolio..........   $23,904       100.0%     $ 311,649      100.0%     $1,133,340       100.0%
                                 ---------    ---------    ---------    ---------    ----------     ---------
  30-59 days delinquent........        --          --          5,479        1.8          41,729         3.7
  60-89 days delinquent........       142         0.6          1,580        0.5          16,180         1.4
  90 days or more delinquent...       679         2.8          4,968        1.6          30,175         2.7
                                 ---------    ---------    ---------    ---------    ----------     ---------
Total US delinquencies.........   $   821         3.4%     $  12,027        3.9%     $   88,084         7.8%
                                 ========      ======       ========     ======       =========      ======
US REO property................   $   130         0.5%     $     141         --      $      377          --
                                 ========      ======       ========     ======       =========      ======



     Foreclosure -- US. Regulation and practices in the US regarding the liquidation of properties (e.g., foreclosure) and the rights of the mortgagor in default vary greatly from state to state. Loans originated or purchased by the Company are secured by mortgages, deeds of trust, trust deeds, security deeds or deeds to secure debt, depending upon the prevailing practice in the state in which the property securing the loan is located. Depending on local law, foreclosure is effected by judicial action and/or non-judicial sale, and is subject to various notice and filing requirements. If foreclosure is effected by judicial action, as in New York and Illinois for example, the foreclosure proceedings may take several months.


     In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutorily prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender.

     After the reinstatement period has expired without the default having been cured, in certain states the borrower or junior lienholder has the right of redemption of the property by paying the loan in full to prevent the scheduled foreclosure sale. For example, in Illinois the right of redemption exists for 90 days from the date of foreclosure judgment; New York law does not recognize a right of redemption.

     There are a number of restrictions that may limit the Company's ability to foreclose on a property. A lender may not foreclose on the property securing a second mortgage loan unless it forecloses subject to each senior mortgage, in which case the junior lender or purchaser at such a foreclosure sale will take title to the property subject to the lien securing the amount due on the senior mortgage. Moreover, if a borrower has filed for bankruptcy protection, a lender may be stayed from exercising its foreclosure rights. Also, certain states provide a homestead exemption which may restrict the ability of a lender to foreclose on residential property. In such states, the Company requires the borrower to waive his or her right of homestead. While such waivers are generally enforceable in Illinois, waivers of homestead rights may not be enforceable in other states.

     Although foreclosure sales are typically public sales, frequently no third party purchaser bids in excess of the lender's lien due to several factors, including the difficulty of determining the exact status of title to the property, the possible deterioration of the property during the foreclosure proceedings and a requirement that the purchaser pay for the property in cash or by cashier's check. Thus, the foreclosing lender often purchases the property from the trustee or referee for an amount equal to the principal amount outstanding under the loan, accrued and unpaid interest and the expenses of foreclosure. Depending upon market conditions, the ultimate proceeds of the sale may not equal the lender's investment in the property. If, after determining that purchasing a property securing a loan will minimize the loss associated with the defaulted loan, the Company may bid at the foreclosure sale for such property or accept a deed in lieu of foreclosure.

     Loan foreclosures are the responsibility of the Company's loan servicing operations. Prior to a foreclosure, the Company performs a foreclosure analysis with respect to the mortgaged property to determine the value of the mortgaged property and the bid that the Company will make at the foreclosure sale. This is based on (i) a current valuation of the property obtained through a drive-by appraisal conducted by an independent appraiser, (ii) an estimate of the sale price of the mortgaged property obtained by sending two local realtors to inspect the property, (iii) an evaluation of the amount owed, if any, to a senior mortgagee and for real estate taxes and (iv) an analysis of marketing time, required repairs and other costs, such as real estate broker fees, that will be incurred in connection with the foreclosure sale. The Company has established a committee comprised of members of senior management to perform the foreclosure analyses.

     The Company assigns all foreclosures to outside counsel located in the same state as the mortgaged property. Bankruptcies filed by borrowers are also assigned to appropriate local counsel who are required to provide monthly reports on each loan file.

Loan Servicing and Collections -- UK

     In the UK, the Company's loan collection and servicing process used with respect to loans originated by CSC-UK and J&J is very similar to its US process except for certain additional procedures. Prior to the first payment date of the loan, servicing representatives call to remind the borrower of payment and the benefit of the concessionary flat interest rate.

     To the extent that a loan falls into arrears by more than 30 days, the Company uses the services of independent debt counselors who are instructed to make personal contact with a borrower at the borrower's home. The purpose of this visit is (i) to understand the borrower's reasons for arrears, gather information concerning the borrower's other debts and obligations and suggest solutions to the arrears problem, (ii) to confidentially assess the condition and true value of the home (at the point of the visit) and (iii) to make a recommendation as to whether the loan can be brought current in the near term. The costs associated with the debt counselors' visit are incurred by the borrower as an addition to his loan balance.

     In the event that the borrower remains in arrears and fails to comply with the terms of the agreement set out by the debt counselors, proceedings for physical possession of the property are commenced. Realizing the security inherent in a mortgaged property requires eviction which is actioned by a court possession order, typically received within 120 days after filing for possession. Failure to comply with the terms of the court order enables the holder of the loan to ask the court for physical possession of the property.

     The loan collection and servicing process used with respect to loans originated by Heritable differs in a few meaningful ways, centering around a segmented and automated computer system. This computer system automatically generates a reminder letter when a payment is more than 0.2% in arrears on the seventh calendar day following the due date; additional letters are generated every subsequent tenth day thereafter until such arrears are paid. The system also generates such reminders to the collector to telephone the borrower. If a borrower falls two payments in arrears, Heritable sends a default notice to the borrowers and contacts the senior mortgagee, if any, to establish the status of that loan. If no payment or other arrangement is then made, Heritable sends a letter instructing the borrower to contact Heritable's collections department within seven days. If no contact is made, the account is passed to the pre-litigation department.

     Heritable's pre-litigation department attempts to save legal fees and prevent write-offs by personally visiting borrowers and setting up payment arrangements in order to return files to the collection department when arrears are paid. If the arrears are not paid or other arrangements made, Heritable will commence proceedings for a possession order in an attempt to encourage payment. If payment is still not made, Heritable pursues recourse in court. The repossessions department administers and monitors the marketing and sale of properties repossessed through court action or voluntarily surrendered by the borrower. This department also monitors the sale of properties by the senior lender in circumstances where Heritable should receive a portion of the sale proceeds. Heritable also has departments which review various accounts and recommend the most effective method of collection, recovery or indemnification from the insurer.

     The following table provides data on delinquency experience for the Company's UK serviced portfolio (excluding loan balances under contract servicing agreements). The Company does not have any REO properties in the UK.


                                                              AS OF                       AS OF
                                                        DECEMBER 31, 1995         SEPTEMBER 30, 1996(1)
                                                     -----------------------     -----------------------
                                                      DOLLARS        % OF         DOLLARS        % OF
                                                        IN         SERVICED         IN         SERVICED
                                                     THOUSANDS     PORTFOLIO     THOUSANDS     PORTFOLIO
                                                     ---------     ---------     ---------     ---------
UK serviced portfolio..............................   $40,299        100.0%      $ 411,053       100.0%
                                                     ---------     ---------     ---------     ---------
  30-59 days delinquent............................     1,087          2.7          20,952         5.1
  60-89 days delinquent............................       423          1.1          10,173         2.5
  90 days or more delinquent.......................     1,926          4.8          35,917         8.7
                                                     ---------     ---------     ---------     ---------
          Total UK delinquencies...................   $ 3,436          8.6%      $  67,042        16.3%
                                                     ========       ======        ========      ======


---------------

(1) Includes the J&J serviced portfolio of $44.2 million with total delinquencies of $19.4 million or 43.9%, of which $3.8 million or 8.5% was 30-59 days delinquent, $2.6 million or 6.0% was 60-89 days delinquent and $13.8 million or 29.4% was 90 days or more delinquent. Includes the Heritable serviced portfolio of $222.2 million with total delinquencies of $23.3 million or 10.5%, of which $9.7 million or 4.4% was 30-59 days delinquent, $3.1 million or 1.4% was 60-89 days delinquent and $10.5 million or 4.7% was 90 days or more delinquent. Excluding the portfolios acquired as a result of the J&J Acquisition and the Heritable Acquisition, the UK delinquency ratio would have been 16.8% at September 30, 1996.



     The Company believes that its UK underwriting policies, specifically its standard maximum loan-to-value ratio of 65% (75% in the case of loan for less than L50,000), help to reduce the likelihood that the Company will incur losses on property dispositions. There were no loan losses recorded for the period from May 2, 1995 (inception) through September 30, 1996 on the CSC-UK loan servicing portfolio. During this period, the average balance of loans serviced for the period totaled $108.0 million. With the acquisitions of J&J and Heritable, CSC-UK has expanded its loan servicing business in the UK. As a result of the J&J Acquisition and the Heritable Acquisition, the Company acquired additional loan serviced portfolios of an aggregate of $242.4 million.


     Foreclosure UK. Regulations and practices regarding the liquidation of properties (e.g. power of sale) and the rights of the mortgagor in default are generally uniform throughout England, Scotland and Wales. Unlike the US, lenders in the UK seldom "foreclose" on the mortgaged property due to the arcane procedures required to be followed to conduct a foreclosure under applicable UK laws. The standard remedy for a lender in the case of a defaulted mortgage loan is to rely on the contractual power of sale contained in the mortgage to sell the mortgaged property. A lender does not have to take title to the mortgaged property when exercising a power of sale and therefore can avoid possibly becoming responsible for certain liabilities of title holders such as local property taxes.

     In order to deliver a mortgaged property sold upon exercise of a power of sale, a lender must generally evict the mortgagee prior to the sale. The lender's first eviction step is to obtain a possession order from a court authorizing vacant possession. Typically, a hearing on an application for a possession order will be held eight to 12 weeks following the application date.

     At the hearing, generally the only dispute that will arise will be the terms under which the court will suspend an order for possession. The court will consider a number of factors in determining if a suspension of a possession order is warranted such as the reasons for the default, the prospects of the mortgagor paying off the arrears in installments in addition to the normal scheduled payments as due and the adequacy of the security. Although it is difficult to predict how long a court may be willing to suspend a possession order, if at all, suspensions of possession orders generally last less than six months.

     If a possession order is not suspended or was suspended for a specified period and such period expired without satisfaction to the lender, or the borrower fails to honor the possession order, a lender is entitled, in most instances, to apply to the court for a bailiff's appointment under which the bailiff will take physical possession of the mortgage property (typically four to six weeks after the application). Borrowers are entitled to apply for the suspension of the bailiff's appointment subject to production of evidence of the borrower's ability to discharge the original possession order.

     After the bailiff takes physical possession of the mortgaged property the lender will exercise its power of sale and will typically either auction the mortgaged property or market the same. At the time of sale, the lender is required to realize the best price reasonably obtainable in the open market.

     In addition, in the case of mortgage loans regulated under the CCA, borrowers are able to apply to a court to alter the rate of interest due on the unpaid installments under the loan. Mortgages securing regulated loans are by statute only enforceable by court order which order can be suspended at the discretion of the court.

     In the case of a loan secured by a second mortgage, the junior lienholder may institute proceedings and take possession of the property only after notice of such proceedings have been given to the senior lienholder. Junior lienholders are obligated upon a sale of the mortgaged property to repay the debt owed to the senior lienholder.

     An application for bankruptcy by the borrower or any third party does not stop or adjourn proceedings, nor does the UK have the equivalent of homestead rights.


     Through September 30, 1996, the Company exercised its power of sale with respect to five mortgaged properties, of which one has been sold. Exercising powers of sale are the responsibility of the Company's UK loan servicing operations. The Director of Loan Servicing must approve all decisions to proceed against a mortgaged property. Prior to proceeding to sale, the Company will perform an analysis of the mortgaged property to determine its value and the amount, if any, of the senior mortgage. The Company's in-house valuation personnel will determine the initial valuation of the mortgaged property. If such valuation differs significantly from the expected valuation, a more formal appraisal and inspection will be conducted.


     The Company's consultant, an independent third party firm that specializes in disposals of mortgaged properties, is responsible for conducting an analysis of the marketing time necessary to sell the mortgaged property, providing advice on alternative disposal methods and overseeing the sale of the property. The sale of the property is handled by one of the Company's outside solicitors.

MARKETING


     The Company focuses its marketing efforts on sources of loan originations, as opposed to individual borrowers, through its 67 business development representatives and six regional managers. These business development representatives and regional managers seek to establish and maintain the Company's relationships with its principal sources of loan originations -- independent mortgage brokers, other mortgage bankers and financial institutions, including commercial banks and thrifts. Through its focus on sources of originations as opposed to loan applicants, the Company avoids the high fixed costs associated with a large network of retail offices and retail advertising.


     The business development representatives provide various levels of information and/or assistance to the Company's sources of loan originations depending on the sophistication and resources of the particular customer, and are primarily responsible for maintaining the Company's relationships with its sources of loan originations. The business development representatives endeavor to increase the volume of loan originations from independent mortgage brokers, financial institutions and other mortgage bankers located within the geographic territory assigned to such representative through, among other actions, visits to customer offices and attendance at trade shows, as well as print advertisements in broker trade magazines. These representatives also provide the Company with information relating to customers, competitive products and pricing and new market entrants, all of which assist the Company in refining its programs and its classifications of borrowers in order to meet competitive needs. The business development representatives are compensated with a base salary and commissions based on the volume of loans that are originated or purchased as a result of their efforts.

     When the Company enters a new geographic market and is prepared to begin loan origination and purchase activities, it typically conducts a seminar for brokers in that region. This seminar introduces the brokers to the Company's products, services, underwriting process and funding resources, and has helped the Company penetrate new markets.

     In the UK, the Company's current direct marketing to potential borrowers is limited to marketing of a new loan product designed for occupants of government-owned residential properties in the UK. Independent mortgage brokers advertise their services to borrowers through several means, including advertisements in national UK newspapers and, more recently, on television. The Company markets to these independent mortgage brokers through business development representatives who visit mortgage brokers to familiarize them with the Company's products and competitive distinctions. The business development representatives stress the advantages of the Company's proprietary on-line loan application software and its unique loan programs. The Company anticipates that future marketing efforts will be directed toward UK realtors and insurance agents, who the Company believes will prove to be effective referral sources and who are typically unaware of mortgage financing available to borrowers with impaired or unsubstantiated credit histories and/or unverifiable income.


COMPETITION


     As a consumer finance company, the Company faces intense competition. Traditional competitors in the financial services business include other mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the consumer finance business are substantially larger and have considerably greater financial, technical and marketing resources than the Company. In addition, many financial service organizations have formed national networks for loan origination substantially similar to the Company's loan programs. Furthermore, certain large national finance companies and conforming mortgage originators have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. In addition, certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Company, targeting customers similar to those of the Company. Competition can take many forms including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, and interest rates. In addition, the current level of gains realized by the Company and its existing competitors on the sale of loans could attract additional competitors into this market with the possible effect of lowering gains on future loan sales owing to increased loan origination competition. With the increase in competition during 1996, the Company experienced an increase in the weighted average loan-to-value ratio on its Core Products and in the premiums it paid under its Wholesale Loan Acquisition Program to its correspondents, and experienced a slower rate of growth in originations from its mortgage brokers.


     The Company believes that it is able to compete on the basis of providing prompt and responsive service, consistent underwriting and competitive loan programs to borrowers whose needs are not met by traditional financial institutions.


     In the UK, banks, building societies and other finance companies generally make mortgage loans to borrowers. The Company believes, however, that these Conventional UK Lenders are not currently participating in the market for loans to borrowers with impaired or unsubstantiated credit histories and/or unverifiable income due to the higher capital adequacy ratios that they must maintain to participate in this market as required by applicable banking regulations. Therefore, the Company's most significant present competition is from private investors and, more recently, new market entrants who are affiliated with some of the Company's US competitors who are currently funding the origination volume of independent mortgage brokers. Due to the relative lack of competition for the type of loans the Company originates in the UK, the Company has attained a substantially higher weighted average gain on loans in the UK than it has in the US. There can be no assurance that Conventional UK Lenders or other consumer finance companies will not initiate loan programs in the UK that are similar to those offered by the Company.


INVESTMENT IN IMC MORTGAGE COMPANY


     In July 1993, the Company acquired a limited partnership interest in Industry Mortgage Company, L.P., the predecessor to IMC. In June 1996, the partnership converted into corporate form and effected a public offering of common stock. The Company's limited partnership interest, which was 9.1% at December 31, 1995, was converted into a 5.8% equity interest in the corporation as a result of the public offering. IMC originates, purchases, sells and services mortgage loans that are primarily secured by one- to four-family residences. Pursuant to a contractual agreement with IMC, the Company is obligated to offer to sell an average of $1.0 million of loans per month to IMC at market prices. The Company entered into an agreement with IMC whereby, in return for the payment of a fee, such monthly obligation was eliminated. For the year ended December 31, 1995 and the nine months ended September 30, 1996, IMC contributed approximately $480,000 and $260,000, respectively, to the Company's pre-tax income. As a result of IMC's conversion into corporate form, the Company's interest in IMC is no longer accounted for under the equity method of accounting whereby the Company recognized its relative portion of the partnership earnings as revenues, but rather as a marketable security available for sale in accordance with SFAS No.
115. Available for sale securities are reported on the statement of financial condition at fair market value with any corresponding change in value reported as an unrealized gain or loss (if assessed to be temporary) as an element of stockholders' equity after giving effect for taxes.


REGULATION

US

     The Company's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), ECOA, the Fair Credit Reporting Act of 1970, as amended, RESPA, and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of, and examinations by, HUD and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     The Company believes that it is in compliance in all material respects with applicable federal and state laws and regulations.

UK


     A portion of the Company's mortgage banking business in the UK is subject to regulations promulgated under the United Kingdom Consumer Credit Act 1974 (the "CCA") applicable to loans made to individuals or partnerships with principal balances of L15,000 or less. Loans with principal balances in excess of L15,000 are not currently regulated within the UK. The government has announced its intention to bring before Parliament regulations that would increase this amount. The Company cannot predict the likelihood of enactment of these regulations nor the extent of such increase. See "Risk
Factors -- Expansion in the UK -- Regulation." The CCA and regulations promulgated thereunder, among other things, impose licensing obligations on CSC-UK, set down certain requirements relating to the form, content, legibility, execution and delivery of loan documents, restrict communication with the borrower prior to completion of a transaction, require information and notice of enforcement to be given to the borrower, require a one-month deferment with any calculations of prepayment interest under the Rule of 78s method, require rebates to the borrower on early settlement and create a cause of action for "extortionate credit bargains." A license is required to service loans in the UK irrespective of the size of the loan. Failure to comply with the requirements of these rules and regulations can result in the revocation or suspension of the license to do business and render the mortgage unenforceable in the absence of a court order. Approximately 2.8% (as a percentage of aggregate principal balances) of the Company's UK loans were subject to the CCA and the regulations promulgated thereunder at December 31, 1995. Of the $51.9 million of loans acquired through the J&J Acquisition and the $190.5 million of loans acquired through the Heritable Acquisition, 77.5% and 53.8%, respectively, were subject to the CCA and the regulations promulgated thereunder on the date of acquisition by CSC-UK.


     The Company believes that CSC-UK is in compliance in all material respects with applicable laws and regulations in the UK.

ENVIRONMENTAL MATTERS

     To date, the Company has not been required to perform any investigation or clean up activities, nor has it been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future.

US

     In the course of its business, the Company has acquired and may acquire in the future properties securing loans which are in default. Although the Company primarily lends to owners of residential properties, there is a risk that the Company could be required to investigate and clean up hazardous or toxic substances or chemical releases at such properties after acquisition by the Company, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property. On all loan applications for properties exceeding seven units or on loan applications where the Company believes there may exist or an appraisal may indicate a possible environmental problem, the Company requires a Phase I Environmental Report.

UK

     "Owners" or "occupiers" of contaminated land in the UK are potentially liable under UK environmental laws. Such persons can be required to clean up affected land, cease polluting activities, obtain licenses in respect of waste management, reimburse for clean up costs of land and controlled waters and pay fines for non-compliance with relevant laws and regulations. A lender may be deemed to be an "owner" upon enforcement of its interest in the mortgaged property following default by the borrower and depending on the method of enforcement employed. The Environment Act 1995 requires local authorities to inspect and identify contaminated land in their jurisdiction.

     There are no registers which identify contaminated land. In order to identify such land prior to making a loan, the Company relies on its appraisers to identify potential environmental problems. There can be no assurance that a previous or current owner or occupier of a mortgaged property complied with environmental laws or that in the future lenders will not be subject to additional environmental liabilities.

EMPLOYEES


     As of September 30, 1996, the Company had a total of 526 US employees, five of whom were part-time employees and 521 of whom were full-time employees and 278 UK employees. Of the Company's employees, 5.8% were in management, 64.6% were in sales and marketing, 16.0% were in administrative support and 13.6% were in servicing. The Company had 364 employees working at its New York headquarters as of September 30, 1996. None of the Company's employees is covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.


PROPERTIES


     The Company's US executive and administrative offices and the majority of its US mortgage banking operations are located at 565 Taxter Road in Elmsford, New York, where the Company leases approximately 40,000 square feet of office space at an aggregate annual rent of approximately $675,000. The leases expire on August 31, 2000. The Company has leased an additional 17,000 square feet of office space at 8 Skyline Drive, Hawthorne, New York. The lease provides for an initial aggregate annual rent of approximately $246,500 and for scheduled increases in square footage up to an aggregate of approximately 35,000 square feet and annual rent up to an aggregate annual rent of approximately $510,000 and expires in 2001. The Company's UK offices are located at Croxley Business Park, Watford, Hertfordshire, where, commencing September 1996, the Company leases approximately 57,000 square feet of office space at an aggregate annual rent of approximately $1.3 million, an increase from the previous lease of 10,500 square feet at an aggregate annual rent of approximately $236,000 to accommodate the Company's expanding production and future growth needs. The lease provides for increases at the end of each five year period to the market rate at such time and expires in 2021, subject to the ability of the Company to terminate the lease on the tenth anniversary thereof. The Company believes that its offices are suitable and adequate for present purposes and for anticipated increases in its business activities in the UK but anticipates requiring additional office space in the US to meet its growth needs for the next 12 months.


LEGAL PROCEEDINGS

     The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse affect on the results of operations or financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position with the Company of each person who is an executive officer or director of the Company or its subsidiaries.


             NAME               AGE                   POSITIONS WITH THE COMPANY
------------------------------  ---     ------------------------------------------------------
Robert Grosser................  39      Chairman of the Board, Chief Executive Officer,
                                        President and Director; President and Director of CSC;
                                        Director of CSC-UK
Robert C. Patent..............  46      Vice Chairman of the Board, Executive Vice President,
                                        Treasurer and Director; Executive Vice President,
                                        Treasurer, Assistant Secretary and Director of CSC;
                                        Director of CSC-UK
Asher Fensterheim.............  67      Director; Director of CSC
Jonah L. Goldstein............  60      General Counsel and Director; General Counsel and
                                        Director of CSC; Secretary and Director of CSC-UK
Arthur P. Gould...............  79      Director
Hollis W. Rademacher..........  61      Director
Robert M. Stata...............  39      Director; Senior Vice President/Originations and
                                        Director of CSC
Cheryl P. Carl................  44      Secretary; Senior Vice President/Operations, Secretary
                                        and Director of CSC
Steven P. Weiss...............  40      Senior Vice President/Sales and Director of CSC
Eric S. Goldstein.............  35      Senior Vice President/Loan Servicing of CSC
Tim S. Ledwick................  39      Chief Financial Officer; Vice President, Chief
                                        Financial Officer of CSC
Robert J. Blackwell...........  58      Senior Vice President/Title I Division of CSC

CSC-UK:
David A. Steene...............  37      Director; Managing Director and Director of CSC-UK
Martin H.S. Brand.............  60      Lending Director and Director of CSC-UK
Gerald Epstein................  47      Financial Director and Director of CSC-UK


     Director and officer positions of CSC and CSC-UK are currently for a term of one year. Effective with the Company's 1996 annual meeting of stockholders held on June 12, 1996, the Board of Directors of the Company has been divided into three classes as nearly equal in size as is practicable and directors of the Company serve staggered terms of three years. Executive officers of the Company, CSC and CSC-UK are appointed by their respective Boards of Directors. The name and business experience during the past five years of each director and executive officer of the Company are described below:

     Robert Grosser has been Chief Executive Officer, President and a Director of the Company since April 1994 and its Chairman of the Board since September 1995. Mr. Grosser has also served in each of these offices of CSC since he founded the organization in 1985. Mr. Grosser has served as a Director of CSC-UK since its formation. Mr. Grosser currently serves on the board of the National Home Equity Mortgage Association. Mr. Grosser is the son-in-law of Asher Fensterheim.

     Robert C. Patent has been Executive Vice President and a Director of the Company since April 1994, Treasurer since June 1995 and the Vice Chairman of its Board since September 1995. Mr. Patent also has served as Executive Vice President and as Director of CSC since October 1990 and as Treasurer since January 1994. Mr. Patent has served as a Director of CSC-UK since its formation. Mr. Patent currently serves as President of Colby Capital Corp. and as a director of New York Federal Savings Bank, a federally chartered thrift institution located in New York City.

     Asher Fensterheim has been a Director of the Company since June 1995. Mr. Fensterheim has served as a Director of CSC since January 1995. Mr. Fensterheim is an attorney in the State of New York who specializes in consumer and commercial finance, real estate, mortgage banking and related areas. From 1988 to 1993, he was a partner with Fink Weinberger P.C. Since 1994, he is the sole shareholder of Asher Fensterheim P.C. which renders legal services to the Company. Mr. Fensterheim is the father-in-law of Robert Grosser.

     Jonah L. Goldstein has been General Counsel of the Company since September 1995 and a Director since June 1995. Mr. Goldstein served as a consultant to CSC from December 1993 through June 1995 and has served as a Director since January 1995 and as General Counsel since January 1996. Effective July 1, 1995, Mr. Goldstein entered into an employment agreement with the Company. Mr. Goldstein also has served as Secretary and as a Director of CSC-UK since its formation. From its formation in 1980 until its acquisition by CSC in 1994, Mr. Goldstein was President and Chairman of Astrum, a mortgage banker. Mr. Goldstein currently serves as Chairman and Director of Advance Abstract Corp., a company that sells title insurance. He is also sole shareholder of Jonah L. Goldstein, P.C. Mr. Goldstein is the father of Eric S. Goldstein.

     Arthur P. Gould has been a Director of the Company since June 1995. Since 1973, Mr. Gould has served as President of Arthur P. Gould & Co., an investment firm (formerly a division of Inter-Regional Financial Group Inc.). Previously, Mr. Gould was President of Golden Shield Corporation, a subsdiary of General Telephone & Electronics Corporation and then President, Corporate Development Division of Laidlaw & Co. Incorporated and Vice President and Director of Laidlaw & Co. Incorporated.

     Hollis W. Rademacher has been a Director of the Company since June 1995. Currently, Mr. Rademacher is actively involved in a variety of financial consulting and corporate director capacities. Mr. Rademacher serves as a director of four suburban Chicago area banks, Hinsdale Bank and Trust, Hinsdale, Illinois, North Shore Community Bank and Trust, Wilmette, Illinois, Lake Forest Bank and Trust, Lake Forest, Illinois and Libertyville Bank and Trust, Libertyville, Illinois, and several other closely held organizations in the financial service, distribution and real estate industries. He also serves as Director of Schawk, Inc., a public company engaged in producing molded plastic products and pre-press services and products for printed packaging applications. From 1988 to 1993, Mr. Rademacher served as Chief Financial Officer of Continental Bank Corp.

     Robert M. Stata has been a Director of the Company since June 1995. Mr. Stata also has served as Vice President of CSC, responsible for lending originations, since November 1992 and as Director and as Vice President/Originations of CSC since January 1994. Mr. Stata was promoted to Senior Vice President/Originations of CSC in June 1996. Mr. Stata was the President/Founder of Suburban Equity Corp., a mortgage banker specializing in non-conventional loans, from 1985 to 1992.

     Cheryl P. Carl has been Secretary of the Company since June 1994. Ms. Carl also has served as Vice President/Operations of CSC since January 1994, Secretary of CSC since June 1994 and as Assistant Treasurer and as Director of CSC since January 1995. Ms. Carl was promoted to Senior Vice President/Operations of CSC in June 1996. From its formation in 1980 until its acquisition by CSC in 1994, Ms. Carl was Executive Vice President and Director of Astrum, a mortgage banker specializing in non-conventional loans. Ms. Carl also is a Director and Secretary of Advance Abstract Corp., a company that sells title insurance.

     Steven P. Weiss has been Vice President/Sales of CSC since January 1994 and a Director of CSC since January 1995. Mr. Weiss was promoted to Senior Vice President/Sales of CSC in June 1996. From June 1993 to December 1993, Mr. Weiss held the position of Vice President of Astrum, a mortgage banker specializing in non-conventional loans. From 1989 to 1993, Mr. Weiss was founder and President of Record Research, a title search company, and President of County Seat Capital Corporation, a broker of non-conventional loans.

     Eric S. Goldstein has been Vice President/Loan Servicing of CSC since January 1994. Mr. Goldstein was promoted to Senior Vice President/Loan Servicing of CSC in June 1996. From 1987 to 1993, Mr. Goldstein was Vice President of Astrum, a mortgage banker specializing in non-conventional loans. Mr. Goldstein is the son of Jonah L. Goldstein.

     Tim S. Ledwick has been Chief Financial Officer of the Company since March 1995. Mr. Ledwick also has served as Vice President, Chief Financial Officer of CSC since September 1994. From 1992 until 1994,

Mr. Ledwick was Vice President/Controller-Subsidiaries and from 1989 until 1992 was Controller-Subsidiaries for River Bank America.

     Robert J. Blackwell has been Vice President/Title I Division of CSC since January 1996. In August 1996, Mr. Blackwell was promoted to Senior Vice President/Title I Division of CSC. From 1985 to 1995, Mr. Blackwell was the Executive Vice President, Chief Operating Officer and a Director of Alliance Funding Company, presently a division of Superior Bank F.S.B.

CSC-UK:

     David A. Steene has been a Director of the Company since October 1995. Mr. Steene also has served as Managing Director and as Director of CSC-UK since its formation. Mr. Steene was an equity partner of Brand Montague, Solicitors from September 1985 to September 1994. Mr. Steene was an elected member of Elstree Ward, Hertsmere Borough Council from May 1991 to May 1995, serving as Vice Chairman of the Planning Committee in 1992 and Chairman of the Housing Committee in 1993.

     Martin H.S. Brand has been Lending Director and a Director of CSC-UK since its formation. Mr. Brand served as a director of Metropolitan Mortgage Corporation Ltd. from 1986 to 1993. Mr. Brand was a partner of Brand Montague, Solicitors from March 1960 until September 1994.

     Gerald Epstein has been Financial Director and a Director of CSC-UK since its formation. Since 1972, Mr. Epstein has been a senior partner of Downham Train Epstein, a general accounting practice, where he specializes in tax and corporate finance. Mr. Epstein is also a director and shareholder of DTE Insurance Services Limited.

BOARD OF DIRECTORS

     In September 1995, the Company created a compensation committee, an audit committee, a stock option plan committee and a stock purchase plan committee of the Board of Directors. Messrs. Grosser, Patent, Goldstein and Stata were appointed to the compensation committee, Messrs. Gould, Rademacher and Patent were appointed to the audit committee and Messrs. Rademacher and Fensterheim were appointed to the stock option plan committee and the stock purchase plan committee.

     Directors who are not employees of the Company receive stock options pursuant to the Company's 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for automatic grants of an option to purchase 40,000 shares of Common Stock to the Company's eligible non-employee directors upon their election to the Board of Directors of the Company. Each eligible non-employee director is granted an additional option, subject to certain restrictions, to purchase 6,000 shares of Common Stock on each anniversary of his or her election so long as he or she remains an eligible non-employee director of the Company. The exercise price of any options granted under the Directors Plan is the fair market value of the Common Stock on the date of grant. No more than 400,000 shares of Common Stock may be issued upon exercise of options granted under the Directors Plan, subject to adjustment to reflect stock splits, stock dividends and similar capital stock transactions. Options may be granted under the Directors Plan until June 1, 2005.

     In addition, non-employee directors of the Company receive an annual retainer of $10,000 (the "Annual Retainer") and are reimbursed for reasonable expenses incurred in connection with attendance at Board of Directors' meetings or committee meetings.

     On June 1, 1995 and June 12, 1996, Messrs. Gould, Rademacher and Fensterheim each were granted options to purchase 40,000 shares and 6,000 shares, respectively, of Common Stock under the Directors Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and each of the four other most highly compensated executive officers whose annual salary and bonus during the fiscal years presented exceeded $100,000 (the "Named Executive Officers").

                             ANNUAL COMPENSATION(1)


                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                    ------------
                                                                                     SECURITIES
                                    FISCAL                           OTHER ANNUAL    UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR      SALARY      BONUS     COMPENSATION   OPTIONS/SARS   COMPENSATION
----------------------------------  ------   ----------   --------   ------------   ------------   ------------
Robert Grosser....................  1995     $259,155     $207,000     $ 14,628            --        $2,000
  President and Chief Executive     1994      238,030       30,000           --            --         1,100(2)
  Officer; President of CSC         1993      213,500           --           --            --            --

Robert C. Patent..................  1995     $219,550     $138,000     $ 15,900            --        $1,692
  Executive Vice President;         1994      208,000       10,000           --            --         1,100(2)
  Executive Vice President and      1993      178,100           --           --            --            --
  Treasurer of CSC

Robert M. Stata...................  1995     $207,378     $ 50,000           --            --            --
  Senior Vice President/            1994      220,175       65,000           --            --         1,100(2)
  Originations of CSC               1993      279,531           --           --            --            --

Cheryl P. Carl....................  1995     $202,868     $ 30,000     $ 11,452       150,000        $1,230
  Secretary, Senior                 1994      100,000(3)    57,183           --            --         1,100(2)
  Vice President/Operations         1993(4)     7,070           --           --            --            --
  of CSC

Steven P. Weiss...................  1995     $187,798     $ 30,000     $ 10,332       150,000            --
  Senior Vice President/            1994       75,000       82,441           --            --            --
  Sales of CSC                      1993(4)     6,215           --           --            --            --


---------------
(1) The amounts indicated reflect compensation paid by CSC unless otherwise specified.

(2) Reflects amounts paid as qualified matching contributions under the Company's employee benefit plan. See "-- 401(k) Plan."

(3) Includes $60,000 paid in December 1993 for services rendered in 1994.

(4) Reflects annual compensation as an employee of Astrum.

Option Grants in 1995

     Shown below is information concerning grants of options issued by the Company to the Named Executive Officers during 1995:

                                                                                           POTENTIAL
                                                                                          REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF
                                NUMBER OF      % OF TOTAL                                 STOCK PRICE
                               SECURITIES       OPTIONS                                APPRECIATION FOR
                               UNDERLYING      GRANTED TO    EXERCISE                   OPTION TERM(2)
                                 OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION   -------------------
            NAME              GRANTED(#)(1)   FISCAL YEAR    ($/SHARE)      DATE       5%($)      10%($)
----------------------------  -------------   ------------   ---------   ----------   --------   --------
Robert Grosser..............          --            --            --             --         --         --
Robert C. Patent............          --            --            --             --         --         --
Robert M. Stata.............          --            --            --             --         --         --
Cheryl P. Carl..............     150,000          16.3%        $2.50       07/01/05   $235,835   $597,653
Steven P. Weiss.............     150,000          16.3          2.50       07/01/05    235,835    597,653

---------------

(1) All options were granted in July 1995, with an exercise price equal to the closing sale price of the Common Stock as reported on The OTC Bulletin Board on such date. Grants vest to the extent of (a) 40,000 shares on each of the date of grant, the first anniversary of the date of grant and the second anniversary of the date of grant and (b) 30,000 shares on the third anniversary of the date of grant.

(2) The 5% and 10% assumed rates of appreciation are specified under the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock. The actual value, if any, which a Named Executive Officer may realize upon the exercise of stock options will be based upon the difference between the market price of the Company's Common Stock on the date of exercise and the exercise price.

Aggregated Option Exercises in 1995 and 1995 Year-End Option Values

     The following table sets forth for the Chief Executive Officer and the other Named Executive Officers, information with respect to unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company's Common Stock. None of such Named Executive Officers exercised any options during the year ended December 31, 1995.

                                                    NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                      OPTIONS HELD AS OF            IN-THE-MONEY OPTIONS
                                                      DECEMBER 31, 1995           AT DECEMBER 31, 1995(1)
                                                 ----------------------------   ----------------------------
                     NAME                        EXERCISABLE   NONEXERCISABLE   EXERCISABLE   NONEXERCISABLE
-----------------------------------------------  -----------   --------------   -----------   --------------
Robert Grosser.................................         --              --              --             --
Robert C. Patent...............................         --              --              --             --
Robert M. Stata................................         --              --              --             --
Cheryl P. Carl.................................     40,000         110,000       $ 315,000       $866,250
Steven P. Weiss................................     40,000         110,000         315,000        866,250

---------------

(1) Based on the closing sale price of the Common Stock on Nasdaq on December 29, 1995 of $10.38 per share.

Employment Agreements

     The Company has employment agreements with each of the Named Executive Officers, as well as with certain other officers of the Company and CSC, and CSC-UK has employment agreements with each of the three executive officers of CSC-UK. Each agreement, other than those with Mr. Epstein and Mr. Jonah L. Goldstein, requires the executive officer to devote his or her full time and best efforts to the Company during the term of the agreement.

     The employment agreements with Messrs. Grosser and Patent are for a term commencing January 1, 1995 and ending December 31, 1998. The agreements provide for annual salary of $260,000 and $220,000, respectively, plus increases based on the percentage increase, if any, in the Consumer Price Index, or by a greater amount, at the discretion of the Board of Directors. In addition, the agreements provide for payment to Mr. Grosser and Mr. Patent of an amount equal to 1.5% and 1.0%, respectively, of the pre-tax profits of the Company, as determined by the Company's outside auditors in accordance with generally accepted accounting principles, in excess of certain scheduled thresholds.


     The employment agreement with Mr. Stata is for a term commencing on November 1, 1992 and continuing through December 31, 1997. The agreement provided for annual salary of $225,000 plus increases of 3.0% to 6% per year based on the percentage increase, in the Consumer Price Index. As of September 1, 1996, the annual salary was increased to $275,000 for the remaining term of the agreement, subject to such increases. In addition, the agreement provided for payment to Mr. Stata of an annual bonus of $25,000 if the aggregate of loans originated or purchased by the Company exceeds certain specified levels for each year during the term of the agreement. Upon a change in control, Mr. Stata may terminate the agreement if the current senior management of the Company ceases to exercise oversight over the operations of the Company. The Company would then be obligated to pay a monthly payment over the balance of the remaining term of the agreement equal to 33% of Mr. Stata's monthly compensation in effect prior to his giving notice of termination.



     The employment agreements with Ms. Carl and Messrs. Weiss, Jonah L. Goldstein and Eric S. Goldstein are for a term commencing on July 1, 1995 and continuing through December 31, 1998. Each agreement provided for an annual salary of $160,000, plus increases based on the percentage increase, if any, in the Consumer Price Index, or by a greater amount, in the discretion of the Board of Directors. As of September 1, 1996, the annual salary was increased to $210,000 for the remaining term of each agreement. In addition, each agreement provided for payment of an annual bonus of $30,000 if the Company's gross volume of loans originated by the Company in the case of Ms. Carl and Messrs. Weiss and Jonah L. Goldstein, or the outstanding servicing portfolio of the Company in the case of Mr. Eric S. Goldstein, exceeds certain specified levels for each year during the term of the agreement. In addition, each agreement provided for a one-time grant of 150,000 incentive stock options at an exercise price of $2.50 per share in accordance with the Stock Option Plan. Of the options granted, 40,000 options were exercisable upon grant, 40,000 options as of July 1996, 40,000 options as of July 1997 and 30,000 options as of July 1998.



     The employment agreement with Tim S. Ledwick is for a term commencing on January 1, 1996 and continuing until December 31, 1999. The agreement provides for annual salary of $150,000 plus increases based on the percentage increase, if any, in the Consumer Price Index, or by a greater amount, in the discretion of the Board of Directors. In addition, the agreement provided for payment of an annual bonus of $15,000, and an additional bonus may be granted at the option of the Board of Directors. The agreement also provided for a one-time grant of 100,000 incentive stock options at an exercise price of $10.00 per share in accordance with the Stock Option Plan. Of the options granted, 40,000 options were exercisable upon grant, 30,000 options as of January 1, 1997, and 30,000 options as of January 1, 1998.



     As of September 1, 1996, the Board of Directors approved a three year bonus pool which replaced the existing bonus provisions in the employment agreements of Messrs. Stata, Ledwick, Weiss, Eric Goldstein, Jonah Goldstein and Mrs. Carl. This pool provides that for 1996, if pre-tax profits of CSC exceed $16.9 million, each will share in a bonus pool of 5% of the pre-tax profits of CSC. The participants in the pool receive a pro rata portion of the pool based on his or her annual salary up to 200% of salary with the payment of any excess being deferred and paid over three years, one-third each year. Any deferred payment will earn interest at the Citibank N.A. prime rate plus one percent. For 1997 and 1998, the CSC earnings threshold for providing a pool will be increased based on the percentage increase, if any, in the Consumer Price Index.


     The employment agreement with Robert J. Blackwell is for a term commencing on February 1, 1996 and continuing until January 31, 1999. The agreement provides for an annual salary of $200,000 plus increases based on the percentage increase, if any, in the Consumer Price Index, or by a greater amount, in the discretion of the Board of Directors. In addition, the agreement provides for the payment of a bonus at the option of the Board of Directors. The agreement also provided for a one-time grant of 300,000 incentive stock options at an exercise price of $10.00 per share in accordance with the Stock Option Plan. Of the options granted, 100,000 options are exercisable as of January 15, 1997, 100,000 options are exercisable as of January 15, 1998 and 100,000 options are exercisable as of January 15, 1999.


     CSC-UK entered into employment agreements dated as of April 5, 1995 with Messrs. Steene, Brand and Epstein which extend through April 5, 1999. Each agreement provides for an annual salary of L150,000, plus increases based on the percentage increase, if any, in the Retail Price Index. In addition, each agreement provided for the payment of an annual bonus related to the pre-tax profits of CSC-UK not to exceed L1.0 million in the aggregate for the term of the agreement. As of September 1, 1996, the Board of Directors approved a three year bonus pool which replaced the existing bonus provisions in the employment agreements of Messrs. Steene, Epstein and Brand. This pool provides that for 1996, if pre-tax profits of CSC-UK exceed $8.2 million, each will share in a bonus pool of 3% of the pre-tax profits of CSC-UK. The participants in the pool receive a pro rata portion of the pool based on his annual salary up to 200% of salary with the payment of any excess being deferred and paid over three years, one-third each year. Any deferred payment will earn interest at the Citibank N.A. prime rate plus one percent. For 1997 and 1998, the CSC-UK earnings threshold for providing a pool will be increased based on the percentage income, if any, in the Consumer Price Index.


401(K) PLAN


     The Company sponsors a 401(k) plan, a savings and investment plan intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). Participating employees may make pre-tax contributions, subject to limitations under the Code, of a percentage of their total compensation. The Company, in its sole discretion, may make matching contributions for the benefit of all participants with at least one year of service who make pre-tax contributions. The Board of Directors has not yet determined the matching contribution that will be made for the 1996 plan year.


EMPLOYEE STOCK PLANS


     Effective June 1995, the Board of Directors adopted, and the stockholders of the Company approved, the Stock Option Plan. No more than 3,600,000 shares of Common Stock may be issued upon exercise of options granted under the Stock Option Plan, and no eligible person may receive options to purchase more than 600,000 shares of Common Stock during any calendar year, subject to adjustment to reflect stock splits, stock dividends, and similar capital stock transactions. The Stock Option Plan is administered by a committee of disinterested non-employee directors which has the authority to determine the terms and conditions of options granted under the Stock Option Plan and to make all other determinations deemed necessary or advisable for administering the Stock Option Plan, provided that the exercise price of the options granted under the Stock Option Plan cannot be less than the fair market value of the Common Stock on the date of grant. As of December 31, 1996, there were 1,850,200 options outstanding under the Stock Option Plan.



     Effective December 1994, the Board of Directors adopted, and the stockholders of the Company approved, the Company's Stock Purchase Plan. The Stock Purchase Plan, and the right of participants to make purchases of the Common Stock thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code and, for persons subject to Section 16 of the Exchange Act, under the provisions of Rule 16b-3 of the Exchange Act. The Stock Purchase Plan is generally administered by a committee appointed by the Board of Directors of the Company which has the authority to make all determinations, interpretations and rules deemed necessary or advisable for administering the Stock Purchase Plan. The Stock Purchase Plan permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to ten percent of their salary, up to a maximum of $25,000 for all purchase periods ending within any calendar year. The price of Common Stock purchased under the Stock Purchase Plan will be 85% of the lower of the fair market value of a share of Common Stock on the commencement date or the termination date of the relevant offering period. No more than 1,600,000 shares of Common Stock may be issued upon exercise of options granted under the Stock Purchase Plan and no more than 400,000 shares plus unissued shares from prior offerings may be issued in each calendar year under the Stock Purchase Plan. To date, 89,231 shares of Common Stock have been issued pursuant to the Stock Purchase Plan.

                              CERTAIN TRANSACTIONS

GENERAL

     In May 1994, the Company loaned Mr. Stata $100,000. The terms of the loan provide that it will accrue interest on the unpaid principal balance at a rate equal to 6%. Interest payments to the Company for 1994 and 1995 amounted to $2,768 and $1,500, respectively. This loan became due on May 18, 1996, at which time the remaining amounts outstanding were paid in full.

     The Company paid $110,000 in legal fees during 1995 to Mr. Fensterheim who acted as counsel to the Company through his professional corporation, Asher Fensterheim, P.C. The Company anticipates that it will pay approximately $180,000 in legal fees to Mr. Fensterheim during 1996.


     The Company entered into an agreement with Jonah L. Goldstein on January 1, 1994 whereby Mr. Goldstein was paid as a part-time consultant to the Company. The agreement provided that Mr. Goldstein was paid a fee at an annualized rate of $40,000, amended to increase such rate to $85,000 on March 30, 1994 and to $125,000 on June 1, 1995 (due to an increased time commitment to the Company beginning on each such date), plus certain bonuses for periods through June 30, 1995. For services performed in 1995 through the termination of the agreement on June 30, 1995, Mr. Goldstein was paid $99,144. Effective July 1, 1995, Mr. Goldstein entered into an employment agreement with the Company.


     Robin Fensterheim, the daughter of Mr. Fensterheim and wife of Mr. Grosser, performs legal services in connection with the closing of loans made by the Company for which services she receives compensation from the borrower. For 1995, Ms. Fensterheim received $45,823 for such services.


     The Company entered into an agreement, dated as of January 2, 1995, with Mr. Jay L. Botchman for consulting services on a non-exclusive basis rendered to the Company through December 31, 1995 whereby the Company issued to Mr. Botchman 40,000 shares of Common Stock and was obligated to pay to Mr. Botchman a monthly fee of $5,000 per month. The agreement was amended, effective as of July 1, 1995, to increase the monthly fee to $12,500 per month for the remainder of the term of the agreement due to an anticipated increase in consulting services to be provided. Following the expiration of this agreement on December 31, 1995, the Company engaged Mr. Botchman to render consulting services on a monthly basis and paid him $12,500 per month for such services and in connection with arranging the US Greenwich Facility paid him $400,000 for his assistance in arranging such facility. The Company and Mr. Botchman agreed to terminate the consulting arrangement as of December 31, 1996. In addition, CSC-UK entered into an agreement with J.L.B. Equities, Inc., a company owned by Mr. Botchman, pursuant to which such company is paid a fee of one-eighth of 1.0% of the principal balance of loans originated by CSC-UK upon the sale of such loans. For 1996, J.L.B. Equities, Inc. received $470,378 in payment of such fees. This agreement terminates on December 31, 2015. Each of Messrs. Grosser, Patent and Fensterheim entered into option agreements dated March 10, 1995 with Mr. Botchman pursuant to which Mr. Botchman was granted an option to acquire up to 1,380,000 shares of Common Stock from each of Messrs. Grosser, Patent and Fensterheim (4,140,000 in the aggregate) at a price of $1.25 per share which represented a premium of approximately 33.0% over the bid price of $0.94 per share on the date the option agreements were executed. The options became exercisable on July 1, 1996 and expire on March 10, 2000. Mr. Botchman provided strategic advisory and consulting services to Messrs. Grosser, Patent and Fensterheim and the Company in connection with the Company's growth, expansion and acquisition policies. In November 1996, Mr. Botchman entered into an agreement to sell his interest in the option agreements to Franklin Mutual Advisors, Inc., as agent for several related institutional investors, for an aggregate purchase price of $82.3 million. Such options were exercised by Franklin Mutual Advisors, Inc. in January 1997. The Company has granted to such institutional investors registration rights relating to the resale of the acquired shares of the Company's Common Stock. These registration rights require the Company to (i) file a registration statement for the resale of the shares of Common Stock subject to the options as soon as reasonably practicable and (ii) use its reasonable efforts to cause the registration statement to be declared effective as promptly as is reasonably practicable following the filing thereof, but not prior to the earlier of the date the Commission declares effective the first registration statement registering the Company's sale of newly issued Common Stock and March 31, 1997. See "Shares Eligible for Future Sales."

     In January 1996, Samboy Financial Corp., a Minnesota corporation ("Samboy"), began selling Title I and similar loans to the Company. As of December 31, 1996, Samboy has sold $2.1 million of loans to the Company. Jonah
L. Goldstein owns 20% of the outstanding capital stock of Samboy.


CSC-UK TRANSACTIONS

     On September 29, 1995, the Company entered into a Stock Purchase Agreement with Messrs. Steene, Brand and Epstein to acquire their 50% interest in CSC-UK in exchange for 3,600,000 shares of Common Stock. The UK Acquisition was completed as of September 30, 1995. Pursuant to the Stock Purchase Agreement, the Company must offer piggyback registration rights to Messrs. Steene, Brand and Epstein when the Company proposes to register any shares of its Common Stock for the benefit of Mr. Grosser, Mr. Patent or Mr. Fensterheim under the Securities Act (other than under a registration statement on Form S-8). The Company also agreed to appoint Mr. Steene as a member of the Board of Directors of the Company and agreed to indemnify Messrs. Steene, Brand and Epstein against any amounts paid pursuant to their guarantee of a L200,000 obligation of CSC-UK. In addition, due to the fact that CSC-UK reached a certain loan origination target in the six months following the consummation of the UK Acquisition, CSC-UK amended Messrs. Steene, Brand and Epstein's employment agreements effective March 30, 1996 to provide that the annual bonus payments due to Messrs. Steene, Brand and Epstein are no longer subject to any cash flow requirement (see "Management -- Employment Agreements").


     The Company believes that the terms of the respective affiliated transactions described in this section are at least as favorable to the Company as those that could be obtained from an unaffiliated source.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth security ownership information regarding the Company's Common Stock as of January 7, 1997 (except as otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director, (iii) each of the executive officers and (iv) all directors and executive officers of the Company as a group.



                                                                           SHARES BENEFICIALLY
                                                                                  OWNED
                                                                          ----------------------
                      NAME OF BENEFICIAL OWNER(1)                           NUMBER       PERCENT
------------------------------------------------------------------------  ----------     -------
Robert Grosser..........................................................   3,890,044       13.1%
Robert C. Patent........................................................   3,907,192       13.2
Asher Fensterheim(2)....................................................   3,701,960       12.5
Jonah L. Goldstein(3)...................................................     461,352        1.6
Arthur Gould(2).........................................................      20,000          *
Hollis W. Rademacher(2).................................................      26,600          *
Robert M. Stata.........................................................     802,000        2.7
Cheryl P. Carl(3).......................................................     448,200        1.5
Steven P. Weiss(3)......................................................     250,676          *
Eric S. Goldstein(3)....................................................     288,980          *
Tim S. Ledwick(4).......................................................      83,406          *
Robert J. Blackwell(5)..................................................     100,000          *
David A. Steene.........................................................   1,200,000        4.0
Martin H.S. Brand.......................................................   1,200,000        4.0
Gerald Epstein..........................................................   1,202,200        4.1
All directors and executive officers as a group (15 persons)(6).........  17,582,611       58.2%
Franklin Mutual Advisers, Inc., as agent(7).............................   4,663,000       15.7%


---------------
 *  Less than one percent.

(1) Unless otherwise indicated and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by it. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised.


(2) Includes an immediately exercisable option to purchase 20,000 shares granted pursuant to the Directors Plan.


(3) Includes an immediately exercisable option to purchase 80,000 shares granted pursuant to the Stock Option Plan.


(4) Includes an immediately exercisable option to purchase 70,000 shares granted pursuant to the Stock Option Plan.



(5) Includes an immediately exercisable option to purchase 100,000 shares granted pursuant to the Stock Option Plan.



(6) See Notes (1)-(5).



(7) As agent for Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, Mutual Discovery Fund, Mutual European Fund, The Orion Fund Limited, Mutual Shares Securities Fund and Mutual Discovery Securities Fund. Franklin Resources, Inc., as parent holding company of Franklin Mutual Advisers, Inc., and Charles B. Johnson and Rupert H. Johnson, Jr., as shareholders of such parent holding company, may be deemed to be the beneficial holder of these securities.

                          DESCRIPTION OF CAPITAL STOCK


GENERAL


     The Company is authorized by its Certificate of Incorporation to issue 50,000,000 shares of Common Stock, par value $0.01 per share, of which 29,649,133 were outstanding on December 31, 1996; and 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"), of which no shares are outstanding.


COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Company's Certificate of Incorporation prohibits holders of Common Stock from acting by written consent. Actions required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders. The Company intends to hold annual meetings of its stockholders in the second quarter of each year at a location near its Elmsford, New York headquarters. The Company mails notices of such meetings, as well as proxy statements, annual reports and quarterly reports to all of its stockholders of record. From time to time, information with respect to the Company may also be published in various periodicals. Subject to the rights of holders of Preferred Stock, if any, in the event of a liquidation, dissolution, or winding-up of the Company, holders of Common Stock will be entitled to share pro rata in the distribution of all remaining assets of the Company. The Common Stock does not entitle holders to any preemptive rights upon the issuance of other securities of the Company. Of the authorized but unissued shares of Common Stock, an aggregate of 5,600,000 shares of Common Stock have been reserved for issuance pursuant to the Stock Option Plan, the Directors Plan and the Stock Purchase Plan.

PREFERRED STOCK

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

OPTIONS


     As of December 31, 1996, the Company had granted options to purchase up to 2,044,000 shares of Common Stock, of which 1,988,200 options were outstanding, at exercise prices ranging from $2.50 to $23.13 per share, 54,800 had been exercised and 1,000 had expired, pursuant to the provisions of the Stock Option Plan and Directors Plan. As of January 23, 1997, options to purchase 10,079 shares of Common Stock were outstanding pursuant to the Stock Purchase Plan. See "Management -- Non-Employee Directors Compensation," "-- Employee Option Plans."


RESTRICTIONS ON PAYMENT OF DIVIDENDS

     The Company has never paid any cash dividends on its capital stock. The Company intends to retain all of its future earnings to finance its operations and does not anticipate paying cash dividends in the foreseeable future. In addition, certain agreements to which the Company is a party prohibit the Company, CSC and CSC-UK from paying dividends on their respective capital stock.

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least
66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors (but not less than one) who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

     Pursuant to Section 162 of the Delaware General Corporation Law, the Board of Directors of the Company can, without stockholder approval, issue shares of capital stock, which may have the effect of delaying, deferring or preventing a change of control of the Company. Other than pursuant to the Offering, the Company has no plan or arrangement for the issuance of any shares of capital stock other than in the ordinary course pursuant to the Plans.

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Certificate of Incorporation contains certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class will hold office until the third annual meeting for election of directors following the election of such class; provided, however, that the initial terms of the directors in the first, second and third classes of the Board of Directors will expire in 1997, 1998 and 1999, respectively. The Company's Certificate of Incorporation provides that no director may be removed except for cause and by the vote of not less than 67% of the total outstanding voting power of the securities of the corporation which are then entitled to vote in the election of directors. The Certificate of Incorporation permits the Board of Directors to create new directorships and the Company's Bylaws permit the Board of Directors to elect new directors to serve the full term of the class of directors in which the new directorship was created. The Bylaws also provide that the Board of Directors (or its remaining members, even though less than a quorum) is empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. A vote of not less than 67% of the total outstanding voting power of the securities of the Company which are then entitled to vote in the election of directors is required to amend the foregoing provisions of the Certificate of Incorporation.

     The Certificate of Incorporation prohibits any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Company to be taken without a meeting, denying the power of stockholders to consent in writing, without a meeting, to the taking of any action. This provision may discourage another person or entity from making a tender offer for the Company's Common Stock because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is the Bank of Boston.

LISTING

     The shares of Common Stock are traded on Nasdaq under the symbol "CTYS."

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of December 31, 1996, 29,649,133 shares of Common Stock were outstanding. Of these shares, 7,229,817 shares of Common Stock are available for resale in the public market without restriction or further registration under the Securities Act, except for shares held by affiliates of the Company (in general, any person who has a control relationship with the Company), which shares are subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). 22,419,316 of the shares of Common Stock outstanding are deemed to be "restricted securities" as the term is defined in Rule 144, all of which are eligible for sale in the public market in compliance with Rule 144. If all such shares were sold in the public market, holders of the Common Stock would experience substantial dilution and the market price per share would likely decrease significantly.



     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares which does not exceed the greater of 1% of the then-outstanding shares of the Company's Common Stock (296,491 shares as of December 31, 1996) or the average weekly trading volume of the Company's Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.



     The Company granted registration rights to Franklin Mutual Advisors, Inc., as agent for several related institutional investors, with respect to the resale of 4,140,000 shares of Common Stock currently outstanding. See "Certain Transactions".



     In addition, up to 1,998,279 shares of Common Stock may be issued upon exercise of certain options that the Company has granted, of which options to purchase 540,200 shares of Common Stock were exercisable as of December 31, 1996. The Company has filed a registration statement on Form S-8 under the Securities Act to register the 5,600,000 shares of Common Stock reserved for issuance under the Plans. As a result, any shares issued upon exercise of stock options granted under the Plan are available, subject to special rules for affiliates, for resale in the public market. See "Management -- Board of Directors" and "-- Employee Stock Plans."



     The Company has also issued $143.8 million of Debentures (of which $79.4 million are offered hereby) convertible at any time into shares of Common Stock, currently at a conversion price of $26.25 per share, subject to adjustment. Any shares issued upon conversion of the Debentures are available for resale in the public market. To date, $30,000 of Debentures have been converted into shares of Common Stock. See "Description of Debentures."


                           DESCRIPTION OF DEBENTURES

     Set forth below is a summary of certain provisions of the Debentures. The Debentures were issued pursuant to an Indenture (the "Indenture") dated as of May 7, 1996, by and between the Company and The Chase Manhattan Bank N.A., as trustee (the "Trustee"). The following summary of the Debentures, the Indenture and the related Registration Rights Agreement (the "Registration Rights Agreement") does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Indenture, the Debentures and the Registration Rights Agreement, including the definitions therein contained. Copies of the Indenture and the Registration Rights Agreement can be obtained from the Company upon request.

     Capitalized terms used herein without definition have the meaning ascribed to them in the Indenture and the Registration Rights Agreement, as appropriate. References under this heading to the "Company" are to Cityscape Financial Corp., and do not include its subsidiaries unless expressly stated. The Debentures offered hereby were part of a series of 6% Convertible Subordinated Debentures issued by the Company in May 1996.

All references to the term "Debentures" in this section refer to the entire issue of 6% Convertible Subordinated Debentures ($143.8 million) and not just to the Debentures offered hereby ($79.4 million).


GENERAL


     The Debentures are unsecured general obligations of the Company, limited in aggregate principal amount to $143.8 million. The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, as described under "Subordination" below. At December 31, 1996, Senior Indebtedness of the Company and indebtedness of its subsidiaries aggregated $252.7 million. Neither the Indenture nor the Debentures limit the amount of Senior Indebtedness or other indebtedness that the Company or its subsidiaries may incur.



     The Debentures will mature on May 1, 2006. The Debentures bear interest at the 6% per annum from May 7, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 1996. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The interest paid on November 1, 1996, amounted to $29 per $1,000 principal amount of the Debentures, and on each May 1 and November 1 thereafter will amount to $30 per $1,000 principal amount of the Debentures.


SUBORDINATION

     The Debentures are obligations exclusively of the Company and not of its subsidiaries. The Company conducts substantially all of its operations through its subsidiaries. Accordingly, the Company's ability to meet its cash obligations is dependent upon the ability of its subsidiaries to make cash distributions to the Company. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries are and will continue to be restricted by or subject to, among other limitations, applicable provisions of laws of national or state governments, contractual provisions, the earnings of such subsidiaries and various business considerations. Neither the Indenture nor the Debentures will restrict the Company's subsidiaries' ability to incur such restrictions in the future.

     The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness of the Company and rank pari passu with other unsecured subordinated indebtedness of the Company that pursuant to its terms provides for such ranking. The rights of holders of Debentures are effectively subordinated by operation of law to all existing and future liabilities (including trade payables and commitments under leases) of the Company's subsidiaries. Neither the Indenture nor the Debentures restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to any security interests in the assets of such subsidiary and subordinated to any indebtedness of such subsidiary senior to that held by the Company.

     The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, interest on, or Additional Amounts (as defined herein) with respect to, the Debentures, or to acquire any of the Debentures (including repurchases of Debentures at the option of the holder thereof) for cash or property (other than Junior Securities as defined herein), or on account of the redemption provisions of the Debentures, (i) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness and all other Obligations in respect thereof are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, interest on or any other Obligation in respect of any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

     Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Indebtedness or their representative immediately to accelerate its maturity and (ii) written notice of such event of default given to the Company and the Trustee, by the holders of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, interest on, or Additional Amounts with respect to, the Debentures, or to acquire or repurchase any of the Debentures for cash or property, or on account of the redemption provisions of the Debentures, in any such case other than payments made with Junior Securities of the Company. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period the Company shall be required to pay all sums not paid to the holders of the Debentures during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Debentures. Any number of Payment Notices may be given; provided, however, that
(i) not more than one Payment Notice shall be given within any period of 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period shall be made the basis for the commencement of any other Payment Blockage Period unless such default has been cured or waived for a period of not less than 180 consecutive days.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee or the holders of Debentures at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such holders of Debentures, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the holders of Debentures are entitled to receive any payment on account of the principal of, premium, if any, interest on, or Additional Amounts with respect to, the Debentures (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the holders of Debentures or the Trustee on their behalf would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No provision contained in the Indenture or the Debentures affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest on, and Additional Amounts with respect to, the Debentures. The subordination provisions of the Indenture and the Debentures will not prevent the occurrence of any default or Event of Default (as hereafter defined) or limit the rights of any holder of Debentures, subject to the six immediately preceding paragraphs, to pursue any other rights or remedies with respect to the Debentures.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company and its subsidiaries, holders of the Debentures may receive ratably less than other creditors.

DELIVERY AND FORM OF RESTRICTED DEBENTURES

     The managers of the Debenture offering (the "Managers") arranged for the sale of a portion of the Debentures to certain institutions in the US in reliance on exemptions from the registration requirements of the Securities Act. Debentures that were sold to qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("QIBs") are represented by a single global Debenture (the "Rule 144A Global Security"), which was deposited on May 7, 1996 with, or on behalf of, the Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Rule 144A Global Security Holder"). Debentures represented by the Rule 144A Global Security are eligible for trading on Portal. Debentures that were sold to institutional accredited investors (the "Accredited Investor Debentures") are in fully registered form. The Rule 144A Global Security and the Accredited Investor Debentures were delivered for the accounts of the purchasers thereof on May 7, 1996.

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

     So long as the Rule 144A Global Security Holder is the registered owner of any Debentures, the Rule 144A Global Security Holder will be considered the sole holder under the Indenture of any Debentures evidenced by the Rule 144A Global Security. Beneficial owners of Debentures evidenced by the Rule 144A Global Security will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Debentures.

     Payments in respect of the principal of, premium, if any, interest on, and Additional Amounts with respect to, any Debentures registered in the name of the Rule 144A Global Security Holder on the applicable record date will be payable by the Trustee to or at the direction of the Rule 144A Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Debentures, including the Rule 144A Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debentures. The Company believes, however, that it is currently the policy of the Depository immediately to credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Debentures are governed by standing instructions and customary practice and are the responsibility of the Depository's Participants or the Depository's Indirect Participants.

EXCHANGE AND TRANSFER

     At the option of the holder thereof and subject to the terms of the Debentures and of the Indenture, Registered Debentures are exchangeable for an equal aggregate principal amount of Registered Debentures of different authorized denominations, in each case without service charge (other than the cost of delivery) and upon payment of any taxes and other governmental charges. Registered Debentures shall be registered as provided in the Indenture. The registered holder of a Registered Debenture will be treated by the Company, the Trustee and their respective agents for all purposes as the owner of such Registered Debenture.

     The transfer of Registered Debentures may be registered, and Registered Debentures may be presented in exchange for other Registered Debentures of different authorized denominations, at the office of the Trustee in The City of New York, without service charge (other than the cost of delivery) and upon payment of any taxes or other governmental charges. Registered Debentures may also be presented for purposes of transfer or such exchange, at the offices of the paying agents in London (which will initially be The Chase Manhattan Bank, N.A. or Luxembourg (which will initially be Chase Manhattan Bank Luxembourg S.A.), or such other paying agents as may be specified in notices to the holders of Debentures in accordance with "Notices" below.

     In the event of a redemption in part, the Company is not required (i) to register the transfer of Registered Debentures for a period of 15 days immediately preceding the date on which notice is given identifying the serial numbers of the Debentures called for such redemption; (ii) to register the transfer or exchange of any such Registered Debenture, or portion thereof, called for redemption.

     Subject to certain conditions, any person having a beneficial interest in the Rule 144A Global Security may, upon request to the Trustee, exchange such beneficial interest for Debentures in the form of certificated Debentures. Upon any such issuance, the Trustee is required to register such certificated Debentures in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Debentures will be subject to the legend requirements described in the Indenture. In addition, if (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debentures in the form of certificated Debentures under the Indenture, then, upon surrender by the Rule 144A Global Security Holder of the Rule 144A Global Security, Debentures in certificated form will be issued to each person that the Rule 144A Global Security Holder and the Depository identify as being the beneficial owner of the related Debentures.

     Neither the Company nor the Trustee is liable for any delay by the Rule 144A Global Security Holder or the Depository in identifying the beneficial owners of Debentures, and the Company and the Trustee may conclusively rely on, and are protected in relying on, instructions from the Rule 144A Global Security Holder or the Depository for all purposes.

CONVERSION RIGHTS

     The Debentures are convertible into Common Stock, currently (after giving effect to a 100% stock dividend paid by the Company in July 1996) at the conversion price of $26.25 per share (equivalent to approximately 38 shares of Common Stock for each $1,000 principal amount of Debentures), at any time on and after the date following the 40 day period beginning May 7, 1996 the "Exchange Date"), and prior to redemption or maturity. The right to convert a Debenture called for redemption or delivered for repurchase will terminate at the close of business on the fifth day (or if such day is not a Business Day, the next succeeding Business Day) next preceding the redemption date for such Debenture. Holders of the Debentures will have the right to convert Debentures called for redemption until terminated in accordance with the preceding sentence.

     The right of conversion attaching to any Debenture may be exercised by the holder thereof by delivering the Debenture at the specified office of a conversion agent (including such office in Luxembourg, as described under "Payments, Paying Agents and Conversion Agents" below), accompanied by a duly signed and completed notice of conversion. The conversion date shall be the date on which the Debenture and the duly signed and completed notice of conversion shall have been so delivered. As promptly as practicable on or after the conversion date, the Company will cause to be delivered at such office of the conversion agent certificates representing the number of shares of Common Stock deliverable upon conversion, together with payment in lieu of any fractional shares. A holder delivering a Debenture for conversion will not be required to pay any taxes or duties payable in respect of the issuance or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issuance or delivery of the Common Stock in a name other than that of the holder of the Debenture. Certificates representing shares of Common Stock issuable upon conversion of the Debentures will be issued and delivered by the Company's transfer agent for the Common Stock to the transfer agent for the Debentures upon notice from the conversion agent under the Indenture only after all taxes and duties, if any, payable by such holder have been paid. Such certificates will be delivered to the address specified by such holder in its completed notice of conversion.

     In the case of any Registered Debenture that has been converted after any Interest Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of such Registered Debenture who is a holder on such Interest Record Date. Any Registered Debenture so converted must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Registered Debentures being surrendered for conversion.

     The conversion price is subject to adjustment in certain events, including
(i) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at less than the then-current market price (as determined in accordance with the Debentures) unless holders of Debentures are entitled to receive the same upon conversion,
(iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those rights, options, warrants, dividends and distributions referred to above, dividends and distributions paid in cash out of the retained earnings of the Company). In addition to the foregoing adjustments, the Company is permitted to make such downward adjustments in the conversion price as it considers to be advisable in order that any event treated for US federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock. Adjustments in the conversion price of less than $0.25 will not be required, but any adjustment that would otherwise be required to be made will be taken into account in the computation of any subsequent adjustment. Fractional shares of Common Stock are not to be issued or delivered upon conversion, but, in lieu thereof, a cash adjustment will be paid based upon the then-current market price of Common Stock.

     Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued interest on the Debentures or for any dividends or distributions on any shares of Common Stock delivered upon such conversion. Notice of any adjustment of the conversion price will be given in the manner set forth herein under "Notices" below.

     Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends under the Code to holders of Debentures or of Common Stock.

     In the event that the Company should merge with another company, become a party to a consolidation or sell or transfer all or substantially all of its assets to another company, each Debenture then outstanding would, without the consent of any holder of Debentures, become convertible only into the kind and amount of securities, cash and other property receivable upon the merger, consolidation or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such merger, consolidation or transfer.

REDEMPTION

     Unless previously redeemed, converted or purchased and canceled by the Company, the Debentures will mature on May 1, 2006 and shall be redeemed at their principal amount.

  OPTIONAL REDEMPTION

     The Debentures may be redeemed, at the option of the Company, in whole or in part, at any time on and after May 15, 1999, upon notice as described below, at a redemption price equal to 103% of their principal amount if redeemed during the period commencing May 15, 1999 through April 30, 2000, 102% of their principal amount if redeemed during the 12-month period commencing May 1, 2000, 101% of their principal amount if redeemed during the 12-month period commencing May 1, 2001 and 100% of their principal amount if redeemed during the 12-month period commencing May 1, 2002 and thereafter, in each case together with accrued and unpaid interest to the date fixed for redemption. In the event of a partial redemption, the Debentures to be redeemed will be selected by the Trustee not more than 75 days before the date fixed for redemption, by such method as the Trustee shall deem fair and appropriate.

     Debentures may be redeemed, in whole but not in part, upon notice as described below, at the option of the Company at any time, if the Company shall determine that as a result of any change in or amendment to the laws or any regulations or rulings of the US or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to, or change in, an official application or interpretation of such laws, regulations or rulings, which amendment or change is announced or becomes effective on or after the date of this Offering Circular, the Company has or will become obligated to pay Additional Amounts on the Debentures or coupons, as described below under "Payment of Additional Amounts," and such obligation cannot be avoided by the Company taking reasonable measures available to it; provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Debentures then due; and, provided, further, that at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. In case of any such redemption, the redemption price will be 100% of the principal amount of the Debentures, together in each case with accrued and unpaid interest to the date fixed for redemption. The Company is required to deliver to the Trustee a certificate stating that the Company is entitled to effect such redemption and that the conditions precedent to the right of the Company to redeem the Debentures have occurred and an opinion of counsel stating that the legal conditions precedent to the right of the Company to effect such redemption have occurred.

  NOTICES OF REDEMPTION

     Notice of intention to redeem Debentures will be given as described under "Notices" below. In the case of redemption of all Debentures, notice will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption. In the case of a partial redemption, notice will be given twice, the first such notice to be given not more than 60 nor less than 45 days prior to the date fixed for redemption and the second such notice to be given not more than 45 nor less than 30 days prior to the date fixed for redemption.

     Notices of redemption will specify the date fixed for redemption, the applicable redemption price, the date on which the conversion privilege expires and, in the case of a partial redemption, the aggregate principal amount of Debentures to be redeemed and the aggregate principal amount of Debentures which will be outstanding after such partial redemption. In addition, in the case of a partial redemption, the first notice will specify the last date on which exchanges or transfers of Debentures may be made pursuant to the provisions of "Exchange and Transfer" above and the second notice will specify the serial numbers of the Debentures and the portions thereof called for redemption.

     In addition, the Company may at any time and from time to time repurchase the Debentures in the open market or in private transactions at prices it considers attractive. Debentures repurchased by the Company will be canceled.

CHANGE OF CONTROL

     Each holder of a Debenture will have the right, at such holder's option, to cause the Company to purchase such Debenture, in whole but not in part, for a cash amount equal to 100% of the principal amount, together with accrued and unpaid interest to the repurchase date, if a Change of Control (as defined herein) occurs or has occurred. Notice with respect to the occurrence of a Change of Control will be given as described under "Notices" below and not later than 30 days after the Exchange Date or the date of the occurrence of such Change of Control. The date fixed for such purchase will be a date not less than 30 nor more than 60 days after notice of the occurrence of a Change of Control is given (except as otherwise required by law). To be purchased, a Debenture must be received with a duly executed written notice, substantially in the form provided on the reverse side of such Debenture, at the office of a paying agent not later than the fifth day (or if such day is not a Business Day, the next succeeding Business Day) prior to the date fixed for such purchase. All Debentures purchased by the Company will be canceled. Holders of Debentures who have tendered a notice of purchase will be entitled to revoke their election by delivering a written notice of such revocation to a paying agent on or prior to the date fixed for such purchase. In addition, holders of Debentures will retain the right to require such Debentures to be converted into Common Stock (or other securities, property or cash, payable in lieu thereof by reference to the adjustment price as provided under the adjustment provision, see "Conversion Rights") prior to the purchase date, so long as notice to that effect, including such holder's nontransferable receipt for the Debentures from a paying agent, is delivered to a paying agent on or prior to the close of business on the fifth day (or if such day is not a Business Day, the next succeeding Business Day) next preceding the applicable Redemption Date.

     A "Change of Control" will be deemed to have occurred (i) upon any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, other than any such person or group that held such voting power as of the date of the Indenture, (ii) when any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors of the Company, other than any such person or group that held such voting power as of the date of the Indenture, or (iii) when, during any period of 12 consecutive months after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. For purposes of this definition, (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date, whether or not applicable; and
(ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date, whether or not applicable, except that a "person" shall not be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

     The Change of Control provisions described above may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control provisions will not prevent a leveraged buyout led by Company management, a recapitalization of the Company or change in a majority of the members of the Board of Directors which is approved by the then-current Board of Directors and may not afford the holders of Debentures protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect such holders, if such transaction does not constitute a Change of Control, as set forth above.

     The Company is required to comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and to file a Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Debentures at the option of holders thereof upon a Change of Control. The Change of Control purchase feature was not, however, as of the date of the Debenture Offering Circular, the result of management's knowledge of any specific efforts to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation of proxies or consents or otherwise, or part of a plan to implement a series of anti-takeover measures.

     The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control under the Debentures, but that would increase the amount of Senior Indebtedness (or any other indebtedness of the Company or its subsidiaries) outstanding at such time. There are no restrictions in the Debentures or the Indenture on the creation of additional Senior Indebtedness (or any other indebtedness of the Company or its subsidiaries), and, under certain circumstances, the incurrence of significant amounts of additional indebtedness by the Company or any of its subsidiaries could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures. If such a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to pay the Change of Control purchase price for all Debentures tendered by the holders thereof. A default by the Company on its obligation to pay the Change of Control purchase price could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

     Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the purchase by the Company of the Debentures pursuant to the exercise by a holder of Debentures of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provision of the Debentures. See "Subordination." Failure of the Company to repurchase the Debentures when required would result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions.

PAYMENTS, PAYING AGENTS AND CONVERSION AGENTS

     The principal of, premium, if any, and interest on Registered Debentures is payable in United States dollars. Payments of such principal and premium, if any, will be made against surrender of Registered Debentures at the corporate trust office of the Trustee in The City of New York or, subject to any applicable laws and regulations, at the offices of the paying agents in London or Luxembourg (or such other paying agencies as may be specified in notices to the holders of Debentures in accordance with "Notices" below) by United States dollar check drawn on, or wire transfer to a United States dollar account maintained by the holder with, a bank located in The City of New York. Payments of any installment of interest on Registered Debentures will be made by a United States dollar check drawn on a bank in The City of New York mailed to the holder at such holder's registered address or (if arrangements satisfactory to the Company and the Trustee are made) by wire transfer to a dollar account maintained by the holder with a bank in The City of New York. Payment of such interest on any Interest Payment Date will be made to the person in whose name such Registered Debenture is registered at the close of business on the Interest Record Date prior to the relevant Interest Payment Date. Accrued interest payable on any Registered Debenture that is redeemed will be payable against surrender of such Registered Debenture in the manner described above with respect to payments of principal on Registered Debentures, except Registered Debentures that are redeemed on a date after the close of business on the Interest Record Date immediately preceding such Interest Payment Date and on or before the Interest Payment Date, on which interest will be paid to the holder of record on the Interest Record Date.

     The Debentures may be surrendered for conversion or exchange at the corporate trust office of the Trustee in The City of New York or, at the option of the holder and subject to applicable laws and regulations, at the office of any of the conversion agents.

     The Company has initially appointed the Trustee as paying agent and conversion agent and has initially appointed Chase Manhattan Bank Luxembourg S.A. as additional paying agent in Luxembourg. These appointments may be terminated at any time and additional or other paying and conversion agents may be appointed, provided that until the Debentures have been delivered for cancellation, or monies sufficient to pay the principal of and premium, if any, and interest on the Debentures have been made available for payment and either paid or returned to the Company as provided in the Indenture, a paying, conversion and transfer agent will be maintained (i) in The City of New York for the payment of the principal of, premium, if any, and interest on Registered Debentures only and for the surrender of Debentures for conversion and (ii) in a European city that, so long as the Debentures are listed on the Luxembourg Stock Exchange and the rules of such Exchange shall so require, will be Luxembourg, for the payment of the principal of, premium, if any, and interest on Debentures and for the surrender of Debentures for conversion, payment, redemption, transfer or exchange. Notice of any such termination or appointment and of any change in the office through which any paying, conversion, or transfer agent will act will be given in accordance with "Notices" below.

     All monies paid by the Company to a paying agent for the payment of principal of, premium, if any, or interest on any Debenture that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holder of such Debenture or any related coupon will thereafter look only to the Company for payment thereof.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will pay to the holder of any Debenture or any related coupon who is a United States Alien such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Debenture, and any cash payments made in lieu of issuing shares of Common Stock upon conversion of a Debenture, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Debenture or in such coupon to be then due and payable; provided, however, that the foregoing obligations to pay Additional Amounts shall not apply to any one or more of the following:

          (i) any tax, assessment or other governmental charge which would not have been so imposed but for (a) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or stockholder of, or a person holding a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, stockholder or person holding a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, (b) such holder's present or former status as a personal holding company, foreign personal holding company, passive foreign investment company, foreign private foundation or other foreign tax-exempt entity, or controlled foreign corporation for United States federal income tax purposes or a corporation which accumulates earnings to avoid United States federal income tax, or (c) such holder's status as a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business;

          (ii) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Debenture or any related coupon for payment on a date more than ten days after the date on which such payment became due and payable or on the date on which payment thereof is duly provided, whichever occurs later;

          (iii) any estate, inheritance, gift, sales, transfer or personal or intangible property tax or any similar tax, assessment or other governmental charge;

          (iv) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or present or former connection with the United States of the holder or beneficial owner of such Debenture or any related coupon if such compliance is required by statute, regulation or ruling of the United States or any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

          (v) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Debenture;

          (vi) any tax, assessment or other governmental charge imposed on interest received by a person holding, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; or

          (vii) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or interest on any Debenture or interest on any coupon appertaining thereto if such payment can be made without such withholding by any other paying agent; nor will Additional Amounts be paid with respect to payment of the principal of, premium, if any, or interest on any such Debenture (or cash in lieu of issuance of shares of Common Stock upon conversion) to a person other than the sole beneficial owner of such payment, or that is a partnership or a fiduciary to the extent such beneficial owner, member of such partnership or beneficiary or settlor with respect to such fiduciary would not have been entitled to the Additional Amounts had such beneficial owner, member, beneficiary or settlor been the holder of such Debenture or any related coupon.

EVENTS OF DEFAULT

     The Indenture defines an "Event of Default" with respect to the Debentures as any of the following events: (i) the failure by the Company to pay any installment of interest on, or Additional Amounts with respect to, the Debentures as and when the same becomes due and payable and the continuance of any such failure for a period of 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Debentures as and when the same becomes due and payable at maturity, redemption, by acceleration or otherwise, (iii) the failure of the Company to perform any conversion of Debentures required under the Indenture and the continuance of any such failure for a period of 60 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Debentures or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after appropriate written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debentures outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its subsidiaries and (vi) a default in the payment of principal, premium, if any, or interest when due that extends beyond any stated period of grace applicable thereto or an acceleration for any other reason of the maturity of any Indebtedness of the Company or any of its subsidiaries with an aggregate principal amount in excess of $25 million.

     The Debentures provide that if an Event of Default occurs and is continuing, then the Company will provide notice thereof to the Trustee within five Business Days after the Company becomes aware of such Event of Default, and the Trustee shall then notify the holders of Debentures thereof within 90 days after its receipt of notice from the Company. If an Event of Default occurs and is continuing, the Trustee or the holders of 25% in aggregate principal amount of the Debentures then outstanding may, by notice in writing to the Company (and to the Trustee, if given by the holders) (an "Acceleration Notice"), declare all principal and accrued interest thereon and Additional Amounts thereof, if any, to be due and payable immediately.

     Prior to the declaration of acceleration of the maturity of the Debentures, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding may waive on behalf of all the holders any default, except a default in the payment of principal of or interest on any Debenture not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Debenture affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) in the case of a merger or consolidation the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the US, any state thereof or the District of Columbia and expressly assumes by written agreement all of the obligations of the Company in connection with the Debentures and the Indenture; and (ii) no default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Debentures, except as to any obligations that arise from or as a result of such transaction.

AMENDMENTS AND SUPPLEMENTS

     The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. With the consent of the holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders or waive compliance by the Company with any provision of the Indenture or the Debentures; provided, that no such amendment, supplement, modification or waiver may, without the consent of each holder affected thereby: (i) change the Stated Maturity of any Debenture or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment or the conversion of any Debenture on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or reduce the redemption price, or alter the redemption or Change of Control provisions in a manner adverse to the holders, (ii) reduce the percentage in principal amount of the outstanding Debentures, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, (iii) adversely affect the right of such holder to convert Debentures or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debenture affected thereby.

     Any instrument given by or on behalf of any holder of a Debenture in connection with any consent to any such amendment, supplement, modification or waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such Debenture and related coupons. Any amendment, supplement, modification or waiver to the Indenture or to the terms and conditions of the Debentures will be conclusive and binding on all holders of Debentures and related coupons, whether or not they have given such consent or were present at any meeting, and on holders of Debentures and related coupons, whether or not notation of such amendment, supplement, modification or waiver is made upon the Debentures or related coupons.

RULE 144A INFORMATION REQUIREMENT

     The Company has agreed to furnish to the holders or beneficial owners of the Debentures or the underlying Common Stock and prospective purchasers of the Debentures or the underlying Common Stock designated by the holders of the Debentures or the underlying Common Stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act.

REPORTS

     The Company is required to deliver to the Trustee and to each holder of Debentures, within 15 days after it is required to file such with the Commission, annual and quarterly consolidated financial statements substantially equivalent to financial statements required to be included in reports filed with the Commission including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such is required in such reports to the Commission, in each case, together with management's discussion and analysis of financial condition and results of operations.

NOTICES

     Notices to holders of the Debentures will be given by publication in a leading daily newspaper in the English language of general circulation in The City of New York and in London and, so long as the Debentures are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg or, if publication in either London or Luxembourg is not practical, in Europe. Such publication is expected to be made in The Wall Street Journal (Eastern Edition), the Financial Times and the Luxembourg Wort. In addition, notices to holders of Registered Debentures will be given by mail to the addresses of such holders as they appear in the register maintained by the Trustee on the fifteenth day prior to such mailing. Such notices will be deemed to have been given on the date of such publication or mailing or, if published in such newspapers on different dates, on the date of the first such publication.

REPLACEMENT OF DEBENTURES AND RELATED COUPONS

     Debentures (including related coupons, if any) that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the holder thereof upon delivery to the Trustee of the Debentures and related coupons or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Debenture or related coupon, an indemnity satisfactory to the Company and the Trustee may be required at the expense of the holder of such Debenture or related coupon before a replacement Debenture or related coupon, as the case may be, will be issued.

GOVERNING LAW

     The Debentures and the Indenture are governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law rules.

MARKETABILITY

     Prior to the offering hereby, there has been no public market for the Debentures, and it is likely that only a limited market developed prior to the date of this Registration Statement. The Debentures were initially sold pursuant to exemptions from registration under the Securities Act.

CERTAIN DEFINITIONS

     "Business Day" means, with respect to any act to be performed pursuant to the Indenture or the terms of the Debentures, each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the place where such act is to occur are authorized or obligated by applicable law, regulation or executive order to close.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "Indebtedness" of any person means, without duplication, (i) all liabilities and obligations, contingent or otherwise, of any such person, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, loan agreements or similar instruments or agreements, (c) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business that are not more than 90 days past their original due date,
(d) evidenced by bankers acceptances or similar instruments issued or accepted by banks, (e) relating to a capitalized lease obligation, or (f) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (ii) all obligations of such person under hedging obligations, interest swap or similar arrangements; (iii) all liabilities of others of the kind described in the preceding clauses (i) or (ii) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (iv) any and all deferrals, renewals, extensions, amendments, modifications, refinancings and refundings (whether direct or indirect) of any liability of the kind described in any of the preceding clauses (i), (ii) or (iii), or this clause (iv), whether or not between or among the same parties.

     "Junior Securities" of any person means any Capital Stock and any Indebtedness of such person that by its terms or the terms of the instrument creating or evidencing it is stated to be (i) subordinated in right of payment to the Debentures and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Debentures and (ii) subordinated in right of payment to all Senior Indebtedness at least to the same extent as the Debentures.

     "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, costs, enforcement expenses, collateral protection expenses, reimbursements, damages and other liabilities payable under the documentation governing any Senior Indebtedness.

     "Senior Indebtedness" of the Company means any principal, premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses or other obligations with respect to any Indebtedness of the Company other than the Debentures and Indebtedness that by its terms or the terms of the instrument creating or evidencing it is stated to be not superior in right of payment to the Debentures, but including guarantees given by the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. In no event shall Senior Indebtedness include
(i) indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary thereof or
(ii) any liability for taxes owed or owing by the Company.

     "Stated Maturity" when used with respect to any Debenture, means May 1, 2006.


                         US FEDERAL TAX CONSIDERATIONS



     The following is a summary of anticipated material United States federal income tax consequences of holding and disposing of the Debentures, and, to the extent it relates to matters of law or legal conclusions, represents the opinion of the Company's counsel, Gibson, Dunn & Crutcher LLP. This discussion is based on existing provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change or alternative construction with possible retroactive effect. This summary does not give a detailed discussion of any state, local or foreign tax considerations, nor does it purport to deal with all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as foreign persons, banks, tax-exempt organizations, insurance companies and dealers in stocks and securities. In addition, the summary is generally limited to Debentures and the Common Stock into which the Debentures are convertible which are held as "capital assets" within the meaning of Section 1221 of the Code by persons who are citizens or residents of the United States. No rulings will be sought from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences of holding and disposing of the Debentures.


     THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO PURCHASE THE DEBENTURES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO PURCHASE THE DEBENTURES.

INTEREST


     Except as described below, holders of Debentures will be required to include interest on Debentures in gross income for federal income tax purposes in accordance with their methods of accounting for such purposes.



TAXABLE DISPOSITION



     Upon the sale, exchange or redemption of a Debenture, a holder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received (and the fair market value of property received) and the holder's adjusted tax basis in the Debenture (except to the extent the amount realized is attributable to accrued interest on the Debentures which has not been previously included in income, which amount will be subject to the rules generally applicable to interest). A holder's adjusted tax basis in a Debenture will be increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium previously deducted by the holder. Except as described below with respect to accrued market discount, any gain or loss upon a taxable sale or other disposition of a Debenture (including a sale to the Company) will be capital gain or loss (which will be long-term if the Debenture has been held for more than one year).


CONVERSION


     A holder of a Debenture will not recognize gain or loss on the conversion of such Debenture solely into Common Stock except with respect to cash in lieu of fractional shares. (To the extent that the Debentures converted are subject to accrued market discount, as described below, the amount of the accrued market discount will carry over to the Common Stock on conversion and will be treated as ordinary income (to the extent that gain is recognized) on disposition of the Common Stock). The holding period of the Common Stock received upon conversion of the Debenture will include the period during which the Debenture was held, and the holder's aggregate initial tax basis in the Common Stock received upon conversion of the Debenture will be equal to the holder's aggregate adjusted tax basis in the Debenture exchanged therefor, reduced by the portion of such basis that would be allocated to cash received in lieu of a fractional share of Common Stock. A holder of a Debenture will recognize gain for federal income tax purposes on the receipt of cash in lieu of a fractional share of Common Stock in an amount equal to the difference between the amount of cash received and such holder's adjusted tax basis in such fractional share.



MARKET DISCOUNT



     A purchaser of a Debenture may be subject to the market discount provisions of the Code. Except as described below, gain recognized on the disposition of a Debenture that has accrued market discount will be treated as ordinary income, and not as capital gain, to the extent of such accrued market discount. "Market discount" is defined generally as the excess, if any, of (i) the stated redemption price at maturity of a debt obligation over (ii) the tax basis of such obligation in the hands of the holder immediately after its acquisition. Under a de minimis exception, there is no market discount if the excess of the stated redemption price at maturity of the obligation over the holder's tax basis in the obligation is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the obligation's maturity date.



     Unless the holder elects otherwise, the accrued market discount generally will be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the holder and the denominator of which is the number of days after the holder's acquisition of the obligation up to and including its maturity date. Accrued market discount generally will be required to be recognized upon the sale, exchange or other taxable disposition (including a gift) of the Debenture. A holder of a Debenture having market discount also may be required to defer a portion of the interest deductions attributable to any indebtedness incurred to purchase or carry the Debenture.



     As an alternative to the inclusion of market discount in income on the foregoing basis, a holder of a Debenture may elect to include market discount in income currently as it accrues on all market discount obligations acquired by such Debenture holder in that taxable year or thereafter, in which case the interest deferral rule also will not apply. The election would apply to all market discount obligations acquired by the electing Debenture holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the IRS.



BOND PREMIUM



     A holder who purchases a Debenture at a cost greater than its stated redemption price at maturity generally will be considered to have purchased the Debenture with bond premium, which it may elect to amortize as an offset to interest income on such Debenture (and not as a separate deduction item) on a constant yield method. A Debenture holder who elects to deduct bond premium must reduce such holder's tax basis in the related obligation by the amount of deductions allowable for amortizable bond premium.


CONSTRUCTIVE DIVIDEND

     If at any time the Company makes a distribution of property to stockholders which would be taxable to such stockholders as a dividend for US federal income tax purposes (for example, distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the Conversion Price of the Debentures is adjusted, such adjustment may be deemed to be the payment of a taxable dividend to the holders or beneficial owners of the Debentures (pursuant to Section 305 of the Code) and such holders or beneficial owners may be subject to US federal tax.

BACKUP WITHHOLDING

     Under current US federal income tax law, certain holders (except for certain exempt holders such as corporations) may be subject to backup withholding at a rate of 31 percent on payments of interest, principal, premium, dividends payable with respect to the Common Stock into which the Debentures may be converted and the proceeds of disposition of a Debenture or Common Stock. Backup withholding will apply only if the holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends; or (iv) under certain circumstances, fails to notify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividends payments. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder's US federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

                            SELLING SECURITY HOLDERS


     The Debentures were issued by the Company on May 7, 1996, in a private placement pursuant to Rule 144A, Regulation D and Regulation S under the Securities Act. The following table sets forth, as of January 10, 1997, the name of each beneficial owner of the Offered Debentures identified to the Company and the principal amount of the Offered Debentures owned, and that may be sold, by each such beneficial owner, based upon information furnished to the Company:



                                                                     PERCENTAGE OF                         PERCENTAGE OF
                                                                      OUTSTANDING                           OUTSTANDING
                                               PRINCIPAL AMOUNT OF    DEBENTURES     PRINCIPAL AMOUNT OF     DEBENTURES
                         PRINCIPAL AMOUNT OF     DEBENTURES THAT       PRIOR TO       DEBENTURES OWNED         AFTER
         NAME             DEBENTURES OWNED         MAY BE SOLD        OFFERING(1)     AFTER OFFERING(2)    OFFERING(1)(2)
-----------------------  -------------------   -------------------   -------------   -------------------   --------------
Arnhold & S.
  Bleichroeder, Inc....      $ 3,600,000           $ 3,600,000             2.5%          $ 3,600,000             2.5%
Bankers Trust
  Company..............        6,005,000             6,005,000             4.2             6,005,000             4.2
Bank of New York.......        2,950,000             2,950,000             2.1             2,950,000             2.1
Bear, Stearns
  Securities Corp......        6,788,000             6,788,000             4.7             6,788,000             4.7
Boston & Co............          200,000               200,000               *               200,000               *
Boston Safe Deposit &
  Trust Co.............        8,800,000             8,800,000             6.1             8,800,000             6.1
Brown Brothers
  Harriman & Co........       15,850,000            15,850,000            11.0            15,850,000            11.0
Citibank, N.A..........        2,445,000             2,445,000             1.7             2,445,000            1.7*
Crestar Bank...........          187,000               187,000               *               187,000               *
Firstar Trust
  Company..............          823,000               823,000               *               823,000               *
Forbank & Co...........          200,000               200,000               *               200,000               *
Goldman Sachs & Co.....        1,930,000             1,930,000             1.3             1,930,000             1.3
Investors Fiduciary
  Trust Company/SSB....          800,000               800,000               *               800,000               *
Lehman Brothers
  International
  (Europe) -- Prime
  Broker (LBI).........        1,250,000             1,250,000               *             1,250,000               *
Mercantile Bank of
  St. Louis National
  Association..........          500,000               500,000               *               500,000               *
Mercantile, Safe
  Deposit and Trust
  Company..............          900,000               900,000               *               900,000               *
Merrill, Lynch, Pierce
  Fenner & Smith
  Safekeeping..........          170,000               170,000               *               170,000               *
Merrill Lynch
  Professional Clearing
  Corp.................          500,000               500,000               *               500,000               *
Morgan Stanley & Co.,
  Incorporated.........          300,000               300,000               *               300,000               *
Morgan Stanley & Co.,
  Inc. Prime Dealer
  Services Corp........          250,000               250,000               *               250,000               *
NatWest Securities
  Corporation..........            2,000                 2,000               *                 2,000               *
NatWest Securities
  Corporation #2.......          585,000               585,000               *               585,000
Northern Trust Co. --
  Trust................        1,200,000             1,200,000               *             1,200,000               *
PaineWebber, Inc.......          275,000               275,000               *               275,000               *
PNC National
  Association..........          100,000               100,000               *               100,000               *
Pondwave & Co..........        2,100,000             2,100,000             1.5             2,100,000             1.5
SSB -- Custodian.......       17,670,000            17,670,000            12.3            17,670,000            12.3
Wells Fargo Bank
  N.A..................        3,000,000             3,000,000             2.1             3,000,000             2.1


------------------
* Less than one percent.

(1) Based on $143,750,000 of 6% Convertible Subordinated Debentures of which up to $79,380,000 are offered hereby.



(2) Assumes no sales of Offered Debentures. Because the Selling Security Holders may offer all or only some of the Offered Debentures that they now hold and/or shares of Common Stock issued upon conversion thereof in the offering contemplated by this Prospectus and because there are presently no agreements, arrangements or understandings concerning the sale of any of the Offered Debentures or shares of Common Stock issuable upon conversion thereof, no estimate can be given about the principal amount of Offered Debentures or shares of Common Stock that will be held by the Selling Security Holders after completion of this offering. See "Plan of Distribution."



     Except as otherwise described herein, none of the Selling Security Holders has had a material relationship with the Company within the past three years. NatWest Securities Corporation and NatWest Securities Corporation #2 (the "NatWest Holders") are affiliates of NatWest Securities Limited, which acted as one of the managers with respect to the original placement of the Debentures and as one of the underwriters with respect to the Company's December 1995 public offering of Common Stock. Another affiliate of the NatWest Holders, National Westminster Bank PLC, has acquired all of the outstanding capital stock of Greenwich Capital Holdings, Inc., an affiliate of Greenwich. Bear, Stearns Securities Corp. is an affiliate of Bear, Stearns & Co. Inc., which acted as one of the managers with respect to the original placement of the Debentures and as one of the underwriters with respect to the Company's August 1995 securitization.


                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Selling Security Holders may sell all or a portion of the Offered Debentures and shares of Common Stock issuable upon conversion thereof from time to time directly to purchasers or through agents, dealers (who may act as principals for their own account) or underwriters on terms to be determined at the times of such sales. Any agent, dealer or underwriter through whom Offered Debentures or shares of Common Stock are sold may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Security Holders and/or the purchasers of the Offered Debentures or shares of Common Stock for whom they act as agent. To the extent required, the principal amount of the Offered Debentures or the number of shares of Common Stock to be sold, the offering price thereof, the name of each Selling Security Holder and each agent, dealer and underwriter, if any, and any applicable discounts or commissions concerning a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Security Holders from the Offered Debentures and shares of Common Stock offered by the Selling Security Holders hereby will be the offering price of such Offered Debentures and shares of Common Stock less applicable commissions or discounts.

     There is no assurance that the Selling Security Holders will sell any of the Offered Debentures or shares of Common Stock offered hereby.


     In order to comply with the securities laws of certain States or other jurisdictions, if applicable, the Offered Debentures and shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.


     The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Offered Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Offered Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Offered Debentures or shares of Common Stock offered hereby may not simultaneously bid for purchase, or induce others to bid for or purchase either the Debentures or the Common Stock for a period of nine business days (in the case of the Debentures) or two business days (in the case of the Common Stock) prior to the commencement of such distribution. In addition, each Selling Security Holder and any other person who participates in a distribution of the Debentures or shares of Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Debentures or shares of Common Stock by the Selling Security Holders. The applicable provisions of the Exchange Act and the rules and regulations thereunder may effect the marketability of the Debentures and shares of Common Stock and the ability of any person to engage in market making activities for the Debentures or shares of Common Stock.

     To the Company's knowledge, no person presently intends to make a market in the Debentures.

     Pursuant to the Indenture, the Company will pay all expenses incident to the preparation and filing of the registration statement of which this prospectus is a part.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of CSC for the year ended December 31, 1993 included in this Prospectus have been audited by Shane Yurman & Company, independent auditors, as stated in its report appearing herein.


     The consolidated financial statements of the Company as of and for the year ended December 31, 1994 and for the nine months ended September 30, 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of the Company as of and for the year ended December 31, 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing, and upon the report of BDO Stoy Hayward, Registered Auditors, appearing elsewhere herein.


     The financial statements of J&J as of and for the years ended September 30, 1993, 1994 and 1995 have been included herein in reliance upon the report of BDO Stoy Hayward, Registered Auditors, as stated in its report herein.

     The financial statements of Heritable as of and for the years ended December 31, 1993, 1994 and 1995 have been included herein in reliance upon the report of KPMG, Registered Auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)


                                                                                        PAGE
                                                                                        ----
CITYSCAPE FINANCIAL CORP. FINANCIAL STATEMENTS:
Report of Independent Auditors by KPMG Peat Marwick LLP...............................  F-2
Report of Independent Auditors by BDO Stoy Hayward, Registered Auditors...............  F-3
Report of Independent Auditors by Shane Yurman & Company..............................  F-4
Consolidated Statements of Financial Condition at December 31, 1994 and 1995 and
  September 30, 1996 (unaudited)......................................................  F-5
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
  1995 and for the nine months ended September 30, 1995 and 1996 (unaudited)..........  F-6
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1993,
  1994 and 1995 and for the nine months ended September 30, 1996 (unaudited)..........  F-7
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and for the nine months ended September 30, 1995 and 1996 (unaudited)..........  F-8
Notes to Consolidated Financial Statements............................................  F-10

J&J SECURITIES LIMITED FINANCIAL STATEMENTS:
Report of Independent Auditors by BDO Stoy Hayward, Registered Auditors...............  F-28
Statements of Financial Condition at September 30, 1994 and 1995 and March 31, 1996
  (unaudited).........................................................................  F-29
Statements of Operations for the years ended September 30, 1993, 1994 and 1995 and for the six months ended March 31, 1995 (unaudited) and 1996 (unaudited)................  F-30
Statements of Stockholders' Equity for the years ended September 30, 1993, 1994 and
  1995 and for the six months ended March 31, 1996 (unaudited)........................  F-31
Statements of Cash Flows for the years ended September 30, 1993, 1994 and 1995 and for the six months ended March 31, 1995 (unaudited) and 1996 (unaudited)................  F-32
Notes to Financial Statements.........................................................  F-33

HERITABLE FINANCE LIMITED FINANCIAL STATEMENTS:
Report of Independent Auditors by KPMG, Registered Auditors...........................  F-37
Statements of Financial Condition at December 31, 1994 and 1995 and March 31, 1996
  (unaudited).........................................................................  F-38
Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited)..............  F-39
Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and
  1995 and for the three months ended March 31, 1996 (unaudited)......................  F-40
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited)..............  F-41
Notes to Financial Statements.........................................................  F-42

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Cityscape Financial Corp.:


     We have audited the accompanying consolidated financial statements of Cityscape Financial Corp. and Subsidiary (the "Company") as of and for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1995, as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1995 financial statements of City Mortgage Corporation Limited, a wholly-owned subsidiary, which statements reflect total assets constituting 12 percent and total revenues constituting 26 percent of the related consolidated totals as of and for the year ended December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for City Mortgage Corporation Limited, is based solely on the report of the other auditors.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.


     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years then ended and for the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.


KPMG PEAT MARWICK LLP
New York, New York
March 27, 1996

                       CITY MORTGAGE CORPORATION LIMITED

                             REPORT OF THE AUDITORS

To the shareholders of City Mortgage Corporation Limited


     We have audited the consolidated financial statements of City Mortgage Corporation Limited (the "Company") and its subsidiaries as of and for the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of City Mortgage Corporation Limited and its subsidiaries as of December 31, 1995 and the results of their operations and their cash flows for the period ended December 31, 1995 in conformity with generally accepted accounting principles.

BDO STOY HAYWARD
Chartered Accountants
  and Registered Auditors
London
27 March 1996

                          INDEPENDENT AUDITORS' REPORT

                                                                  March 20, 1994

To The Board of Directors and Shareholders
Cityscape Financial Corp.

     We have audited the accompanying Statements of Operations, Stockholders' Equity and Cash Flows of Cityscape Corp. for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Cityscape Corp., for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          Shane Yurman & Company
                                          Certified Public Accountants

Monsey, New York

                           CITYSCAPE FINANCIAL CORP.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                      SEPTEMBER 30,
                                                                                          1996
                                                        DECEMBER 31,   DECEMBER 31,   -------------
                                                            1994           1995
                                                        ------------   ------------    (UNAUDITED)
ASSETS
  Cash and cash equivalents...........................  $    919,291   $  3,598,549   $   4,665,244
  Cash held in escrow.................................        31,162      5,920,118       3,613,292
  Available-for-sale securities.......................            --             --      13,963,648
  Accrued interest receivable.........................       348,907        555,031       4,396,586
  Accounts receivable.................................       612,408        604,577       2,143,023
  Prepaid commitment fees.............................            --             --      36,547,000
  Mortgage servicing receivables......................            --     24,561,161     166,921,735
  Trading securities..................................            --     15,571,455      79,487,000
  Mortgage loans held for sale, net...................    16,681,514     73,852,293     133,728,381
  Mortgage loans held for investment, net.............       516,583      1,024,204       5,387,575
  Real estate owned, net..............................       130,000        141,266         377,649
  Long-term receivable................................       869,482        588,778         484,601
  Equipment and leasehold improvements, net...........       412,482      2,380,571      10,790,555
  Investment in partnership...........................       705,000        758,315              --
  Goodwill............................................            --     19,258,011      47,921,112
  Other assets........................................       588,919      3,704,652      39,701,421
                                                         -----------   ------------    ------------
          Total assets................................  $ 21,815,748   $152,518,981   $ 550,128,822
                                                         ===========   ============    ============
LIABILITIES
  Warehouse financing facilities......................  $ 14,680,435   $ 74,901,975   $ 102,817,361
  Accounts payable and other liabilities..............       702,214     16,410,833      53,364,933
  Allowance for losses................................            --      2,130,954      15,628,408
  Income taxes payable................................     1,228,000      1,204,803      45,578,735
  Standby financing facility..........................            --        771,361       7,966,292
  Notes payable.......................................            --             --      68,000,000
  Subordinated debentures, net of discount............     1,419,156             --              --
  Convertible subordinated debentures.................            --             --     143,750,000
                                                         -----------   ------------    ------------
          Total liabilities...........................    18,029,805     95,419,926     437,105,729
                                                         -----------   ------------    ------------
  Common stock warrants...............................       609,205             --              --
                                                         -----------   ------------    ------------
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized; no shares issued and outstanding.....            --             --              --
  Common stock, $.01 par value; 50,000,000 shares
     authorized; 20,214,980, 28,900,732 and 29,639,452
     issued and outstanding at December 31, 1994, 1995
     and September 30, 1996, respectively.............       202,149        289,007         296,395
  Additional paid-in capital..........................     2,571,130     44,838,143      57,563,708
  Foreign currency translation adjustment.............            --         (6,219)        275,750
  Unrealized gain on available-for-sale securities,
     net of taxes.....................................            --             --       8,095,139
  Retained earnings...................................       403,459     11,978,124      46,792,101
                                                         -----------   ------------    ------------
          Total stockholders' equity..................     3,176,738     57,099,055     113,023,093
                                                         -----------   ------------    ------------
COMMITMENTS AND CONTINGENCIES
          Total liabilities and stockholders'
            equity....................................  $ 21,815,748   $152,518,981   $ 550,128,822
                                                         ===========   ============    ============


          See accompanying notes to consolidated financial statements.

                           CITYSCAPE FINANCIAL CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                           FOR THE YEAR ENDED              FOR THE NINE MONTHS ENDED
                                              DECEMBER 31,                       SEPTEMBER 30,
                                 ---------------------------------------   --------------------------
                                    1993          1994          1995          1995
                                 -----------   -----------   -----------   -----------       1996
                                                                                         ------------
                                                                                         (UNAUDITED)
REVENUES

  Gain on sale of loans........  $ 2,088,502   $ 5,691,165   $38,198,121   $23,772,369   $ 98,637,249
  Mortgage origination
     income....................    1,455,521     2,551,679     2,963,444     2,219,988      2,659,006
  Interest.....................      535,812     1,899,684     6,705,675     3,670,291     16,980,622
  Servicing income.............           --       414,173       777,066       309,500      2,401,368
  Earnings from partnership
     interest..................           --       391,000       481,789       749,621        260,000
  Other........................      377,548       226,758       384,543       121,035      4,563,455
                                 -----------   -----------   -----------   -----------   ------------
       Total revenues..........    4,457,383    11,174,459    49,510,638    30,842,804    125,501,700
                                 -----------   -----------   -----------   -----------   ------------
EXPENSES
  Salaries and employee
     benefits..................    1,938,607     4,279,823    12,165,225     7,910,183     25,288,379
  Interest expense.............      675,747     1,563,428     4,610,186     2,769,166     11,912,046
  Selling expenses.............      345,437       588,029     2,895,113     1,274,855     13,717,427
  Other operating expenses.....    1,174,389     2,889,720     6,581,244     4,385,904     12,503,838
  Amortization of goodwill.....           --            --       493,794            --      2,474,224
                                 -----------   -----------   -----------   -----------   ------------
       Total expenses..........    4,134,180     9,321,000    26,745,562    16,340,108     65,895,914
                                 -----------   -----------   -----------   -----------   ------------
  Earnings before minority
     interest, income taxes and
     extraordinary item........      323,203     1,853,459    22,765,076    14,502,696     59,605,786
  Minority interest............           --            --     2,379,235     2,379,235             --
                                 -----------   -----------   -----------   -----------   ------------
  Earnings before income taxes
     and extraordinary item....      323,203     1,853,459    20,385,841    12,123,461     59,605,786
  Provision for income taxes...        8,000     1,450,000     8,515,233     4,910,002     24,791,809
                                 -----------   -----------   -----------   -----------   ------------
  Earnings before extraordinary
     item......................      315,203       403,459    11,870,608     7,213,459     34,813,977
  Loss from extinguishment of
     debt, net of taxes........           --            --       295,943            --             --
                                 -----------   -----------   -----------   -----------   ------------
  Net earnings.................  $   315,203   $   403,459   $11,574,665   $ 7,213,459   $ 34,813,977
                                  ==========    ==========    ==========    ==========    ===========
PRIMARY EARNINGS PER SHARE OF
  COMMON STOCK:(1)
       Before extraordinary
          item.................  $      0.02   $      0.02   $      0.50   $      0.32   $       1.14
       Extraordinary item......           --            --         (0.01)           --             --
                                 -----------   -----------   -----------   -----------   ------------
  Net earnings per share.......  $      0.02   $      0.02   $      0.49   $      0.32   $       1.14
                                  ==========    ==========    ==========    ==========    ===========
  Fully diluted earnings per
     share of common stock.....          N/A           N/A           N/A           N/A   $       1.11
                                  ==========    ==========    ==========    ==========    ===========
  Weighted average number of
     shares outstanding and
     common stock equivalents
       Primary(1)..............   20,000,480    20,560,944    23,838,000    22,416,592     30,430,599
                                  ==========    ==========    ==========    ==========    ===========
       Fully diluted...........          N/A           N/A           N/A           N/A     33,423,898
                                  ==========    ==========    ==========    ==========    ===========


---------------
(1) All amounts have been restated to reflect the 9,999,640 shares issued in connection with the CSC Acquisition and the 100% stock dividends paid in September 1995 and July 1996.

          See accompanying notes to consolidated financial statements.

                           CITYSCAPE FINANCIAL CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                    COMMON                   PAID-IN     TRANSLATION   UNREALIZED    RETAINED
                                  SHARES(1)    AMOUNT(1)   CAPITAL(1)    ADJUSTMENT       GAIN       EARNINGS        TOTAL
                                  ----------   ---------   -----------   -----------   ----------   -----------   ------------
Balance at December 31, 1992....  20,000,480   $200,004    $   825,400    $      --    $       --   $ 1,057,672   $  2,083,076
Net earnings....................          --         --             --           --            --       315,203        315,203
                                  ----------   ---------   -----------   -----------   ----------   -----------   ------------
Balance at December 31, 1993....  20,000,480    200,004        825,400           --            --     1,372,875      2,398,279
  Reclassification of S
    corporation earnings........          --         --      1,372,875           --            --    (1,372,875)            --
  Issuance of common stock
    warrants....................          --         --        225,000           --            --            --        225,000
  Issuance of common stock......     214,500      2,145        147,855           --            --            --        150,000
  Net earnings..................          --         --             --           --            --       403,459        403,459
                                  ----------   ---------   -----------   -----------   ----------   -----------   ------------
Balance at December 31, 1994....  20,214,980    202,149      2,571,130           --            --       403,459      3,176,738
  Issuance of common stock......   5,085,752     50,858     20,680,513           --            --            --     20,731,371
  UK Acquisition................   3,600,000     36,000     21,586,500           --            --            --     21,622,500
  Translation adjustment........          --         --             --       (6,219)           --            --         (6,219)
  Net earnings..................          --         --             --           --            --    11,574,665     11,574,665
                                  ----------   ---------   -----------   -----------   ----------   -----------   ------------
Balance at December 31, 1995....  28,900,732    289,007     44,838,143       (6,219)           --    11,978,124     57,099,055
  Unrealized gain on
    available-for-sale
    securities, net of taxes....          --         --             --           --     8,095,139            --      8,095,139
  Issuance of common stock......      91,358        914        453,345           --            --            --        454,259
  J&J Acquisition...............     548,000      5,480      9,789,164           --            --            --      9,794,644
  Heritable Acquisition.........      99,362        994      2,483,056           --            --            --      2,484,050
  Translation adjustment........          --         --             --      281,969            --            --        281,969
  Net earnings..................          --         --             --           --            --    34,813,977     34,813,977
                                  ----------   ---------   -----------   -----------   ----------   -----------   ------------
Balance at September 30, 1996
  (unaudited)...................  29,639,452   $296,395    $57,563,708    $ 275,750    $8,095,139   $46,792,101   $113,023,093
                                  ==========   ==========  ============  ===========   ==========   ============  =============


---------------
(1) All amounts have been restated to reflect the 9,999,640 shares issued in connection with the CSC Acquisition and the 100% stock dividends paid in September 1995 and July 1996.

          See accompanying notes to consolidated financial statements.

                           CITYSCAPE FINANCIAL CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                              FOR THE YEAR ENDED                   FOR THE NINE MONTHS ENDED
                                                 DECEMBER 31,                            SEPTEMBER 30,
                                 --------------------------------------------   -------------------------------
                                     1993           1994            1995            1995             1996
                                 ------------   -------------   -------------   -------------   ---------------
                                                                                                  (UNAUDITED)
Cash flows from operating
  activities:
  Net earnings.................  $    315,203   $     403,459   $  11,574,665   $   7,213,459   $    34,813,977
     Adjustments to reconcile
       net earnings to net cash
       used in operating
       activities:
       Depreciation and
          amortization.........        26,563         126,195         801,780         184,696         4,927,965
       Income taxes payable....         8,000       1,205,000         (23,197)      2,854,973        42,577,278
       Earnings from
          partnership
          interest.............            --        (391,000)       (481,789)       (749,621)         (260,000)
       Increase in mortgage
          servicing
          receivables..........            --              --     (24,561,161)    (12,609,509)     (106,974,312)
       Increase in trading
          securities...........            --              --     (15,571,455)    (11,944,695)      (63,915,545)
       Provision for losses....            --         282,210       2,130,954         869,000        13,495,454
       Increase in accrued
          interest
          receivable...........       (75,188)       (113,423)       (206,124)       (117,820)       (3,763,555)
       Proceeds from sale of
          mortgages............    73,744,463     147,999,989     401,716,611     258,154,849     1,241,900,000
       Mortgage origination
          funds disbursed......   (77,586,000)   (154,410,000)   (459,258,490)   (293,011,000)   (1,267,687,857)
       Other, net..............      (135,154)       (451,472)      8,365,022       4,235,119        (6,444,299)
                                  -----------     -----------    ------------     -----------      ------------
          Net cash used in
            operating
            activities.........    (3,702,113)     (5,349,042)    (75,513,184)    (44,920,549)     (111,330,894)
                                  -----------     -----------    ------------     -----------      ------------
Cash flows from investing
  activities:
  Acquisition of J & J and
     Heritable.................            --              --              --              --       (89,102,097)
  Net purchases of equipment...      (241,013)       (226,244)     (1,941,417)       (681,356)       (8,690,675)
  Net (advances) distributions
     from partnership..........      (200,000)       (114,000)        428,474         428,474           908,315
  Increase in mortgages held
     for investment............      (483,164)        (33,419)       (507,621)       (308,387)       (1,564,371)
  Increase in real estate
     owned.....................            --        (130,000)        (11,266)             --          (236,383)
                                  -----------     -----------    ------------     -----------      ------------
          Net cash used in
            investing
            activities.........      (924,177)       (503,663)     (2,031,830)       (561,269)      (98,685,211)
                                  -----------     -----------    ------------     -----------      ------------

                           CITYSCAPE FINANCIAL CORP.



               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)



                                              FOR THE YEAR ENDED                   FOR THE NINE MONTHS ENDED
                                                 DECEMBER 31,                            SEPTEMBER 30,
                                 -------------------------------------------     ----------------------------
                                     1993           1994            1995            1995             1996
                                 -----------     -----------    ------------     -----------     ------------
                                                                                                  (UNAUDITED)
Cash flows from financing
  activities:
  Increase in warehouse
     facility and notes
     payable...................  $  4,915,318   $   4,715,157   $  60,221,540   $  38,385,588   $    65,933,830
  Increase in standby financing
     facility..................            --              --         771,361       7,725,729         5,770,739
  Issuance of subordinated
     debentures................            --       2,000,000              --              --       139,134,125
  Net proceeds from issuance of
     common stock in CSC-UK....            --              --         500,000         500,000                --
  Net proceeds from issuance of
     common stock..............            --         150,000      20,731,371         533,752           244,106
  Redemption of subordinated
     debentures................      (500,000)       (200,000)     (2,000,000)             --                --
                                  -----------     -----------    ------------     -----------      ------------
          Net cash provided by
            financing
            activities.........     4,415,318       6,665,157      80,224,272      46,645,069       211,082,800
                                  -----------     -----------    ------------     -----------      ------------
Net increase (decrease) in cash
  and cash equivalents.........      (210,972)        812,452       2,679,258       1,163,251         1,066,695
  Cash and cash equivalents at
     beginning of period.......       317,811         106,839         919,291         919,291         3,598,549
                                  -----------     -----------    ------------     -----------      ------------
  Cash and cash equivalents at
     end of period.............  $    106,839   $     919,291   $   3,598,549       2,082,542         4,665,244
                                  ===========     ===========    ============     ===========      ============
Supplemental disclosure of cash
  flow information:
  Income taxes paid during the
     period....................  $      1,402   $     245,000   $   9,049,002   $   2,787,408   $     8,481,979
                                  ===========     ===========    ============     ===========      ============
  Interest paid during the
     period....................  $    603,507   $   1,439,075   $   6,705,675   $   2,810,943   $     3,975,483
                                  ===========     ===========    ============     ===========      ============

                           CITYSCAPE FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995

                  AND SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)


1. ORGANIZATION

     Cityscape Financial Corp. ("Cityscape" or the "Company") is a consumer finance company that, through its wholly-owned subsidiary, Cityscape Corp. ("CSC"), engages in the business of originating, purchasing, selling and servicing mortgage loans secured primarily by one- to four-family residences. The majority of the Company's loans are made to owners of single family residences who use the loan proceeds for such purposes as debt consolidation, financing of home improvements and educational expenditures, among others. In the US, the Company is licensed or registered to do business in 35 states and the District of Columbia. The Company commenced operations in the United Kingdom in May 1995 with the formation of City Mortgage Corporation Limited ("CSC-UK"), an English corporation that originates, sells and services loans in England, Scotland and Wales in which the Company initially held a 50% interest and subsequently purchased the remaining 50% (see Note 2). CSC-UK had no operations and no predecessor operations prior to May 1995.


2. UNAUDITED INFORMATION



     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals, considered necessary for a fair presentation of the results for the interim period have been included. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.



3. ACQUISITIONS



     On April 27, 1994, the Company acquired all of the capital stock of CSC in an acquisition in which the shareholders of CSC acquired beneficial ownership of 16,560,000 shares or 92% of the Company's common stock (the "CSC Acquisition"). In connection with the CSC Acquisition, the Company changed its name to Cityscape Financial Corp. From the date of its formation through the date of the CSC Acquisition, the Company's activities were limited to (i) the sale of initial shares in connection with its organization, (ii) a registered public offering of securities and (iii) the pursuit of a combination, by merger or acquisition. The CSC Acquisition was effective as of January 1, 1994, for financial reporting purposes.


     The CSC Acquisition and the issuance of common stock to the former CSC shareholders resulted in the former shareholders of CSC obtaining a majority voting interest in the Company. Generally accepted accounting principles require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. As a consequence, the CSC Acquisition has been accounted for as a "reverse acquisition" for financial reporting purposes and CSC is deemed to have acquired 100% interest in the Company, as of the date of the acquisition, and therefore the historical financial statements presented are those of CSC.


     The figures for the years ended December 31, 1993 and 1994 include the results of both the Company and CSC for the full years.



     In January 1994, CSC acquired Astrum Funding Corp. ("Astrum") in exchange for 6.3% of the outstanding shares of the Company. This transaction was accounted for using the purchase method of accounting. The Astrum acquisition resulted in the Company acquiring net assets of $1,185 and obtaining licenses to act as a mortgage banker in 11 states in which it had not previously been licensed. No additional fair market value was assigned to the net assets received. Although the Company acquired the new licenses earlier than if it had applied for licensing on its own, the Company assigned no value to such licenses because

                           CITYSCAPE FINANCIAL CORP.

they could have been obtained independently. Further, the Company determined that due to the illiquidity of the Company's stock as well as the relatively minimal interest granted to the Astrum shareholders, the Company's stock had no fair value in excess of the net assets received in the acquisition.


     In May 1995, the Company and three principals of a privately held UK-based mortgage banker formed CSC-UK. CSC-UK operates in the United Kingdom (excluding Northern Ireland, the "UK"), and lends to individuals who are unable to obtain mortgage financing from conventional mortgage sources such as banks and building societies because of impaired or unsubstantiated credit histories and/or unverifiable income. On September 29, 1995, the Company entered into an agreement with the three other shareholders of CSC-UK to acquire their 50% interest in CSC-UK not then owned by the Company through the issuance of 3,600,000 shares of the Company's Common Stock valued at $21.6 million (the "UK Acquisition"). The UK Acquisition was completed as of September 30, 1995. The UK Acquisition resulted in the recognition of $19.7 million of goodwill which is being amortized using the straight-line method over a life of ten years. In addition to the goodwill, the Company acquired assets of $9.0 million, consisting primarily of mortgage servicing receivables and assumed $4.1 million of liabilities. The UK Acquisition was accounted for as a purchase transaction. No additional fair market value was assigned to the net assets received in the UK Acquisition.



4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Principles of Consolidation


     The consolidated financial statements of the Company include the accounts of CSC and its wholly owned subsidiaries. As a result of the acquisition of the remaining 50% of CSC-UK at September 30, 1995, the consolidated statements of financial condition include the accounts of CSC-UK. The consolidated statements of operations include the accounts of CSC-UK with a corresponding minority interest for the earnings from May 2, 1995 to September 29, 1995, representing the 50% interest not held by the Company during this period. All significant intercompany balances and transactions have been eliminated in consolidation. The CSC Acquisition and the UK Acquisition have been accounted for under the purchase method of accounting and, more specifically with respect to the CSC Acquisition only, a "reverse acquisition" as described in Note 3 above.


Revenue Recognition


     Gains and losses on sale of mortgage loans are recognized when mortgage loans are sold to investors. The Company primarily sells loans on a non-recourse basis, at a price above the face value of the loan. Gain on the sale of loans is recorded on the settlement date. Included in gain on sale of loans is the present value of the differential between the interest rate payable by an obligor on a loan over the interest rate passed through to the purchaser acquiring an interest in such loan, less applicable recurring fees including the costs of credit enhancements and trustee fees and, in the case of CSC-UK loans sold prior to January 1, 1996, a third party investment bank's significant participation in the cash flows associated with such loans.



     In connection with the Company's pre-funding commitments in its securitization transactions, investors deposit in cash a pre-funded amount into the related trust to purchase loans the Company commits to sell on a forward basis. This pre-funded amount is invested pending subsequent transfers of loans to the trusts in short term obligations which pay a lower interest rate than the interest the trust is obligated to pay the certificate investors on the outstanding balance of the pre-funded amount. The Company is required to deposit at the closing of the related transaction an amount sufficient to make up the difference between these rates. The amount of the deposit which is not recovered by the Company is recorded as an expense of the transaction and a reduction of the gain recognized.



     Included in the gain on sale of loans is gain on securitization representing the fair value of the interest-only and residual certificates received by the Company which are reflected as trading securities. Gains on sales from securitization represents the difference between the proceeds received from the trust plus the fair value of the interest-only and residual certificates less the carry value of the loans sold. Fair value of these certificates is determined based on various economic factors, including loan types, sizes, interest rates, dates of origination, terms and geographic locations. The Company also uses other available information such as reports on prepayment rates,

                           CITYSCAPE FINANCIAL CORP.

collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review. The Company reviews these factors and, if necessary, adjusts the remaining asset to the fair value of the interest-only and residual certificates.

     Although the Company believes it has made reasonable estimates of the fair value of the interest-only and residual certificates likely to be realized, the rate of prepayment and the amount of defaults utilized by the Company are estimates and actual experience may vary from its estimates. The gain on securitization recognized by the Company upon the sale of loans through securitizations will have been overstated if prepayments or losses are greater than anticipated. Higher than anticipated rates of loan prepayments or losses would require the Company to write down the fair value of the interest-only and residual certificates, adversely impacting earnings. Similarly, if delinquencies, liquidations or interest rates were to be greater than was initially assumed, the fair value of the interest-only and residual certificates would be negatively impacted which would have an adverse effect on income for the period in which such events occurred. Should the estimated average loan life assumed for this purpose be shorter than the actual life, the amount of cash actually received over the lives of the loans would exceed the gain previously recognized at the time the loans were sold through securitizations and would result in additional income.


     Interest income includes income from mortgage loans held for sale and mortgage loans held for investment, in each case, calculated using the interest method and recognized on an accrual basis.


     Servicing income includes servicing fees, prepayment penalties and late payment charges earned for servicing mortgage loans owned by investors. All fees and charges are recognized into income when collected.

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and money market funds. Such funds are deemed to be cash equivalents for purposes of the statements of cash flows.

Equipment and Leasehold Improvements, Net


     Equipment and leasehold improvements, net, are stated at original cost less accumulated depreciation and amortization. Depreciation is computed principally by using the straight-line method based on the estimated lives of the depreciable assets.


     Expenditures for maintenance and repairs are charged directly to the appropriate operating account at the time the expense is incurred. Expenditures determined to represent additions and betterments are capitalized. Cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of sale or retirement. Any resulting profit or loss is reflected in the statement of earnings.


Mortgage Loans Held for Sale, Net



     Mortgage loans held for sale, net, are reported at the lower of cost or market value, determined on an aggregate basis. Market value is determined by current investor yield requirements in accordance with SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." There was no allowance for market losses on mortgage loans held for sale at December 31, 1994 and 1995, respectively.



Mortgage Loans Held for Investment, Net



     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires lenders to measure the impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate. As an alternative approach, SFAS No. 114 permits recognition of impairment based on an observable market price for the loan or on the fair value of the

                           CITYSCAPE FINANCIAL CORP.

collateral of the loan if the loan is collateral dependent. An allowance for loan losses is to be maintained if the measure of the impaired loan is less than its recorded value.

     SFAS No. 114 was amended by SFAS No. 118 which allows for existing income recognition practices to continue. As required, the Company adopted these standards effective January 1, 1995, with no material impact on the financial statements.

Mortgage Servicing Rights

     Effective October 1, 1995, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights." The Statement amends SFAS No. 65 to require that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. The Statement requires the assessment of capitalized mortgage servicing rights for impairment to be based on the current fair value of those rights. Mortgage servicing rights are amortized in proportion to and over the period of the estimated net servicing income.

     As a result of its adoption of SFAS No. 122 during the fourth quarter of 1995, the Company recognized net additional mortgage servicing assets of approximately $460,000.

Income Taxes


     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement and tax reporting bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax laws. Deferred tax liabilities and assets are adjusted for the effect of a change in tax laws or rates.


Fair Values of Financial Instruments

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts does not represent the underlying value of the Company.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and cash equivalents: The carrying amount of cash on hand and money market funds is considered to be a reasonable estimate of fair market value.


     Mortgage servicing receivables: The fair value was determined by using estimated discounted future cash flows taking into consideration the current interest rate environment, current prepayment rates and default experience. The carrying amount is considered to be a reasonable estimate of fair market value.



     Trading securities: The fair value was determined by using estimated discounted future cash flows taking into consideration the current interest rate environment, current prepayment rates and default experience. The carrying amount is considered to be a reasonable estimate of fair market value.

                           CITYSCAPE FINANCIAL CORP.

     Mortgage loans held for sale, net: The fair values were estimated by using current institutional purchaser yield requirements. The fair value of the mortgage loans held for sale, net totaled $17.7 million and $79.4 million at December 31, 1994 and 1995, respectively.


     Mortgage loans held for investment, net: The fair value has been estimated using a combination of the current interest rate at which similar loans with comparable maturities would be made to borrowers with similar credit ratings, and adjustments for the additional credit risks associated with loans of this type. Since the loans have a weighted average coupon rate of 15.7% and 15.1% at December 31, 1994 and 1995, respectively, and since additional credit risk adjustments have been provided through reserves for loan losses, the carrying value is a reasonable estimate of fair value.


     Warehouse financing facilities: This facility has an original maturity of less than 120 days and, therefore, the carrying value is a reasonable estimate of fair value.

     Subordinated debentures, net of discount: Fair value was estimated based on rates currently available for debt with similar terms and remaining maturities.


     Standby financing facilities: The carrying amount of standby financing facilities is considered to be a reasonable estimate of fair market value.


     The notes that follow reflect fair values where appropriate for the financial instruments of the Company, utilizing the assumptions and methodologies as defined above.

Goodwill Amortization

     The Company recognizes goodwill for the purchase price in excess of the fair market value of net assets acquired. Goodwill is amortized as an expense on a straight line basis over a period of ten years. The carrying value of goodwill is analyzed quarterly by the Company based upon the expected revenue and profitability levels of the acquired enterprise to determine whether the value and future benefit may indicate a decline in value. If the Company determines that there has been a decline in the value of the acquired enterprise, the Company writes down the value of the goodwill to the revised fair value.


Real Estate Owned, Net


     Real estate owned consists of real estate acquired through foreclosure or deed-in-lieu of foreclosure on defaulted loan receivables. These properties are carried at the lower of fair values less estimated selling costs or the acquisition cost of the properties.


Earnings Per Share



     Earnings per share are based on the net income applicable to common stock divided by the weighted average number of common shares and common share equivalents outstanding during the year, after giving retroactive effect to two 100% stock dividends paid in September 1995 and July 1996 (see Note 18).


Foreign Currency Translation

     The Company reflects the results of CSC-UK in accordance with SFAS No. 52, "Foreign Currency Translation." To the extent there are foreign currency translation gains or losses, such gains or losses are considered unrealized and are recorded and reported as a separate component of stockholders' equity.

Reclassifications

     Certain amounts in the statements have been reclassified to conform with the 1995 classifications.

                           CITYSCAPE FINANCIAL CORP.

New Accounting Pronouncement

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" which is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans, and allows either expensing the value of stock-based compensation over the period earned, or disclosing in the notes to the consolidated financial statements the pro forma impact to net income and earnings per share as if the fair value of the awards had been charged to compensation expense. The Company has not completed its analysis of the statement, nor has it decided upon the expense recognition or disclosure provisions of the statement.


5. MORTGAGE SERVICING RECEIVABLES


     This represents the unamortized net present value of the mortgage servicing retained by the Company taking into account several factors including industry practices. The amount is amortized over the estimated lives of the underlying receivables sold.

     The activity in the mortgage servicing receivables is summarized as follows:


                                                                              YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
    Balance, beginning of year..............................................  $        --
    Additions...............................................................   24,877,622
    Amortization............................................................     (316,461)
                                                                              -----------
    Balance, end of year....................................................  $24,561,161
                                                                              ===========



     For the year ended December 31, 1995, $307.9 million of loans were sold with servicing retained by the Company. Such loans were generally sold at par with the Company retaining a participation in future cash flows. The Company discounts the cash flows on the underlying loans sold at a rate it believes a purchaser would require as a rate of return. The weighted average rate used to discount the cash flow for the period ended December 31, 1995 was approximately 10.1%. The mortgage servicing receivable is amortized using the same discount rate used to determine the original servicing recorded.



     Effective October 1, 1995, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights." This statement changed the methodology used to measure impairments of its mortgage servicing receivable. The new accounting methodology measures the asset's impairment on a disaggregate basis based on the predominant risk characteristic of the portfolio and discounts the asset's estimated future cash flow using a current market rate. The Company has determined the predominant risk characteristics to be interest rate risk and prepayment risk. The fair value of the existing mortgage servicing rights as of December 31, 1995 was approximately $23.1 million, which was in excess of book value and did not require a valuation allowance to be established. The market valuation was based upon the type of servicing, the level of servicing fee, current market prepayment speeds based upon coupon rate and a blended discount rate of 10.2% on the estimated future cash flows.



     At September 30, 1996, the carrying amount of existing mortgage servicing rights is considered to be a reasonable estimate of fair value. Accordingly, no valuation allowance is required.



6. TRADING SECURITIES



     The interests that the Company receives upon loan sales through securitizations are in the form of interest-only and residual mortgage securities which are classified as trading securities.

                           CITYSCAPE FINANCIAL CORP.

     In conjunction with loans sold through these securitizations, the Company recorded interest-only and residual certificates totaling $15.6 million ($4.8 million of interest-only certificates and $10.8 million of residual certificates) which approximates their fair value at December 31, 1995.

     In accordance with SFAS No. 115, the Company classifies the interest-only and residual certificates as "trading securities" and, as such, they are recorded at their fair value. Fair value of these certificates is determined based on various economic factors, including loan types, sizes, interest rates, dates of origination, terms and geographic locations. The Company also uses other available information such as reports on prepayment rates, interest rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review. If the fair value of the interest-only and residual certificates is different from the recorded value, the unrealized gain or loss will be reflected on the Consolidated Statements of Operations.

     During the year ended December 31, 1995, the Company sold $235.0 million of its US loan origination and purchase volume in securitizations ($50.0 million in March; $100.0 million in August; $85.0 million in December including $23.8 million under a pre-funding commitment which was funded after December 31,
1995). In loan sales through securitizations, the Company sells loans that it has originated or purchased to a REMIC trust for a cash purchase price and interests in such REMIC trusts which are represented by the interest-only and residual certificates. The cash purchase price is raised through an offering of pass-through certificates by the REMIC trust.


7. RESERVE FOR LOSSES


     The activity in the reserve for losses on mortgage loans held for investment, and real estate owned is summarized as follows:

                                                    FOR THE YEAR     FOR THE YEAR     FOR THE YEAR
                                                       ENDED            ENDED            ENDED
                                                    DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                        1993             1994             1995
                                                    ------------     ------------     ------------
    Mortgages Held for Investment:
      Balance, beginning of year..................    $     --         $     --         $250,210
      Provision for losses........................      40,000          250,210               --
      Charge-offs.................................     (40,000)              --          (51,816)
                                                    ------------     ------------     ------------
      Balance, end of year........................    $     --         $250,210         $198,394
                                                    ==========       ==========       ==========
    Real Estate Owned:
      Balance, beginning of year..................    $     --         $     --         $ 32,000
      Provision for losses........................          --           32,000               --
      Charge-offs.................................          --               --               --
                                                    ------------     ------------     ------------
      Balance, end of year........................    $     --         $ 32,000         $ 32,000
                                                    ==========       ==========       ==========


8. LONG-TERM RECEIVABLES


     Pursuant to certain loan placement agreements, the Company receives yield differential payments (interest override payments) on various loans. The present value of these earnings to be realized in the future are recognized at the time of sale (net of imputed interest) which contemplate substantially all loans being prepaid within a five to seven year period.

                           CITYSCAPE FINANCIAL CORP.

9. EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET


     Equipment and leasehold improvements, net, at cost, are summarized as follows:

                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1994             1995
                                                                 ------------     ------------
    Office equipment...........................................    $565,684        $2,473,365
    Leasehold improvements.....................................      16,000            37,076
    Capitalized leases.........................................          --           337,415
                                                                 ------------     ------------
                                                                    581,684         2,847,856
    Accumulated depreciation...................................     169,202           467,285
                                                                 ------------     ------------
    Balance, end of year.......................................    $412,482        $2,380,571
                                                                 ==========        ==========


10. EARNINGS FROM PARTNERSHIP INTEREST



     The earnings from partnership interest represents the Company's 9.1% limited partnership interest (at December 31, 1995) in Industry Mortgage Company, L.P., a Delaware limited partnership formed in 1993. Industry Mortgage Company, L.P. originates, purchases, sells and services mortgage loans that are secured primarily by one-to four-family residences. Pursuant to the terms of Industry Mortgage Company, L.P.'s limited partnership agreement, the Company is obligated to offer to sell $1.0 million of loans per month to Industry Mortgage Company, L.P. at market prices. The Company entered into an agreement with Industry Mortgage Company, L.P. whereby, in return for the payment of a $420,000 fee (which has been capitalized and is being amortized using the straight-line method over a life of 14 months), such monthly obligation has been eliminated for the period from November 1, 1995 through December 31, 1996. The Company records its investment under the equity method of accounting and as such recognized $391,000 and $481,789 of equity earnings during the year ended December 31, 1994 and 1995, respectively. Capital contributions made to the partnership totaled $180,000 for the year ended December 31, 1994; no capital contributions were made during the year ended December 31, 1995. The Company received partnership distributions totaling $66,000 and $428,474 for the years ended December 31, 1994 and 1995, respectively.



11. OTHER ASSETS


     Other assets at December 31, 1994 and 1995 consist of the following:

                                                                     1994          1995
                                                                   --------     ----------
    Notes receivable.............................................  $415,450     $  232,813
    Prepaid expenses.............................................   129,590        421,839
    Deferred expenses............................................        --        244,335
    Loan receivables -- subwarehousing...........................        --      1,602,632
    Other........................................................    43,879      1,203,033
                                                                   --------     ----------
              Total..............................................  $588,919     $3,704,652
                                                                   ========     ==========


     Included in notes receivable above, are notes receivable from directors and officers totaling $205,000 and $79,952 at December 31, 1994 and 1995, respectively. These loans are at fixed rates of interest between six percent and nine percent and are for terms between one and three years. Loan receivables-subwarehousing represent funds lent on a short-term basis to assist in the funding of loans by certain of the Company's loan correspondents. Each borrowing under these subwarehouse credit lines has a term of not more than 30 days. At December 31, 1995, there were applications pending for an additional $4.1 million of such loans.

                           CITYSCAPE FINANCIAL CORP.

12. FINANCING FACILITIES AND LOAN PURCHASE AGREEMENTS


     As of December 31, 1995, the Company had available a warehouse line of credit with a group of banks (the "Warehouse Facility"). Pursuant to the Warehouse Facility, the Company has available a secured revolving credit line of $72.0 million in order to finance the Company's origination or purchase of loans, pending sale to investors or for holding certain loans in its own portfolio. The revolving credit line is settled on a revolving basis in conjunction with ongoing loan sales and bears interest at a variable rate based on (i) 25 basis points over the higher of either the prime rate or the federal funds rate plus 50 basis points or (ii) LIBOR (A) divided by the result of one minus the stated maximum rate at which reserves are required to be maintained by Federal Reserve System member banks, (B) plus 175 basis points, as periodically elected by the Company. The revolving credit portion of the Warehouse Facility extends through June 1997. The balance outstanding at December 31, 1995 totaled $72.1 million. In addition, the Warehouse Facility provides for a secured revolving working capital credit line of up to $3.0 million to be used by the Company for general corporate purposes. The working capital credit line operates as a revolving facility until January 1, 1997 at which time any outstanding balance under the working capital credit line converts to a term loan. The working capital credit line bears interest at a variable rate based on 100 basis points over the higher of the prime rate or the federal funds rate plus 50 basis points. As of December 31, 1995, there was no balance outstanding against the facility. The working capital portion of the Warehouse Facility terminates on December 31, 1998. The Warehouse Facility also permits the Company to use up to $10.0 million of the revolving credit line to provide a subwarehouse line of credit to certain loan correspondents from whom the Company purchases loans.


     The Company has a $50.0 million loan purchase agreement whereby the Company originates and then sells loans and retains the right of first refusal to repurchase loans at a future date for whole loan sales to institutional investors or for sales through securitizations. This agreement extends through June 1999.



     The Company also has available an additional line of credit of $10.0 million as of December 31, 1995. Amounts borrowed under this facility are to be collateralized by the interest-only and residual certificates the Company receives upon loan sales through securitizations. As of December 31, 1995, this line had an outstanding balance of $771,361. In connection with this standby facility, the Company issued 900,000 Common Stock warrants in 1994 which were exercised at $0.438 per share in connection with the Company's December 1995 stock offering.


     In May 1995, CSC-UK and Greenwich entered into a mortgage loan purchase agreement that included a working capital facility with respect to the funding of fixed and variable rate, residential mortgage loans originated or purchased by CSC-UK in the UK (the "Old Greenwich Facility"). Pursuant to the Old Greenwich Facility, CSC-UK sold all of the loans it originated during 1995 to Greenwich which was required to buy such loans. After the payment of certain fees and expenses to CSC-UK, Greenwich received under the terms of Old Greenwich Facility a significant participation in the cash flows associated with such 1995 loans, which participation with respect to such 1995 loans was purchased by CSC-UK prior to 1995 year-end. The aggregate principal balance of loans sold to Greenwich at December 31, 1995 under the Old Greenwich Facility was $41.4 million. Outstanding amounts under the working capital facility portion of the Old Greenwich Facility accrued interest at a rate of LIBOR plus 250 basis points during 1995 (9.11% at December 31, 1995). The outstanding balance under this working capital facility was (pound sterling) 1.8 million ($2.8 million) at December 31, 1995.

     In March 1996, CSC-UK and Greenwich entered into a new mortgage loan purchase agreement effective as of January 1, 1996 that includes a working capital facility with respect to the funding of variable rate, residential mortgage loans originated or purchased by CSC-UK in the UK (the "New Greenwich Facility") and terminated the Old Greenwich Facility. Pursuant to the New Greenwich Facility and with certain exceptions, CSC-UK sells all of the loans it originates to Greenwich which must buy such loans. CSC-UK and/or Greenwich will subsequently resell these loans through whole loan sales or securitizations. The New Greenwich Facility includes a working capital facility pursuant to which CSC-UK is advanced amounts based

                           CITYSCAPE FINANCIAL CORP.

on a percentage of the principal balance of loans originated or purchased by CSC-UK and sold to Greenwich, which advance may not exceed (pound sterling)
10.0 million in the aggregate outstanding at any time. Outstanding amounts under this working capital facility bear interest at a rate of LIBOR plus 255 basis points. This agreement expires as to the working capital facility on December 31, 2000 and as to the purchase facility on December 31, 2015. Both CSC-UK and Greenwich are prohibited from entering into substantially similar transactions with other parties. CSC-UK agreed to pay a fee to Greenwich in connection with the New Greenwich Facility in the aggregate amount of $38.0 million evidenced by two notes bearing interest at a rate of 6.2%, $13.0 million of which is payable on December 15, 1996 and $25.0 million of which is payable on December 15, 1997. Such fee will be amortized over the life of the New Greenwich Facility.


     The Company is required to comply with various operating and financial covenants as defined in the agreements described above. The continued availability of funds provided to the Company under these agreements is subject to the Company's continued compliance with these covenants.

     The carrying amount of the financing facilities is considered to be a reasonable estimate of fair value.


13. SUBORDINATED DEBENTURES AND COMMON STOCK WARRANTS WITH PUT OPTIONS



     The Company had senior subordinated debentures in the principal amount of $2.0 million which bore interest at a fixed rate of 8.0% and required four mandatory principal repayments of $500,000 at six month intervals beginning on January 31, 1998 and ending on July 21, 1999, the maturity date. In connection with this financing in 1994, the lender received detachable warrants with a put option feature to purchase 1,600,000 shares of common stock. The put option feature permitted the warrant holder to require the Company to retire the warrants at any time after July 21, 1999. These warrants were initially valued at $609,205 based upon the terms of the agreement and were subsequently exercised in connection with the Company's December 1995 stock offering. The valuation of these warrants resulted in an original issue discount on the debt, which was being amortized over the term of the put option (five years) using the effective interest method. The debt is shown on the accompanying consolidated financial statements net of the remaining original issue discount of $580,844 at December 31, 1994. In December 1995, the Company extinguished this debt with proceeds from the public offering of its Common Stock (as more fully described in Note 18). As a result of this early extinguishment of debt, the Company recorded an extraordinary loss of $295,943, net of taxes.


     The carrying value of the subordinated debentures is considered to be a reasonable estimate of fair value.


14. OTHER OPERATING EXPENSES


     Other operating expenses include the following:

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                    ACCOUNT DESCRIPTION                     1993         1994         1995
    ---------------------------------------------------  ----------   ----------   ----------
    Professional fees..................................  $  265,735   $  745,105   $1,541,448
    Travel and entertainment...........................      54,319      365,200    1,093,426
    Telephone..........................................     126,501      305,020      679,765
    Foreclosure costs..................................     192,499      283,909       34,388
    Insurance..........................................     112,961      199,396      318,567
    Occupancy..........................................     105,461      139,170      626,354
    Office supplies....................................      71,818      185,087      588,902
    Other..............................................     245,095      666,833    1,698,394
                                                         ----------   ----------   ----------
              Total....................................  $1,174,389   $2,889,720   $6,581,244
                                                          =========    =========    =========

                           CITYSCAPE FINANCIAL CORP.

15. INCOME TAXES


     For years ending December 31, 1993 and prior, CSC had elected to be treated as a subchapter S Corporation for federal and, where permitted, state income tax purposes. As an S Corporation, CSC was not responsible for the payment of federal income taxes. On January 1, 1994, CSC terminated its S Corporation status and, accordingly, has been subject to federal and state income taxes as a C Corporation since that date. As a result of the termination of the S Corporation status, net deferred tax liabilities totaling $680,000 were reinstated as of January 1, 1994 and were included as an income tax provision in 1994.

     The sources of earnings before income taxes for the years ended December 31, 1994 and 1995 are as follows:

                                                                      1994         1995
                                                                   ----------   -----------
    US...........................................................  $1,853,459   $14,036,665
    Foreign......................................................          --     6,349,176
                                                                   ----------   -----------
    Earnings before income taxes.................................  $1,853,459   $20,385,841
                                                                    =========    ==========

     The provision for income taxes for the years ended December 31, 1994 and 1995 are comprised of the following:

                                                                       1994         1995
                                                                    ----------   ----------
    Current
      Federal.....................................................  $  814,020   $5,295,717
      State.......................................................     159,980    1,388,288
      Foreign.....................................................          --    2,105,155
                                                                    ----------   ----------
                                                                       974,000    8,789,160
    Deferred
      Federal.....................................................     397,817     (224,620)
      State.......................................................      78,183      (49,307)
                                                                    ----------   ----------
                                                                       476,000     (273,927)
                                                                    ----------   ----------
    Provision for income taxes....................................  $1,450,000   $8,515,233
                                                                     =========    =========

     Deferred income taxes included in the statements of financial condition reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax reporting purposes primarily resulting from the use of the cash basis for tax reporting purposes. A schedule of the temporary differences and the related tax effect for the years ended December 31, 1994 and 1995 are as follows:

                                                                        1994       1995
                                                                      --------   ---------
    Reserves........................................................  $112,884   $(242,752)
    Investment in partnership.......................................    36,000     (89,255)
    Change from cash to accrual.....................................   327,116       6,593
    Other...........................................................        --      51,487
                                                                      --------   ---------
                                                                      $476,000   $(273,927)
                                                                      ========   =========

                           CITYSCAPE FINANCIAL CORP.

     The reconciliation of income tax computed at the US federal statutory tax rate to the effective income tax rate for the years ended December 31, 1994 and 1995 is as follows:

                                                                             1994     1995
                                                                             ----     ----
    Federal income tax at statutory rate...................................  35.0%    35.0%
    State and local taxes, net of federal tax benefit......................   6.5      4.2
    Difference in effective tax rate on foreign earnings...................    --      0.2
    Deferred income taxes resulting from change in tax status..............  36.7       --
    Other, net.............................................................    --      2.4
                                                                             ----     ----
                                                                             78.2%    41.8%
                                                                             ====     ====

     Deferred taxes as of December 31, 1994 and 1995 are as follows:

                                                                        1994       1995
                                                                      --------   ---------
    Gross deferred tax assets.......................................  $148,884   $ 868,406
    Less: valuation allowance.......................................        --    (284,779)
                                                                      --------   ---------
    Net deferred assets.............................................   148,884     583,627
                                                                      --------   ---------
    Deferred tax liabilities:
      Current.......................................................   264,814     332,974
      Non-current...................................................   360,070     452,728
                                                                      --------   ---------
    Total...........................................................   624,884     785,702
                                                                      --------   ---------
    Net deferred tax liabilities....................................  $476,000   $ 202,075
                                                                      ========   =========

     The net change in the total valuation allowance for the year ended December 31, 1995 was an increase of $284,779 representing a 100% valuation allowance taken against the excess foreign tax credits from UK source income.


16. EMPLOYEE BENEFIT PLANS


     The Company has a defined contribution plan (401(k)) for all eligible employees. Contributions to the plan are in the form of employee salary deferrals which may be subject to an employer matching contribution up to a specified limit at the discretion of the Company. In addition, the Company may make a discretionary annual profit sharing contribution on behalf of its employees. The Company's contribution to the plan amounted to approximately $11,000 and $25,319 for the year ended December 31, 1994 and 1995, respectively.

     Effective June 1, 1995, the Board of Directors adopted, and the stockholders of the Company approved, the 1995 Stock Option Plan (the "Stock Option Plan"). No more than 3,600,000 shares of Common Stock may be issued upon exercise of options granted under the Stock Option Plan, and no eligible person may receive options to purchase more than 600,000 shares of Common Stock during any calendar year, subject to adjustment to reflect stock splits, stock dividends and similar capital stock transactions. As of December 31, 1995, there were 820,000 options granted under the Stock Option Plan at an exercise price of $2.50 per share, of which 180,000 options were exercisable and none of which had been exercised.

     Effective December 1994, the Board of Directors adopted, and the stockholders of the Company approved, the Company's 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to ten percent of their compensation (including base salary or hourly compensation and cash bonuses), up to a maximum of $25,000 for all purchase periods ending within any calendar year. The price of Common Stock purchased under the Stock Purchase Plan will be 85% of the lower of the fair market value of

                           CITYSCAPE FINANCIAL CORP.

a share of Common Stock on the commencement date or the termination date of the relevant offering period as determined by the bid price listed on the National Quotation Bureau, Inc. OTC Bulletin Board or the Nasdaq National Market System, as applicable.

     For the plan periods ending June 30, 1995, and December 31, 1995, employees purchased 43,752 and 23,524 shares at a price of $0.77 and $2.34 per share respectively. The Company recognizes as compensation expense the difference between the fair market value and the purchase price of the stock.


17. COMMITMENTS AND CONTINGENCIES


Leases

     The Company leases premises and equipment under operating leases with various expiration dates. Minimum annual rental payments at December 31, 1995 are as follows:

    1996.....................................................................  $1,124,669
    1997.....................................................................   1,066,020
    1998.....................................................................   1,032,862
    1999.....................................................................     917,584
    2000.....................................................................     527,800
                                                                               ----------
    Total....................................................................  $4,668,935
                                                                                =========

     Rent expense for office space amounted to $102,000, $110,000 and $576,884 for the years ended December 31, 1993 and 1994 and 1995, respectively.

Litigation

     In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which, in management's opinion, will not have a material adverse effect on the consolidated financial position or the results of operations of the Company.

Employee agreements


     The Company has employment agreements with 11 officers of the Company. The Company guarantees annual compensation ranging from approximately $150,000 to $260,000 per year, plus bonuses (where applicable) in amounts as defined in the agreements. The officers' compensation will be increased each year by an amount approved by the Board of Directors. The agreements terminate upon the occurrence of certain events as defined by the respective agreements.



18. STOCKHOLDERS' EQUITY



     In April 1994, the Company effected a 12 for 1 forward stock split of the existing 30,010 (120,040 after giving effect to the 1995 Dividend and 1996 Dividend as discussed below) Common Stock shares of the Company and then issued 4,140,000 (16,560,000 after giving effect to the 1995 Dividend and 1996 Dividend as discussed below) shares of its common stock in exchange for 100% of the Common Stock (300 shares) of CSC (see Note 3). During 1994, the par value of the Common Stock was restated to $.01 per share. Immediately following the CSC Acquisition, 500,000 (2,000,000 after giving effect to the 1995 Dividend and 1996 Dividend as discussed below) shares of Common Stock were issued to executive officers of the Company for net proceeds of $100,000.



     In June 1994, the Company issued warrants to purchase 225,000 (900,000 after giving effect to the 1995 Dividend and 1996 Dividend discussed below) shares of Common Stock in connection with obtaining a

                           CITYSCAPE FINANCIAL CORP.

standby facility (see Note 13). These warrants were recorded as an increase to additional paid in capital for the excess of the fair value over the exercise price at the time of issuance.



     During the fourth quarter of 1994, the Company issued an additional 53,625 (214,500 after giving effect to the 1995 Dividend and 1996 Dividend as discussed below) shares of Common Stock to employees of the Company, resulting in net proceeds of $50,650. The Company recognized approximately $19,000 as compensation expense representing the difference between the fair market value and the purchase price of the stock issued.



     During the first nine months of 1995, the Company issued 21,438 shares, (85,752 after giving effect to the 1995 Dividend and 1996 Dividend as discussed below), of Common Stock resulting in an increase to Stockholders' equity of $158,568.



     On September 29, 1995 the Company effected a 2 for 1 Common Stock split in the form of a 100% stock dividend increasing the shares of Common Stock outstanding by 5,075,183 (the "1995 Dividend"). As more fully described in Note 3 in conjunction with the UK Acquisition, the Company issued an additional 1,800,000 (3,600,000 after giving effect to the 1996 Dividend as discussed below) shares of Common Stock resulting in an increase of $21.6 million to Stockholders' equity.



     In December 1995, the Company completed a public offering of its common stock in which the Company sold 1,250,000 (2,500,000 after giving effect to the 1996 Dividend as discussed below) shares of Common Stock at a public offering price of $18.00 ($9.00 after giving effect to the 1996 Dividend as discussed below) per share and the former warrant holders (as more fully described above and in Note 13) sold 1,250,000 (2,500,000 after giving effect to the 1996 Dividend as discussed below) shares at the same price resulting in net proceeds of approximately $20.7 million to the Company.



     Directors who are not employees of the Company receive stock options pursuant to the Company's Directors Plan. The Directors Plan provides for automatic grants of an option to purchase 20,000 (40,000 after giving effect to the 1996 Dividend as discussed below) shares of Common Stock to the Company's eligible non-employee directors upon their election to the Board of Directors of the Company. Each eligible non-employee director is granted an additional option, subject to certain restrictions, to purchase 3,000 (6,000 after giving effect to the 1996 Dividend as discussed below) shares of Common Stock on each anniversary of his or her election so long as he or she remains an eligible non-employee director of the Company. Initial options granted under the Directors Plan generally vest 50% upon the first anniversary of the grant date and 50% upon the second anniversary of the grant date. As of December 31, 1995, 60,000 (120,000 after giving effect to the 1996 Dividend as discussed below) options at an average exercise price of $5.25 ($2.63 after giving effect to the 1996 Dividend as discussed below) per share had been granted under the Directors Plan, none of which had been exercised.



     On July 1, 1996 (unaudited), the Company effected a 2 for 1 Common Stock split in the form of a 100% stock dividend, increasing the shares of Common Stock outstanding by 14,806,709 (the "1996 Dividend").



19. SEGMENTAL REPORTING


     For the years ended December 31, 1994 and December 31, 1995, revenues from loan sales and servicing constituted the only line of the Company's revenues. For the year ended December 31, 1994, there were three institutional purchasers who each individually accounted for 10% or more of the total revenues (18.3%, 12.2% and 10.0%, respectively). For the year ended December 31, 1995, there was one institutional purchaser who accounted for 10% or more of the total revenues (23.5%).

     Since May 1995, the Company's business activities have been conducted in the US and the UK. Operating profit is total revenues less operating expenses. In determining operating profit for each geographic area, the following items have not been considered: interest expense, amortization of goodwill and income taxes.

                           CITYSCAPE FINANCIAL CORP.

     The following table summarizes the Company's business activities by geographic region for the year ended December 31, 1995.



                                                         US            UK        CONSOLIDATED
                                                    ------------   -----------   ------------
    Revenues......................................  $ 36,471,702   $13,038,936   $ 49,510,638
                                                    ============   ===========   ============
    Operating profit..............................  $ 19,036,352   $ 8,832,704   $ 27,869,056
    Interest expense..............................                                 (4,610,186)
    Amortization of goodwill......................                                   (493,794)
    Minority interest (UK)........................                                 (2,379,235)
                                                                                 ------------
    Earnings before income taxes and extraordinary
      item........................................                               $ 20,385,841
                                                                                 ============
    Identifiable assets...........................  $112,005,523   $21,255,447   $133,260,970
    Goodwill......................................                                 19,258,011
                                                                                 ------------
              Total assets........................                               $152,518,981
                                                                                 ============



20. SELECTED QUARTERLY DATA (UNAUDITED)


     The following represents selected quarterly financial data for the Company:


                                                             THREE MONTHS ENDED
                                          ---------------------------------------------------------
                                           MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
                                          -----------   -----------   -------------   -------------
    1993
      Revenues..........................  $   906,603   $ 1,232,639    $    983,217    $  1,334,924
      Net earnings......................      100,874       111,367          82,432          20,530
      Net earnings per share............         0.01          0.01              --              --
    1994
      Revenues..........................  $ 1,803,455   $ 2,295,501    $  2,304,948    $  4,770,555
      Net earnings......................     (482,878)      176,114          62,927         647,296
      Net earnings per share............        (0.03)         0.01            0.01            0.03
    1995
      Revenues..........................  $ 5,836,052   $10,272,702    $ 14,734,050    $ 18,667,834
      Earnings before extraordinary
         item...........................    1,049,236     2,377,792       3,786,431       4,657,149
      Net earnings......................    1,049,236     2,377,792       3,786,431       4,361,206
      Earnings per share before
         extraordinary item.............         0.04          0.11            0.17            0.18
      Net earnings per share............         0.04          0.11            0.17            0.17
    1996
      Revenues..........................  $28,779,068   $38,452,701    $ 58,269,931             N/A
      Net earnings......................    9,273,144    11,125,996      14,414,837             N/A
      Primary net earnings per share....         0.31          0.32            0.47             N/A



21. SUBSEQUENT EVENTS (UNAUDITED)



     In April 1996, CSC-UK acquired all the outstanding capital stock of J&J Securities Limited, a London-based mortgage banker ("J&J"), in exchange for (pound sterling) 15.3 million ($23.3 million based on the Noon Buying Rate on the date of such acquisition) in cash and 548,000 shares of Common Stock valued at $9.8 million based upon the closing price of the Common Stock on the date of such acquisition less a discount for restrictions on the resale of such stock (the "J&J Acquisition"). J&J provides primarily second lien mortgage loans to UK borrowers who, similar to the Company's UK borrowers, are unable or unwilling to obtain mortgage financing from Conventional UK Leaders. Pursuant to the J&J Acquisition, the Company acquired

                           CITYSCAPE FINANCIAL CORP.

assets with a fair value of $52.6 million consisting primarily of mortgage loans held for sale of $51.9 million, and assumed liabilities with a fair value of $46.5 million. Additional fair market value of $21.8 million, representing the value of the mortgage servicing receivables, was assigned to the net assets acquired. The J&J Acquisition resulted in the recognition of $5.2 million of goodwill, which is being amortized using the straight-line method over a life of ten years.


     In May 1996, the Company issued $143.8 million of 6% Convertible Subordinated Debentures due 2006 (the "Debentures"), convertible at any time prior to redemption or maturity, at the holder's option, into shares of the Company's Common Stock at a conversion price of $26.25, subject to adjustment. The Debentures may be redeemed, at the option of the Company, in whole or in part, at any time after May 15, 1999 at predetermined redemption prices together with accrued and unpaid interest to the date fixed for redemption. The coupon at 6% per annum, is payable semi-annually on each May 1 and November 1, commencing November 1, 1996. The terms of the indenture governing the Debentures do not limit the incurrence of additional indebtedness by the Company, nor do they limit the Company's ability to make payments such as dividends.


     In June 1996, CSC-UK acquired all of the outstanding capital stock of Heritable Group Limited, a mortgage banker based in Reading, England ("Heritable"), in exchange for (pound sterling) 41.8 million ($64.1 million based on the Noon Buying Rate on the date of such acquisition) in cash and 99,362 shares of Common Stock valued at $2.5 million based upon the closing price of the Common Stock on the date of such acquisition (the "Heritable Acquisition"). Heritable provides mortgage loans to borrowers that generally have higher quality credit profiles than the Company's typical UK borrowers. Pursuant to the Heritable Acquisition, the Company acquired assets with a fair value of $194.8 million, consisting primarily of mortgage loans held for sale of $190.5 million, and assumed liabilities with a fair value of $182.8 million. Additional fair market value of $29.2 million, representing the value of the mortgage servicing receivables, was assigned to the net assets acquired. The Heritable Acquisition resulted in the recognition of $25.4 million of goodwill, which is being amortized using the straight-line method over a life of ten years.



     In June 1996, Industry Mortgage Company, L.P. (including its successor IMC Mortgage Company, "IMC") converted into corporate form and effected a public offering of common stock. In connection with this conversion, The Company's 9.1% limited partnership interest (which had been accounted for using the equity method) was converted into 5.8% equity interest in IMC, and accounted for as marketable securities available for sale in accordance with SFAS No. 115. Available-for-sale securities in the amount of $14.0 million were recorded as an asset at September 30, 1996, resulting in an unrealized gain of $8.1 million (net of taxes) which, in accordance with SFAS No. 115, was reflected as a component of stockholders' equity.



     In June 1996, the Company acquired an equity interest in an entity subsequently acquired by City Auto Resource Services, Inc. ("City Auto"), a newly formed entity that recently began originating, purchasing and servicing sub-prime automobile loans. The Company owns 5,000,000 shares of Common Stock of City Auto (a 34.0% equity interest at September 30, 1996) which has been reflected at their acquisition cost of $62,500. The Company will utilize the equity method of accounting for this investment which is included in "other assets" on the statement of financial condition. City Auto's Common Stock has experienced limited trading on the National Quotation Bureau, Inc. OTC Bulletin Board.



     In October 1996, the Company entered into a $100.0 million Senior Secured Facility with a group of lenders for which CIBC serves as agent. In January 1997, the Senior Secured Facility was increased to $150.0 million. The Senior Secured Facility terminates on October 30, 1998, and carries an initial interest rate of 11.0%, increasing 0.5% on the first day of each quarter commencing July 1, 1997 up to a maximum of 15.0%. Pursuant to the Senior Secured Facility, the Company paid a 1.0% commitment fee and is required to pay (i) a 1.0% funding fee on the amount of each borrowing, (ii) extension fees of 1.0% on June 30, 1997 and 0.5% on the last day of each fiscal quarter thereafter on the amount outstanding on such dates and (iii) commitment cancellation and prepayment fees of 1.0% of the amount cancelled or prepaid if terminated on or before July 1, 1997, 2.0% of the amount cancelled or prepaid if terminated after July 1, 1997 but on or

                           CITYSCAPE FINANCIAL CORP.

before April 1, 1998 and 3.0% of the amount cancelled or prepaid if terminated thereafter. The Company initially drew down $50.0 million which was used to repay an outstanding $30.0 million term note with the Bank of Boston, fund loan originations and for general corporate purposes. On November 22, 1996, December 9, 1996, December 23, 1996, December 31, 1996 and January 22, 1997, the Company drew down an additional $10.0 million, $20.0 million, $10.0 million, $10.0 million and $15.0 million, respectively, to fund additional loan originations and to pay to Greenwich $13.0 million pursuant to a note in connection with the UK Credit Facility.



     In November 1996, a special-purpose subsidiary of the Company entered into an agreement (i) to sell the interest-only certificates received by such subsidiary in connection with the Company's August 1996 securitization and (ii) to pay any shortfall below a specified return on such certificates, pledging as collateral for such payments the residual certificate received by such subsidiary in connection with the August 1996 securitization.



     During 1996, the Company had granted options to purchase up to 1,104,000 shares of Common Stock at exercise prices ranging from $9.88 to $23.13 per share, pursuant to the provisions of the Stock Option Plan and Directors Plan.



Restatement



     On September 26, 1996, the Company announced that it had determined that certain adjustments should be made to the Company's previously issued financial statements for the quarter ended June 30, 1996, to reflect a change in the accounting treatment with respect to the valuation of assets acquired as a result of the recent acquisitions of J&J and Heritable. The effect of this accounting change resulted in the Company eliminating $50.9 million in revenues and approximately $6.3 million of expenses originally recorded in connection with the acquisitions and a reduction in reported earnings of $26.5 million, or $0.78 per fully diluted share. Additionally, as a result of this accounting change the goodwill initially recorded in connection with such acquisitions was reduced from $60.5 million to $10.6 million resulting in a reduction of goodwill amortization of approximately $496,000 from the previously reported figure for the second quarter. The Staff of the Securities and Exchange Commission has requested additional information from the Company in connection with the accounting related to the J&J and Heritable Acquisitions. The Company is supplying such requested information.



     On November 19, 1996, the Company announced that it had determined that certain additional adjustments relating to the J&J and Heritable Acquisitions should be made to the financial statements for the quarter ended June 30, 1996. These adjustments reflect a change in the accounting treatment with respect to the $5.0 million of restructuring charges and the $17.3 million of deferred taxes recorded as a result of such acquisitions. The effect of these adjustments resulted in the Company increasing the goodwill as initially restated in September from $10.6 million to $30.6 million reflecting the reclassification, as costs of the acquisitions, of (i) the restructuring charges, previously recorded as an expense, and (ii) the offset to the tax liability incurred as part of the purchase accounting adjustments which had been previously recorded as a deferred tax asset. This increase in goodwill resulted in an increase of amortization expense as previously reported in the second quarter of 1996 of $170,692 and will result in a $502,150 per quarter increase in amortization expense through the first quarter of 2006.



     As a result of these adjustments, second quarter net earnings increased by $2.8 million or $0.08 per fully diluted share, from $8.3 million or $0.27 per fully diluted share, to $11.1 million or $0.35 per fully diluted share. For the six months ended June 30, 1996, net earnings increased from the previously reported $17.6 million or $0.58 per fully diluted share to $20.4 million or $0.66 per fully diluted share.



22.  UNAUDITED PRO FORMA FINANCIAL INFORMATION



     The following table sets forth unaudited pro forma consolidated financial data for the Company for the year ended December 31, 1995 illustrating the estimated effects of (i) the UK Acquisition as if it had

                           CITYSCAPE FINANCIAL CORP.

occurred on May 2, 1995, the date CSC-UK commenced operations, (ii) the J&J Acquisition, the sale of $47.5 million of loans acquired as a result of the acquisition and the corresponding reduction of debt of $32.4 million from the proceeds of such sale, as if such had occurred as of January 1, 1995 and (iii) the Heritable Acquisition, the sale of $153.7 million of loans acquired as a result of the acquisition and the corresponding reduction of debt of $153.7 million from the proceeds of such sale, as if such had occurred as of January 1, 1995. The unaudited pro forma consolidated financial data do not purport to represent what the results of operations of the Company would have actually been if the UK Acquisition, the J&J Acquisition and the Heritable Acquisition had in fact occurred on such dates or to project the results of operations or financial position of the Company for any future date or period.



                                                                    DOLLARS IN THOUSANDS
                                                                   (EXCEPT PER SHARE DATA)
                                                                   -----------------------
        Revenues.................................................          $61,451
        Earnings before extraordinary item.......................            7,855
        Net earnings.............................................            7,559
        Earnings per share before extraordinary item.............             0.30
        Primary earnings per share...............................             0.29



     The following table sets forth unaudited pro forma consolidated financial data for the Company for the nine months ended September 30, 1996 illustrating the estimated effects of (i) the J&J Acquisition, the sale of $47.5 million of loans acquired as a result of the acquisition and the corresponding reduction of debt of $32.4 million from the proceeds of such sale, as if such had occurred as of January 1, 1995 and (ii) the Heritable Acquisition, the sale of $153.7 million of loans acquired as a result of the acquisition and the corresponding reduction of debt of $153.7 million from the proceeds of such sale, as if such had occurred as of January 1, 1995. The results of operations of J&J and Heritable are included in the Company's historical results from April 23, 1996 and June 14, 1996, respectively, the dates of their respective acquisitions. The unaudited pro forma consolidated financial data do not purport to represent what the results of operations of the Company would have actually been if the J&J Acquisition and the Heritable Acquisition had in fact occurred on such dates or to project the results of operations or financial position of the Company for any future date or period.



                                                                    DOLLARS IN THOUSANDS
                                                                   (EXCEPT PER SHARE DATA)
                                                                   -----------------------
        Revenues.................................................         $ 130,039
        Net earnings.............................................            31,661
        Primary earnings per share...............................              1.02
        Fully diluted earnings per share.........................              0.99

                            J & J SECURITIES LIMITED

                             REPORT OF THE AUDITORS

To the shareholders of J & J Securities Limited:

     We have audited the accompanying statements of financial condition of J & J Securities Limited as of September 30, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which do not differ in any material respect from auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J & J Securities Limited as of September 30, 1994 and September 30, 1995 and the results of its operations and its cash flows for each of the three years ended September 30, 1995 in conformity with United States generally accepted accounting principles.


BDO STOY HAYWARD
Chartered Accountants
and Registered Auditors
London
November 30, 1995

                            J & J SECURITIES LIMITED

                       STATEMENTS OF FINANCIAL CONDITION


                                                                SEPTEMBER 30,
                                                          --------------------------    MARCH 31,
                                                   NOTE       1994          1995          1996
                                                   ----   ------------   -----------   -----------
                                                                  (AUDITED)            (UNAUDITED)
ASSETS
Cash at bank and in hand.........................         $  3,778,941   $ 1,401,175   $     7,343
Mortgage loans held for investment, net..........    5      48,950,652    46,657,205    48,839,093
Fixed assets net of accumulated depreciation.....    4         177,563       332,414       318,613
Other assets.....................................               72,047       106,870       108,421
                                                          ------------   -----------   -----------
          Total assets...........................         $ 52,979,203   $48,497,664   $49,273,470
                                                          ============   ===========   ===========
LIABILITIES
Bank loans and overdrafts........................         $ 12,300,600   $12,345,060   $ 5,461,951
Other creditors and accrued expenses.............              649,224       781,243       809,547
Deferred taxation................................                   --            --     2,808,873
Income taxes.....................................                   --            --       619,915
Obligations under hire purchase agreements.......               15,398       100,047       167,761
Bank loan........................................    8      51,358,135    43,804,708    27,477,000
                                                          ------------   -----------   -----------
          Total liabilities......................           64,323,357    57,031,058   $37,345,047
                                                          ------------   -----------   -----------
Commitments and contingencies....................
STOCKHOLDERS' EQUITY
Common stock: 1,000 shares issued and
  outstanding, $1.50 par value per share.........                1,496         1,496         1,496
Retained earnings/(deficit)......................          (12,268,882)   (9,404,324)   11,118,060
Cumulative translation adjustment................              923,232       869,434       808,867
                                                          ------------   -----------   -----------
     Total stockholders' equity..................          (11,344,154)   (8,533,394)   11,928,423
                                                          ------------   -----------   -----------
          Total liabilities and stockholders'
            equity...............................         $ 52,979,203   $48,497,664   $49,273,470
                                                          ============   ===========   ===========


                See accompanying notes to financial statements.

                            J & J SECURITIES LIMITED

                            STATEMENTS OF OPERATIONS


                                                                                        FOR THE SIX MONTHS ENDED
                                                 FOR THE YEAR ENDED SEPTEMBER 30,       -------------------------
                                              ---------------------------------------    MARCH 31,     MARCH 31,
                                       NOTE      1993          1994          1995          1995          1996
                                       ----   -----------   -----------   -----------   -----------   -----------
                                                             (AUDITED)                         (UNAUDITED)
INTEREST
  Interest income....................         $12,505,268   $13,695,765   $13,022,053   $ 6,395,581   $ 5,568,832
  Interest expense...................          (5,603,931)   (4,851,944)   (4,641,334)   (2,383,791)   (1,029,034)
                                              -----------   -----------   -----------   -----------   -----------
  Net interest income................           6,901,337     8,843,821     8,380,719     4,011,790     4,539,798
  Provision for loan losses..........           3,140,497     1,766,313     1,046,700       624,468        27,226
                                              -----------   -----------   -----------   -----------   -----------
  Net interest income after provision
    for loan losses..................           3,760,840     7,077,508     7,334,019     3,387,322     4,512,572
  Other income.......................             490,958       235,846       336,597       318,030       215,586
                                              -----------   -----------   -----------   -----------   -----------
                                                4,251,798     7,313,354     7,670,616     3,705,352     4,728,158
                                              -----------   -----------   -----------   -----------   -----------
OTHER EXPENSES
  Salaries and employees benefits....             927,531       876,916       941,969       462,183       493,835
  Directors' emoluments..............             449,649       643,539       759,940       383,318       565,546
  Other operating expenses...........           2,374,377     2,605,759     3,104,149     1,496,893     1,897,445
                                              -----------   -----------   -----------   -----------   -----------
  Total other expenses...............           3,751,557     4,126,214     4,806,058     2,342,394     2,956,826
                                              -----------   -----------   -----------   -----------   -----------
  Earnings before income taxes and
    extraordinary item...............             500,241     3,187,140     2,864,558     1,362,958     1,771,332
  (Provision)/credit for income
    taxes............................     6            --       140,948            --            --      (624,625)
                                              -----------   -----------   -----------   -----------   -----------
  Earnings before extraordinary
    item.............................             500,241     3,328,088     2,864,558     1,362,958     1,146,707
  Extraordinary gain from
    extinguishment of debt, net of
    taxes............................     7            --            --            --            --    19,375,677
                                              -----------   -----------   -----------   -----------
NET EARNINGS.........................         $   500,241   $ 3,328,088   $ 2,864,558   $ 1,362,958   $20,522,384
                                              ===========   ===========   ===========   ===========
  Earnings per share before
    extraordinary item...............         $    500.24   $  3,328.09   $  2,864.56   $  1,362.96   $  1,146.70
  Extraordinary item.................                  --            --            --            --     19,375.68
                                              -----------   -----------   -----------   -----------
  Earnings per share.................         $    500.24   $  3,328.09   $  2,864.56   $  1,362.96   $ 20,522.38
                                              -----------   -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------   -----------
  Weighted average number of shares
    outstanding......................               1,000         1,000         1,000         1,000         1,000
                                              -----------   -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------   -----------


                See accompanying notes to financial statements.

                            J & J SECURITIES LIMITED

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                  COMMON STOCK
                                -----------------     TRANSLATION          RETAINED
                                SHARES     AMOUNT     ADJUSTMENT      EARNINGS/(DEFICIT)        TOTAL
                                ------     ------     -----------     ------------------     ------------
AUDITED
Balance at October 1, 1992....  1,000      $1,496     $(1,208,847)       $(16,097,211)       $(17,304,562)
  Translation adjustment......     --          --       2,749,753                  --           2,749,753
  Net earnings................     --          --              --             500,241             500,241
                                ------     ------     -----------     ------------------     ------------
Balance at September 30,
  1993........................  1,000       1,496       1,540,906         (15,596,970)        (14,054,568)
  Translation adjustment......     --          --        (617,674)                 --            (617,674)
  Net earnings................     --          --              --           3,328,088           3,328,088
                                ------     ------     -----------     ------------------     ------------
Balance at September 30,
  1994........................  1,000       1,496         923,232         (12,268,882)        (11,344,154)
  Translation adjustment......     --          --         (53,798)                 --             (53,798)
  Net earnings................     --          --              --           2,864,558           2,864,558
                                ------     ------     -----------     ------------------     ------------
Balance at September 30,
  1995........................  1,000       1,496         869,434          (9,404,324)         (8,533,394)
UNAUDITED
  Translation adjustment......     --          --         (60,567)                 --             (60,567)
  Net earnings................     --          --              --          20,522,384          20,522,384
                                ------     ------     -----------     ------------------     ------------
  Balance at March 31, 1996...  1,000      $1,496     $   808,867        $ 11,118,060        $ 11,928,423
                                =====      ======      ==========       =============         ===========


                See accompanying notes to financial statements.

                            J & J SECURITIES LIMITED

                            STATEMENTS OF CASH FLOWS


                                                                                         FOR THE SIX MONTHS
                                             FOR THE YEAR ENDED SEPTEMBER 30,              ENDED MARCH 31,
                                         -----------------------------------------   ---------------------------
                                  NOTE      1993           1994           1995           1995           1996
                                  ----   -----------   ------------   ------------   ------------   ------------
                                                         (AUDITED)                   (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net earnings...................        $   500,241   $  3,328,088   $  2,864,558   $  1,362,958   $ 20,522,384
ADJUSTMENTS TO RECONCILE NET
  EARNINGS TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES:
  Depreciation charges...........            156,106        114,109        172,441         76,060         70,130
  Income taxes payable...........            128,728        402,666             --             --        624,625
  Gain on extinguishment of
    debt.........................                 --             --             --             --    (19,375,677)
  Loss/(Profit) on sale of
    tangible fixed assets........             21,404         (7,410)       (57,228)            --             --
  Provisions for losses..........            177,185     (3,213,008)    (1,595,065)      (763,966)    (2,937,829)
NET CHANGES IN OPERATING ASSETS
  AND LIABILITIES:
  Increase in accrued interest
    payable......................          1,339,379      4,848,573      4,626,663      2,383,791      1,003,278
  Decrease/(increase) in
    receivables..................            (20,034)       (35,719)       (34,718)       (43,697)        (5,386)
  Other, net.....................             52,933         61,105        215,227        (78,108)       128,279
                                         -----------   ------------   ------------   ------------   ------------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES.....................          2,355,942      5,498,404      6,191,878      2,937,038         29,804
                                         -----------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Mortgage originations..........        (13,732,146)    (9,358,388)   (11,900,423)    (5,294,700)    (9,167,751)
  Mortgage repayments............         12,618,654     17,539,489     15,967,974      8,166,294      8,241,281
  Net purchase of equipment......            (60,408)      (101,608)      (269,520)      (172,942)       (67,859)
                                         -----------   ------------   ------------   ------------   ------------
NET CASH PROVIDED BY/(USED IN)
  INVESTING ACTIVITIES...........         (1,173,900)     8,079,493      3,798,031      2,698,652       (994,329)
                                         -----------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Bank loan repayments...........            217,075    (11,792,820)   (12,400,440)    (6,211,920)      (386,003)
                                         -----------   ------------   ------------   ------------   ------------
NET CASH PROVIDED BY/(USED IN)
  FINANCING ACTIVITIES...........            217,075    (11,792,820)   (12,400,440)    (6,211,920)      (386,003)
                                         -----------   ------------   ------------   ------------   ------------
Net (decrease)/increase in cash
  and cash equivalents...........          1,399,117      1,785,077     (2,410,531)      (576,230)    (1,350,528)
  Cash and cash equivalents at
    beginning of period..........            714,204      1,987,280      3,778,941      3,778,941      1,401,175
  Effects of foreign exchange
    rate charges.................           (126,041)         6,584         32,765         80,267        (43,304)
                                         -----------   ------------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END
  OF PERIOD......................        $ 1,987,280   $  3,778,941   $  1,401,175   $  3,282,978   $      7,343
                                         -----------   ------------   ------------   ------------   ------------
                                         -----------   ------------   ------------   ------------   ------------
SUPPLEMENTED DISCLOSURE OF CASH
  FLOW INFORMATION:
  Interest paid during the
    period.......................                 --             --             --             --        158,900
                                         -----------   ------------   ------------   ------------   ------------
                                         -----------   ------------   ------------   ------------   ------------
  Income taxes (received)/paid
    during the period............        $  (127,500)  $    402,666             --             --             --
                                         -----------   ------------   ------------   ------------   ------------
                                         -----------   ------------   ------------   ------------   ------------

                            J & J SECURITIES LIMITED

                 NOTES FORMING PART OF THE FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1993, 1994 AND 1995

              AND MARCH 31, 1995 (UNAUDITED) AND 1996 (UNAUDITED)


1. ORGANIZATION


     J & J Securities Limited ("J&J") is a UK based company, incorporated in England in 1977, that originates and services mortgage loans for investment purposes secured by residential properties. J&J conducts all its business in the UK and lends on the basis of first and second mortgages on residential properties.



2. UNAUDITED INFORMATION



     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals, considered necessary for a fair presentation of the results for the interim period have been included. Operating results for the six months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ended September 30, 1996.



3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     The financial statements have been prepared under and are in accordance with generally accepted accounting procedures in the US. The following principal accounting policies have been applied:


Mortgage loans held for investment, net


     Mortgage loans are stated at cost plus accrued interest income less any provision for permanent diminution in value. Specific provisions for permanent diminution in value are made by reference to doubtful loans which fail to meet certain criteria. This includes management's estimate of the value of the underlying collateral. Recovery of the carrying value of such loans is dependent to a great extent on economic, operating and other conditions that may be beyond J&J's control. In addition a general provision is made in respect of losses which, although not specifically identified, are likely to exist in any portfolio of loans of this type.

     Loans are placed on nonaccrual status on the occurrence of the criteria referred to above. Loans may be reinstated to accrual status when, in the opinion of management, the criteria are no longer applicable.


     SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" is effective for accounting periods beginning after December 15, 1994. SFAS No. 114 addresses accounting by creditors for impairment of a loan by specifying how allowances for credit losses for certain loans should be determined. A loan is impaired when it is probable that the creditor will be unable to collect all amounts in accordance with the contractual terms of the loan agreement. As an expedient, impairment is measured based on the fair value of the loan's collateral. The adoption of these standards had no material impact on the financial statements.


Revenue recognition

     Mortgage loan interest accrues and is credited to the profit and loss account on a monthly basis. Other interest, chargeable expenses and sundry income are included on an accrual basis. All income derives from activities within the United Kingdom.


Cash and cash equivalents


     Cash and cash equivalents consist of cash on hand and money market funds. Such funds are deemed to be cash equivalents for purposes of the statements of cash flows.

                            J & J SECURITIES LIMITED

Equipment and vehicles, net

     Equipment and vehicles are stated at original cost less accumulated depreciation. Depreciation is computed by using the straight-line method based on the estimated lives of the depreciable assets.

     Expenditures for maintenance and repairs are charged directly to the appropriate operating account at the time the expense is incurred. Expenditures determined to represent additions are capitalized. Cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of sale or retirement. Any resulting profit or loss is reflected in the statement of earnings.

Income taxes


     J&J accounted for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement and tax reporting bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax laws. Deferred tax liabilities and assets are adjusted for the effect of a change in tax laws or rates.


     J&J has potential net operating losses (NOL's) carried forward against which a valuation reserve has been fully provided at each balance sheet date as future income tax benefit in respect of these NOL's is only available as a consequence of future income sufficient to enable the benefit to be realized.

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign currency translation

     J&J reflects the result of its operations in accordance with SFAS No. 52, "Foreign Currency Translation." To the extent there are foreign currency translation gains or losses, such gains or losses are considered unrealized and are recorded as a separate component of stockholders' equity.


4. FIXED ASSETS



                                                         SEPTEMBER 30,
                                                  ---------------------------
                                                      1994           1995
                                                  ------------   ------------
    Cost
      Office equipment..........................  $    293,404   $    376,080
      Motor vehicles............................       342,668        365,522
                                                  ------------    -----------
                                                       636,072        741,602
      Less:
         Accumulated depreciation...............       458,509        409,188
                                                  ------------    -----------
         Balance at end of period...............  $    177,563   $    332,414
                                                  ============    ===========



5. MORTGAGE LOANS HELD FOR INVESTMENT, NET


     The mortgage loan balance is summarized as follows:


                                                         SEPTEMBER 30,
                                                  ---------------------------
                                                      1994           1995
                                                  ------------   ------------
    Mortgage loans held for investment, net.....  $ 59,304,209   $ 55,460,242
      Provisions for losses.....................   (10,353,557)    (8,803,037)
                                                   -----------    -----------
      Balance, end of year......................  $ 48,950,652   $ 46,657,205
                                                   ===========    ===========

                            J & J SECURITIES LIMITED

     The activity in the reserve for mortgage loans is summarized as follows:

                                                       FOR THE YEAR ENDED SEPTEMBER 30,
                                                  -------------------------------------------
                                                      1993           1994            1995
                                                  ------------   ------------     -----------
    Balance, beginning of year..................  $ 12,824,868   $ 13,000,982     $10,353,557
      Provision for losses......................     3,140,497      1,766,313       1,046,700
      Charge-offs...............................    (2,963,312)    (4,979,321)     (2,641,765)
      Effects of foreign exchange...............        (1,071)       565,583          44,545
                                                   -----------    -----------      ----------
         Balance, end of year...................  $ 13,000,982   $ 10,353,557     $ 8,803,037
                                                   ===========    ===========      ==========


6. INCOME TAXES


     The net provision for income taxes as presented in the statements of operations for the years ended September 30, 1994 and 1995 is as follows:

                                                                  FOR THE YEAR ENDED
                                                                    SEPTEMBER 30,
                                                           --------------------------------
                                                             1993       1994         1995
                                                           --------   --------     --------
    Current (provision)/credit...........................        --   $140,948           --
                                                           ========   ========     ========


7. EXTRAORDINARY GAIN



     On November 20, 1995, J&J entered into an agreement with its bankers to extinguish the long-term loan (see Note 8). This resulted in an extraordinary gain of $19,375,677 net of taxes ($22,165,677 less applicable deferred income taxes of $2,790,000).



8. LONG-TERM LOAN


     J&J has a term loan with a bank secured by its mortgage portfolio. The interest rate is 21 1/2% above the bank's prime rate. The aggregate amount of the bank debt maturing at September 30 in each of the next five years and thereafter is as follows:

            YEAR ENDING SEPTEMBER 30,                                           AMOUNT
            -------------------------                                         -----------
            1996............................................................  $12,345,060
            1997............................................................   12,345,060
            1998............................................................   12,345,060
            1999............................................................    6,769,528
            2000............................................................           --
                                                                              -----------
                                                                              $43,804,708
                                                                              ===========


     Subsequent to the year end, on November 20, 1995 (see Note 11), J&J entered into an agreement with its bankers to discharge the liability at that time which resulted in an extraordinary gain arising from the extinguishment of part of this debt (see Note 7). The new loan facilities included a three year term loan of $28.5 million and a $7.9 million demand note. Interest on each of the new facilities bears interest at a variable rate of 2.5% over the lender's prime rate.



9. DIRECTORS' INTEREST IN TRANSACTIONS


     A J&J director is a partner in a legal practice which provided legal and management services to J&J for fees of $604,392, $386,296 and $516,825 for the years ended September 30, 1993, 1994 and 1995, respectively.

                            J & J SECURITIES LIMITED

     A J&J director is a beneficial shareholder in Latchglen Limited trading as London Trust Securities which received introductory commissions of $47,698, $138,922 and $136,209 for the years ended September 30, 1993, 1994 and 1995, respectively.



10. COMMITMENTS UNDER OPERATING LEASES


     J&J leases premises under operating leases with various expiration dates. Minimum annual rental payments at September 30, 1995 are as follows:

        1996..............................................................  $105,860
        1997..............................................................   105,860
        1998..............................................................   105,860
        1999..............................................................    31,600
        2000..............................................................    31,600
        Thereafter........................................................    31,600
                                                                            --------
                                                                            $412,380
                                                                            ========

     Rent expenses for office space amounted to $54,525, $47,519 and $72,456 for the years ended September 30, 1993, 1994 and 1995, respectively.


11. POST BALANCE SHEET EVENTS


     On November 20, 1995, J&J's indebtedness to its previous principal bankers, The National Mortgage Bank Plc, was repaid in full after agreement for the forgiveness of a certain amount of the debt outstanding.

     On April 23, 1996 J&J was acquired by City Mortgage Corporation Limited. From that date J&J ceased its lending operations while continuing to incur certain incidental expenditures. It is anticipated that as of September 30, 1996, J&J will be wholly-dormant.

                           HERITABLE FINANCE LIMITED

                         REPORT OF INDEPENDENT AUDITORS

Auditors' report to:
The members of Heritable Finance Limited


     We have audited the accompanying consolidated statements of financial condition of Heritable Finance Limited and subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heritable Finance Limited and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with United States generally accepted accounting principles.



KPMG

Chartered Accountants
Registered Auditors

London, United Kingdom
April 2, 1996

                           HERITABLE FINANCE LIMITED

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (DOLLARS IN THOUSANDS)


                                                                                           MARCH 31,
                                                                                             1996
                                                            DECEMBER 31,   DECEMBER 31,   -----------
                                                                1994           1995
                                                            ------------   ------------   (UNAUDITED)
ASSETS
  Cash....................................................    $     58       $     47      $      --
  Accrued interest receivable.............................       1,583          1,699          1,755
  Unamortized fees........................................       2,982          3,962          4,279
  Accounts receivable.....................................         799            379            217
  Mortgage loans held for investment, net.................     159,806        172,702        176,001
  Furniture, equipment and vehicles, net..................         524            588            609
  Other assets............................................       2,142          2,125          1,916
                                                              --------       --------       --------
          Total assets....................................    $167,894       $181,502      $ 184,777
                                                              ========       ========       ========
LIABILITIES
  Accounts payable and other liabilities..................    $  1,588       $  1,678      $   2,383
  Income taxes payable....................................       1,095          2,127          3,045
  Due to The Heritable and General Investment Bank
     Limited..............................................     163,037        171,028        171,415
  Due to City Mortgage Corporation........................          --             --             --
  Negative goodwill.......................................       2,116          1,882          1,797
                                                              --------       --------       --------
          Total liabilities...............................     167,836        176,715        178,640
                                                              --------       --------       --------
STOCKHOLDERS' EQUITY
  Common stock 1,000 L1.00 par value "A" ordinary shares
     authorized, issued and outstanding in 1994, 1995 and
     1996.................................................           2              2              2
  Common Stock, 9,000 L1.00 par value "B" ordinary shares
     authorized, issued and outstanding in 1994, 1995 and
     1996.................................................          14             14             14
  Foreign currency translation adjustment.................          86              7            (78)
  Retained earnings(deficit)..............................         (44)         4,764          6,199
                                                              --------       --------       --------
  Total stockholders' equity..............................          58          4,787          6,137
                                                              --------       --------       --------
          Total liabilities and stockholders' equity......    $167,894       $181,502      $ 184,777
                                                              ========       ========       ========


          See accompanying notes to consolidated financial statements

                           HERITABLE FINANCE LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                FOR THE YEAR ENDED               FOR THE THREE MONTHS ENDED
                                    ------------------------------------------   ---------------------------
                                    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,       MARCH 31,
                                        1993           1994           1995          1995            1996
                                    ------------   ------------   ------------   -----------     -----------
                                                                                 (UNAUDITED)     (UNAUDITED)
REVENUES
  Interest income.................    $ 16,608       $ 17,978       $ 25,842       $ 6,014         $ 6,256
  Fee and commission income.......       2,355          3,846          4,530         1,133           1,506
                                    ------------   ------------   ------------   -----------     -----------
       Total revenues                   18,963         21,824         30,372         7,147           7,762
                                    ------------   ------------   ------------   -----------     -----------
EXPENSES
  Salaries and employee
     benefits.....................       1,903          2,980          4,017         1,155           1,193
  Interest expense................      11,339          7,644         12,278         2,843           2,859
  Fee and commission expenses.....       1,209          2,776          4,456           950           1,306
  Other operating expenses........       4,881          4,071          2,455           788             294
  Release of general provisions on
     sale of loans................          --             --             --            --
                                    ------------   ------------   ------------   -----------     -----------
       Total expenses.............      19,332         17,471         23,206         5,736           5,652
                                    ------------   ------------   ------------   -----------     -----------
EARNINGS (LOSS) BEFORE INCOME
  TAXES...........................        (369)         4,353          7,166         1,411           2,110
  Provision (credit) for income
     taxes........................         (84)         1,191          2,358           448             675
                                    ------------   ------------   ------------   -----------     -----------
NET EARNINGS (LOSS)...............    $   (285)      $  3,162       $  4,808       $   963         $ 1,435
                                    ==========     ==========     ==========     =========       =========
  Earnings (loss) per share           $ (28.50)      $ 316.20       $ 480.80       $ 96.30         $143.50
                                    ==========     ==========     ==========     =========       =========
  Weighted average number of
     shares outstanding                 10,000         10,000         10,000        10,000          10,000
                                    ==========     ==========     ==========     =========       =========


          See accompanying notes to consolidated financial statements.

                           HERITABLE FINANCE LIMITED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                                                                            FOREIGN
                                                                             RETAINED       CURRENCY
                                                               COMMON       EARNINGS/      TRANSLATION
                                                               STOCK        (DEFICIT)      ADJUSTMENT       TOTAL
                                                             ----------     ----------     ----------     ----------
BALANCE AT DECEMBER 31, 1992..............................    $     16       $    990       $     --        $1,006
Net loss..................................................          --           (285)            --          (285)
Foreign currency translation adjustment...................          --             --            (20)          (20)
                                                             ----------     ----------     ----------     ----------
BALANCE AT DECEMBER 31, 1993..............................          16            705            (20)          701
Net earnings..............................................          --          3,162             --         3,162
Dividend paid in year.....................................          --         (3,911)            --        (3,911)
Foreign currency translation adjustment...................          --             --            106           106
                                                             ----------     ----------     ----------     ----------
BALANCE AT DECEMBER 31, 1994..............................          16            (44)            86            58
Net earnings..............................................          --          4,808             --         4,808
Foreign currency translation adjustment...................          --             --            (79)          (79)
                                                             ----------     ----------     ----------     ----------
BALANCE AT DECEMBER 31, 1995..............................          16          4,764              7         4,787
Net earnings (unaudited)..................................          --          1,435             --         1,435
Foreign currency translation adjustment(unaudited)........          --             --            (85)          (85)
                                                             ----------     ----------     ----------     ----------
BALANCE AT MARCH 31, 1996 (UNAUDITED).....................    $     16       $  6,199       $    (78)       $6,137
                                                               =======        =======        =======       =======


          See accompanying notes to consolidated financial statements.

                           HERITABLE FINANCE LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                                    FOR THE
                                                            FOR THE YEAR ENDED                THREE MONTHS ENDED
                                                ------------------------------------------   ---------------------
                                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   MARCH 31,   MARCH 31,
                                                    1993           1994           1995         1995        1996
                                                ------------   ------------   ------------   ---------   ---------
                                                                                            (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).........................   $     (285)    $    3,162     $    4,808    $     963   $   1,435
       Adjustments to reconcile net earnings
          to net cash provided by (used in)
          operating activities:
          Depreciation and amortization.......          324            262             59          (14)        (12)
          Income taxes payable................           27            301          1,071          242         918
          Provision for losses................       (1,141)         2,236            797        1,483         548
          (Gain) loss on disposal of fixed
            assets............................           49            (20)            13           (4)         --
       Net changes in operating assets and
          liabilities:
          Other...............................          328         (2,683)          (566)       9,238        (234)
          (Increase) decrease in accrued
            interest receivable...............          193           (952)          (115)        (179)        (57)
                                                                                                         -----------
                                                                                                                 -
                                                -----------    -----------    ------------   -----------
            Net cash provided by (used in)
               operating activities...........         (505)         2,306          6,067       11,729       2,598
                                                                                                         -----------
                                                                                                                 -
                                                -----------    -----------    ------------   -----------
Cash flows from investing activities:
  Payment for acquisition of former
     associate................................           --           (912)            --           --          --
  Mortgage originations.......................           --        (31,995)       (47,145)     (17,945)    (13,277)
  Mortgage repayments.........................       24,038         23,636         33,452        1,942       9,430
  Net purchases of equipment..................         (249)          (224)          (376)        (102)        (95)
                                                                                                         -----------
                                                                                                                 -
                                                -----------    -----------    ------------   -----------
  Net cash (used in) provided by investing
     activities...............................       23,789         (9,495)       (14,069)     (16,105)     (3,942)
                                                                                                         -----------
                                                                                                                 -
                                                -----------    -----------    ------------   -----------
Cash flows from financing activities:
  Dividends paid..............................           --         (3,911)            --           --          --
  Increase (decrease) in amounts due to: The
     Heritable and General Investment Bank
     Limited..................................      (23,265)        10,720          7,991        3,663         387
                                                                                                         -----------
                                                                                                                 -
                                                -----------    -----------    ------------   -----------
Net cash provided by (used in) financing
  activities..................................      (23,265)         6,809          7,991        3,663         387
                                                                                                         -----------
                                                                                                                 -
                                                -----------    -----------    ------------   -----------
Net increase (decrease) in cash...............           19           (380)           (11)        (713)       (957)
Cash at the beginning of the period...........          419            438             58           58          47
                                                                                                         -----------
                                                                                                                 -
                                                -----------    -----------    ------------   -----------
Cash at the end of the period.................   $      438     $       58     $       47    $    (655)  $    (910)
                                                ===========    ===========    ============   =========== ============
Supplemental disclosure of cash flow
  information:
  Income taxes paid (recovered)...............   $     (951)    $      342     $    1,479           --          --
                                                ===========    ===========    ============   =========== ============
  Interest paid...............................   $   11,339     $    7,644     $   12,278    $   2,843   $   2,859
                                                ===========    ===========    ============   =========== ============


          See accompanying notes to consolidated financial statements.

                           HERITABLE FINANCE LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995

              AND MARCH 31, 1995 (UNAUDITED) AND 1996 (UNAUDITED)



1. ORGANIZATION


     Heritable Finance Limited ("the Company") is a consumer finance company that engages in the business of providing mortgage loans secured primarily by family residences in the UK. The majority of the Company's loans are second mortgages made to owners of single family residences who use the loan proceeds for such purposes as debt consolidation and financing of home improvements, amongst others.

     For the purposes of these financial statements the Group is defined as Heritable Finance Limited and its subsidiary companies. The principal subsidiaries at December 31, 1995, which are all registered in England and Wales, are wholly owned, and are listed below:

Undertaking

Assured Funding Corporation Limited
Greyfriars Financial Services Limited
Heritable Capital Plan Limited
Home and Family Finance Limited
Home Mortgage Corporation Limited
Home Mortgages Limited
Homestead Finance Limited
Secured Funding Limited

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

     The financial statements have been prepared in conformity with generally accepted accounting principles. The preparation of the financial statements requires the management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported revenues and expenses for the reported periods. Actual results could differ from those estimates.


Unaudited information



     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals, considered necessary for a fair presentation of the results for the interim period have been included. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. The interim period financial statements for the three months ended March 31, 1995 and 1996 have been presented to provide the latest comparative financials available prior to the June 14, 1996 acquisition as described in Note 11, "Subsequent Events."


Combination


     The Group financial statements consolidate those of the Company and its subsidiary companies as at December 31, 1993, 1994 and 1995.


     The consideration paid for companies acquired is allocated to each class of tangible net asset on the basis of the fair value to the Group of those assets at the date of acquisition. The excess of the purchase

                           HERITABLE FINANCE LIMITED
consideration over the fair value of the tangible net assets at the date of acquisition is capitalised as goodwill and is amortized over a period not exceeding ten years.

     Where the purchase consideration is less than the fair value of the tangible net assets acquired, negative goodwill is recognized which is allocated against the fair value of any non-current assets acquired. Where non-current assets are subsequently reduced to zero or, where there are no non-current assets to allocate negative goodwill against, the balance is carried forward and amortized over a period not exceeding ten years.

     All significant intercompany transactions and balances among the consolidated entities have been eliminated.


Non-origination fees and commission income



     Non-origination fees and commission income are recognized when earned and have either been paid or are considered to be recoverable with reasonable certainty.



Origination fees and costs



     Origination fees and costs are recognized over the life of the loan to yield a result which is not materially different from that arising from the application of SFAS No. 91. Costs incurred in granting each advance are individually identified, and are amortized in proportion to income earned on the advance over its term. In the event of early repayment, any unamortized costs relating to that loan are written off immediately. The total of unamortized cost at the balance sheet date is included in advances to customers.


Bad and doubtful debts


     An allowance for bad and doubtful debts is recorded on loans which fall more than four installments in arrears. Specific provisions are also provided on the unsecured value of loans (which may be fully performing) to the extent that there is a shortfall in security, and also where the outstanding loan balance taken as a whole represents in excess of 150% of the loan balance at inception. When there is no prospect of recovery, outstanding debt is written off.


     In addition, general provisions are made having regard to the overall size and characteristics of the Group's loan portfolio.

Furniture, equipment and vehicles, net

     Furniture, equipment and vehicles, net are stated at original cost less accumulated depreciation and amortization. Depreciation is computed principally by using the straight line method based on the estimated lives of the depreciable assets which are between three and five years.

     Expenditures for maintenance and repairs are charged directly to the appropriate operating account at the time the expense is incurred. Expenditures determined to represent additions and betterments are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of sale or retirement. Any resulting profit or loss is reflected in the statement of operations.

Mortgage loans held for investment, net

     Interest income includes income from mortgage loans held for investment, and is recognized on an accrual basis.


     SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" (SFAS No.
114) as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures"

                           HERITABLE FINANCE LIMITED

(SFAS No. 118) is effective for accounting periods beginning after December 15, 1994. SFAS No. 114 addresses accounting by creditors for impairment of a loan by specifying how allowances for credit losses for certain loans should be determined. A loan is impaired when it is probable that the creditor will be unable to collect all amounts in accordance with the contractual terms of the loan agreement. As an expedient, impairment is measured based on the fair value of the loan's collateral. The adoption of these standards had no material impact on the financial statements.



     At December 31, 1995, the Group's net investment in impaired loans was $36,097,950 after specific provisions of $13,004,578. The average net investment during 1995 in such loans was $41,381,164. Each investment in impaired loans is provided an allowance for loan losses. These disclosures are based on the Group's provisioning policy as described above.


Income Taxes

     United Kingdom corporation tax and overseas taxes are provided, at appropriate rates, on the taxable profits for the year.

Fair value of financial instruments


     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107) requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair value is based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realised in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount does not represent the underlying value of the Company.


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash

     The carrying amount of cash on hand is considered to be a reasonable estimate of fair market value.

Mortgage loans held for investment

     The carrying value of loans held for investment is considered to be a reasonable estimate of the fair market value.

Foreign currency translation


     The functional currency of the Group is pounds' sterling. Assets and liabilities are translated to US dollars at rates current on December 31. Profit and loss items are translated at average rates of exchange for the period. Exchange differences arising from translation are reported as a component of shareholders' equity.

                           HERITABLE FINANCE LIMITED

3. INCOME TAXES


     The provision for income taxes is summarized as follows:

                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1994           1995
                                                                    DOLLARS IN     DOLLARS IN
                                                                    THOUSANDS      THOUSANDS
                                                                   ------------   ------------
    Current:
      UK corporation tax.........................................     $1,003         $1,697
      Deferred...................................................         92            430
                                                                   ------------   ------------
                                                                      $1,095         $2,127
                                                                   ==========     ==========

     The reconciliation of income tax computed at the UK corporation tax rate to the effective income tax rate is as follows:

                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1994           1995
                                                                   ------------   ------------
    UK corporation tax rate......................................       33.0%          33.0%
    Release of deferred tax valuation allowance..................       (6.3)            --
    Other........................................................        0.7           (0.1)
                                                                   ------------   ------------
                                                                        27.4%          32.9%
                                                                   ==========     ==========

     Deferred taxes are summarized as follows:

                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1994             1995
                                                                  DOLLARS IN       DOLLARS IN
                                                                  THOUSANDS        THOUSANDS
                                                                 ------------     ------------
    Deferred tax liabilities
      Arising from tax treatment of acquisition costs..........    $    681        $    1,110
                                                                 ------------     ------------
    Gross deferred tax assets
      Capital allowances and depreciation......................          47                55
         General provision.....................................         542               594
         Other.................................................          --                31
                                                                 ------------     ------------
                                                                        589               680
                                                                 ------------     ------------
    Net deferred tax liabilities...............................    $     92        $      430
                                                                 ==========        ==========

                           HERITABLE FINANCE LIMITED

4. RESERVE FOR LOSSES


     The activity in the reserve for losses on mortgage loans held for investment is summarized as follows:

     Specific reserve

                                                                  FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                    ----------------------------------------------
                                                        1993             1994             1995
                                                     DOLLARS IN       DOLLARS IN       DOLLARS IN
                                                     THOUSANDS        THOUSANDS        THOUSANDS
                                                    ------------     ------------     ------------
    Balance at beginning of year..................    $  5,726         $  4,844         $ 12,267
    Acquisition of former associate company.......          --            5,029               --
    Provision for losses..........................       2,883            4,890            4,380
    Charge-offs...................................      (3,430)          (2,646)          (3,002)
    Recoveries....................................        (215)            (271)            (533)
    Foreign currency translation adjustment.......        (120)             421             (107)
                                                    ------------     ------------     ------------
    Balance at end of year........................    $  4,844         $ 12,267         $ 13,005
                                                    ==========       ==========       ==========

     General Reserve

                                                                  FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                    ----------------------------------------------
                                                        1993             1994             1995
                                                     DOLLARS IN       DOLLARS IN       DOLLARS IN
                                                     THOUSANDS        THOUSANDS        THOUSANDS
                                                    ------------     ------------     ------------
    Balance at beginning of year..................    $  1,108         $    851         $  1,729
    Acquisition of former associate company.......          --              685               --
    Provision for losses..........................        (234)             126               87
    Foreign currency translation adjustment.......         (23)              67              (15)
                                                    ------------     ------------     ------------
    Balance at end of year........................    $    851         $  1,729         $  1,801
                                                    ==========       ==========       ==========


     The amounts in the reserve for losses are expressed gross. The Company continues to record interest on impaired assets as an addition to the related mortgage loan balance. The amount of interest credited on these loans amounted to $1,620,863, $2,562,669 and $3,649,561 for the years ended December 31, 1993,
1994 and 1995, respectively. However, except to the extent that each is received, these amounts are offset by a corresponding charge to the reserve for losses, such that the net balance of mortgage loans held for investment after deducting the reserve for losses remains unchanged.

                           HERITABLE FINANCE LIMITED

5. FURNITURE, EQUIPMENT AND VEHICLES, NET


     Furniture, equipment and vehicles, net at cost are summarized as follows:

                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1994             1995
                                                                  DOLLARS IN       DOLLARS IN
                                                                  THOUSANDS        THOUSANDS
                                                                 ------------     ------------
    Furniture..................................................    $    305         $     65
    Equipment..................................................       1,628              710
    Vehicles...................................................         302              335
                                                                 ------------     ------------
                                                                      2,235            1,110
    Less: accumulated depreciation.............................      (1,711)            (522)
                                                                 ------------     ------------
    Furniture, equipment and vehicles, net.....................    $    524         $    588
                                                                 ==========       ==========


6. AMOUNTS OWED TO THE HERITABLE AND GENERAL INVESTMENT BANK


                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1994             1995
                                                                  DOLLARS IN       DOLLARS IN
                                                                  THOUSANDS        THOUSANDS
                                                                 ------------     ------------
    Advances from The Heritable and General Investment Bank
      Limited................................................      $158,684         $170,766
    Group relief payable.....................................           442              262
    Dividend payable.........................................         3,911               --
                                                                   --------         --------
                                                                   $163,037         $171,028
                                                                   ========         ========

     At December 31, 1995, advances of $152,494,819 bear interest at market rates based on the three-month LIBOR rate plus a margin of 0.9%. The remaining $18,270,997 bears no interest.


7. ACQUISITION OF HOME MORTGAGES LIMITED


     On July 29, 1994, Heritable Finance Limited acquired the entire share capital of Home Mortgages Limited.

     The acquisition was accounted for under the purchase method of accounting. The excess of the fair value of tangible net assets acquired over the consideration paid gave rise to negative goodwill of $2,159,838 which has been carried forward as a deferred credit and is being amortized over a period of ten years.


8. EMPLOYEE BENEFIT PLAN


     Heritable Finance Limited is a member of a non-contributory defined benefits pension plan, The Heritable Group Retirement and Death Benefits Scheme. Employees become eligible to join the plan following a probationary employment period of six months and a minimum age of twenty-five years.


     During the years ended December 31, 1993, 1994 and 1995, respectively, $394,242, $436,578 and $507,578 were recognized as pension costs in the profit and loss account.



9. CONCENTRATION OF RISK


     The Company operates as a mortgage provider in the UK domestic market with various regional concentrations and is therefore vulnerable to fluctuations in the UK housing market. For the year ended

                           HERITABLE FINANCE LIMITED

December 31, 1994 and 1995, there were no customers who individually accounted for 10% or more of total revenues.



10. SUBSEQUENT EVENTS


     At December 31, 1995, the Company was owned by The Heritable and General Investment Bank Limited whose ultimate parent company was CoreStates Financial Corp., a company incorporated in the US.

     On June 14, 1996, Heritable Finance Limited was acquired by City Mortgage Corporation Limited, an indirect wholly-owned subsidiary of Cityscape Financial Corp., in exchange for cash and shares of that company's common stock.

     Cityscape Financial Corp. is a US incorporated consumer finance company, engaged in the business of originating, purchasing, selling and servicing mortgage loans secured primarily by one- to four-family residences.


11. COMMITMENTS AND CONTINGENCIES


Operating Leases

     The Company leases premises and equipment under operating leases with various expiration dates. Both leases are subject to renegotiation every five years. Minimum annual rental payments at December 31, 1995 are as follows:

                                                                                 DOLLARS IN
    YEAR ENDED                                                                   THOUSANDS
    ----------                                                                   ----------
    1996.......................................................................    $  331
    1997.......................................................................       331
    1998.......................................................................       331
    1999.......................................................................       331
    2000.......................................................................       331
    Thereafter.................................................................     3,338
                                                                                   ------
    Total......................................................................    $4,993
                                                                                   ======


     Rent expense for office space amounted to $316,962, $265,188 and $333,070 for the years ended December 31, 1993, 1994 and 1995, respectively.


Litigation

     In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which, in management's opinion, will not have a material adverse effect on the consolidated statements of financial condition or on the related consolidated statements of operations, stockholders' equity and cash flows of the Company.


12. LOAN COMMITMENTS



     At December 31, 1994 and 1995 there were no material undrawn loan commitments.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SECURITY HOLDERS OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Summary...............................    3
Risk Factors..........................   10
The Company...........................   25
Use of Proceeds.......................   26
Price Range of Common Stock and
  Dividend Policy.....................   26
Capitalization........................   27
Unaudited Pro Forma Consolidated
  Financial Statements................   28
Selected Consolidated Financial and
  Other Data..........................   33
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   36
Business..............................   52
Management............................   80
Certain Transactions..................   87
Security Ownership of Certain
  Beneficial Owners and Management....   89
Description of Capital Stock..........   90
Shares Eligible for Future Sale.......   92
Description of Debentures.............   92
US Federal Tax Considerations.........  105
Selling Security Holders..............  108
Plan of Distribution..................  109
Legal Matters.........................  110
Experts...............................  110
Index to Financial Statements.........  F-1


             ------------------------------------------------------
             ------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                  $79,380,000


                                 6% CONVERTIBLE
                            SUBORDINATED DEBENTURES
                                DUE MAY 1, 2006
                            (INTEREST PAYABLE MAY 1
                                AND NOVEMBER 1)

                                      AND

                                   3,024,000

                                   SHARES OF
                                  COMMON STOCK

                                      LOGO

                          ----------------------------
                                   PROSPECTUS
                          ----------------------------

                                JANUARY   , 1997


             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:


    Securities and Exchange Commission registration fee.......................  $ 27,214
    Printing expenses.........................................................   110,000
    Accounting fees and expenses..............................................   120,000
    Legal fees and expenses...................................................    75,000
    Listing fees..............................................................         *
    Fees and expenses (including legal fees) for qualifications under state
      securities laws.........................................................         *
    Transfer agent's fees and expenses........................................         *
    Miscellaneous.............................................................         *
                                                                                --------
              Total...........................................................  $332,214
                                                                                ========


---------------

* Not applicable or none.


     All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses as the court shall deem proper.

     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the GCL.

     As permitted by Section 102(b)(7) of the GCL, the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     In addition, the Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Any indemnification (unless ordered by a court) made by the Company may be only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth above. Such determination must be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

     To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any covered action, suit or proceeding, or in defense of any covered claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

     The Company presently maintains policies of directors' and officers' liability insurance in the amount of $10.0 million.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) Exhibits


EXHIBIT
 NUMBER                                 DESCRIPTION OF EXHIBIT
--------  -----------------------------------------------------------------------------------
 3.1      Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995.
 3.2      Bylaws of the Company, as amended, incorporated by reference to Exhibit 3.2 to the
          Company's Registration Statement on Form S-1 as declared effective by the
          Commission on December 20, 1995.
 4.1      Indenture, dated as of May 7, 1996, between the Company and The Chase Manhattan
          Bank, N.A., incorporated by reference to Exhibit 4.2 to the Company's Quarterly
          Report on Form 10-Q filed with the Commission on May 15, 1996.
 4.2      Registration Rights Agreement, dated as of April 26, 1996, among the Company,
          NatWest Securities Limited, Bear, Stearns & Co. Inc., CIBC Wood Gundy Securities
          Corp. and Wasserstein Perella Securities, Inc., incorporated by reference to
          Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q filed with the
          Commission on May 15, 1996.
 5.1**    Opinion of Gibson, Dunn & Crutcher LLP
 8.1**    Opinion of Gibson, Dunn & Crutcher LLP
10.1      Lease Agreement, dated as of September 30, 1993, between CSC and Taxter Park
          Associates, as amended by the First Amendment to Lease, dated as of April 19, 1994, and the Second Amendment to Lease, dated as of May 12, 1995, incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-1 as
          declared effective by the Commission on December 20, 1995.
10.2      Sublease Agreement between KLM Royal Dutch Airlines and CSC, dated as of December
          5, 1994, incorporated by reference to Exhibit 10.2 to the Company's Registration
          Statement on Form S-1 as declared effective by the Commission on December 20, 1995.
10.3      Employment Agreement, dated as of January 1, 1995, between CSC and Robert Grosser, incorporated by reference to Exhibit 10.3 to the Company's Registration Statement
          on Form S-1 as declared effective by the Commission on December 20, 1995.
10.4      Employment Agreement, dated as of January 1, 1995, between CSC and Robert C.
          Patent, incorporated by reference to Exhibit 10.4 to the Company's Registration
          Statement on Form S-1 as declared effective by the Commission on December 20, 1995.
10.5      Employment Agreement, dated as of November 1, 1992, between CSC and Robert M.
          Stata, as amended by the Amendment Agreement, dated as of January 1, 1994, incorporated by reference to Exhibit 10.5 to the Company's Registration Statement
          on Form S-1 as declared effective by the Commission on December 20, 1995.
10.6      Employment Agreement, dated as of July 1, 1995, between CSC and Cheryl P. Carl, incorporated by reference to Exhibit 10.6 to the Company's Registration Statement
          on Form S-1 as declared effective by the Commission on December 20, 1995.
10.7      Employment Agreement, dated as of July 1, 1995, between CSC and Eric S. Goldstein, incorporated by reference to Exhibit 10.7 to the Company's Registration Statement
          on Form S-1 as declared effective by the Commission on December 20, 1995.
10.8      Employment Agreement, dated as of July 1, 1995, between CSC and Steven Weiss, incorporated by reference to Exhibit 10.8 to the Company's Registration Statement
          on Form S-1 as declared effective by the Commission on December 20, 1995.
10.9      Employment Agreement, dated as of July 1, 1995, between CSC and Jonah L. Goldstein, incorporated by reference to Exhibit 10.10 to the Company's Registration Statement
          on Form S-1 as declared effective by the Commission on December 20, 1995.

EXHIBIT
 NUMBER                                 DESCRIPTION OF EXHIBIT
--------  -----------------------------------------------------------------------------------
10.10     Standby Financing and Investment Banking Services Agreement, dated as of June 24,
          1994, between CSC and ContiTrade, incorporated by reference to Exhibit 10.15 to the
          Company's Registration Statement on Form S-1 as declared effective by the
          Commission on December 20, 1995.
10.11     Revolving Credit, Security, and Term Loan Agreement, dated as of June 30, 1995 among CSC, the Company, CoreStates Bank, N.A., Harris Trust and Savings Bank, NBD
          Bank and NatWest Bank N.A., as amended by Amendment No. 1 to the Revolving Credit
          Agreement, dated as of August 30, 1995, incorporated by reference to Exhibit 10.19 to the Company's Registration Statement on Form S-1 as declared effective by the
          Commission on December 20, 1995.
10.12     The Company's 1995 Stock Option Plan, incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form S-1 as declared effective by the
          Commission on December 20, 1995.
10.13     The Company's 1995 Non-Employee Directors Stock Option Plan, incorporated by reference to Exhibit 10.21 to the Company's Registration Statement on Form S-1 as
          declared effective by the Commission on December 20, 1995.
10.14+    Mortgage Loan Purchase Agreement, dated as of May 26, 1995, between CSC-UK and
          Greenwich, incorporated by reference to Exhibit 10.29 to the Company's Registration
          Statement on Form S-1 as declared effective by the Commission on December 20, 1995.
10.15+    Letter, dated as of May 26, 1995, from Greenwich to CSC-UK regarding purchase commitment with respect to first and second mortgage loans located in the United
          Kingdom, incorporated by reference to Exhibit 10.30 to the Company's Registration
          Statement on Form S-1 as declared effective by the Commission on December 20, 1995.
10.16+    Servicing Agreement, dated as of May 26, 1995, among CSC-UK, City Mortgage
          Servicing Limited and Greenwich, incorporated by reference to Exhibit 10.31 to the
          Company's Registration Statement on Form S-1 as declared effective by the
          Commission on December 20, 1995.
10.17     Stock Purchase Agreement, dated as of September 29, 1995, among the Company, David
          Steene, Martin Brand and Gerald Epstein, incorporated by reference to Exhibit 10.32 to the Company's Registration Statement on Form S-1 as declared effective by the
          Commission on December 20, 1995.
10.18     Service Agreement, dated as of April 5, 1995, between CSC-UK and David Steene, incorporated by reference to Exhibit 10.33 to the Company's Registration Statement
          on Form S-1 as declared effective by the Commission on December 20, 1995.
10.19     Service Agreement, dated as of April 5, 1995, between CSC-UK and Martin Brand, incorporated by reference to Exhibit 10.34 to the Company's Registration Statement
          on Form S-1 as declared effective by the Commission on December 20, 1995.
10.20     Service Agreement, dated as of April 5, 1995, between CSC-UK and Gerald Epstein, incorporated by reference to Exhibit 10.35 to the Company's Registration Statement
          on Form S-1 as declared effective by the Commission on December 20, 1995.
10.21     Agreement, dated as of May 1, 1995, between CSC-UK and J.L.B. Equities, Inc., incorporated by reference to Exhibit 10.36 to the Company's Registration Statement
          on Form S-1 as declared effective by the Commission on December 20, 1995.
10.22     Stock Option Agreement, dated as of March 6, 1996, by and among the Company, CSC-UK and Messrs. Jaye and Johnson, incorporated by reference to Exhibit 2.1 to the
          Company's Current Report on Form 8-K filed with the Commission on March 14, 1996.
10.23     Asset Purchase Agreement, dated March 6, 1996, by and among CSC-UK, J&J, UK Credit
          Corporation Limited ("UK Credit") and certain shareholders of UK Credit, incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form
          8-K filed with the Commission on March 14, 1996.
10.24+    Letter Agreement, dated as of March 28, 1996, from Greenwich International, Ltd. to
          CSC-UK regarding purchase commitment with respect to first and second mortgage loans located in the United Kingdom, incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-K/A filed with the Commission on November 4,
          1996.

EXHIBIT
 NUMBER                                 DESCRIPTION OF EXHIBIT
--------  -----------------------------------------------------------------------------------
10.25     Letter Agreement, dated March 28, 1996, between Greenwich and CSC-UK regarding termination of prior agreement, incorporated by reference to Exhibit 10.46 to the
          Company's Annual Report on Form 10-K filed with the Commission on April 1, 1996.
10.26     Agreement for the Sale and Purchase of the Entire Issued Share Capital of Heritable
          Group Limited, dated June 14, 1996, incorporated by reference to Exhibit 2.1 to the
          Company's Current Report on Form 8-K filed with the Commission on June 28, 1996.
10.27     Third Amendment to Lease, dated as of April 17, 1996, between CSC and Taxter Park
          Associates, incorporated by reference to Exhibit 10.53 to the Company's Quarterly
          Report on Form 10-Q filed with the Commission on August 14, 1996.
10.28     Lease, dated as of April 18, 1996, among The Standard Life Assurance Company, City
          Mortgage Servicing Limited and CSC-UK, incorporated by reference to Exhibit 10.54 to the Company's Quarterly Report on Form 10-Q filed with the Commission on August
          14, 1996.
10.29     Purchase and Sale Agreement, dated June 20, 1996 and effective as of February 2,
          1996, between CSC and Greenwich Capital Financial Products, Inc., incorporated by reference to Exhibit 10.55 to the Company's Quarterly Report on Form 10-Q filed with the Commission on August 14, 1996.
10.30     Lease Agreement, dated as of July 7, 1996, between CSC and Robert Martin Company, incorporated by reference to Exhibit 10.56 to the Company's Quarterly Report on
          Form 10-Q filed with the Commission on August 14, 1996.
10.31*    Loan Agreement, dated as of August 6, 1996, between CSC and CoreStates.
10.32*    Employment Agreement, dated as of January 1, 1996, between CSC and Tim S. Ledwick.
10.33*    Employment Agreement, dated as of February 1, 1996, between CSC and Robert J.
          Blackwell.
10.34     Amendment No. 1 dated as of August 30, 1996, to the Purchase and Sale Agreement,
          dated as of February 2, 1996, between CSC and Greenwich Capital Financial Products,
          Inc., incorporated by reference to Exhibit 10.63 to Amendment No. 1 to the
          Company's Registration Statement on Form S-1 filed with the Commission on September
          27, 1996.
10.35     Senior Secured Credit Agreement, dated October 30, 1996, among the Company and CIBC
          Wood Gundy Securities Corp. and the lenders named therein, incorporated by reference to Exhibit 10. 60 to the Company's Quarterly Report on Form 10-Q filed with the Commission on November 19, 1996.
10.36     Amendment No. 2, dated as of October 30, 1996, to the Purchase and Sale Agreement,
          dated as of February 2, 1996, between CSC and Greenwich Capital Financial Products,
          Inc., incorporated by reference to Exhibit 10.62 to the Company's Quarterly Report on Form 10-Q filed with the Commission on November 19, 1996.
10.37**   Registration Rights Agreement, dated as of November 22, 1996, among the Company,
          Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, Mutual Discovery
          Fund, Mutual European Fund, The Orion Fund Limited, Mutual Shares Securities Fund
          and Mutual Discovery Securities Fund.
10.38**   Amendment No. 3, dated as of December 30, 1996, to the Purchase and Sale Agreement,
          dated as of February 2, 1996, between CSC and Greenwich Capital Financial Products,
          Inc.
10.39**   Amendment No. 4, dated as of December 31, 1996, to the Purchase and Sale Agreement,
          dated as of February 2, 1996, between CSC and Greenwich Capital Financial Products,
          Inc.
10.40**   Amendment No. 1, dated as of January 13, 1997, to the Senior Secured Credit
          Agreement, dated October 30, 1996, among the Company and CIBC Wood Gundy Securities
          Corp. and the lenders named therein.
11.1**    Computation of Earnings Per Share
21.1**    Subsidiaries of the Company
23.1**    Consent of Shane Yurman & Company
23.2**    Consent of KPMG Peat Marwick LLP
23.3**    Consent of KPMG, Registered Auditors
23.4**    Consent of BDO Stoy Hayward
23.5**    Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

EXHIBIT
 NUMBER                                 DESCRIPTION OF EXHIBIT
--------  -----------------------------------------------------------------------------------
24.1*     Power of Attorney (included on signature page of Registration Statement)
25.1*     Statement of Eligibility of Trustee
27.1**    Financial Data Schedule for the year ended December 31, 1995
27.2**    Financial Data Schedule for the nine months ended September 30, 1996


---------------

 * Previously filed


** Filed herewith



 + Confidential treatment granted with respect to certain provisions


     (b) Financial Statements

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information."

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Elmsford, State of New York, on January 30, 1997.


                                          CITYSCAPE FINANCIAL CORP.

                                          By:      /s/ ROBERT C. PATENT

                                            ------------------------------------
                                                      Robert C. Patent
                                                  Executive Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacity indicated on January 30, 1997.



                SIGNATURE                                         TITLE
------------------------------------------  -------------------------------------------------

                    *                       Chairman of the Board, Chief Executive Officer,
------------------------------------------  President and Director (Principal Executive
              Robert Grosser                Officer)

           /s/ ROBERT C. PATENT             Vice Chairman of the Board, Executive Vice
------------------------------------------  President and Director
             Robert C. Patent

                    *                       Director
------------------------------------------
            Asher Fensterheim

                    *                       Director
------------------------------------------
            Jonah L. Goldstein
                    *                       Director
------------------------------------------
             Arthur P. Gould

                    *                       Director
------------------------------------------
           Hollis W. Rademacher

                    *                       Director
------------------------------------------
             Robert M. Stata

                    *                       Director
------------------------------------------
             David A. Steene

                    *                       Chief Financial Officer (Principal Financial and
------------------------------------------  Accounting Officer)
              Tim S. Ledwick

        *By: /s/ ROBERT C. PATENT
------------------------------------------
             Robert C. Patent
             Attorney-in-Fact

                               INDEX TO EXHIBITS


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                               DESCRIPTION OF EXHIBIT                              PAGE
-------       ---------------------------------------------------------------------  ------------
   3.1        Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement
              on Form S-1 as declared effective by the Commission on December 20,
              1995.................................................................
   3.2        Bylaws of the Company, as amended, incorporated by reference to
              Exhibit 3.2 to the Company's Registration Statement on Form S-1 as
              declared effective by the Commission on December 20, 1995............
   4.1        Indenture, dated as of May 7, 1996, between the Company and The Chase
              Manhattan Bank, N.A., incorporated by reference to Exhibit 4.2 to the
              Company's Quarterly Report on Form 10-Q filed with the Commission on
              May 15, 1996.........................................................
   4.2        Registration Rights Agreement, dated as of April 26, 1996, among the
              Company, NatWest Securities Limited, Bear, Stearns & Co. Inc., CIBC
              Wood Gundy Securities Corp. and Wasserstein Perella Securities, Inc.,
              incorporated by reference to Exhibit 4.3 to the Company's Quarterly
              Report on Form 10-Q filed with the Commission on May 15, 1996........
  5.1**       Opinion of Gibson, Dunn & Crutcher LLP...............................
  8.1**       Opinion of Gibson, Dunn & Crutcher LLP...............................
  10.1        Lease Agreement, dated as of September 30, 1993, between CSC and
              Taxter Park Associates, as amended by the First Amendment to Lease, dated as of April 19, 1994, and the Second Amendment to Lease, dated as of May 12, 1995, incorporated by reference to Exhibit 10.1 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.2        Sublease Agreement between KLM Royal Dutch Airlines and CSC, dated as of December 5, 1994, incorporated by reference to Exhibit 10.2 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.3        Employment Agreement, dated as of January 1, 1995, between CSC and
              Robert Grosser, incorporated by reference to Exhibit 10.3 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.4        Employment Agreement, dated as of January 1, 1995, between CSC and
              Robert C. Patent, incorporated by reference to Exhibit 10.4 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.5        Employment Agreement, dated as of November 1, 1992, between CSC and
              Robert M. Stata, as amended by the Amendment Agreement, dated as of
              January 1, 1994, incorporated by reference to Exhibit 10.5 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.6        Employment Agreement, dated as of July 1, 1995, between CSC and
              Cheryl P. Carl, incorporated by reference to Exhibit 10.6 to the
              Company's Registration Statement on Form S-1 as declared effective by
              theCommissionon December 20, 1995....................................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                               DESCRIPTION OF EXHIBIT                              PAGE
-------       ---------------------------------------------------------------------  ------------
  10.7        Employment Agreement, dated as of July 1, 1995, between CSC and Eric
              S. Goldstein, incorporated by reference to Exhibit 10.7 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.8        Employment Agreement, dated as of July 1, 1995, between CSC and
              Steven Weiss, incorporated by reference to Exhibit 10.8 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.9        Employment Agreement, dated as of July 1, 1995, between CSC and Jonah
              L. Goldstein, incorporated by reference to Exhibit 10.10 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.10       Standby Financing and Investment Banking Services Agreement, dated as of June 24, 1994, between CSC and ContiTrade, incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on
              Form S-1 as declared effective by the Commission on December 20,
              1995.................................................................
  10.11       Revolving Credit, Security, and Term Loan Agreement, dated as of June
              30, 1995 among CSC, the Company, CoreStates Bank, N.A., Harris Trust and Savings Bank, NBD Bank and NatWest Bank N.A., as amended by
              Amendment No. 1 to the Revolving Credit Agreement, dated as of August
              30, 1995, incorporated by reference to Exhibit 10.19 to the Company's
              Registration Statement on Form S-1 as declared effective by the
              Commission on December 20, 1995......................................
  10.12       The Company's 1995 Stock Option Plan, incorporated by reference to
              Exhibit 10.20 to the Company's Registration Statement on Form S-1 as
              declared effective by the Commission on December 20, 1995............
  10.13       The Company's 1995 Non-Employee Directors Stock Option Plan,
              incorporated by reference to Exhibit 10.21 to the Company's
              Registration Statement on Form S-1 as declared effective by the
              Commission on December 20, 1995......................................
 10.14+       Mortgage Loan Purchase Agreement, dated as of May 26, 1995, between
              CSC-UK and Greenwich, incorporated by reference to Exhibit 10.29 to the Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995.....................
 10.15+       Letter, dated as of May 26, 1995, from Greenwich to CSC-UK regarding purchase commitment with respect to first and second mortgage loans located in the United Kingdom, incorporated by reference to Exhibit
              10.30 to the Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995.....................
 10.16+       Servicing Agreement, dated as of May 26, 1995, among CSC-UK, City
              Mortgage Servicing Limited and Greenwich, incorporated by reference to Exhibit 10.31 to the Company's Registration Statement on Form S-1
              as declared effective by the Commission on December 20, 1995.........
  10.17       Stock Purchase Agreement, dated as of September 29, 1995, among the
              Company, David Steene, Martin Brand and Gerald Epstein, incorporated by reference to Exhibit 10.32 to the Company's Registration Statement
              on Form S-1 as declared effective by the Commission on December 20,
              1995.................................................................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                               DESCRIPTION OF EXHIBIT                              PAGE
-------       ---------------------------------------------------------------------  ------------
  10.18       Service Agreement, dated as of April 5, 1995, between CSC-UK and
              David Steene, incorporated by reference to Exhibit 10.33 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.19       Service Agreement, dated as of April 5, 1995, between CSC-UK and
              Martin Brand, incorporated by reference to Exhibit 10.34 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.20       Service Agreement, dated as of April 5, 1995, between CSC-UK and
              Gerald Epstein, incorporated by reference to Exhibit 10.35 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.21       Agreement, dated as of May 1, 1995, between CSC-UK and J.L.B.
              Equities, Inc., incorporated by reference to Exhibit 10.36 to the
              Company's Registration Statement on Form S-1 as declared effective by the Commission on December 20, 1995..................................
  10.22       Stock Option Agreement, dated as of March 6, 1996, by and among the
              Company, CSC-UK and Messrs. Jaye and Johnson, incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K
              filed with the Commission on March 14, 1996..........................
  10.23       Asset Purchase Agreement, dated March 6, 1996, by and among CSC-UK,
              J&J, UK Credit Corporation Limited ("UK Credit") and certain shareholders of UK Credit, incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K filed with the Commission on March 14, 1996....................................................
 10.24+       Letter Agreement, dated as of March 28, 1996, from Greenwich
              International, Ltd. to CSC-UK regarding purchase commitment with respect to first and second mortgage loans located in the United
              Kingdom, incorporated by reference to Exhibit 10.46 to the Company's
              Annual Report on Form 10-K/A filed with the Commission on November 4,
              1996.................................................................
  10.25       Letter Agreement, dated March 28, 1996, between Greenwich and CSC-UK regarding termination of prior agreement, incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-K filed with the Commission on April 1, 1996.................................
  10.26       Agreement for the Sale and Purchase of the Entire Issued Share
              Capital of Heritable Group Limited, dated June 14, 1996, incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form
              8-K filed with the Commission on June 28, 1996.......................
  10.27       Third Amendment to Lease, dated as of April 17, 1996, between CSC and
              Taxter Park Associates, incorporated by reference to Exhibit 10.53 to the Company's Quarterly Report on Form 10-Q filed with the Commission on August 14, 1996...................................................
  10.28       Lease, dated as of April 18, 1996, among The Standard Life Assurance
              Company, City Mortgage Servicing Limited and CSC-UK, incorporated by reference to Exhibit 10.54 to the Company's Quarterly Report on Form
              10-Q filed with the Commission on August 14, 1996....................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                               DESCRIPTION OF EXHIBIT                              PAGE
-------       ---------------------------------------------------------------------  ------------
  10.29       Purchase and Sale Agreement, dated June 20, 1996 and effective as of
              February 2, 1996, between CSC and Greenwich Capital Financial
              Products, Inc., incorporated by reference to Exhibit 10.55 to the
              Company's Quarterly Report on Form 10-Q filed with the Commission on
              August 14, 1996......................................................
  10.30       Lease Agreement, dated as of July 7, 1996, between CSC and Robert
              Martin Company, incorporated by reference to Exhibit 10.56 to the
              Company's Quarterly Report on Form 10-Q filed with the Commission on
              August 14, 1996......................................................
  10.31*      Loan Agreement, dated as of August 6, 1996, between CSC and
              CoreStates...........................................................
  10.32*      Employment Agreement, dated as of January 1, 1996, between CSC and
              Tim S. Ledwick.......................................................
  10.33*      Employment Agreement, dated as of February 1, 1996, between CSC and
              Robert J. Blackwell..................................................
  10.34       Amendment No. 1 dated as of August 30, 1996, to the Purchase and Sale
              Agreement, dated as of February 2, 1996, between CSC and Greenwich
              Capital Financial Products, Inc., incorporated by reference to
              Exhibit 10.63 to Amendment No. 1 to the Company's Registration
              Statement on Form S-1 filed with the Commission on September 27,
              1996.................................................................
  10.35       Senior Secured Credit Agreement, dated October 30, 1996, among the
              Company and CIBC Wood Gundy Securities Corp. and the lenders named therein, incorporated by reference to Exhibit 10.60 to the Company's
              Quarterly Report on Form 10-Q filed with the Commission on November
              19, 1996.............................................................
  10.36       Amendment No. 2, dated as of October 30, 1996, to the Purchase and
              Sale Agreement, dated as of February 2, 1996, between CSC and
              Greenwich Capital Financial Products, Inc., incorporated by reference to Exhibit 10.62 to the Company's Quarterly Report on Form 10-Q filed with the Commission on November 19, 1996.............................
10.37**       Registration Rights Agreement, dated as of November 22, 1996, among the Company, Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon
              Fund, Mutual Discovery Fund, Mutual European Fund, The Orion Fund
              Limited, Mutual Shares Securities Fund and Mutual Discovery
              Securities Fund......................................................
10.38**       Amendment No. 3, dated as of December 30, 1996, to the Purchase and
              Sale Agreement, dated as of February 2, 1996, between CSC and
              Greenwich Capital Financial Products, Inc............................
10.39**       Amendment No. 4, dated as of December 31, 1996, to the Purchase and
              Sale Agreement, dated as of February 2, 1996, between CSC and
              Greenwich Capital Financial Products, Inc............................
10.40**       Amendment No. 1, dated as of January 13, 1997, to the Senior Second
              Credit Agreement, dated October 30, 1996, among the Company and CIBC
              Wood Gundy Securities Corp. and the lenders named therein............
 11.1**       Computation of Earnings Per Share....................................
 21.1**       Subsidiaries of the Company..........................................
 23.1**       Consent of Shane Yurman & Company....................................
 23.2**       Consent of KPMG Peat Marwick LLP.....................................
 23.3**       Consent of KPMG, Registered Auditors.................................
 23.4**       Consent of BDO Stoy Hayward..........................................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                               DESCRIPTION OF EXHIBIT                              PAGE
-------       ---------------------------------------------------------------------  ------------
 23.5**       Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)....
  24.1*       Power of Attorney (included on signature page of Registration
              Statement)...........................................................
  25.1*       Statement of Eligibility of Trustee..................................
 27.1**       Financial Data Schedule for the year ended December 31, 1995.........
 27.2**       Financial Data Schedule for the nine months ended September 30,
              1996.................................................................


---------------

  * Previously filed



 ** Filed herewith



  + Confidential treatment granted with respect to certain provisions